    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998


                                                      REGISTRATION NO. 333-60659

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              @ENTERTAINMENT, INC.
             (Exact name of Registrant as Specified in Its Charter)

              DELAWARE                                4841                               06-1487156
          (STATE OR OTHER                      (PRIMARY STANDARD                       (IRS EMPLOYER
          JURISDICTION OF                INDUSTRIAL CLASSIFICATION CODE             IDENTIFICATION NO.)
          INCORPORATION OR                          NUMBER)
           ORGANIZATION)

                            ------------------------

                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
        Address, including zip code and telephone number, including area code, or registrant's principal executive offices)
                         ------------------------------

                             ROBERT E. FOWLER, III
                             @ ENTERTAINMENT, INC.
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                               MARC R. PAUL, ESQ.
                                BAKER & MCKENZIE
                          815 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202)452-7034
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                            OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE            UNIT               PRICE            REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED(1)            (2)                (2)(3)              FEE(3)
14 1/2% Series B Senior Discount Notes
  due 2008............................     $252,000,000           53.75%           $135,450,000         $39,957.75

(1) The "Amount to be Registered" with respect to the 14 1/2% Series B Senior Discount Notes due 2008, (the "Exchange Notes") represents the maximum amount at maturity of Exchange Notes that may be issued pursuant to the exchange offer described in the Registration Statement. The 14 1/2% Senior Discount Notes due 2008 (the "Old Notes") for which the Exchange Notes are hereby offered in exchange, were sold at a substantial discount from their principal amount at maturity.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act").

(3) The registration fee for the Exchange Notes offered hereby, $39,957.75, is calculated under Rule 457(f)(1) of the Securities Act as follows: the product of .000295 and $135,450,000, which represents the proposed maximum aggregate offering price, based on the average of the bid and asked price as of July 31, 1998 for the Issuer's Old Notes for which the Exchange Notes are hereby offered.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             @ ENTERTAINMENT, INC.
                             CROSS-REFERENCE SHEET
           PURSUANT TO ITEM 404(A) AND ITEM 501(B) OF REGULATION S-K

ITEM AND HEADING ON FORM S-4                                             HEADING OR LOCATION IN PROSPECTUS
-----------------------------------------------------------  ---------------------------------------------------------

A.         INFORMATION ABOUT THE TRANSACTION

1.         Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus..........  Cover Pages of Registration Statement and Prospectus;
                                                             Cross Reference Sheet

2.         Inside Front and Outside Back Cover Pages of
           Prospectus......................................  Inside Front and Outside Back Cover Pages of Prospectus

3.         Risk Factors, Ratio of Earnings to Fixed Charges
           and Other Information...........................  Prospectus Summary; Summary Consolidated Financial Data;
                                                             Risk Factors

4.         Terms of the Transaction........................  Prospectus Summary; The Exchange Offer; United States
                                                             Income Tax Considerations; Description of the Notes

5.         Pro Forma Financial Information.................  Summary Consolidated Financial Data

6.         Material Contracts with the Company Being
           Acquired........................................  Not Applicable

7.         Additional Information Required for Reoffering
           by Persons and Parties Deemed to be
           Underwriters....................................  Not Applicable

8.         Interests of Named Experts and Counsel..........  Not Applicable

9.         Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.....................................  Not Applicable

B.         INFORMATION ABOUT THE REGISTRANT

10.        Information with Respect to S-3 Registrants.....  Prospectus Summary; Risk Factors; Use of Proceeds

11.        Incorporation of Certain Information By
           Reference.......................................  Not Applicable

12.        Information with Respect to S-2 or S-3
           Registrants.....................................  Not Applicable

13.        Incorporation of Certain Information by
           Reference.......................................  Not Applicable

14.        Information with Respect to Registrants Other
           Than S-3 or S-2 Registrants.....................  Not Applicable

C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.        Information with Respect to S-3 Companies.......  Not Applicable

ITEM AND HEADING ON FORM S-4                                             HEADING OR LOCATION IN PROSPECTUS
-----------------------------------------------------------  ---------------------------------------------------------
16.        Information with Respect to S-2 or S-3
           Companies.......................................  Not Applicable

17.        Information with Respect to Companies Other Than
           S-3 or S-2 Companies............................  Not Applicable

D.         VOTING AND MANAGEMENT INFORMATION

18.        Information if Proxies, Consents or
           Authorizations are to be Solicited..............  Not Applicable

19.        Information if Proxies, Consents or
           Authorizations are not to be Solicited or in an
           Exchange Offer..................................  Prospectus Summary; The Exchange Offer; Use of Proceeds

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

(CONTINUED FROM PREVIOUS PAGE)

                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1998

                              @ENTERTAINMENT, INC.

                               OFFER TO EXCHANGE

                14 1/2% SERIES B SENIOR DISCOUNT NOTES DUE 2008
                             FOR ANY AND ALL OF ITS
               OUTSTANDING 14 1/2% SENIOR DISCOUNT NOTES DUE 2008

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
          1998, UNLESS EXTENDED; PROVIDED IT MAY NOT BE EXTENDED BEYOND
          1998.

    @Entertainment, Inc., a Delaware corporation ("@Entertainment" or the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of 14 1/2% Series B Senior Discount Notes due 2008 (the "Exchange Notes") for each $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due 2008 (the "Old Notes"), of which $252 million in aggregate principal amount at maturity are outstanding as of the date hereof, which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes -- Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of an indenture dated as of July 14, 1998 governing the Old Notes and the Exchange Notes (the "Indenture"), such that both series will be treated as a single class of debt securities under the Indenture. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

    The Issuer will accept for exchange any and all validly tendered Old Notes
not withdrawn prior to 5:00 p.m., New York City time, on             , 1998
("Expiration Date"); provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further, that in no event will the Exchange
Offer be extended beyond           , 1998. Tenders of Old Notes may be withdrawn
at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. Old Notes may be tendered only in integral multiples of $1,000 principal amount at maturity. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

    The Exchange Notes will mature on July 15, 2008. Upon a Change of Control (as defined herein), each holder of the Exchange Notes may require the Issuer to repurchase all or a portion of such holder's Exchange Notes at a purchase price in cash equal to 101% of the Accreted Value (as defined herein) thereof plus accrued and unpaid interest, if any, to the date of such purchase. In addition, the Issuer may be required to use the net cash proceeds of certain Asset Sales (as defined herein) to make an offer to purchase the Exchange Notes at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after July 15, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, to the date of redemption. In addition, on or prior to July 15, 2001, the Issuer may redeem up to 25% of the initially outstanding aggregate principal amount at maturity of the Notes with some or all of the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 114.5% of the Accreted Value (as defined herein) thereof at the date of redemption, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER that not less than 75% of the originally issued aggregate principal amount at maturity of the Notes would remain outstanding immediately after giving effect to any such redemption. Any such redemption shall be effected upon not less than 30 nor more than 60 days' notice given within 30 days after the consummation of a Public Equity Offering (as defined herein). See "Description of the Notes--Redemption."

                                                        (CONTINUED ON NEXT PAGE)


    SEE "RISK FACTORS" FROM PAGES 15 TO 37 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998.

(CONTINUED FROM PREVIOUS PAGE)

    The Exchange Notes are senior unsecured obligations of the Issuer ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of the Issuer and senior in right of payment to all future subordinated indebtedness of the Issuer. The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The Exchange Notes will be effectively subordinated to all indebtedness for money borrowed by the subsidiaries of the Issuer. At March 31, 1998, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom and the drawdown of the $6.5 million AmerBank facility (as defined herein), @Entertainment and its subsidiaries, on a consolidated basis, would have had approximately $256 million of outstanding indebtedness, approximately $139 million of which would have been indebtedness of subsidiaries of @Entertainment. See "Use of Proceeds" and "Description of the Notes."

    The Old Notes were sold by the Issuer on July 8, 1998 to Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and J.P. Morgan Securities Inc. ("J.P. Morgan," and together with Merrill Lynch, the "Initial Purchasers") pursuant to a Purchase Agreement dated July 8, 1998 by and among the Issuer and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Issuer and the Initial Purchasers entered into a Registration Rights Agreement dated as of July 14, 1998 (the "Registration Rights Agreement") which granted the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is being made to satisfy certain of the Issuer's obligations under the Registration Rights Agreement.

    Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any resales of Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Units", "--Resale of the Exchange Notes" and "Plan of Distribution."

    The Issuer will not receive any proceeds from the Exchange Offer and will pay all of its expenses incident thereto. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Issuer terminates the Exchange Offer and does not accept for exchange any Old Notes, the Issuer will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

    Prior to this Exchange Offer, there has been no public market for the Notes. The Issuer does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions, such as yields on alternative investments, general economic conditions, the Issuer's financial condition and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value and from their value at the time of the Exchange Offer. See "Risk Factors -- Absence of Public Market."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing January 15, 2004, at the rate of 14 1/2% per annum. Accreted Value on the Exchange Notes will accrue from July 14, 1998 (the "Issue Date"). Holders whose Old Notes are accepted for exchange will not receive Accreted Value thereon, but because the Accreted Value of the Exchange Notes is calculated from the Issue Date, there will be no forfeiture of Accreted Value by the holders of Old Notes whose Old Notes are accepted for exchange in the Exchange Offer.

    The Issuer is organized under the laws of the State of Delaware. Although investors in the Exchange Notes will be able to effect service of process in the United States upon the Issuer and may be able to effect service of process upon its directors, due to the fact that the Issuer is primarily a holding company which holds stock in various entities in Poland, the United Kingdom and the Netherlands, all or a substantial portion of the assets of the Company (as defined herein) are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's assets judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws.

    The Issuer has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

(CONTINUED FROM PREVIOUS PAGE)

    The Issuer has been advised by its English solicitors, Baker & McKenzie, that there is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of certain civil liabilities predicated upon the United States federal and state securities laws.

    The Issuer also has been advised by its counsel, Baker & McKenzie, that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and it will be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

                         ------------------------------

    In this Prospectus, references to "U.S. Dollars" or "$" are to United States currency, and references to "zloty" or "PLN" are to Polish currency. The Issuer has presented its primary consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. Amounts originally measured in zloty for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"). For the convenience of the reader, this Prospectus contains certain zloty amounts not derived from the consolidated financial statements which have been translated into U.S. Dollars which should not be construed as a representation that such zloty amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. Unless otherwise stated, such U.S. Dollar amounts have been derived by converting from zloty to U.S. Dollars at the rate of PLN 3.45 = $1.00, the exchange rate quoted by the National Bank of Poland ("NBP") at noon on March 31, 1998. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty. See "Exchange Rate Data."

                         ------------------------------

    Amounts and percentages appearing in this Prospectus may not total due to rounding.

                         ------------------------------

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Issuer or its officers with respect to, among other things, (i) the Issuer's financing plans, (ii) trends affecting the Issuer's financial condition or results of operations, (iii) the impact of competition, (iv) the start up of certain operations, (v) acquisition opportunities, and (vi) regulatory matters. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Prospectus Summary-Recent Developments,"Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Industry," "Business" and "Regulation" identifies important factors that could cause such differences.

                         ------------------------------

    Reference is made to the following trademarks/tradenames owned by third parties and used with the permission of the entity shown in parentheses: BET on Jazz (Black Entertainment Television, Inc), Cartoon Network (The Cartoon Network, Inc), CNN International (Cable News Network, Inc), Fox Kids (Twentieth Century Fox Film Corporation), Hallmark (Hallmark Entertainment Network, Inc), QuesTV (QTV Communications, LLC), National Geographic (National Geographic Society), Romantica (Zone Broadcasting (Romantica) Limited), Turner Classic Movies (Turner Classic Movies, Inc), Travel (Landmark Travel Channel Limited), MTV (MTV Networks Europe), and VH-1 (MTV Networks Europe). In addition to the trademarks listed above, reference is made to the following trademarks/tradenames which are owned by third parties:
CryptoWorks-Registered Trademark- (Koninklijke Philips Electronics N.V.), Twoj Styl (WPTS Sp. z o.o. in which the Company holds a 50 percent interest), HBO (Time Warner Entertainment Company, L.P.), and Canal+ (Canal+ S.A.).

                             AVAILABLE INFORMATION

    The Issuer has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS REFERENCES TO "@ENTERTAINMENT" OR THE "ISSUER" MEAN @ENTERTAINMENT, INC., A DELAWARE CORPORATION WHOSE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET AND TRADED UNDER THE SYMBOL ATEN, AND TO THE "COMPANY" MEAN @ENTERTAINMENT AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING POLAND COMMUNICATIONS, INC. ("PCI") AND AT ENTERTAINMENT LIMITED ("@EL"). @ENTERTAINMENT PREPARES ITS CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH U.S. GAAP AND IN U.S. DOLLARS. FOR THE CONVENIENCE OF THE READER, AMOUNTS IN THIS PROSPECTUS THAT ARE NOT DERIVED FROM THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN TRANSLATED TO U.S. DOLLARS. DATA REGARDING THE COMPANY'S CABLE TELEVISION SUBSCRIBERS ARE AT MAY 31, 1998, UNLESS OTHERWISE NOTED. CERTAIN TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY INCLUDED HEREIN AS ANNEX A. PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

                                  THE COMPANY

GENERAL

    The Company is the leading provider of pay television in Poland and is engaged principally in the provision of cable television services and in the development, packaging and delivery of high-quality programming. The Company is the largest cable television operator in Poland, with approximately 865,000 total subscribers, which the Company estimates is more than two and a half times as many subscribers as the next largest cable television operator. Over the past three years, the Company has experienced rapid growth in revenues and subscribers, both through acquisitions and through the build-out of its own cable networks, resulting in an average increase in revenues and total cable subscribers of 66% and 56% per annum, respectively. The Company also has increased its average revenue per subscriber by 12% per annum during this same period. The Company generated operating income of $3.5 million in 1995, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively. On June 5, 1998, the Company launched a proprietary programming platform (the "Programming Platform") branded Wizja TV, consisting of 11 channels of primarily Polish language programming, over its cable networks. The Company believes that Wizja TV will provide it with a significant competitive advantage for driving subscriber growth and increasing revenue per subscriber. Wizja TV will also be sold on a wholesale basis to other cable operators in Poland.

    In order to reach television households in Poland which it does not expect to cover with its cable networks, the Company intends to launch in September 1998 a complementary digital satellite direct-to-home broadcasting ("D-DTH") service allowing subscribers to receive Wizja TV via a satellite dish. The Company has completed the testing of its production and transmission facility and completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. In connection with the launch of the Company's D-DTH service, through May 31, 1998 the Company had received approximately 25,000 preliminary indications of demand from potential subscribers relating to its D-DTH service and had received more than 350,000 telephone calls relating to the Wizja TV product. Upon the full launch of the Company's D-DTH system in September 1998, an expanded version of Wizja TV will be transmitted on both the Company's D-DTH system and cable networks. The Company has also entered into an agreement with Philips Business Electronics B.V. ("Philips") to supply the satellite dish, digital set top box and related hardware and to distribute the Company's D-DTH service through more than 1,000 Philips authorized retailers located throughout Poland. See "Business--D-DTH."

POTENTIAL MARKET OPPORTUNITY

    With approximately 39 million people and 12.3 million television households (as estimated by the Company at December 31, 1997), the Company believes that Poland represents a highly attractive and dynamic market for the provision of pay television. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the 1996 U.S. and U.K. average television viewing rates of approximately 240 minutes and 215 minutes per day per adult, respectively. In addition, as there are only approximately 12 free-to-air television channels generally available in Poland that contain primarily Polish-language programming, the Company believes that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.

        CABLE TELEVISION MARKET. The Company believes the market for cable television in Poland is attractive with growth opportunities coming both from homes passed by cable that are not cable subscribers and homes currently not passed by cable. Of the approximately 4.0 million homes in Poland currently passed by cable, the Company estimates that approximately
    1.0 million households do not subscribe to cable. In addition, approximately
    8.3 million homes are currently not passed by cable.

        D-DTH MARKET. The Company believes that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with an analog direct-to-home service ("A-DTH") satellite dish. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's 53% VCR penetration rate at an average cost of $225 per VCR, the Company believes that its D-DTH service will represent an attractive and affordable entertainment alternative.

COMPANY OPERATIONS

    CABLE TELEVISION. The Company operates the largest cable television system in Poland with approximately 1,530,000 homes passed and approximately 865,000 total subscribers. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company believes additional subscriber growth can be achieved through a combination of increased penetration, new network build-out and acquisitions. In addition, the Company believes that its offering of Wizja TV on its cable networks, which began June 5, 1998, will increase its number of subscribers and increase revenue per subscriber. At March 31, 1998, the Company had invested more than $121 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade as rapidly as possible substandard networks that it has acquired.

    DIGITAL SATELLITE DIRECT-TO-HOME BROADCASTING. The Company intends to expand its distribution capacity by launching in September 1998 a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming to be provided will be Wizja TV. The Company completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom.

    Philips, a leading electronics manufacturer and, through its Polish affiliates, the largest electronics retailer in Poland, has agreed to supply the Company with D-DTH reception systems, which include the satellite dish, the digital set top box and all related hardware ("D-DTH Reception Systems"), for up to 500,000 initial subscribers to the Company's D-DTH service. Philips has also agreed to distribute, install and service the Company's D-DTH Reception Systems through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition, Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark- technology similar to that to be used in the Company's D-DTH service.

    Because the Company's D-DTH service will, it believes, be the first D-DTH service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to certain aspects of the Company's D-DTH business and related programming arrangements and there can be no assurance that these issues will be decided favorably for the Company. In addition, the Polish and European Union broadcasting regulations are part of a developing regulatory framework that may change adversely to the Company as the Polish D-DTH market develops. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market," "--Polish Regulation of the D-DTH Market", "--European Union Regulation of D-DTH Business," "--Dependence on Philips as Principal Supplier," "Business--D-DTH--Technology and Infrastructure," and "Regulation."

    PROGRAMMING. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998, and it plans to transmit Wizja TV on its D-DTH system on a full-scale basis starting in September 1998. To promote the launch of Wizja TV, the Company has commenced a $20 million nationwide marketing campaign which the Company believes will be the largest single-year product launch expenditure to date in Poland. Wizja TV's current channel line-up includes three channels, Atomic TV, Wizja 1, and Wizja Pogoda, that are owned and operated by the Company, and 11 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subscribers, and the Company believes that based on distribution it is the leading music television channel in the Polish market. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, and Wizja Pogoda, a weather channel, were launched on July 1, 1998 and July 21, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. Wizja Sport, a sports channel, is expected to be launched during the fourth quarter of 1998.

    Wizja TV includes certain exclusive Polish pay television rights to channels and events covering what the Company believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.


    The Company has signed license agreements for the exclusive distribution on its D-DTH system, and amended its existing agreement for non-exclusive distribution across its cable networks, of the HBO Poland service, a Polish-language version of HBO's premium movie channel.


    The Company has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from the Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating, games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will initially be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    In addition, the Company has signed license agreements for exclusive pay television distribution to Poland of the following channels: BET on Jazz, The Cartoon Network, Turner Classic Movies, Fox Kids Poland, The Hallmark Entertainment Channel, the National Geographic Channel, QuesTV, Romantica and Travel. The Company has also signed a license agreement for distribution in Poland of CNNI, and has entered into a binding heads of agreement for the exclusive distribution on its D-DTH system of MTV and the non-exclusive distribution across its cable networks of VH-1. The Company expects to launch MTV and VH-1 in the third quarter of 1998. The Company is also in the process of negotiating license agreements for exclusive pay television distribution to Poland of additional channels.

COMPANY STRENGTHS

    The Company has certain strengths that it believes position it to compete successfully in the Polish pay television market and to take advantage of the significant viewer demand for multi-channel high-quality Polish-language programming. These strengths include the following:

        LEADING MARKET POSITION. The Company is currently the largest cable television operator in Poland and estimates that it has more than two and a half times as many subscribers as the next largest operator in Poland. Its cable television networks serve approximately 865,000 total subscribers, representing approximately 29% of all cable subscribers in Poland and approximately 52% of all cable subscribers in Poland to systems offering approximately 20 or more channels. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings but at low rates and with relatively high penetration. The Company believes that there are opportunities to acquire, at attractive prices, or displace these smaller cable operators. In addition, frequent lack of exclusivity of cable operators' agreements with co-operative housing authorities ("co-op authorities") facilitates overbuilding of these smaller cable operators.

        Once the Company launches its D-DTH service, its strategy is to achieve rapid penetration of the Polish market by distributing D-DTH Reception Systems to 500,000 targeted initial subscribers at a price significantly decreased by promotional incentives. The Company believes that its service is the first Polish-language D-DTH service available in Poland which, when combined with the continued expansion of its cable television and programming businesses, will enhance the Company's position as the leading provider of pay television in Poland.

        COMPELLING PROGRAMMING. The Company has secured for Wizja TV certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music. The Company currently provides Wizja TV to its cable subscribers and intends to offer Wizja TV on its D-DTH system. The Company believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base and establishing its D-DTH subscriber base.

        ADVANCED TECHNOLOGY. The Company's own cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz and, in most cases, have the capacity to be cost-effectively reconfigured to provide incremental channel capacity as well as additional services such as voice and data transmission. The Company believes that its multi-channel Polish-language D-DTH service will be among the first digital television platforms launched in Europe. The Company believes that in the future it will be able to provide its D-DTH customers with additional value-added services, including interactive television, pay per view, near-video-on-demand, data transfer, and services related to electronic banking, should the Company decide to pursue such ancillary sources of revenue.

        STRONG D-DTH DISTRIBUTION NETWORK. Philips has agreed to distribute, install and service D-DTH Reception Systems to up to 500,000 initial subscribers through more than 1,000 Philips authorized retailers located throughout Poland. The Company believes this widespread distribution network through Poland's largest electronics retailer provides the Company with a competitive advantage for distributing its D-DTH service into the Polish market.

        HIGH CABLE PENETRATION AND LOW CHURN. The Company's cable systems are currently achieving premise penetration of approximately 57% of homes passed. In certain areas where the Company has operated its networks for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 62%. The Company believes that its offering of Wizja TV across its cable networks, which began June 5, 1998, will improve its penetration by expanding its program offering from 10 primarily Polish-language channels not available on terrestrial frequencies to 18 channels. In addition, the Company has historically experienced annual churn rates of less than 10%, which compare favorably to other markets such as the United Kingdom, where in 1996 churn rates were approximately three times this figure. In 1997, the Company's churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms.

        SUBSTANTIAL INFRASTRUCTURE INVESTMENT. The Company has developed an advanced production facility in Maidstone, United Kingdom for the production and transmission of Wizja TV. In addition, the Company has created a centralized call center (the "Call Center") to handle sales and service for both its cable and D-DTH customers. The Company believes that the Call Center is among the most sophisticated in Poland. The Company believes that its facilities provide it with a competitive advantage in terms of subscriber management services and cost efficiency.

        EXPERIENCED MANAGEMENT. The Company has established a strong management team, with extensive experience in the television industry. In addition, the Company has executed consulting agreements with Samuel Chisholm and David Chance, who were formerly Chief Executive Officer and Deputy Managing Director, respectively, of British Sky Broadcasting Group plc ("BSkyB"), which is the leading pay television broadcasting service in the United Kingdom and Ireland. In addition to providing consulting services, Messrs. Chisholm and Chance serve on @Entertainment's Board of Directors.

BUSINESS STRATEGY

    The Company's principal objective is to enhance its position as the leading provider of pay television in Poland by capitalizing on the favorable market opportunities that it believes exist in Poland for high-quality Polish-language programming carried over advanced cable television and D-DTH systems. The Company's business strategy is designed to increase its market share and subscriber base and to maximize revenue per subscriber. To accomplish its objectives and to capitalize on its competitive advantages, the Company intends to (i) develop and control content, (ii) grow its distribution capabilities through organic growth and through acquisitions, (iii) control its own subscriber management with advanced integrated management information systems, and (iv) establish Wizja TV as the leading brand name in the Polish pay television industry.

FINANCING PLAN

    The development of the Company's businesses will require significant capital to fund capital expenditures, working capital, debt service and operating losses, including contractual commitments in connection with its D-DTH and programming businesses. The Company believes that in addition to the net proceeds from the sale of the Old Notes, cash on hand and cash from operations, it will need additional funding of at least $150 million to fulfill its current business plan and to fund these commitments through the end of 1999. The Company expects that it will obtain such funding either through public or private debt or equity offerings or bank financings or a combination thereof. See "Risk Factors--Need for Additional Financing."

    The Company is, after the sale of the Old Notes, highly leveraged. At March 31, 1998, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the proceeds therefrom and the drawdown of the $6.5 million credit facility with American Bank in Poland, S.A. ("AmerBank"), @Entertainment and its subsidiaries, on a consolidated basis, would have had approximately $256 million of outstanding indebtedness, approximately $139 million of which would have been indebtedness of subsidiaries of @Entertainment (including approximately $130 million of PCI's 9 7/8% Senior Notes due 2003 and 9 7/8% Series B Senior Notes due 2003 (collectively, the "PCI Notes"). The Indenture and the indenture governing the PCI Notes ("PCI Indenture") limit, but do not prohibit, the incurrence of additional indebtedness by @Entertainment and its subsidiaries and by PCI and its subsidiaries, respectively. See "Risk Factors--Substantial Leverage; Ability to Service Debt."

RECENT DEVELOPMENTS

    On April 17, 1998, the Company signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent. Therefore, the Company terminated the letter of intent on June 1, 1998. The Company has informed TKP and its shareholders that the Company remains willing to discuss other joint marketing arrangements which may include some form of joint venture, investment, or cooperation in the future. A portion of the net proceeds of the Offering may be used for such purpose. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent and have initiated arbitration proceedings against the Company. The Company has submitted its answer and counterclaims. See "Business--Legal Proceedings."

CORPORATE ORGANIZATIONAL STRUCTURE

    The chart on this page outlines the organizational structure of the Issuer and certain of its principal subsidiaries that is currently being implemented.

    [Chart shows @Entertainment, Inc.'s (the "Issuer") ownership in certain of its principal subsidiaries in its D-DTH, programming, and cable businesses. D-DTH: The Issuer owns 100% of At Entertainment Limited ("@EL") and 100% of Wizja TV Sp. z o.o. PROGRAMMING: The Issuer owns 100% of Sereke Holding B.V. ("Sereke"), 50% of WPTS Sp. z o.o. ("Twoj Styl"), 100% of Ground Zero Media Sp. z o.o. ("GZM"), and 100% of @Entertainment Programming, Inc. ("@EP"). CABLE: The Issuer owns 100% of Poland Communications, Inc ("PCI"). PCI owns 100% of Polska Telewizja Kablowa S.A. ("PTK S.A."), and has an ownership interest in other cable subsidiaries. PCI will own 49% of Cable Television Newco ("CATV") (in formation) and 49% of PTK Operator Sp. z o.o. ("PTK Operator") (structure to be implemented). CATV will own 51% of PTK Operator (structure to be implemented).]

    * Certain of the cable television operating subsidiaries are owned directly by Poland Cablevision (Netherlands) B.V. ("PCBV"), of which 92.3% is owned by PCI. See "Certain Relationships and Related Transactions--PCBV Stockholders' Agreement."

                                     THE EXCHANGE OFFER

The Exchange Offer..............  The Issuer is offering to exchange $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal
                                  amount at maturity of Old Notes that is properly tendered
                                  and accepted. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except
                                  that (i) the exchange will have been registered under the
                                  Securities Act and therefore the Exchange Notes will not
                                  bear legends restricting the transfer thereof and (ii)
                                  holders of the Exchange Notes will not be entitled to
                                  certain rights of holders of the Old Notes under the
                                  Registration Rights Agreement which rights with respect to
                                  Old Notes will terminate upon the consummation of the
                                  Exchange Offer. See "Description of the Notes-- Exchange
                                  Offer; Registration Rights." The Exchange Notes will
                                  evidence the same debt as the Old Notes (which they
                                  replace) and will be entitled to the benefits of the
                                  Indenture, such that both series will be treated as a
                                  single class of debt securities under the Indenture.
                                  Subject to certain conditions, a holder who wishes to
                                  tender must transmit a properly completed and duly
                                  executed Letter of Transmittal to Bankers Trust Company
                                  (the "Exchange Agent") on or prior to the Expiration Date.
                                  For procedures for tendering, see "The Exchange Offer."

                                  Based upon no-action letters issued by the staff of the
                                  Commission to third parties, the Issuer believes that the
                                  Exchange Notes issued pursuant to the Exchange Offer in
                                  exchange for Old Notes may be offered for resale, resold
                                  or otherwise transferred by a holder thereof (other than
                                  any holder which is an "affiliate" of the Issuer within
                                  the meaning of Rule 405 under the Securities Act or a
                                  holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available
                                  exemption under the Securities Act), without compliance
                                  with the registration and prospectus delivery provisions
                                  of the Securities Act; provided that such Exchange Notes
                                  are acquired in the ordinary course of such holders'
                                  business and such holder is not participating, does not
                                  intend to participate, and has no arrangement with any
                                  person to participate in the distribution of such Exchange
                                  Notes. However, the Commission has not considered the
                                  Exchange Offer in the context of a no-action letter and
                                  there can be no assurance that the staff of the Commission would make a similar determination with respect to the
                                  Exchange Offer as in such other circumstances. Holders of
                                  Old Notes wishing to accept the Exchange Offer must
                                  represent to the Issuer that such conditions have been
                                  met. Each broker-dealer that receives Exchange Notes for
                                  its own account pursuant to the Exchange Offer, where it
                                  acquired the Old Notes exchanged for such Exchange Notes
                                  for its own account as a result of market-making or other
                                  trading activities, must acknowledge that it will deliver
                                  a prospectus in connection with the resale of such
                                  Exchange Notes. See "The Exchange Offer--Resale of the
                                  Exchange Notes" and "Plan of Distribution."

Registration Rights Agreement...  The Old Notes were sold by the Issuer on July 14, 1998 to the Initial Purchasers pursuant to the Purchase Agreement.
                                  Pursuant to the Purchase Agreement, the Issuer and the
                                  Initial Purchasers entered into the Registration Rights
                                  Agreement. This Exchange Offer is intended to satisfy
                                  certain rights under the Registration Rights Agreement,
                                  which terminate upon the consummation of the Exchange
                                  Offer. The holders of the Exchange Notes are not entitled
                                  to any exchange or registration rights with respect to the
                                  Exchange Notes. The Old Notes are subject to the payment
                                  of additional interest under certain circumstances if the
                                  Issuer is not in compliance with its obligations under the
                                  Registration Rights Agreement. See "Description of the
                                  Notes--Exchange Offer; Registration Rights."

Expiration Date; Withdrawal.....  The Exchange Offer will expire at 5:00 p.m., New York City time, on the "Expiration Date." As used herein, the term
                                  "Expiration Date" means 5:00 p.m., New York City time, on
                                             ; provided, however, that if the Issuer, in its
                                  sole discretion, has extended the period of time for which the Exchange Offer is to remain open, the term "Expiration
                                  Date" means the latest time and date to which the Exchange
                                  Offer is extended; provided further that in no event will
                                  the Exchange Offer be extended beyond            . The
                                  tender of Old Notes pursuant to the Exchange Offer may be
                                  withdrawn at any time prior to the Expiration Date by
                                  sending a written notice of withdrawal to the Exchange
                                  Agent. Any Old Notes so withdrawn will be deemed not to
                                  have been validly tendered for exchange for purposes of
                                  the Exchange Offer. Any Old Notes not accepted for
                                  exchange for any reason will be returned without expense
                                  to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.
                                  See "The Exchange Offer--Terms of the Exchange Offer;
                                  Period for Tendering Old Notes."

Certain Conditions to the         The Exchange Offer is subject to certain customary
  Exchange Offer................  conditions, which may be waived by the Issuer. See "The
                                  Exchange Offer -- Certain Conditions to the Exchange
                                  Offer."

Federal Income Tax                For Federal income tax purposes, the exchange pursuant to
  Consequences..................  the Exchange Offer will not result in any income, gain or loss to the holders or the Issuer. See "United States
                                  Income Tax Considerations."

Use of Proceeds.................  There will be no proceeds to the Issuer from the exchange pursuant to the Exchange Offer.

Exchange Agent..................  Bankers Trust Company is serving as Exchange Agent in connection with the Exchange Offer.

                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests), (iv) to the Issuer or (v) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange Old Notes" and "The Exchange Offer--Consequences of Exchanging Old Notes; Consequences of Failure to Exchange."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

    The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. See "Description of the Notes" for further information and for definitions of certain capitalized terms used below.

    The Exchange Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing January 15, 2004, at the rate of 14 1/2% per annum. Accreted Value on the Exchange Notes will accrue from July 14, 1998 (the "Issue Date"). Holders whose Old Notes are accepted for exchange will not receive Accreted Value thereon, but because the Accreted Value of the Exchange Notes is calculated from the Issue Date, there will be no forfeiture of Accreted Value by the holders of Old Notes whose Old Notes are accepted for exchange in the Exchange Offer.

Notes Offered...................  $252,000,000 aggregate principal amount at maturity of
                                  14 1/2% Series B Senior Discount Notes due 2008.

Maturity Date...................  July 15, 2008

Yield and Interest..............  The yield to maturity of the Notes will be 14 1/2%
                                  (computed on a semiannual bond equivalent basis),
                                  calculated from July 14, 1998. See "United States Income
                                  Tax Considerations." Cash interest will not accrue prior
                                  to July 15, 2003. Thereafter, cash interest on the Notes
                                  will accrue at a rate of 14 1/2% per annum and will be
                                  payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. For U.S.
                                  federal income tax purposes, purchasers of the Notes will
                                  be required to include amounts in gross income in advance
                                  of the receipt of the cash payments to which the income is attributable.

Original Issue Discount.........  Each Exchange Note is being offered at an original issue discount for U.S. federal income tax purposes. Although
                                  there are no periodic payments of interest on the Notes
                                  prior to January 15, 2004, original issue discount (i.e.,
                                  the difference between the stated redemption price at
                                  maturity and the issue price of such Exchange Note) will
                                  accrete from the Issue Date up to July 15, 2003 and will
                                  be includable as interest income periodically in a
                                  holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the
                                  income is attributable.

Optional Redemption.............  The Exchange Notes will be redeemable at the option of the
                                  Issuer, in whole or in part, at any time on or after July
                                  15, 2003 at the redemption prices set forth herein, plus
                                  accrued and unpaid interest thereon to the date of
                                  redemption. In addition, on or prior to July 15, 2001, the
                                  Issuer may redeem up to 25% of the originally issued
                                  aggregate principal amount at maturity of the Notes at a
                                  redemption price equal to 114.5% of the Accreted Value
                                  thereof at the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined
                                  herein); PROVIDED, HOWEVER, that not less than 75% of the
                                  originally issued aggregate principal amount at maturity
                                  of the Notes remain outstanding immediately after giving
                                  effect to such redemption. See "Description of the
                                  Notes--Redemption." and "--Certain Definitions." See
                                  "Description of the Notes--Redemption." and "--Certain
                                  Definitions."

Change of Control...............  Following the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes will have
                                  the right to require the Issuer to purchase all or a
                                  portion of such holder's Exchange Notes at a purchase
                                  price in cash equal to 101% of the Accreted Value of the
                                  Notes plus accrued and unpaid interest, if any, to the
                                  date of purchase.

Asset Sale Proceeds.............  The Issuer will be required in certain circumstances to make offers to repurchase the Notes, on a pro rata basis,
                                  at 100% of the Accreted Value of the Notes, plus accrued
                                  interest, if any, to the date of repurchase, with the net
                                  cash proceeds of certain sales or dispositions of assets
                                  in one transaction or a series of related transactions.
                                  See "Description of the Notes--Certain Covenants--
                                  Limitation on Sale of Assets."

Ranking.........................  The Exchange Notes will be senior unsecured obligations of the Issuer ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of
                                  the Issuer and senior in right of payment to all future
                                  obligations of the Issuer expressly subordinated in right
                                  of payment to the Exchange Notes. At March 31, 1998, the
                                  Issuer had no subordinated indebtedness outstanding. The
                                  Issuer is a holding company with limited assets of its own that conducts substantially all of its business through
                                  subsidiaries. The Exchange Notes will be effectively
                                  subordinated to all indebtedness for money borrowed by the subsidiaries of the Issuer. At March 31, 1998, on a pro
                                  forma basis after giving effect to the sale of the Old
                                  Notes and the application of the net proceeds therefrom
                                  and the drawdown of the $6.5 million AmerBank facility,
                                  @Entertainment and its subsidiaries, on a consolidated
                                  basis, would have had approximately $256 million of
                                  outstanding indebtedness, approximately $139 million of
                                  which would have been indebtedness of subsidiaries of
                                  @Entertainment. Subject to certain limitations, the Issuer and its subsidiaries may incur additional indebtedness in
                                  the future. See "Description of the Notes-Certain
                                  Covenants."

Restrictive Covenants...........  The indenture governing the Notes (the "Indenture") will include covenants with respect to the following matters:
                                  (i) limitation on indebtedness; (ii) limitation on
                                  restricted payments; (iii) limitation on issuances and
                                  sale of capital stock of restricted subsidiaries; (iv)
                                  limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on sale of assets; (vii)
                                  limitation on dividend and other payment restrictions
                                  affecting restricted subsidiaries; (viii) consolidations,
                                  mergers, and sale of assets; and (ix) limitation on lines
                                  of business. See "Description of the Notes-Certain
                                  Covenants."

                                  RISK FACTORS

    Prospective participants in the Exchange Offer should consider all the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data set forth below as of and for each of the years in the five-year period ended December 31, 1997 have been derived from the consolidated financial statements of the Company and the notes thereto, prepared in conformity with U.S. GAAP which have been audited by the Company's independent public accountants. The consolidated financial statements as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 (the "Consolidated Financial Statements"), which have been audited by KPMG Polska Sp. z o.o., independent public accountants, are included elsewhere in this Prospectus. The consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the financial position of the Company as of such dates and the results of operations for such periods. The results for the interim periods presented are not necessarily indicative of the results for a full year. The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                            THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                    -----------------------------------------------------  --------------------
                                                      1993       1994       1995       1996       1997       1997       1998
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT RATIOS)                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Cable television revenue........................  $   6,562  $   8,776  $  18,557  $  24,923  $  38,138  $   7,508  $  12,686
  Depreciation and amortization...................     (2,257)    (3,459)    (5,199)    (9,788)   (16,294)    (3,450)    (4,949)
  Operating (loss) income.........................     (1,205)       380      3,545     (1,347)   (42,670)    (1,016)   (14,358)
  Interest expense................................       (116)    (2,327)    (4,373)    (4,687)   (13,902)    (3,205)    (3,649)
  Net loss(1).....................................     (2,342)    (2,383)    (1,289)    (6,617)   (54,824)    (3,571)   (17,296)
  Net loss applicable to holders of Common
    Stock(2)......................................     (2,342)    (4,194)    (1,289)    (7,676)   (91,066)    (4,551)   (17,296)
OTHER FINANCIAL DATA:
  Consolidated EBITDA(3)..........................  $   1,052  $   3,839  $   8,744  $   8,441  $  (8,274) $   2,434  $  (9,409)
  PCI EBITDA(4)...................................      1,052      3,839      8,744      8,441      5,387      2,597      3,899
  Expenditures for the purchase and construction
    of property, plant and equipment(5)...........      5,490     11,695     16,715     26,581     42,454      4,867     23,085
  Ratio of earnings to fixed charges(6)...........        N/A       0.37       0.86       0.21        N/A       0.04        N/A

                                                                                                        AS OF MARCH 31, 1998
                                                                                                     ---------------------------
                                                                                                       ACTUAL     AS ADJUSTED(7)
                                                                                                     -----------  --------------
                                                                                                           (IN THOUSANDS)
                                                                                                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents........................................................................   $  58,589     $  184,624
  Property, plant and equipment, net...............................................................     139,231        139,231
  Total assets.....................................................................................     303,794        435,394
  Total notes payable..............................................................................     132,297        256,282
  Total stockholders' equity.......................................................................     137,826        145,441

----------------------------------
(1) The year ended December 31, 1997 includes non-cash compensation expense of $18,102,000 relating to the granting of certain management stock options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 16 to the Consolidated Financial Statements included elsewhere in this Prospectus.
(2) The year ended December 31, 1997 includes a loss of $33,806,000 representing the difference between the consideration paid for redeemable preferred stock in excess of the carrying value of such stock. See Note 1 to the Consolidated Financial Statements included elsewhere in this Prospectus.
(3) EBITDA consists of net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g. compensation expense related to stock options), gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.
(4) PCI EBITDA reflects the EBITDA for PCI and its subsidiaries, whose primary operations consist of the Company's cable television business. For the years 1993 through 1996, consolidated EBITDA was entirely attributable to PCI and its subsidiaries.
(5) Expenditures in 1993 and 1994 include the costs of construction of cable television systems and exclude costs of acquiring cable systems and other property, plant and equipment.
(6) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net loss before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. For all periods presented, the Company incurred net losses before income taxes and hence earnings to fixed charges indicate a less than one to one coverage. For the years ended December 31, 1993, 1994, 1995, 1996, 1997 and for the three months ended March 31, 1997 and 1998 earnings were insufficient to cover fixed charges by $1,140,000, $1,580,000, $689,000, $3,631,000, $55,799,000, $3,300,000 and $16,963,000,
    respectively.
(7) Adjusted to give effect to the sale of the Old Notes and the receipt and application of the net proceeds therefrom and drawdown of the $6.5 million AmerBank facility.

                             SUMMARY OPERATING DATA

                                                                      AT DECEMBER 31,                AT MAY 31,
                                                         ------------------------------------------  ----------
                                                           1994       1995       1996       1997        1998
                                                         ---------  ---------  ---------  ---------  ----------
Homes passed by cable(1)...............................    298,316    711,545  1,088,540  1,408,100   1,530,262
Basic cable subscribers(2).............................    112,534    262,077    460,625(5)   636,283    701,907
Basic cable penetration(3).............................      37.7%      36.8%      42.3%      45.2%       45.9%
Annual cable churn rates(4)............................       9.1%       9.2%       7.8%      12.2%         N/A

------------------------

(1) The Company counts as homes passed only those homes for which it has an active signal and, in the case of multiple dwelling unit ("MDU") homes, only those homes for which the Company has an agreement with the cooperative authority.

(2) Includes only subscribers to the Company's package with the largest number of non-premium channels (the "Basic Tier") and the Company's package with more limited programming offerings of 17 to 24 channels (the "Intermediate Tier"). See "Business--Cable Operations--Services and Fees."

(3) Basic cable subscribers as a percentage of homes passed by cable at period end.

(4) Calculated by dividing the number of disconnected basic cable subscribers during a period by the number of basic cable subscribers (including basic cable subscribers in cable networks acquired by the Company) at the end of that period.

(5) Includes approximately 15,000 subscribers served by a cable system the Company acquired on January 1, 1997.

                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES IS SUBJECT TO A NUMBER OF RISKS. HOLDERS OF THE OLD NOTES SHOULD CONSIDER CAREFULLY ALL THE INFORMATION SET FORTH HEREIN BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. IN GENERAL, INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN MARKETS SUCH AS POLAND INVOLVES A HIGHER DEGREE OF RISK THAN INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN THE UNITED STATES AND OTHER SIMILAR JURISDICTIONS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Company is, after the sale of the Old Notes highly leveraged. At March 31, 1998, on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom and the drawdown of the $6.5 million AmerBank facility, @Entertainment and its subsidiaries, on a consolidated basis, would have had approximately $256 million of outstanding indebtedness, approximately $139 million of which would have been indebtedness of subsidiaries of @Entertainment (including approximately $130 million of PCI Notes). The Indenture and the PCI Indenture limit, but do not prohibit, the incurrence of additional indebtedness by @Entertainment and its subsidiaries and by PCI and its subsidiaries, respectively.

    The Company's ratio of earnings to fixed charges indicate a less than one to one coverage. For the years ended December 31, 1995, 1996, 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $0.7 million, $3.6 million, $55.8 million and $17.0 million, respectively. The Company anticipates that, in light of the amount of its existing indebtedness and the possible incurrence of additional indebtedness to finance acquisitions and to fund and expand its cable, D-DTH, and programming businesses, it will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that (i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness, (ii) the Company may not be able to generate sufficient cash flow or access sufficient additional financing to service the Notes, the PCI Notes, and any other outstanding indebtedness and to adequately fund its planned capital expenditures and operations, including its committed contractual obligations, (iii) the Company could be more vulnerable to changes in general economic conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (v) the Company's operating and financial flexibility may be impaired by restrictions imposed by various debt instruments on the incurrence of additional indebtedness, the payment of dividends and on operations, and (vi) because all or part of the Company's future borrowings (if any) may be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates.

    The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company as well as its ability to obtain additional financing, each of which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions, and financial, business and other factors. The Company must generate substantial additional cash flow in order to pay interest and repay principal on the Notes, and there can be no assurance that the Company's business will generate cash flow at the necessary levels that, together with available additional financing, will allow the Company to meet its anticipated requirements for working capital, capital expenditures, minimum guaranteed contractual commitments, interest payments and scheduled principal payments, including with respect to the Notes. If the Company is unable to generate sufficient cash flow from operations in the future it may be required to reduce the scope of its presently anticipated expansion of operations, reduce capital expenditures (including expenditures related to acquisitions), refinance all or a portion of its existing indebtedness (including the Notes), or obtain additional financing. While it is the Company's intention to only enter into financing arrangements that it considers advantageous, there can be no assurances that the Company will be able to obtain financing on satisfactory terms, if at all. In the event the Company obtains any future financing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow. In such event, the holders of the Notes could experience increased credit risk and could experience a decrease in the market value of their investment because the Company might be forced to operate under terms that would restrict its operations and might find its cash flow reduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    A failure to comply with the covenants and other provisions of financing documents to which the Company is a party, or other debt instruments to which it may become a party in the future, could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. The Indenture and the PCI Indenture contain certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations. See "Description of the Notes--Certain Convenants."

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW

    Pay television operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investment required for the construction or acquisition of their programming and distribution systems and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $4.6 million and $1.2 million in 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995 respectively, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively.

    The Company expects to experience substantial operating losses and negative free cash flows for at least the next two years due to (i) the large investments required for the acquisition of equipment and facilities for its D-DTH business, including providing D-DTH Reception Systems to the 500,000 initial subscribers at a price significantly decreased by promotional incentives pursuant to the Company's business strategy, and the administrative costs required in connection with commencing its D-DTH business operations and (ii) the large investments required to develop, produce and acquire the programming for Wizja TV. There can be no assurance that the Company will be able to generate operating income or positive cash flows in the future or that its operating losses and negative cash flows will not increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    The Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuer is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable securities laws of states and other jurisdictions. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange

Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution," "Description of the Notes -- Exchange Offer; Registration Rights," and "The Exchange Offer -- Consequences of Failure to Exchange."

ABSENCE OF PUBLIC MARKET

    The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were resold by the Initial Purchasers to qualified institutional buyers as defined in Rule 144A of the Securities Act, to institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) of the Securities Act and are trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchasers are making a market in the Old Notes and have advised the Issuer that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Issuer does not currently intend to list the Exchange Notes on a national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Exchange Notes or as to the liquidity of the trading market for any of the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling such Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a trading market develops for the Exchange Notes, future trading prices of such Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Issuer's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Issuer, the Exchange Notes may trade at a discount from their face value and from their value at the time of the Exchange Offer.

HOLDING COMPANY STRUCTURE AND RESTRICTIONS ON PAYMENT OF DIVIDENDS

    @Entertainment and PCI are each holding companies with limited assets of their own that conduct substantially all of their business through subsidiaries. Certain of PCI's operating subsidiaries are held through a further holding company, Poland Cablevision (Netherlands) B.V., a Netherlands company which is 92.3% owned by PCI ("PCBV"). The ability of @Entertainment's creditors, including the holders of the Notes, to participate in the assets of any of @Entertainment's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including the holders of any indebtedness for money borrowed (such as the holders of the PCI Notes), trade creditors of such subsidiaries and other persons granted priority claim rights under the Polish Code of Civil Procedure. At March 31, 1998, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom and the drawdown of the $6.5 million credit facility with AmerBank, @Entertainment and its subsidiaries, on a consolidated basis, would have had approximately $256 million of outstanding indebtedness, approximately $139 million of which would have been indebtedness of subsidiaries of @Entertainment (including approximately $130 million of PCI Notes). In addition, the ability of @Entertainment's creditors, including the holders of the Notes, to participate in distributions of assets of @Entertainment's subsidiaries will be limited to the extent that the outstanding shares of any of its subsidiaries are either pledged to secure other creditors of the Company or are owned by third parties. All of the debt owed by PCBV to PCI, which totalled approximately $137.5 million at March 31, 1998, has been pledged for the benefit of the holders of the PCI Notes; the amount of such pledged debt is required under the terms of the PCI Indenture to be sufficient to equal, together with cash and cash equivalents held by PCI, at least 110% of the outstanding principal amount of the PCI Notes and provide for all payments owed on the PCI Notes. The $6.5 million AmerBank facility is secured by promissory notes from, and shares of, certain of the Company's cable operating subsidiaries. The Company's $2.2 million loan from Polski Bank Rozwoju S.A. is secured by a mortgage on real estate owned by third parties, which mortgage is secured by a pledge of shares of one of the Company's cable operating subsidiaries. The Company is considering entering into a sale-leaseback arrangement with one or more financial institutions with respect to its D-DTH Reception Systems, transferring ownership of the D-DTH Reception Systems to such financial institutions.

    The Notes will be obligations solely of @Entertainment. The ability of @Entertainment to pay interest (or premium, if any) on the Notes or to repay the Notes at maturity or otherwise will be dependent upon either the cash flows and earnings of its subsidiaries and the payment of funds by those subsidiaries to @Entertainment in the form of repayment of loans, dividends or otherwise or @Entertainment's ability to otherwise realize economic benefits from its equity interests in its subsidiaries. @Entertainment's subsidiaries have no obligation, contingent or otherwise, to pay dividends to @Entertainment. The ability of these subsidiaries to make payments to @Entertainment will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness, as well as various business considerations. Further, @Entertainment currently does not own, directly or indirectly, a majority interest in certain subsidiaries, and may not have operating control of other entities in which it may currently have or may in the future acquire direct or indirect interests. In such cases, @Entertainment may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or implement business strategies that @Entertainment may favor.

    The PCI Indenture limits, but does not prohibit, the payment of dividends by PCI and the ability of PCI to incur additional indebtedness. PCI could not pay dividends to the Issuer as of March 31, 1998 because certain financial ratios did not meet the minimum amounts provided in the PCI Indenture. Accordingly, any cash flow of PCI in 1997 and the first three months of 1998 would not have been available to @Entertainment to service its indebtedness. To the extent that PCI is prohibited from paying dividends or other distributions to @Entertainment by the terms of the PCI Indenture, any cash flow of PCI will not be available to service indebtedness of @Entertainment, including the Notes. There can be no assurance that PCI's performance will ever permit it to pay dividends or other distributions to @Entertainment under the terms of the PCI Indenture.

    PCI is a corporation formed under the laws of the State of New York. Under the New York Business Corporation Law (the "BCL"), PCI may declare or pay dividends only out of the Company's surplus account. Under the BCL, a corporation is deemed to have a surplus for purposes of dividend declaration or payment when its net assets (which is defined as a corporation's total assets less its total liabilities) exceed the corporation's stated capital (which is defined as the sum of the par value of all of the shares of the corporation's stock which have been issued with a par value). The BCL further stipulates that PCI may only declare or pay dividends to the extent that its net assets remaining after such declaration or payment at least equal the amount of its stated capital, and to the extent that it can continue to pay its debts as they mature in the usual course after such payment.

    Provisions of applicable Polish law limit the amount of dividends which may be paid by Polish companies to the extent they do not have profits available for distribution (of which @Entertainment's Polish subsidiaries had no material amounts at March 31, 1998), and other statutory and general law obligations may affect the ability of @Entertainment's Polish subsidiaries to declare or pay dividends or the ability of such subsidiaries to make payments to @Entertainment on account of intercompany loans. For example, Polish companies known as spolka akcyjna ("S.A.") are required by law to establish reserve funds (in an amount equal to one-third of their share capital) out of which they cannot pay dividends. In addition, the statutes of any type of Polish company can contain provisions requiring that the company establish other reserve funds out of which dividends may not be paid. None of the statutes of @Entertainment's Polish subsidiaries currently contain such a provision; however, most of @Entertainment's Polish subsidiaries' statutes contain a provision allowing the creation of such reserve funds if the subsidiary's General Assembly votes to do so. Furthermore, in the event that the foreign exchange laws or laws on foreign investment in Poland change, Polish companies may also become subject to additional limitations on their ability to distribute profits to non-Polish stockholders.

    Under English company law, @EL may only make distributions to @Entertainment from its accumulated, realized profits which have not previously been distributed or capitalized, less any accumulated realized losses which have not previously been written off either in a reduction or reorganization of capital. For these purposes, realized profits and losses are determined in accordance with applicable accounting principles and reflect both revenue and capital profits and losses.

    Under the Netherlands' corporate law, the Company's Dutch subsidiaries may only distribute profits to stockholders insofar as their equity exceeds the paid-up and called-up capital increased by statutory reserves. Such statutory reserves may include reserves arising upon the revaluation of the company's assets, the capitalization of costs (including research and development, intellectual property and goodwill) in connection with the issuance of capital stock and reserves which may arise in connection with loans to stockholders with respect to their purchase of the company's stock. A stockholders' agreement among PCBV's stockholders includes certain limitations on payments that can be paid by PCBV to its stockholders, including PCI. If the managing board of PCBV solicits and receives loans from any of the PCBV stockholders, the loans cannot bear interest at a rate exceeding 10% per annum.

    The transfer of equity interests in subsidiaries of @Entertainment may be limited, due in part to regulatory and contractual restrictions. There can thus be no assurance of @Entertainment's ability to realize economic benefits through the sale of these equity interests. Accordingly, there can be no assurance that @Entertainment will receive timely payments from its subsidiaries, if at all, or other economic benefits from its equity interests in its subsidiaries.

NEED FOR ADDITIONAL FINANCING

    The Company believes that, in addition to the net proceeds from the sale of the Old Notes, cash on hand and cash from operations, it will need additional funding of at least $150 million to fulfill its current business development plan through the end of 1999. This additional financing will be required to fund ongoing development and expansion of the Company's D-DTH business and its programming business, and such businesses are expected to incur operating losses and negative cash flow for at least the next two years. At July 21, 1998, the Company was committed to pay at least approximately $380 million in guaranteed payments (including but not limited to payments for the D-DTH Reception Systems and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next seven years, of which at least approximately $235 million was committed through the end of 1999. These payments may increase if the Company enters into additional programming agreements. If the Company is unable to make these payments, it will have a material adverse effect on the Company's business, financial condition and results of operations. The Company expects that it will also require additional external funding for its business development plan in years subsequent to 1999 if the Company continues to provide promotional incentives to subscribers (other than the 500,000 initial subscribers) with respect to the D-DTH Reception Systems. Future sources of financing for the Company could include public or private debt or equity offerings or bank financings or any combination thereof. There can be no assurance that such additional financing will be available to the Company or, if available, that it could be obtained on acceptable terms within the limitations contained in the Company's financing arrangements (including the Indentures). Moreover, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it consummates unanticipated investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if the net proceeds of the sale of the Old Notes, existing cash, or projected cash flow from operations prove to be insufficient, the Company may need to obtain greater amounts of additional financing. PCI maintains a credit facility of approximately $6.5 million, under which all amounts were drawn in June 1998. @Entertainment is currently negotiating to enter into an agreement with one or more banks to provide a larger liquidity facility. In the event that the Company and TKP are able to reach an agreement regarding a joint venture, investment or some other form of cooperation, the Company's use of net proceeds from the sale of the Old Notes may be reallocated and some portion thereof may be used by the Company to fund the Company's participation therein.

    While it is the Company's intention to enter only into new financings or refinancings that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company. In the event the Company obtains any future financing or refinancing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow. If for any reason additional financing is not available to the Company when required, or is only available on less than favorable terms, it may not be able to make its minimum guaranteed contractual commitments, which would have a material adverse affect on the Company's business, financial condition and results of operations. In addition, in such a case the Company may be required to reduce the scope of its presently anticipated expansion of its operations, reduce capital expenditures (including expenditures related to acquisitions), slow the development of its D-DTH business and/or refinance all or a portion of its existing indebtedness (including the Notes), and as a result the business, results of operations and prospects of the Company could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ASSET ENCUMBRANCES

    PCI has entered into agreements with AmerBank which, in the aggregate, provide for a credit facility of approximately $6.5 million. All amounts under this facility were drawn in June 1998. In addition, @Entertainment is currently negotiating to enter into an agreement with one or more banks to provide a larger liquidity facility. The Company's existing facilities are secured, and certain of the Company's future indebtedness, including the possible liquidity facility described above, may be secured, which could have material consequences to holders of the Notes. Such security includes, and is expected in the future to include, the fixed assets of the Issuer's subsidiaries as well as the capital stock and intercompany indebtedness of subsidiaries. Under the provisions of the PCI Indenture, PCI is required to pledge to the holders of the PCI Notes debt owed by PCBV to PCI in an amount sufficient to equal, together with cash and cash equivalents held by PCI, at least 110% of the outstanding principal amount of the PCI Notes and provide for all payments owed on the PCI Notes; the amount of PCBV debt subject to such pledge was approximately $137.5 million at March 31, 1998. The principal fixed assets of the Company's subsidiaries consist of cable television headends, cable television plant, subscriber equipment, uplinks, transmission equipment, full automation system, compression, conditional access, call center featured switch and subscriber management equipment, satellite vans, and production and post-production facilities. The value of a substantial portion of the Company's fixed assets is derived from the employment of such assets in the cable television, D-DTH or programming businesses. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by the Company's secured creditors on the collateral securing the Company's secured debt, creditors would likely seek to sell the business as a going concern through a sale of pledged capital stock of subsidiaries, either in its entirety, or by regional cluster or other business unit, in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the need to comply with applicable governmental regulations and laws, including foreign ownership limitations and foreign exchange controls. The amounts (and the timing of the receipt of any amounts) available to satisfy @Entertainment's obligations on the Notes after any such sale may be adversely affected by procedural and substantive provisions of U.S., Polish, English, and Dutch insolvency, bankruptcy and administrative laws favoring secured creditors and limiting the rights of unsecured creditors.

LIMITED D-DTH EXPERIENCE AND UNCERTAINTIES ASSOCIATED WITH THE D-DTH MARKET

    LIMITED D-DTH EXPERIENCE. Although certain of the Company's executives have experience in the A-DTH market in Poland, the Company had no experience delivering D-DTH services prior to the July 1, 1998 limited launch of its D-DTH business. The Polish A-DTH market developed rapidly from its inception in the late 1980s through the mid 1990s, but the rate of growth has declined in recent years because programmers have begun digitalizing and encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. The Polish A-DTH market today is characterized by (i) poor signal quality relative to cable television, (ii) limited channel offerings, (iii) a large number of small, poorly-capitalized satellite master antenna television ("SMATV") operators, (iv) high set-up costs of reception equipment and short satellite dish life, and (v) the increasing reluctance of co-op authorities to permit the use of satellite dishes, particularly the larger 36" diameter dishes used for A-DTH. While the Company expects that its D-DTH service will offer Polish consumers significant advantages over the current A-DTH services, due to, among other factors (i) wider range of programming available due to the compression ability of digital technology from a single satellite position, (ii) the improved signal quality of D-DTH, and (iii) the increased capacity for premium services, there can be no assurance that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH service, or that it will not face competition from other D-DTH businesses in Poland. In view of these challenges, the prospects for the Company's D-DTH business should be considered in light of the uncertainties associated with the launch on a large scale of a new business in a market with no experience in a comparable business. In addition, the Polish D-DTH market is subject to a developing regulatory framework that may change as the market develops. In this regard, although the Company has been discussing with the Polish National Radio and Television Council (the "Council") the feasibility of applying for a Polish broadcasting license, there can be no assurances that the Company's broadcast of programming from outside of Poland will not become subject to the application of Polish laws regulating television broadcasting or that certain European Union broadcasting regulations will not be amended, which could have a material adverse effect on the Company's ability to broadcast into Poland programming uplinked from the United Kingdom and on the Company's business, financial condition and results of operation. See "--Polish Regulation of the DTH Market," "--European Union Regulation of D-DTH Business" and "Regulation."

    EXPECTED LOSSES. The Company expects that its D-DTH business will incur substantial operating losses for at least two years of operation while it is developed and expanded. The Company plans to spend up to approximately $200 million to provide 500,000 targeted initial subscribers with D-DTH Reception Systems at a price significantly decreased by promotional incentives. In addition, the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6.75 million per year for each transponder and up to $182 million for all three transponders for the remaining term of their leases. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The Company has incurred and will continue to incur capital expenditures and operating expenses related to its transmission, production and uplink facilities. The magnitude and duration of the losses to be incurred on its D-DTH business will depend on, among other factors, the ability of the Company's D-DTH service to attract and retain subscribers, the total cost of providing affordable reception equipment to subscribers, the Company's ability to develop and maintain a successful programming platform for the Polish market and its ability to control other costs which do not vary with the number of subscribers. Holders of the Notes should be aware of the difficulties encountered by enterprises in the early stages of development, particularly in light of the high roll out costs involved in the D-DTH business obtaining the targeted 500,000 initial subscribers, and the competitive characteristics of the pay television industry in Poland. There can be no assurance that the roll out of the Company's D-DTH business will proceed as planned, or that if achieved, the Company's D-DTH service will attract enough subscribers to result in profitability or positive cash flow for the Company in future years.

    FACTORS BEYOND THE COMPANY'S CONTROL. The success of the Company's D-DTH business is subject to factors that are beyond its control and difficult to predict, including (i) the size of the D-DTH service market, (ii) the rates of penetration of such market, (iii) the acceptance of the D-DTH service by subscribers and commercial advertisers, (iv) the sensitivity of potential subscribers to the price of installation and subscription fees, (v) the technical challenges of providing long-term D-DTH services, (vi) the extent and nature of the development of multi-channel alternatives, including the continued expansion of cable television and competition from other D-DTH services in Poland, and (vii) the immediate and long-term viability of D-DTH services to Poland.

    ABILITY TO ATTRACT SUBSCRIBERS. The initial subscribers will be required to make a substantial up-front investment to subscribe to the Company's D-DTH service. The Company's strategy is to provide the D-DTH Reception System to the initial subscribers at a price significantly decreased by promotional incentives of up to approximately $400 per subscriber or an aggregate of up to approximately $200 million for the 500,000 targeted initial subscribers. Although the Company believes that the price at which the initial subscribers will acquire the subscription package (including the D-DTH Reception System rental, installation, and a one year's subscription for all channels (other than any premium channels)), which the Company expects to be up to approximately $135 plus applicable taxes per initial subscriber, should be low enough to attract a significant number of subscribers, there can be no assurance that the Company will be able to establish a substantial subscriber base. In addition, the investment required from subsequent subscribers may increase unless the Company decides to continue to provide promotional incentives to subscribers for the D-DTH Reception Systems. Accordingly, there can be no assurance that the Company will attract or retain additional subscribers if it ceases to provide promotional incentives to subscribers of the D-DTH Reception System. See "--Need for Additional Financing."

DEPENDENCE ON PHILIPS AS PRINCIPAL SUPPLIER

    Certain critical components and services used in the Company's D-DTH satellite transmission system, including the Philips' digital integrated, receiver decoders ("IRD"), a smartcard-based proprietary conditional access system which uses Philips CryptoWorks-Registered Trademark- technology, and a satellite receiving dish and related equipment (the outdoor unit or "ODU"), which together constitute the D-DTH Reception System, as well as retail, installation and support services, are initially to be provided exclusively by Philips. The Company has concluded an agreement with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH Reception Systems in connection with the launch of the Company's D-DTH business in Poland. Philips has granted the Company an exclusive license of its CryptoWorks-Registered Trademark- technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH Reception Systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. Philips has agreed not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips and Philips shall license its CryptoWorks-Registered Trademark- technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH Reception Systems, there can be no assurance that the Company will be able to secure such additional suppliers.

    The failure of Philips to deliver D-DTH Reception Systems on schedule, or at all, would delay or interrupt the commencement of the Company's D-DTH service and thereby could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--D-DTH-- Technology and Infrastructure."

    The Company's agreement with Philips provides for full distribution, installation and servicing through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has agreed to distribute a complete subscription package, comprising the D-DTH Reception System, as well as the necessary installation and support services through Philips' retail network in Poland, and will therefore be the primary point of contact for subscribers to the Company's D-DTH service. Failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition. See "Business--D-DTH--Technology and Infrastructure."

DEPENDENCE UPON SATELLITES

    The Company's D-DTH business will depend on its ability to broadcast using transponders on the Astra 1F and 1G satellites, both of which have been successfully launched, are currently operational and are located at 19.2 degrees east. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage. To date, the Company is not aware of significant disruption of transmissions on the Astra 1F or 1G satellites. The Company is not a "protected customer" under its satellite transponder leases and, in the event of a failure of one or more of its transponders, would not be able to pre-empt any other transponder customer. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to its transponders. The operation of the Astra satellites is outside the control of the Company and a disruption of transmissions on those satellites could have a material adverse effect on the Company, depending upon the duration of the disruption. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The ability of the Company to transmit its programming following the termination of the Company's leases of the transponders on the Astra 1F and 1G satellites (and following the expiration of the expected useful lives of the Astra 1F and 1G satellites in approximately 2015) will depend upon the ability of the Company to extend its existing leases and/or to obtain rights to utilize additional transponders on future Astra or other satellites. See "Business--D-DTH--Technology and Infrastructure."

RISK OF SIGNAL THEFT

    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs incorporate Philips' CryptoWorks-Registered Trademark-proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible to change the conditional access system in the event of a security breach either through over-the-air methods by issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, the Company will take countermeasures, including over-the-air measures and if necessary the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected. See "Business--D-DTH--Technology and Infrastructure."

AGREEMENTS WITH TPSA

    The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks will depend on, among other things, the Company's continued ability to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at May 31, 1998, approximately 57% of the Company's cable plant had been constructed utilizing pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid permit ("Permit") from the Polish State Agency of Radio Communications ("PAR") authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable network serviced by the conduit does not meet the technical specifications required by the Communications Act of 1990, as amended (the "Communications Act"); (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or (iv) the Company fails to pay the rent required under the conduit agreement. At May 31, 1998, approximately 69,000, or 8%, of the Company's total subscribers were serviced by conduits leased from TPSA for which one or more of these provisions were applicable, so TPSA was legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. Any such terminations by TPSA would have a material adverse effect on the Company unless the Company could on commercially reasonable terms find an alternative to the TPSA conduits or build its own conduits. In addition, the Company would be forced to incur significant costs if it were forced to build its own conduits. There can be no assurance that the Company would be able to replace or locate a substitute for such conduits. See "Business--Cable Operations--Technology and Infrastructure" and "Business--Properties."

AVAILABILITY OF PROGRAMMING AND DEPENDENCE ON THIRD PARTY PROGRAMMERS;
  PROGRAM DEVELOPMENT RISK

    The success of the Company's business is and will continue to be, to a large degree, dependent on its ability to obtain, at commercially reasonable costs, programming that is appealing to subscribers. In particular, the Company believes there is a strong demand for high-quality Polish-language television programming in Poland. To the extent that (i) the Company's competitors are able to produce or obtain Polish-language programming at commercially reasonable costs and the Company is not able to do so, (ii) the Company's programming is less popular than that of its competitors, or (iii) the Company's programming is non-exclusive to the Company, the viability or competitiveness of the Company's networks or services could be adversely affected.

    The Company obtains significant programming from sources on which it depends to provide it with additional high-quality programming that appeals to mass audiences in Poland. Although the Company has no reason to believe that any of its existing programming agreements will be canceled, will not be renewed upon expiration or will not otherwise become unenforceable, if such agreements are canceled, are not renewed, or otherwise became unenforceable the Company will have to seek programming material from other sources. There can be no assurance that high-quality program services will be available to the Company either from the Company directly or from third parties on acceptable terms, including any required expenditures or investments in respect of such program services, or at all or, if so available, that such program services will be acceptable to the Company's subscribers.

    The Company has purchased exclusive Polish pay television rights from third parties for programming on 9 of the current 14 channels on Wizja TV. In some of the agreements, however, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if the Company does not achieve specified milestones for subscriber numbers by certain specified dates. In addition, most of the agreements impose certain restrictions on the tiering of the particular channel, which will limit the flexibility of the Company in determining program tiering in the future, and also include provisions whereby the Company agrees to indemnify the channel supplier against any claims, including claims made by governmental authorities, resulting from the exclusive nature of the rights granted or from the tiering restrictions.

    Some of the Company's programming and sports rights agreements require payments based on a guaranteed minimum number of subscribers, and some required payments at the time of execution. At July 21, 1998, the Company was committed to pay at least approximately $156 million in guaranteed minimum payments over the next seven years in respect of broadcasting and programming agreements, of which at least approximately $39 million was committed through the end of 1999. In addition, the Company is continuing to negotiate additional agreements with channel suppliers and sports rights organizations, which agreements if consummated may require the Company to pay additional guaranteed minimum payments and/or payments at the time of execution.

    As part of its strategy to create more programming content, and in particular to develop high-quality Polish-language programming, the Company recently established entities to create programming, either directly or through joint ventures, for inclusion on Wizja TV. The development and production of television programs involve a high degree of risk associated with the creative content of programs and their acceptance by the viewing audience, as well as the general economic climate, public tastes and other intangible factors, all of which could change rapidly and cannot be predicted with certainty. Therefore, there is a risk that some or all of the Company's programming projects will not be successful or that the programming to which the Company will have access will lose its audience appeal more quickly than anticipated, possibly resulting in a portion of costs not being recovered or expected profits not being realized. In addition, the Company intends to create additional channels based on specific thematic content. There can be no assurance that the Company will be successful in introducing such channels into the Polish market, or if introduced, that such channels will be successful. See "Business--Programming-- Proprietary Programming."

    Certain programming for the Polish market is subject to regulation by the Polish authorities. See "--Regulation of the Polish Cable Television Industry," "--Limitations on Foreign Ownership of Multi-Channel Pay Television Operators and Broadcasters" and "Business--Legal Proceedings."

COMPETITION IN THE MULTI-CHANNEL PAY TELEVISION INDUSTRY

    The multi-channel pay television industry in Poland has been, and is expected to remain, highly competitive. The Company competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to the home. The extent to which the Company's multi-channel pay television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of Polish-language programming at a reasonable price than the programming and prices available through such alternative delivery systems. In addition, advances in communications technology, as well as changes in the marketplace and the regulatory environment, are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the multi-channel pay television industry in Poland. See "The Industry--The Polish Multi-Channel Pay Television Industry" and "Regulation."

    The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. In addition, certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than the Company. The Company's cable television business also competes with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and A-DTH television services, and may in the future compete with multi-channel multipoint distribution systems ("MMDS") and D-DTH television services (including the Company's D-DTH service).

    The Company's D-DTH business will compete with traditional cable systems, including its own, and terrestrial broadcast and A-DTH services as well as other potential D-DTH and MMDS services. TKP, which is partially owned by Canal+ S.A., currently offers a single channel Polish-language pay television service (including A-DTH) and has announced plans to introduce thematic D-DTH channels in Poland in September 1998. The Company cannot predict whether other European or Polish broadcasters, such as BSkyB, Bertelsmann, Kirch or Polsat, will choose to enter the Polish D-DTH market. Certain of the Company's current and potential competitors, either alone or in joint ventures with other competitors, have either launched or announced plans to launch D-DTH systems for other European countries. Many of the Company's current and potential competitors have significantly greater financial, managerial and operational resources and more experience in the DTH business than the Company. If competing D-DTH services are successfully launched in Poland, they could have a material adverse impact on the Company. There can be no assurance that the Polish market for D-DTH services will be sufficiently large to support competing D-DTH businesses.

    With respect to its programming business, the Company competes with other television companies, both free-to-air and pay television (including Canal+ and HBO) for the acquisition of sports rights and most other programming, including the rights to feature films and television series and the right to participate in joint ventures with other creators of programming. With respect to the creation of its proprietary programming, the Company competes with other programming creators for the hiring of personnel with creative and production talent. To the extent that the Company is precluded from creating or obtaining programming due to exclusive agreements entered into between programming creators and the Company's competitors, the Company will face difficulty in creating or acquiring sufficient high-quality programming to attract and retain subscribers and commercial advertising customers for its cable and D-DTH services. To the extent that the Company is unable to negotiate exclusive agreements with suppliers of its programming or such agreements become unenforceable, the Company will not be able to preclude its competitors from obtaining access to such programming, which would make the Company's programming line-up less unique and less attractive to subscribers. There can be no assurance that in the future the Company will be able to continue to create or will be able to acquire sufficient high-quality programming, either through exclusive or non-exclusive arrangements.

CHANGES IN TECHNOLOGY

    The multi-channel pay television industry as a whole has traditionally been, and is likely to continue to be, subject to rapid and significant changes in technology. In particular, the impact of digital compression technology on the Polish multi-channel pay television industry is uncertain. The Company will use digital compression technology in its D-DTH business. Because digital compression technology allows transmission of multiple channels on the same frequency, it could result in the emergence of lower cost delivery systems and increased competition in the Polish multi-channel pay television industry. Although the Company believes that, for the foreseeable future, existing and developing alternative technologies will not materially adversely affect the viability or competitiveness of its D-DTH business, there can be no assurance as to the effect of such technological changes on the Company or that the Company will not be required to expend substantial financial resources on the development or implementation of new competitive technologies. In addition, the Company from time to time may explore alternative technologies for delivering its programming and alternative methods for allowing subscribers to receive signals from multiple satellites.

    Although the Company believes that the Astra satellites, Philips' CryptoWorks-Registered Trademark- proprietary conditional access system and compression system and the Philips' IRDs together constitute a reliable cost-effective D-DTH system, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. If another satellite platform, encryption technology or decoder becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, such a development could adversely impact the Company's ability to attract and retain subscribers. Such a development could force the Company to switch its suppliers and replace IRDs and conditional access systems previously provided to subscribers on a promotional incentive basis, thus causing confusion for existing and potential subscribers, delays in providing subscribers with IRDs and conditional access systems, and significant unexpected costs.

ACQUISITION STRATEGY

    A significant element of the Company's growth strategy is expansion by acquisition of cable television networks that either are located in reasonable proximity to the Company's existing networks or are large enough to serve as the basis for new regional clusters. There can be no assurance that the Company will be able to identify and acquire such networks on satisfactory terms, if at all, or that it will be able to obtain required approvals from the Polish Anti-Monopoly Office (the "Anti-Monopoly Office") with respect to any such acquisitions. See "--Regulation of the Polish Cable Television Industry." In addition, the Company encounters competition for the acquisition of cable networks from existing cable television operators and also from financial investors. See "Business--Competition."

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES AND D-DTH

    The Company has experienced rapid growth and development in a relatively short period of time and intends to continue to do so to meet its strategic objectives. The management of such growth will require, among other things, continued development of the Company's financial and management controls and management information systems, stringent control of construction and other costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. In particular, the Company's expansion into the D-DTH business will require substantial attention of senior management. The Company intends to hire additional personnel in order to manage its expected growth and expansion, particularly in its new D-DTH business. Failure to successfully manage its expected rapid growth and development and difficulties in managing the expansion into the D-DTH business and in integrating such business with the Company's cable and programming operations could have a material adverse effect on the Company's business, results of operations and financial condition.

    Since its inception, the Company has acquired numerous cable television networks. The Company's recent acquisitions have involved and other possible future acquisitions by the Company will involve, risks, including successful integration with the Company's existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions before the economic benefits of integration, if successful, are fully realized. Furthermore, the Company may experience increased capital expenditure costs as the acquired systems are rebuilt if necessary to upgrade the networks to the Company's standards. In the event that the Company underestimates the costs of integrating and upgrading acquired networks, such activities could have a material adverse effect on the Company's financial condition and operating results. The integration of acquired systems may also lead to diversion of management attention from other ongoing business concerns. The costs of integration for certain acquisitions have had an adverse impact on the Company's short-term operating results. Any or all of these risks related to integration may have a material adverse effect on the Company's operations in the future.

    In addition, the Company is evaluating the viability and financial returns associated with entering into certain businesses, some of which may be capital-intensive, may require regulatory approvals and in which it has limited experience, such as interactive television, pay per view, near-video-on-demand, data transfer, services related to electronic banking, telephony, internet access, sports clubs ownership, publishing and other media. If the Company were to enter into such businesses, there can be no assurance that the

Company would be successful or that the capital utilized in such businesses would not decrease the amount of capital available for use in its cable, D-DTH and programming businesses.

LIMITED INSURANCE COVERAGE

    While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its broadcasting. See "--Dependence Upon Satellites." Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks or disrupting its access to its leased satellite transponders could result in substantial uninsured losses and could have a material adverse effect on the Company.

REGULATION OF THE POLISH CABLE TELEVISION INDUSTRY

    The operation of a cable television system in Poland is regulated by various governmental bodies, including the Minister of Communications ("MOC") and PAR under the Communications Act, and the Council under the Radio and Television Act of 1992, as amended (the "Television Act"). Cable television operators in Poland also are subject to the intellectual property rights protections contained in the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act"). Cable television services in Poland may be offered only by cable television operators that have received Permits from PAR to operate and construct cable television networks in specified areas in Poland. The Communications Act and the Permits set forth the terms and conditions for providing cable television services, including the term of the Permits, the area covered by the Permits, technological requirements for cable television networks and the restrictions on foreign ownership of cable television operators. See "--Limitations on Foreign Ownership of Multi-Channel Pay Television Operators and Broadcasters" and "Regulation--Poland--Communications Act-- Foreign Ownership Restrictions." If a cable television operator breaches the terms of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where such breach occurred or the forfeiture of the operator's cable networks.

    Although subsidiaries of PCI have received approximately 109 Permits from PAR, certain subsidiaries of PCI do not have valid Permits covering certain of the areas in which they operate cable networks. Of the approximately 76,600 basic subscribers at May 31, 1998 located in the areas for which subsidiaries of PCI do not currently have valid Permits, approximately 76% are located in areas serviced by recently acquired or constructed cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with the co-op authorities, upgrading of the acquired networks to meet technical standards where necessary and satisfying foreign ownership limitations), and approximately 24% are located in areas serviced by networks for which certain subsidiaries of PCI have Permit applications pending. These subsidiaries of PCI have 12 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits to such subsidiaries or that PAR will not take action against such subsidiaries for operating cable television networks in areas not covered by valid Permits, including assessing fines on such subsidiaries, revoking Permits held by the such subsidiaries and seizing the cable networks operated by such subsidiaries. Furthermore, there can be no assurance that such subsidiaries will be able to receive Permits in the future permitting them to operate any other networks that they may acquire. Any action by PAR to restrict or revoke the Permits of such subsidiaries, or similar action by PAR, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--Poland--Communications Act."

    Under the Television Act, cable television operators must register each channel and the programs to be transmitted thereon ("programming") with the Chairman of the Council prior to transmitting it over their cable networks. The Chairman of the Council has the authority to reject applications to register programming if the programming violates any provision of the Television Act. See "Regulation--Poland-- Television Act." The relevant subsidiaries of PCI have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming (including the programming that the Company has begun transmitting on Wizja TV), or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, although the Company believes that any such revocation or refusal to register would violate the Convention. Also, there can be no assurance that the Council will not take action regarding unregistered programming the Company transmits over its cable networks for which it does not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming, as well as criminal sanctions against Company management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

    Cable television operators in Poland are also subject to the provisions of the Copyright Act, which governs, inter alia, enforcement of intellectual property rights of authors and producers of programming and requires that the Company reach agreements with, and make payments to, such authors and producers of programming that is transmitted over the Company's networks. The Communications Act requires that operators of cable television systems comply with Polish laws, including copyright laws. The rights of copyright holders are generally enforced by rights organizations for collective copyright administration and protection. Poland has ratified the Rome Convention, resulting in the intellectual property rights of non-Polish programming producers being protected in Poland to the same extent that such rights of Polish producers are protected. See "Regulation--Poland--Copyright Protection."

    In addition, the Communications Act, the Television Act and the Copyright Act are relatively new statutes, and thus have not been fully interpreted by applicable regulatory authorities. There can be no assurance that changes in laws or regulations, in the interpretation of existing laws or regulations or in the enforcement activities of the applicable regulatory authorities affecting the Company, its competitors or the cable television industry in Poland generally will not occur that could have a material adverse effect on the Company's business, financial condition or results of operations. See "Regulation--Poland."

    The Television Act authorizes the Council to adopt regulations specifying requirements for Polish or European content of programs of non-Polish broadcasters to be distributed through cable networks in Poland. The adoption of such regulations could influence the ability of Polish cable television operators to register programs with the Council. Such a registration is required for a lawful distribution of programs on cable networks. The Council has not issued any regulations that would be applicable to programming broadcast from outside Poland, such as the Company's Wizja TV programming (though it has issued regulations relating to Polish broadcasters), but there can be no assurance that it will not do so in the future or that the Company would be able to comply with any such future regulations. The burden of complying with any such future regulations or any failure to so comply could have a material adverse effect on the Company. See "Regulation--Poland--Television Act."

POLISH REGULATION OF THE DTH MARKET

    The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program dedicated to a Polish audience if the uplink for the broadcasting of such a program is made by a foreign broadcaster from outside of Poland. The Company believes that the Television Act does not apply to such broadcasting from outside of Poland and that such activity is not subject to Polish broadcasting requirements. The Council has not officially adopted an interpretation of this issue and there have been no court rulings on this issue. There can be no assurance that the Company's interpretation will not be challenged or that the Company's D-DTH broadcasts from outside of Poland will not be required to comply, and, if so, that it will be able to comply, with the requirements of the Television Act, which, among other things, requires a broadcasting license and imposes foreign ownership restrictions. In addition, in certain situations, including, but not limited to, where a program is produced or assembled entirely in Poland and only provided to a third party for transmission from abroad, there may be a risk of the producer of such a program being deemed to be a broadcaster under the Television Act, and being obligated to obtain a license to be issued by the Chairman of the Council, which would be subject to certain conditions, including foreign ownership restrictions. In this regard, a Polish affiliate of Canal+ S.A. has commenced a lawsuit in Poland alleging HBO Polska Sp. z o.o. of broadcasting the HBO television programming in Poland without a broadcasting license as required by the Television Act. See "Business--Legal Proceedings." While the Company believes that its activities in producing programs in and outside of Poland, transmitting the programs to the Company's transmission facility in the United Kingdom and distributing the programs to Poland via satellite are not subject to regulation in Poland, there can be no assurance that the Council will not seek to require the Company to apply for a license in Poland for its broadcasting business. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its transmission and production facilities in Poland and applying for the Polish broadcasting licenses necessary to engage in such activities. Although the Company has been discussing with the Council the feasibility of applying for a Polish broadcasting license, there can be no assurance that such license would be granted if applied for, and failure to have any required broadcasting license could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Limitation on Foreign Ownership of Multi-Channel Pay Television Operations and Broadcasters," and "Regulation."

    Currently Poland has not sought to regulate foreign DTH broadcasters who uplink outside of Poland. There can be no assurances, however, that Poland will not seek to regulate the DTH industry by, for example, imposing standards for encryption technology or IRDs. If the Company's encryption technology, IRDs or other activities were not to meet such standards, the Company's business, financial condition and results of operations could be materially adversely affected as the Company seeks to comply with such standards.

    Poland is a party to the 1989 European Convention on Transfrontier Television (the "Convention"), which requires the Polish authorities to guarantee freedom of reception and retransmission on Polish territory of program services which meet the requirements of the Convention. The Company believes that the content of its Programming Platform will comply with the terms of the Convention. See "--European Union Regulation of D-DTH Business."

    D-DTH operators in Poland are subject to substantially the same copyright restrictions under Polish law as are cable television operators. See "--Regulation of the Polish Cable Television Industry" and
"Regulation--Poland--Copyright Protection."

    Because the Company's D-DTH service will, it believes, be the first D-DTH service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to various aspects of the Company's D-DTH business and related programming arrangements. For example, the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the D-DTH industry. There can be no assurance that such issues, if decided unfavorably to the Company, would not have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITATIONS ON FOREIGN OWNERSHIP OF MULTI-CHANNEL PAY TELEVISION OPERATORS AND
  BROADCASTERS

    Under the Communications Act and applicable Polish regulatory restrictions, Permits may only be issued to and held by Polish individuals or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding Permits must be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995 ("Grandfathered Permits"). See "Regulation--Poland--Communications Act." At May 31, 1998, approximately 23% of the Company's basic subscribers were covered by Permits that are not subject to foreign ownership restrictions. Prior to the creation of PAR and the Permit system, the stockholders of Polska Telewizja Kablowa, S.A. ("PTK S.A.") received a license to establish PTK S.A. to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Commercial Activity with Participation of Foreign Parties Act of 1988, as amended (the "Foreign Commercial Activity Act").

    PTK S.A. will own all cable network assets and operate in the areas covered by Grandfathered Permits. To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company intends to enter into contractual arrangements with Polska Telewizja Kablowa Operator Sp. z o.o. (formerly PTK Ryntronik, S.A.) ("PTK Operator"), a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish financial institution. See "Corporate Organizational Structure." In the case of existing cable networks not covered by Grandfathered Permits or the acquisition or construction of cable networks not covered by Grandfathered Permits, the Company intends to own, through PTK S.A., all of the cable network assets and intends to lease the assets to PTK Operator, which is expected to operate the networks. In the Company's contemplated leasing arrangements with PTK Operator, it is expected that PTK Operator will hold the Permits to operate the cable networks, receive all of the revenues from subscribers, pay all operating expenses relating to the operation of the networks, and through the lease arrangements pay PTK S.A. rent equal to substantially all of the cash flows generated by the networks. The Company believes that this ownership and operating structure does not contradict the requirements of Polish law. PAR has granted several permits to the Company and the Company's competitors, based on the lease of assets, for networks using an ownership and operating structure substantially similar to the one described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the ability of the Company's subsidiaries to acquire Permits to operate cable television networks and could result in the denial or loss of Permits applied for or held by certain subsidiaries of the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--Poland--Communications Act" and "Regulation--Poland--Communications Act--Foreign Ownership Restrictions."

    The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital, ownership interest and voting rights. In December 1997, the Polish government proposed an amendment to the Television Act by which the maximum foreign ownership interest in a Polish broadcasting company would be increased to 49%, but there can be no assurance that the Polish parliament will accept this proposal. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any company holding a Polish broadcasting license must be comprised of Polish citizens residing in Poland. The Company has established and intends to continue to establish entities to engage, directly or indirectly through joint ventures, in the development and production of Polish-language thematic television programming outside of Poland, which the Company plans to distribute throughout Poland via satellite systems from outside of Poland. The Company believes that the ownership structure of such entities is not subject to Poland's regulatory restrictions on foreign ownership. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure, or the ownership or distribution structure to be established for such future entities, violates Polish regulatory restrictions on foreign ownership. If the ownership or distribution structure for such entities or such future entities is found not to be in compliance with Poland's regulatory restrictions on foreign ownership, the Company could be forced to incur significant costs to bring its ownership structure or distribution system into compliance with the regulations; it might also be forced to dispose of its ownership interests in such entities or such future entities. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with such entities or such future entities, as well as any other entity that produces, broadcasts and distributes programming in Poland, which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation--Poland--Television Act."

UNITED KINGDOM REGULATION OF D-DTH BUSINESS

    The Company has established broadcast transmission facilities in the United Kingdom for the production, post-production and packaging of programming, from which it broadcasts via uplink to the transponders the Company has leased on Astra satellites for onward broadcasting to its cable subscribers and from which it will broadcast to its D-DTH subscribers and other cable operators in Poland. All of the Company-owned channels, including Wizja l, Wizja Sport, Wizja Pogoda and Atomic TV, and the majority of the other channels forming Wizja TV are or will be, at least initially, regulated by the U.K. authorities (primarily the Independent Television Commission ("ITC")) as satellite television services ("STS"). Under the U.K. Broadcasting Act 1990, as amended (the "Broadcasting Act"), satellite broadcasters established in the United Kingdom are required to obtain an STS license. STS licenses are granted by the ITC if certain criteria are satisfied. The Company has received an STS license from the ITC in the United Kingdom for Wizja 1, Wizja Sport, Wizja Pogoda and Atomic TV. For most of the other channels on Wizja TV, the relevant channel supplier is under a contractual obligation with the Company to obtain an STS license. Under the terms of the Company's Astra transponder agreements, the Company will be prohibited from carrying on Wizja TV programming for which a channel supplier does not have a valid license. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act or amend codes (such as the code on advertising time limits and electronic programming guides ("EPG")) with which all U.K. licensed broadcasters must comply. There is no assurance that the Company or its channel suppliers will be able to secure the necessary STS licenses, or if obtained, that the Company or its channel suppliers will be able to meet the ongoing requirements of such STS licenses. Failure to obtain in a timely manner and maintain such licenses would have a material adverse effect on the Company's ability to roll out its D-DTH service or to add channels in the future, and as a result, would have a material adverse affect on the Company's business, results of operations and financial condition. See "Regulation--United Kingdom--Broadcasting Regulation."

EUROPEAN UNION REGULATION OF D-DTH BUSINESS

    The Television Without Frontiers Directive (the "Directive") provides that each European Union ("EU") broadcaster should be regulated primarily by the authorities in the member state of the EU where it is established, without regard to the country or countries within the EU in which its broadcast signal is received. Currently, the 1989 European Convention on Transfrontier Television (the "Convention") to which Poland is a party, provides that the country in which a broadcaster uplinks its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster. Neither the Directive nor the Convention contains any requirements or restrictions regarding foreign ownership of broadcasters. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state, or to impose restrictions on foreign ownership of broadcasters.

    The Company understands that a change (the "Amendment") has been largely agreed by members of the Convention. The Amendment would, if ratified by the appropriate number of member states, become effective with respect to those member states that ratify it, and would have three significant effects. First, it would bring the Convention into conformity with the Directive's establishment test, providing that a broadcaster should be regulated primarily by the authorities in the Convention country in which the broadcaster is established.

    Second, the Amendment would provide that where a broadcaster's channel is wholly or principally directed at a country, other than that where it is established, for the purpose of evading the laws in the areas covered by the Convention which would have otherwise applied to it in the country of reception, this shall constitute an "abuse of rights." Where such an abuse is alleged, representatives from the country where the broadcaster is established and from the country of reception would meet to attempt to resolve the dispute. If they are unable to do so, a dispute resolution process (which would eventually involve arbitration) could be invoked. The country of reception could not take measures against the broadcaster unless and until the arbitration procedure has been completed in favor of the country of reception. The Company believes that the broadcasting of its channels into Poland from the United Kingdom would not constitute an "abuse of rights" under the Amendment, though there can be no assurance that the relevant authority would so decide. An adverse decision on this issue, if the Amendment is adopted and Poland ratifies it and decides to invoke it against the Company's broadcasts emanating from the United Kingdom, would have a material adverse effect on the Company's ability to broadcast its Programming Platform and its business, financial condition and results of operations.

    Third, the Amendment would allow parties to the Convention to designate that certain important events (e.g., major sporting events) cannot be broadcast exclusively by a single television station so as to deprive a large proportion of the public of that Convention country from seeing the event live or on a deferred coverage basis on free-to-air television, and also to ensure that broadcasters under the jurisdiction of one Convention country cannot purchase exclusive rights to major events specified by another Convention country which would deprive a large proportion of the public in such Convention countries from seeing the specified event on a live or deferred coverage basis on free-to-air television. In this regard, the Amendment would be consistent with changes recently made to the Directive. If the Amendment is ratified and becomes applicable to the Polish pay television rights to certain sporting events purchased on an exclusive basis by the Company, it could eliminate the Company's right to broadcast such events in Poland on an exclusive basis and could have an adverse effect on the ability of the Company to acquire the exclusive Polish pay television rights to such events and to similar events in the future.

    While the Amendment was expected to be adopted during the summer of 1998, the Company understands that two countries have raised objections to the text of the Amendment -- one country to the "abuse of rights" amendment and the other country to the legal effect of the "exclusive rights" regime. The Company understands that further revisions to the Convention will be considered by all parties to the Convention in the fall of 1998, and if agreement is reached on the proposed revisions, the Amendment would be adopted at that time. If adopted, the Company believes that it will be ratified by both Poland and the United Kingdom, though there can be no assurance that such will be the case.

    The Company can give no assurance that regulations will not be imposed in the future which would impose stricter European or independent production quotas on European broadcasters, impose foreign (non-European) ownership restrictions on broadcasters or regulate digital television services in a way which may be detrimental to the Company (such as requiring (i) a common interface for all encryption services used within a particular pay television market, (ii) that all conditional access providers must allow simulcrypt of their programming or
(iii) that third parties must be given access to the Company's subscriber management service), or that any such regulations, if imposed, would not have a materially adverse effect on the Company's business, results of operations and financial condition.

    In 1994 Poland made an official application for membership of the EU. Negotiations on the terms of Poland's proposed admission to the EU commenced in March 1998. If Poland joins the EU, it would be required to implement and obey all of the laws and regulations emanating from the European Commission, including the Directive and EU competition law in their then current versions. The Company believes that this would require Poland to acknowledge the establishment test and to recognize the Company's D-DTH broadcast services as falling under the jurisdiction of the ITC in the United Kingdom. However, there can be no assurance that such would be the case, nor can there be any assurance that the Company would be able to comply with all of the various EU laws and regulations. The burden of complying with any such laws and regulations or any failure to so comply could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--European Union."

REGULATION OF COMPETITION

    The Company is regulated by competition law in the jurisdictions in which it carries on business. At the present time this requires the Company to comply with competition law in Poland, the UK and the EU.

    The current Polish anti-monopoly body of law with respect to the cable, D-DTH and programming industries is not well established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in such industries. As a general rule, the Anti-Monopoly Act prohibits, among other things, monopolistic agreements, abuse of dominant market position, price-fixing arrangements, division of market arrangements, and the creation of market entry barriers. The Anti-Monopoly Act may deem any such agreements null and void. Although the Anti-Monopoly Act does not preclude an enterprise from occupying a dominant market position, any activities by such enterprise face detailed scrutiny by the Anti-Monopoly Office. Market dominance is often defined as a company's ability to act independently of competitors, contractors, and consumers. Companies that obtain control of 40% or more of the relevant market are usually deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. There is no assurance that the exclusivity clauses in the Company's programming agreements will not be scrutinized by the Anti-Monopoly Office. Although such exclusivity clauses are not prohibited under the Anti-Monopoly Act, such agreements may be found unlawful, and therefore unenforceable, if they restrict or hinder competition or otherwise involve the abuse of a dominant position. The Company does not believe such agreements have an anti-competitive effect, though there can be no guarantee that the Anti-Monopoly Office would reach the same conclusion.

    The Anti-Monopoly Office recently issued a decision that PCI had achieved a dominant position and abused that dominant position in one of the areas in which it operates by moving certain satellite channels to the hyperband frequency. As a result, a number of subscribers, whose television sets are not equipped to receive the hyperband frequency, received several different channels to replace the channels which had been moved. The Company has appealed both the finding of dominance and the finding that it acted improperly by moving certain channels to the hyperband frequency.

    Several types of concentrations between undertakings, including acquisitions of privately held stock and also stock that is traded on a stock exchange, under circumstances specified in the Anti-Monopoly Act require a prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction or members of their governing bodies. The Company believes that it may be required to obtain the Anti-Monopoly Office's approval for future acquisitions. In addition, the Anti-Monopoly Office can review a company's past and present activities, including its pricing policies, for potential anti-competitive behavior. The Company receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office from time to time. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require a notification to the Anti-Monopoly Office. There can be no assurance that the Anti-Monopoly Office will approve the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations and acquisitions, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations.

    U.K. law controls agreements which affect competition through the Restrictive Trade Practices Act 1976 (the "RTPA"), monopolies and mergers through the Fair Trading Act 1973 ("Fair Trading Act"), and unilateral anti-competitive practices through the Competition Act of 1980 (the "CA"). A broad range of commercial agreements fall within the provisions of the RTPA and are required to be filed with the Office of Fair Trading (the "OFT") for review under the RTPA. If an agreement that requires filing is not filed in a timely fashion, the relevant restrictions which it contains are void and unenforceable and the parties are at risk of claims for damages by affected third parties and of court action aimed at preventing a repetition of the breach. The Company has filed with the OFT certain of its exclusive programming license agreements, and these have been deemed not registrable.

    The Company is also subject to the competition law provisions of the EC Treaty, namely Articles 85 and 86. Article 85(1) prohibits as incompatible with the common market agreements between undertakings and concerted practices which may affect trade between member states of the EC and which have as their object or effect the prevention, restriction or distortion of competition within the EC. A prohibited agreement (or at least those provisions which fall within Article 85(1)), if severable from the remainder of the agreement, will be unenforceable before national courts and the parties thereto are liable to be fined by the European Commission if the agreement is not notified to it.

    Article 86 prohibits undertakings from abusing a dominant market position which they hold in the whole or a substantial part of the EC. A company may be dominant in several Member States or indeed part of a single Member State. Determining whether an undertaking occupies a dominant position is a complex question of law and economics, but broadly a market share of as little as 40% may confer dominance in a market for a product. Article 85 and 86 are considered in greater detail in the section on Regulation below. The Company does not consider that at the present time that any of the agreements to which it is party infringes Articles 85 and 86, but there can be no assurance that this is the case. If such agreements were found to infringe Articles 85 and 86 then any restrictions in the agreements, such as the grant of exclusivity, would be void and unenforceable. See "Regulation--Poland--Anti-Monopoly
Act," "--United Kingdom--Regulation of Competition," and "--European Union--Regulation of Competition."

POLITICAL AND ECONOMIC RISKS; ENFORCEMENT OF FOREIGN JUDGMENTS

    Poland has undergone significant political and economic change since 1989. Political, economic, social and other developments in Poland may in the future have a material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could materially adversely affect the Company's operations and business. Currently there are no limitations on the repatriation of profits from Poland, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland. If such exchange control restrictions, taxes or limitations are imposed, the ability of @Entertainment to receive dividends or other payments from its Polish subsidiaries could be reduced, which may have a material adverse effect on the Company.

    Due to the many formalities required for compliance with the laws in Poland's regulated economy, the rapid changes that Polish laws and regulations have undergone in the 1990s or otherwise, and numerous uncertainties regarding the interpretation of such laws and regulations, the Company may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax, antitrust and corporate laws and requirements to obtain regulatory approvals. The Company does not believe that any such violations will have a material adverse effect upon the Company's business, results of operations or financial condition, but there can be no assurance that such will be the case.

    Poland is generally considered by international investors to be an emerging market. There can be no assurance that political, economic, social and other developments in other emerging markets will not have a material adverse effect on the market value and liquidity of the Units. In general, investing in the securities of issuers with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and other similar jurisdictions.

    @Entertainment is organized under the laws of the State of Delaware. Although the holders of the Notes will be able to effect service of process in the United States upon @Entertainment and may be able to effect service of process upon its directors, due to the fact that @Entertainment is primarily a holding company which holds direct or indirect equity interests in various entities in Poland, the United Kingdom and the Netherlands, all or a substantial portion of the assets of the Company are located outside the

United States. As a result, it may not be possible for investors to enforce against the Company's asset judgments of United States courts predicated upon the civil liability provisions of United States laws.

    @Entertainment has been advised by its Polish counsel that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

    @Entertainment has been advised by its English solicitors that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for the enforcement of judgments of United States courts, of certain civil liabilities predicated upon the United States federal and state securities laws.

    @Entertainment also has been advised by its Netherlands counsel that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and that it would be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends in large part on the continued service of its key management personnel. The Company is particularly dependent upon the skills and contributions of several key individuals, including Robert E. Fowler, III, Chief Executive Officer of @Entertainment; Donald Miller-Jones, Chief Financial Officer, Vice President and Treasurer of @Entertainment; Przemyslaw Szmyt, Vice President, General Counsel and Secretary of @Entertainment; David Warner, Chief Operating Officer of @EL; David Keefe, Chief Executive Officer of PCI; and Dorothy Hansberry, Vice President and General Counsel of PCI. The departure of any of these persons could have a material adverse effect on the Company's business. In addition, given the Company's stage of development, the Company's success will depend in part on its ability to hire, train, and retain high-quality personnel. The Company has entered into employment agreements with Messrs. Fowler, Miller-Jones, Szmyt, Warner, and Keefe, and Ms. Hansberry, which expire on dates ranging from December 31, 1999 to April 7, 2002 and are terminable in certain circumstances. See "Employment Agreements."

CONTROL BY EXISTING STOCKHOLDERS


    At August 10, 1998, Polish Investments Holding L.P. ("PIHLP"), the Cheryl Anne Chase Marital Trust ("CAC Trust" and, together with PIHLP, the "Chase Entities") and Advent International Group ("Advent", and together with the Chase Entities, the "Principal Stockholders") owned in the aggregate approximately 48.8% of the outstanding common stock of @Entertainment ("Common Stock"). Such concentration of ownership may have the effect of delaying or preventing transactions involving an actual or potential change in control of @Entertainment. See "Principal Stockholders" and "Description of Capital Stock." There may be conflicts of interest between the stockholders of @Entertainment (including the Principal Stockholders) and their representatives on the Board of Directors on the one hand, and the holders of the Notes on the other hand, and there can be no assurance that any such conflict, should it occur, will be resolved in a manner favorable to the holders of the Notes. No procedures are being adopted to resolve any conflicts of interest that may arise between the stockholders or their representatives on the Board of Directors and the holders of the Notes.


INFLATION; CURRENCY RISK

    Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 27% in 1995, approximately 20% in 1996, and approximately 14.9% in 1997. The exchange rate for the zloty has stabilized and the rate of devaluation of the z$loty has generally decreased since 1991 and the zloty has appreciated against the U.S. Dollar in the three months ended March 31, 1998. Inflation and currency exchange fluctuations have had, and may continue to have, a material adverse effect on the business, financial condition and results of operations of the Company.

    Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenue is denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenue to service its U.S. Dollar denominated obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denominated obligations and, thus, on the Company's business, financial condition and results of operations.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

    The Notes will be issued at a discount to their principal amount at maturity. Although cash interest is not expected to accrue on the Notes prior to July 15, 2003, and there are not expected to be any periodic payments of interest on the Notes prior to January 15, 2004, original issue discount (the difference between the "stated redemption price at maturity" and the "issue price," as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations thereunder) ("OID") of the Notes will accrete from the issue date of such Notes up to the maturity date. Consequently, purchasers of Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the "stated redemption price at maturity" (inclusive of stated interest on the Notes) and the "issue price" of the Notes.

    In the event a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Notes, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the OID which is not deemed to constitute "unmatured interest" for the purposes of the Bankruptcy Code. Any OID that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Code in determining the method of amortization of OID, a holder of Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

    For United States federal income tax purposes, because the yield to maturity on the Notes is equal to or in excess of the sum of the long-term applicable federal rate for the month in which the Notes are issued plus five percentage points, the Notes will be classified as "applicable high yield discount obligations" within the meaning of section 163(i) of the Code. Consequently, subject to the next sentence, the Company will not be entitled to deduct as interest expense for United States federal income tax purposes the accreted OID under the Notes until such time as the accreted OID is paid to the holders of such Notes. Moreover, the Company will never be entitled to deduct as interest expense for United States federal income tax purposes the accreted OID under the Notes to the extent that the accreted OID is attributable to the yield on the Notes in excess of the sum of the long-term applicable federal rate for the month in which the Notes are issued plus six percentage points, even if such portion of the accreted OID is subsequently paid by the Company to the holders of the Notes. As a result of the classification of the Notes as "applicable high yield discount obligations," therefore, the Company's deduction for United States federal income tax purposes of interest economically accrued under the Notes will be deferred or denied relative to other types of high yield debt instruments that pay stated interest currently or do not defer the payment of accrued OID for more than five years.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were sold by the Issuer on July 14, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act and institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities
Act). As a condition to the sale of the Old Notes, the Issuer and the Initial Purchaser entered into the Registration Rights Agreement as of July 14, 1998. Pursuant to the Registration Rights Agreement, the Issuer agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) use its best efforts to file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes by September 11, 1998; (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act by October 11, 1998; and
(iii) upon effectiveness of the Registration Statement, use its best efforts to commence the Exchange Offer and maintain the effectiveness of the Registration Statement and keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Issuer's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

    Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange any and all Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The Issuer will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

    The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, an aggregate of $252 million in principal amount at maturity of the Old Notes is outstanding. This Prospectus, together
with the Letter of Transmittal, is first being sent on or about             , to
all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

    Holders of the Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission thereunder. See "Description of the Notes--Exchange Offer; Registration Rights."

    The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Issuer will give written notice of any extension, amendment, nonacceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee and who wishes to tender should contact such registered holder of Old Notes promptly and instruct such registered holder of Old Notes to tender on behalf of the beneficial owner. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed power of attorney from the registered holder of Old Notes. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes whose acceptance might, in the judgment of the Issuer, or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

    By tendering, each holder will represent to the Issuer that, among other things, (i) the Exchange Notes to be acquired by the holder of the Old Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Issuer should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

    In all cases, the issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry procedures described below, such non exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes and the amount of Old Notes, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under " --Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes tendered pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any other transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of Exchange Notes having obligations with respect to resales and transfers to Exchange Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole that, in the sole judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the sole judgment of the Issuer have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes; which, in the sole judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

    To the Issuer's knowledge, as of the date of this Prospectus, none of the foregoing events has occurred.

    In addition, the Issuer will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

    The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

    Bankers Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               DELIVERY TO: Bankers Trust Company, Exchange Agent

                              BY MAIL OR BY HAND:

                             Bankers Trust Company
                               Four Albany Street
                                   7th Floor
                            New York, New York 10006
               ATTENTION: Corporate Trust Trustee Administration
                           Telephone: (212) 250-6573
                          By Facsimile: (212) 250-0933

    DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    The Issuer will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

    The estimated cash expenses to be incurred in connection with the Exchange Offer of approximately $25,000 (plus any out-of-pocket expenses, including without limitation, legal fees and expenses incurred by the Exchange Agent) will be paid by the Issuer.

ACCOUNTING TREATMENT

    For accounting purposes, the Issuer will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

REGULATORY MATTERS

    The Issuer is not aware of any governmental or regulatory approvals that are required in order to consummate the Exchange Offer.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "United States Income Tax Considerations."

    The Old Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests),
(iv) to the Issuer or, (v) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. Under certain circumstances, the Issuer is required to file a Shelf Registration Statement. See "Description of Notes--Exchange Offer; Registration Rights."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULT

    In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th calendar day following the Issue Date, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 90th calendar day following the Issue Date, (iii) the Exchange Offer is not consummated on or prior to the 120th calendar day following the Issue Date, or, as the case may be, a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to the 120th calendar day following the Issue Date or (iv) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable (except in certain limited periods) (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the Issuer will be required to pay additional interest in cash on each interest payment date in an amount equal to one-half of one percent (0.5%) per annum of the applicable Accreted Value of the Notes with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per annum. Upon the cure of all applicable Registration Defaults, such additional interest will cease to accrue. See "Description of the Notes--Exchange Offer; Registration Rights."

                                USE OF PROCEEDS

    The Issuer will not receive any proceeds from the issuance of the Exchange Notes or the consummation of the Exchange Offer or any sale of the Exchange Notes to any broker-dealer.

    The Company intends to use the net proceeds from the sale of the Old Notes which were approximately $120 million after deducting offering expenses and the Initial Purchasers' discount, to fund (i) capital expenditures, operating losses and working capital primarily related to the launch and development of its D-DTH business, (ii) the acquisition of cable television networks (approximately $37 million) and certain minority interests in subsidiaries of the Company which are held by unaffiliated third parties (approximately $16 million), and (iii) general corporate purposes and certain other investments. See "Prospectus Summary--Recent Developments."

    The Company believes that, in addition to the net proceeds from the sale of the Old Notes, cash on hand and cash from operations, it will need additional funding of at least $150 million to fulfill its current business development plan through the end of 1999. This additional financing will be required to fund ongoing development and expansion of the Company's D-DTH and programming businesses, and such businesses are expected to incur operating losses and negative cash flow for at least the next two years. At July 21, 1998, the Company was committed to pay at least approximately $380 million in guaranteed payments (including but not limited to payments for the D-DTH Reception Systems, and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next seven years, of which at least approximately $235 million was committed through the end of 1999. These payments may increase if the Company enters into additional programming agreements. The Company expects that it will also require additional external funding for its business development plan in years subsequent to 1999 if the Company continues to provide promotional incentives to subscribers (other than the 500,000 initial subscribers) with respect to the D-DTH Reception Systems. Future sources of financing for the Company could include public or private debt or equity offerings or bank financings or any combination thereof. Moreover, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it consummates unanticipated investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if the net proceeds from the sale of the Old Notes, existing cash and projected cash flow from operations prove to be insufficient, the Company may need to obtain greater amounts of additional financing. While it is the Company's intention to enter only into new financings or refinancings that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company. See "Risk Factors--Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." PCI maintains a credit facility of approximately $6.5 million, under which all amounts were drawn in June 1998. @Entertainment is currently negotiating to enter into an agreement with one or more banks to provide a larger liquidity facility.

                               EXCHANGE RATE DATA

    The following table sets forth, for the periods indicated, the noon exchange rate quoted by the NBP. Such rates are set forth as zloty per U.S. Dollar. At March 31, 1998, such rate was PLN 3.45 = $1.00. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty.

                                                                       YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------------
                                                     1992       1993       1994       1995       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Exchange rate at end of period...................       1.58       2.13       2.44       2.47       2.88       3.51
Average exchange rate during period(1)...........       1.39       1.84       2.27       2.43       2.71       3.31
Highest exchange rate during period..............       1.58       2.13       2.45       2.54       2.89       3.56
Lowest exchange rate during period...............       1.15       1.58       2.14       2.32       2.47       2.86

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                   -------------------
                                                          1998
                                                   -------------------
Exchange rate at end of period...................            3.45
Average exchange rate during period(1)...........            3.49
Highest exchange rate during period..............            3.56
Lowest exchange rate during period...............            3.42

------------------------

(1) The average of the exchange rates on the last day of each month during the applicable period.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents and actual capitalization of the Company on a consolidated basis as of March 31, 1998 and as adjusted to reflect the completion of the sale of the Old Notes and the receipt and application of the estimated net proceeds therefrom and the drawdown of the $6.5 million AmerBank facility as described under "Use of Proceeds."

                                                                                           MARCH 31, 1998
                                                                                      -------------------------
                                                                                         ACTUAL     AS ADJUSTED
                                                                                      ------------  -----------
                                                                                             (UNAUDITED)

                                                                                        (IN THOUSANDS OF U.S.
                                                                                              DOLLARS)
Cash and cash equivalents...........................................................  $     58,589   $ 184,624
                                                                                      ------------  -----------
                                                                                      ------------  -----------
Long-term liabilities:
  PCI Notes(1)......................................................................  $    129,666   $ 129,666
  Old Notes(2)......................................................................       --          117,485
  Other notes payable(1)............................................................         2,631       9,131
                                                                                      ------------  -----------
    Total long-term liabilities.....................................................       132,297     256,282
Stockholders' equity:
  Preferred stock, par value $.01 per share; Authorized 20,002,500 shares; none
    issued and outstanding..........................................................       --           --
  Common stock, par value $.01 per share; Authorized 70,000,000 shares; issued and
    outstanding 33,310,000 shares(3)................................................           333         333
  Warrants(2).......................................................................       --            7,615
  Paid-in capital...................................................................       230,339     230,339
  Cumulative translation adjustment.................................................         2,549       2,549
  Accumulated deficit...............................................................       (95,395)    (95,395)
                                                                                      ------------  -----------
    Total stockholders' equity......................................................       137,826     145,441
                                                                                      ------------  -----------
      Total capitalization..........................................................  $    270,123   $ 401,723
                                                                                      ------------  -----------
                                                                                      ------------  -----------

------------------------

(1) See "Description of Indebtedness."

(2) Of the $125.1 million gross proceeds from the sale of 252,000 units, each consisting of $1,000 principal amount at maturity of the Old Notes and four warrants (each a "Warrant"), each initially entitling the holders thereof to purchase 1.81 shares of Common Stock at an exercise price of $13.20 per share, subject to adjustment, $117.5 million has been allocated to the initial Accreted Value of the Old Notes and $7.6 million has been allocated to the Warrants. No assurance can be given that the value allocated to the Notes and Warrants will be indicative of the price at which the Notes and Warrants may actually trade.


(3) Does not include 1,824,514 shares of Common Stock reserved for issuance upon exercise of the Warrants, 1,936,400 shares subject to options which were exercisable within sixty days of the date hereof and 2,509,600 additional shares of Common Stock reserved for issuance in connection with options granted to certain employees of the Company. See "Executive Compensation" and "Option Grants in Last Fiscal Year."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below as of and for each of the years in the five-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company and the notes thereto, prepared in conformity with U.S. GAAP, which have been audited by the Company's independent public accountants. The Consolidated Financial Statements as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 which have been audited by KPMG Polska Sp. z o.o., independent public accountants, are included elsewhere in this Prospectus. The consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of such dates and the results of operations for such periods. The results for the interim periods presented are not necessarily indicative of the results for a full year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                              THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                 -------------------------------------------------------  --------------------
                                                   1993       1994       1995       1996        1997        1997       1998
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                                                              (UNAUDITED)
                                                                     (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Cable television revenue.......................  $   6,562  $   8,776  $  18,557  $  24,923   $  38,138   $   7,508  $  12,686
Operating expenses:
  Direct operating expenses....................     (1,481)    (2,119)    (5,129)    (7,193)    (14,621)     (2,100)    (8,648)
  Selling, general and administrative
    expenses(1)................................     (4,029)    (2,818)    (4,684)    (9,289)    (49,893)     (2,974)   (13,447)
  Depreciation and amortization................     (2,257)    (3,459)    (5,199)    (9,788)    (16,294)     (3,450)    (4,949)
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Operating (loss) income....................     (1,205)       380      3,545     (1,347)    (42,670)     (1,016)   (14,358)
  Interest and investment income...............         65         78        174      1,274       5,754         750        850
  Interest expense.............................       (116)    (2,327)    (4,373)    (4,687)    (13,902)     (3,205)    (3,649)
  Equity in income (losses) of affiliated
    companies..................................         --         --         --         --        (368)         --        270
  Foreign currency (loss) gain, net............       (315)       (27)       (17)      (761)     (1,027)       (305)        73
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
  Loss before income taxes, minority interest
    and extraordinary item.....................     (1,571)    (1,896)      (671)    (5,521)    (52,213)     (3,776)   (16,814)
  Income tax (expense) benefit.................       (976)      (803)      (600)    (1,273)        975        (271)      (333)
  Minority interest............................        205        316        (18)     1,890      (3,586)        476       (149)
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Loss before extraordinary item.............     (2,342)    (2,383)    (1,289)    (4,904)    (54,824)     (3,571)   (17,296)
  Extraordinary item--loss on early
    extinguishment of debt(2)..................         --         --         --     (1,713)         --          --         --
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Net loss...................................     (2,342)    (2,383)    (1,289)    (6,617)    (54,824)     (3,571)   (17,296)
  Accretion of redeemable preferred stock......         --         --         --     (2,870)     (2,436)       (980)        --
  Preferred stock dividends....................         --     (1,811)        --     (1,738)         --          --         --
  (Excess) deficit of consideration paid for
    preferred stock (over) under carrying
    amount(3)..................................         --         --         --      3,549     (33,806)         --         --
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
  Net loss applicable to holders of Common
    Stock......................................  $  (2,342) $  (4,194) $  (1,289) $  (7,676)  $ (91,066)  $  (4,551) $ (17,296)
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------

                                                                                                             THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                -------------------------------------------------------  --------------------
                                                  1993       1994       1995       1996        1997        1997       1998
                                                ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT RATIOS)                   (UNAUDITED)
OTHER FINANCIAL DATA:
  Net cash provided by/(used in) operating
    activities................................      2,709      1,599      3,839      6,112     (18,773)     (1,656)   (11,832)
  Net cash used in investing activities.......     (5,817)   (12,341)   (21,985)   (74,861)     64,842)     (7,662)   (35,307)
  Net cash provided by/(used in) financing
    activities................................      3,332     12,686     17,996    134,889     120,823        (657)        37
  Consolidated EBITDA(4)......................  $   1,052  $   3,839  $   8,744  $   8,441   $  (8,274)  $   2,434  $  (9,409)
  PCI EBITDA(5)...............................      1,052      3,839      8,744      8,441       5,387       2,597      3,899
  Expenditures for the purchase and
    construction of property, plant and
    equipment.(6).............................      5,490     11,695     16,715     26,581      42,454       4,867     23,085
  Ratio of earnings to fixed charges(7).......        N/A       0.37       0.86       0.21         N/A        0.04        N/A

                                                                                                       AS OF
                                                              AS OF DECEMBER 31,                     MARCH 31,
                                             -----------------------------------------------------  -----------
                                               1993       1994       1995       1996       1997        1998
                                             ---------  ---------  ---------  ---------  ---------  -----------
                                                                (IN THOUSANDS)                      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents................  $     549  $   2,493  $   2,343  $  68,483  $ 105,691   $  58,589
  Property, plant and equipment, net.......     26,828     33,235     52,320     84,833    117,579     139,231
  Total assets.............................     34,165     47,376     68,058    217,537    307,096     303,794
  Total notes payable......................     20,073     35,988     59,405    130,074    130,110     132,297
  Redeemable preferred stock...............         --         --         --     34,955         --          --
  Total stockholders' equity...............      3,250      1,479        190     31,048    152,355     137,826

------------------------

(1) The year ended December 31, 1997 includes a non-cash compensation expense of $18,102,000 relating to the granting of certain management stock options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 16 to the Consolidated Financial Statements included elsewhere in this Prospectus.

(2) See Note 12 to the Consolidated Financial Statements included elsewhere in this Prospectus.

(3) Represents the amount paid to preferred stockholders in excess of or less than the carrying value of such shares. See Note 1 to the Consolidated Financial Statements included elsewhere in this Prospectus.

(4) EBITDA consists of net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

(5) PCI EBITDA reflects the EBITDA for PCI and its subsidiaries, whose primary operations consist of the Company's cable television business. For the years 1993 through 1996, consolidated EBITDA was entirely attributable to PCI and its subsidiaries.

(6) Expenditures in 1993 and 1994 include the costs of construction of cable television systems and exclude the costs of acquiring cable systems and other property, plant and equipment.

(7) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net loss before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. For all periods presented, the Company incurred net losses before income taxes and hence earnings to fixed charges indicate a less than one to one coverage. For the years ended December 31, 1993, 1994, 1995, 1996, and 1997 and the three months ended March 31, 1997 and 1998, earnings were insufficient to cover fixed charges by $1,140,000, $1,580,000, $689,000, $3,631,000, $55,799,000, $3,300,000 and $16,963,000,
    respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, included elsewhere in this Prospectus. This Prospectus contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Issuer or its officers with respect to, among other things, (i) the Issuer's financing plans,
(ii) trends affecting the Issuer's financial condition or results of operations,
(iii) the impact of competition, (iv) the start up of certain operations, (v) acquisition opportunties, and (vi) regulatory matters. The Issuer's actual future results could differ materially from those discussed herein. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Prospectus Summary--Relevant Developments," "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Industry," "Business" and "Regulation," identifies important factors that could cause such differences.

OVERVIEW

    The Company's revenues have been, and until the limited launch of the Company's D-DTH business on July 1, 1998, were derived entirely from its cable television business and programming related thereto.

    Prior to June 1997, the Company's expenses were primarily incurred in connection with its cable television business and programming related thereto. Since June 1997, the Company has been incurring, in addition to expenses related to its cable television and programming businesses, expenses in connection with the development of its D-DTH business and Wizja TV, which was originally scheduled for launch on April 18, 1998. On April 17, 1998, the Company signed a letter of intent with TKP and its shareholders to form a joint venture for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The Company estimates that the delay of its planned April 1998 Wizja TV launch has resulted in approximately $7.2 million of additional out-of-pocket expenditures as of July 8, 1998, including a $5 million payment made to Philips to compensate it for costs it incurred as a result of the suspension of the production process for the D-DTH Reception Systems. The Company started to transmit Wizja TV across its cable networks on June 5, 1998 and on its D-DTH system on a limited basis on July 1, 1998.

    The Company generated operating income of $3.5 million in 1995, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively, primarily due to the increased levels of acquisitions and related costs and non-cash compensation expense related to stock options.

    In addition to other operating statistics, the Company measures its financial performance by EBITDA. The Company defines EBITDA to be net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options) and gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not a U.S. GAAP measure of loss or cash flow from operations and should not be considered as an alternative to net loss as an indication of the Company's financial performance or as an alternative to cash flows from operations as a measure of liquidity.

CABLE OVERVIEW

    Substantially all of the Company's revenues through March 31, 1998 have been derived from monthly subscription fees for cable television services and one-time installation fees for connection to its cable television networks. The Company charges cable subscribers fixed monthly fees for their choice of service tiers and for other services, such as premium channels, tuner rentals and additional outlets, all of which are included in monthly subscription fees. The Company currently offers Broadcast, Intermediate (in limited areas) and Basic Tiers of cable service. At March 31, 1998 approximately 76% of the Company's subscribers received the Company's Basic Tier. During the three months ended March 31, 1998, approximately 93% of the Company's revenue was derived from monthly subscription fees compared to 85% in the corresponding period in 1997.

    When the Company began operations in 1990, revenue from installation fees exceeded revenue from monthly subscription fees because of the significant number of new installations and the high amount of the installation fees relative to the small existing subscriber base. As the Company's cable subscriber base has grown, aggregate monthly subscription revenue has increased and installation fees, have declined as a percentage of total revenue. The Company expects that installation fees will continue to constitute a declining portion of the Company's revenue.


    The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. The Company intends to increase the monthly price for the Basic Tier service twice in the next six months and premium channels such as Wizja 1, the HBO Poland service (a Polish-language version of HBO's premium movie channel) and Canal+ Polska will each be offered to cable customers for an additional monthly charge.


    The Company divides operating expenses into (i) direct operating expenses,
(ii) selling, general and administrative expenses and (iii) depreciation and amortization expenses. Direct operating expenses consist of programming expenses, maintenance and related expenses necessary to service, maintain and operate the Company's cable systems, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consist principally of administrative costs, including office related expenses, professional fees and salaries, wages and benefits of non-technical employees, advertising and marketing expenses, bank fees and bad debt expense. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of intangible assets.

    Historically, the cable networks the Company has acquired have had lower EBITDA margins than the Company's existing operations. Upon consummation of an acquisition, the Company seeks to achieve operating efficiencies and reduce operating costs by rationalizing the number of headends and reducing headcount, among other things. The Company generally has been able to manage its acquired cable television networks with experienced personnel from one of its existing regional clusters and reduce the technical personnel necessary to operate acquired networks after connecting the networks to the Company's existing headends, or, if required, rebuilding the acquired networks to the required technical standards. In part due to these efforts, the Company has generally been able to increase the operating margins in its acquired systems, although there can be no assurance that it will be able to continue to do so.

    EBITDA for the Company's cable subsidiary, PCI, for 1995, 1996, 1997 and the first three months of 1998 was $8.7 million, $8.4 million, $5.4 million and $3.9 million, respectively. The Company expects EBITDA for its cable business to increase as it fully integrates acquired networks into its regional clusters and consummates acquisitions. There can be no assurance, however, that the Company will continue to generate positive EBITDA for its cable business in the future. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

D-DTH OVERVIEW

    The Company intends to expand its distribution capacity by launching in September 1998 a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming to be provided will be Wizja TV. The Company completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom. At March 31, 1998, the Company had incurred operating expenses of $26.6 million related to the launch of Wizja TV and the new D-DTH business.

    The Company expects to incur substantial operating losses and negative free cash flows related to the launch of its D-DTH business for at least the next two years while it develops and expands its D-DTH business. To date, the Company has relied primarily on funds raised in the Initial Public Equity Offering to fund the development of its D-DTH business. The Company's D-DTH business plan requires substantial capital expenditures to fund, among other things, the promotional incentives that are anticipated to be required to expand its business. The Company's business plan anticipates spending up to approximately $200 million to provide D-DTH Reception Systems to the targeted 500,000 initial subscribers at a price that is significantly decreased by promotional incentives, in order to drive subscriber penetration. See "Risk Factors--Need for Additional Financing."

    The Company currently charges its D-DTH subscribers an up-front fee of $135, plus applicable taxes, which includes the D-DTH Reception System rental, installation, and a one year's subscription for all channels (other than any premium channels). After the first year of service, subscribers will be required to pay a quarterly fee expected to be approximately $38 in advance for the service plus separate amounts to receive premium channels. The Company will retain ownership of the D-DTH Reception Systems.

PROGRAMMING OVERVIEW

    The Company, both directly and through other joint ventures, produces television programming for distribution. The Company has developed a multi-channel, primarily Polish-language programming platform under the brand name Wizja TV. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998 and on its D-DTH system on a limited basis on July 1, 1998, and it plans to transmit Wizja TV on its D-DTH system on a full-scale basis starting in September 1998. To promote the launch of Wizja TV, the Company has commenced a $20 million nationwide marketing campaign which the Company believes will be the largest single-year product launch expenditure to date in Poland. Wizja TV's current channel line-up includes three channels, Atomic TV, Wizja 1, and Wizja Pogoda, that are owned and operated by the Company, and 11 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels.

    The Company expects to continue to expand its in-house programming production and to seek out and participate in other programming related ventures. Costs related to the Company's programming business include costs to acquire programming produced by third parties, in-house production costs, selling costs, facilities costs, and personnel costs. The Company currently distributes Atomic TV and intends to distribute Wizja 1, Wizja Pogoda and Wizja Sport, to other cable operators in Poland for a per-subscriber fee basis. Such distribution agreements would likely include provisions which would entitle the Company to share in advertising revenue earned from the transmission of the Company's proprietary programming across cable networks owned by other cable operators in Poland.

    Certain in-house production costs will be capitalized and amortized in accordance with the guidance established within the Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films", as applicable.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    CABLE TELEVISION REVENUE. Revenue increased $5.2 million or 69.3% from $7.5 million for the three months ended March 31, 1997 to $12.7 million for the same period in 1998. This increase was primarily attributable to a 39.7% increase in the number of basic subscribers from approximately 484,000 at March 31, 1997 to approximately 676,000 at March 31, 1998, as well as an increase in monthly subscription rates. Approximately 68% of this increase in basic subscribers was the result of acquisitions and the remainder was due to build-out of the Company's existing cable networks.

    Revenue from monthly subscription fees represented 85.4% and 93.5% of cable television revenue for the three months ended March 31, 1997 and 1998, respectively. Installation fee revenue for the three months ended March 31, 1998, decreased by 41.1% compared to corresponding period in 1997, from $776,000 to $457,000. During the three months ended March 31, 1998, the Company generated approximately $0.8 million of additional premium subscription revenue and approximately $20,000 of additional premium channel installation revenue as a result of providing the HBO pay movie channel to cable subscribers.

    DIRECT OPERATING EXPENSES. Direct operating expenses increased $6.5 million, or 309.5%, from $2.1 million for three months ended March 31, 1997 to $8.6 million for the three months ended March 31, 1998, principally as a result of the following: higher levels of technical personnel and increased maintenance expenses associated with the establishment of its satellite up-link and studio facility located in Maidstone, United Kingdom, recently acquired cable networks which have not yet been integrated within the Company's cable system and standards, the increased size of the Company's cable televisions system, and costs associated with the lease of three transponders on the Astra satellites which provide the capability to deliver the Company's Polish-language programming platform to cable customers in Poland and will provide such capability for D-DTH customers in Poland. Direct operating expenses increased from 28% of revenues for the three months ended March 31, 1997 to 68% of revenues for the three months ended March 31, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $10.4 million or 346.7% from $3.0 million for the three months ended March 31, 1997 to $13.4 million for the three months ended March 31, 1998. A portion of this increase was attributable to a $2.5 million increase in sales and marketing expenses incurred in preparation for the launch of the D-DTH service and Wizja TV, general and administrative costs associated with newly acquired subsidiaries and cable networks, costs associated with an agreement relating to the sale of advertising on Atomic TV, an increase in the number of administrative staff associated with the establishment of the Maidstone, United Kingdom facility and Wizja TV, as well as an increase in professional fees associated with obtaining long-term programming contracts and broadcast/exhibition rights. Compensation expense also increased as the Company has established a management team of senior executives who have significant experience in the cable television, programming and satellite broadcasting businesses.

    As a percentage of revenue, selling, general and administrative expenses increased from 40% for the three months ended March 31, 1997 to approximately 106% for the corresponding period in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses rose $1.4 million, or 40%, from $3.5 million for the three months ended March 31, 1997 to $4.9 million for the three months ended

March 31, 1998, principally as a result of depreciation of additional cable television networks acquired and the continued build-out of the Company's existing cable networks. Depreciation and amortization expense as a percentage of revenues decreased from 46.0% in the three months ended March 31, 1997 to 39.0% in the three months ended March 31, 1998.

    INTEREST EXPENSE. Interest expense increased $0.4 million, or 12.5%, from $3.2 million for the three months ended March 31, 1997 to $3.6 million for the three months ended March 31, 1998. The increase in interest expense was mainly attributable to new loans assumed by the Company in connection with its acquisition of two subsidiaries subsequent to March 31, 1997.

    INTEREST AND INVESTMENT INCOME Interest and investment income increased $0.1 million, or 12.5%, from $0.8 million for the three months ended March 31, 1997 to $0.9 million for the three months ended March 31, 1998, primarily due to the income derived from the investment of a portion of the net proceeds from the PCI Notes and from the Initial Public Equity Offering in August 1997.

    FOREIGN EXCHANGE GAIN (LOSS). For the three months ended March 31, 1998, foreign exchange gain amounted to $0.1 million as compared to a $0.3 million loss for the corresponding period in 1997 as a result of the devaluation of the U.S. dollar against the Polish z$loty during the three months ended March 31, 1998.

    MINORITY INTEREST. Minority interest in subsidiary income was $0.1 million for the first three months of 1998, compared to minority interest in subsidiary loss of $0.5 million for the compared period in 1997.

    NET LOSS. For the three months ended March 31, 1997 and 1998, the Company had net losses of $3.6 million and $17.3 million, respectively. These losses were the result of the factors discussed above.

    EBITDA. EBITDA decreased by $11.8 million, or 486.6%, from $2.4 million for the three months ended March 31, 1997 to $(9.4) million. EBITDA consists of net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and loses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flows from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flows from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or cash flows from operations as a measure of liquidity.

1997 COMPARED TO 1996

    CABLE TELEVISION REVENUE. Revenue increased $13.2 million or 53.0% from $24.9 million in 1996 to $38.1 million in 1997. This increase was primarily attributable to a 42.6% increase in the number of basic subscribers from approximately 446,000 at December 31, 1996 to approximately 636,000 at December 31, 1997. Approximately 69.3% of this increase in basic subscribers was the result of acquisitions and the remainder was due to build-out of the Company's existing cable networks.

    Revenue from monthly subscription fees represented 87.2% and 90.1% of cable television revenue in 1996 and 1997, respectively. Installation fee revenue for 1997 decreased by 6.3% compared to 1996, from $3.2 million to $3.0 million. During 1997, the Company generated approximately $56,000 of additional premium subscription revenue and approximately $941,000 of additional premium channel installation revenue as a result of providing the HBO pay movie channel to cable subscribers.

    DIRECT OPERATING EXPENSES. Direct operating expenses increased $7.4 million, or 102.8%, from $7.2 million in 1996 to $14.6 million in 1997, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks which have not yet been integrated within the Company's networks and standards as well as the increased size of the Company's cable television system, and costs associated with the lease of two transponders on the Astra 1F satellite which will provide the capability to deliver the Company's Polish-language programming platform to Polish customers on the Company's cable television networks and its D-DTH system. Direct operating expenses increased from 28.9% of revenues for 1996 to 38.3% of revenues for 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $40.6 million or 436.6% from $9.3 million in 1996 to $49.9 million in 1997. A portion of this increase was due to non-cash compensation expense of $18.1 million in 1997 related to options to purchase shares granted to key executives. The remainder of the increase was attributable to an increase in sales and marketing expenses incurred in newly acquired networks, costs associated with the agreement relating to sale of advertising on Atomic TV, described in Note 9 to the Company's consolidated financial statements included elsewhere in this Offering Memorandum, and costs of launching the distribution of the HBO premium pay movie channel in Poland. Compensation expense also increased as the Company has established a management team of senior executives who have significant experience in the cable television, programming and satellite broadcasting businesses.

    As a percentage of revenue, selling, general and administrative expenses increased from 37.3% for 1996 to approximately 130.8% for 1997. However, without considering the non-cash compensation expense related to the stock options described above, selling, general and administrative expenses as a percentage of revenues would have been 83.4% in 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense rose $6.5 million, or 66.3%, from $9.8 million in 1996 to $16.3 million in 1997, principally as a result of depreciation of additional cable television systems acquired and the continued build-out of the Company's networks. Depreciation and amortization expense as a percentage of revenues increased from 39.3% in 1996 to 42.7% in 1997.

    INTEREST EXPENSE. Interest expense increased $9.2 million, or 195.7%, from $4.7 million in 1996 to $13.9 million in 1997 primarily due to the inclusion of a full year's interest on the PCI Notes which were issued in October 1996.

    INTEREST AND INVESTMENT INCOME. Interest and investment income increased $4.5 million, or 346.2%, from $1.3 million in 1996 to $5.8 million in 1997, primarily due to the income derived from the investment of a portion of the net proceeds from the issuance of PCI Notes in October 1996 and the Initial Public Equity Offering in August 1997.

    FOREIGN CURRENCY LOSS. For 1997 foreign currency loss amounted to $1.0 million as compared to $761,000 for 1996, primarily due to less favorable exchange rate fluctuations.

    MINORITY INTEREST. Minority interest in subsidiaries' income was $3.6 million for 1997, resulting from a fourth quarter adjustment to write off certain receivable balances that were not recoverable, compared to minority interest in subsidiary loss of $1.9 million for 1996.

    EXTRAORDINARY ITEM. During 1996 the Company prepaid a loan from the Overseas Private Investment Corporation ("OPIC"), resulting in an extraordinary loss of $1.7 million, consisting of a prepayment penalty of $147,000 and a write off of $1,566,000 of deferred financing costs.

    NET LOSS. For 1996 and 1997, the Company had net losses of $6.6 million and $54.8 million, respectively. These losses were the result of the factors discussed above.

    EBITDA. EBITDA decreased by $16.7 million, or 198.8%, from $8.4 million for 1996 to $(8.3) million for 1997. EBITDA consists of net loss adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency gains and losses, equity in losses of affiliated companies, income taxes, extraordinary items, non-recurring items (e.g., compensation expense related to stock options), gains and losses from the sale of assets other than in the normal course of business and minority interest. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that EBITDA and related measures of cash flows from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flows from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or cash flows from operations as a measure of liquidity. The Company treated the $18.1 million non-cash compensation expense relating to the grant of stock options in 1997 as a non-recurring item and it expects that future grants of stock options will not give rise to compensation expense.

1996 COMPARED TO 1995

    CABLE TELEVISION REVENUE. Revenue increased $6.3 million, or 33.9%, from $18.6 million in 1995 to $24.9 million in 1996. This increase was primarily attributable to a 70% increase in the number of basic subscribers from approximately 262,000 at December 31, 1995 to approximately 446,000 at December 31, 1996. (Such subscriber numbers do not include approximately 15,000 subscribers served by a cable system the Company acquired on January 1, 1997). Approximately 44.6% of this increase in basic subscribers was due to build-out of the Company's existing cable networks and the remainder was the result of acquisitions. Revenue from monthly subscription fees represented approximately 87.2% of cable television revenue in 1996. Installation fee revenue increased by 39.1% from $2.3 million in 1995 to approximately $3.2 million in 1996, primarily as a result of several remarketing campaigns implemented throughout 1996, which led to increased penetration. In addition, the Company experienced an increase in subscriber installations as a result of the continued build-out of the Company's networks.

    DIRECT OPERATING EXPENSES. Direct operating expenses increased $2.1 million, or 41.2%, from $5.1 million in 1995 to $7.2 million in 1996, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of the Company's cable television systems. Direct operating expenses increased from 27.6% of revenue in 1995 to 28.9% of revenue in 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.6 million, or 97.9%, from $4.7 million in 1995 to $9.3 million in 1996, primarily as a result of an increase in sales and marketing expenses incurred in newly acquired networks, the introduction of several remarketing campaigns throughout the areas covered by the Company's networks, and increased compensation and 1996 bonuses. Selling, general and administrative expenses increased from 25.2% of revenue in 1995 to 37.3% of revenue in 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses rose $4.6 million, or 88.5%, from $5.2 million in 1995 to $9.8 million in 1996, principally as a result of depreciation of additional cable television assets acquired in connection with the build-out of the Company's network. Also, during 1996, all of the prematurity periods expired and therefore the entire balance of investment in cable television system assets was subject to depreciation. Depreciation and amortization expenses as a percentage of revenue increased from 28.0% in 1995 to 39.3% in 1996.

    INTEREST EXPENSE. Interest expense increased $0.3 million, or 6.8%, from $4.4 million in 1995 to $4.7 million in 1996, primarily due to increased interest expense resulting from the issuance of $130 million of PCI Notes partially offset by a reduction in interest expense as a result of the repayment of $55 million of indebtedness with a portion of the proceeds from PCI's sale of equity securities in March 1996.

    INTEREST AND INVESTMENT INCOME. Interest and investment income increased by $1.1 million from $0.2 million in 1995 to $1.3 million in 1996. This increase was primarily attributable to a positive cash position in 1996 resulting from the issuance of PCI shares and the PCI Notes.

    FOREIGN CURRENCY LOSS. Foreign currency loss increased from $17,000 in 1995 to $761,000 in 1996, primarily due to less favorable exchange rate fluctuations.

    MINORITY INTEREST. Minority interest in subsidiaries' loss was $1.9 million in 1996 resulting from losses incurred in two minority owned subsidiaries compared to minority interest in subsidiaries' income of $18,000 in 1995. During 1996 the Company completed partial acquisitions which gave rise to the increase in minority interest in subsidiaries' losses.

    EXTRAORDINARY ITEM. During 1996 the Company prepaid a loan from the Overseas Private Investment Corporation ("OPIC"), resulting in an extraordinary loss of $1.7 million, consisting of a prepayment penalty of $147,000 and a write-off of $1,566,000 of deferred financing costs.

    NET LOSS. Net loss increased from a loss of $1.3 million in 1995 to a loss of $6.6 million in 1996 as a result of the factors discussed above.

    EBITDA. EBITDA decreased $0.3 million, or 3.4%, from $8.7 million in 1995 to $8.4 million in 1996. EBITDA does not include full year results for 1996 from TV Kabel in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from certain other acquisitions. The Company's EBITDA margin decreased from 47.1% to 33.9% over such period. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has met its cash requirements in recent years primarily with (i) capital contributions and loans from certain of the Principal Stockholders, (ii) borrowings under available credit facilities, (iii) cash flows from operations,
(iv) the sale of $130 million aggregate principal amount of PCI Notes, and (v) the sale of approximately $200 million of Common Stock through the Initial Public Equity Offering in August 1997. The Company had positive cash flows from operating activities in 1995 and 1996 of $3.8 million and $6.1 million, respectively, primarily due to the increase of cash received from subscribers and the deferral of the payment of interest expense.

    During 1996, PCI issued common and preferred stock to certain of the Principal Stockholders for approximately $82 million. On March 29, 1996, PCI consummated a transaction in which ECO purchased shares of common and preferred stock of PCI for a price of $65 million. On March 29, 1996, the Chase Family purchased additional shares of preferred and common stock of PCI for an aggregate purchase price of approximately $17 million. PCI applied approximately $55 million of the proceeds of these transactions to repay indebtedness owed to Chase American Corporation, which is beneficially owned by the Chase Family, and approximately $8.5 million to redeem preferred stock held by PIHLP, which is beneficially owned by the Chase Family.

    PCI has entered into an agreement with AmerBank which provides for a credit facility of approximately $6.5 million. All amounts under this facility were drawn in June 1998. Interest, based on LIBOR plus 3%, is due quarterly. All advances under the loan must be repaid by August 20, 1999. @Entertainment is currently negotiating to enter into an agreement with one or more banks to provide a larger liquidity facility, though there can be no assurance that such facility can be established on satisfactory terms.

    On October 31, 1996, $130 million aggregate principal amount of PCI Notes were sold by PCI to the initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. The PCI Notes were issued pursuant to the PCI Indenture.

    Pursuant to the PCI Indenture, PCI is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of PCI Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers, and sale of assets. Pursuant to the AmerBank credit facility, PCI is subject to certain informational and notice requirements but is not subject to restrictive covenants. The PCI Indenture limits, but does not prohibit, the payment of dividends by PCI and the ability of PCI to incur additional indebtedness. PCI could not pay dividends to the Issuer as of March 31, 1998 because certain financial ratios did not meet the minimum provided in the PCI Indenture.

    In August 1997, the Company raised approximately $200 million through its Initial Public Equity Offering. At March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom and the drawdown of the $6.5 million AmerBank facility, the Company would have had, on a consolidated basis, approximately $256 million aggregate principal amount of indebtedness outstanding.

    Pursuant to the Indenture, @Entertainment is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sale of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (viii) consolidations, mergers, and sale of assets; and (ix) limitations on lines of business. See "Description of the Notes--Certain Covenants."

    The Company had negative cash flows from operating activities for the year ended December 31, 1997 and the three months ended March 31, 1998 of $18.8 million and $11.8 million, respectively, primarily due to the significant operating costs associated with the development of its D-DTH service and the Wizja TV programming platform.

    Cash used for the purchase and build-out of the Company's cable television networks and the purchase of other property, plant, and equipment was $16.7 million, $26.6 million, $42.5 million, and $23.1 million in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. The increase primarily relates to the Company's acquisition of additional cable networks and capital expenditures associated with the build-out of its existing cable networks and the development of its planned D-DTH service and Wizja TV.

    Cash used for the acquisition of subsidiaries, net of cash received, was $4.1 million, $13.3 million, $18.0 million and $10.5 million in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. The Company spent approximately $1.2 million, $3.9 million, $5.9 million and $0.6 million in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, to upgrade major acquired networks to meet PCI's technical standards.


    Subsequent to March 31, 1998, the Company purchased certain cable television network assets for approximately $1.0 million and entered into an agreement to purchase, for approximately $10.6 million, certain remaining minority interests in a subsidiary of the Issuer held by unaffiliated third parties.


    At July 21, 1998, the Company was committed to pay at least approximately $380 million in guaranteed payments (including but not limited to payments for the D-DTH Reception Systems and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next seven years, of which at least approximately $235 million was committed through the end of 1999. These payments may increase if the Company enters into additional programming agreements. If the Company is unable to make these payments, it will have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company intends to use the net proceeds from the sale of the Old Notes, which were approximately $120 million after deducting offering expenses and the Initial Purchasers' discount, to fund (i) capital expenditures, operating losses and working capital primarily related to the launch and development of its D-DTH business, (ii) the acquisition of cable television networks (approximately $37 million) and certain minority interests in subsidiaries of the Issuer held by unaffiliated third parties (approximately $16 million), and (iii) general corporate purposes and certain other investments. See "Prospectus Summary--Recent Developments" and "Use of Proceeds."

    The Company believes that, in addition to the net proceeds from the sale of the Old Notes, cash on hand and cash from operations, it will need additional funding of at least $150 million to fulfill its current business development plan through the end of 1999. This additional financing will be required to fund ongoing development and expansion of the Company's D-DTH business and its programming business, and such businesses are expected to incur operating losses and negative cash flow for at least the next two years. The Company expects that it will also require additional external funding for its business development plan in years subsequent to 1999 if the Company continues to provide promotional incentives to subscribers (other than the 500,000 initial subscribers) with respect to the D-DTH Reception Systems. Future sources of financing for the Company could include public or private debt or equity offerings or bank financings or a combination thereof. Moreover, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it consummates unanticipated investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if the net proceeds from the sale of the Old Notes, existing cash, and projected cash flow from operations prove to be insufficient, the Company may need to obtain greater amounts of additional financing. While it is the Company's intention to enter only into new financings or refinancings that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company. PCI maintains a credit facility of approximately $6.5 million, under which all amounts were drawn in June 1998. @Entertainment is currently negotiating to enter into an agreement with one or more banks to provide a larger liquidity facility.

INFLATION AND CURRENCY EXCHANGE FLUCTUATIONS

    Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 27% in 1995, approximately 20% in 1996, approximately 14.9% in 1997. The exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has generally decreased since 1991, and the zloty has appreciated against the U.S. Dollar in the three months ended March 31, 1998. Inflation and currency exchange fluctuations have had, and may continue to have, a material adverse effect on the business, financial condition and results of operations of the Company.

    Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenues are denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenues to service its U.S. Dollar-denominated obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denominated obligations and, thus, on the Company's financial condition and results of operations.

YEAR 2000 COMPLIANCE

    In January 1997, the Company developed a plan to deal with the Year 2000 problem and to make its computer systems Year 2000 compliant. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The Company's plan provides for the Year 2000 related efforts to be completed by the end of 1998. Largely as a result of its high rate of growth over the past few years, the Company has entered into an agreement to purchase a new system to replace its current accounting computer system and an agreement to purchase specialized billing software for the Company's new customer service and billing center. The Company has no other significant computer systems. The total cost of the purchases is estimated to be approximately $2,400,000. The Company has obtained confirmations from the vendors of the systems indicating that such systems are Year 2000 compliant.

IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

    The Company, effective for the year ended December 31, 1997, has adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share." Pursuant to the provisions of the Statement, basic loss per share has been computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The effect of potential common stock (stock options outstanding) is anti-dilutive. Accordingly, dilutive loss per share does not assume the exercise of stock options outstanding.

    As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income/(loss) encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income/(loss), net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. The Company's comprehensive loss differs from net loss applicable to common stockholders only by the amount of the foreign currency translation adjustment charged to stockholders' equity.

IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED

    SFAS No. 131, "Disclosures about Segment of an Enterprise and Related Information," was issued in June 1997 and establishes standards for the reporting of information relating to operating segments in annual financial statements, as well as disclosure of selected information in interim financial reports. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," which requires reporting segment information by industry and geographic area (industry approach). Under SFAS No. 131, operating segments are defined as components of a company for which separate financial information is available and used by management to allocate resources and assess performance (management approach). This statement is effective for year-end 1998 financial statements. Interim financial information will be required beginning in 1999 (with comparative 1998 information). The Company does not anticipate that this standard will significantly impact the composition of its current operating segments, which are consistent with the management approach.

                                  THE INDUSTRY

GENERAL

    With approximately 39 million people and 12.3 million televison households (as estimated by the Company at December 31, 1997), the Company believes that Poland represents a highly attractive and dynamic market for the provision of pay television. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the 1996 U.S. and U.K. average television viewing rates of approximately 240 minutes and 215 minutes per day per adult, respectively. In addition, as there are only approximately 12 free-to-air television channels generally available in Poland that contain primarily Polish-language programming, the Company believes that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.

THE POLISH ECONOMY

    Poland has experienced significant growth in its economy in recent years. Poland's real gross domestic product grew at annual rates of 7.0%, 6.1%, and 6.0% in 1995, 1996, and 1997 respectively, which were the highest growth rates in Europe for 1995 and one of the highest in Europe in 1996. In recent years, the government has encouraged foreign private investment, which has risen from approximately $0.1 billion in 1990 to approximately $6.1 billion in 1996, and approximately $6.6 billion in 1997. Poland has also successfully reduced its annual inflation rate from approximately 250% in 1990 to approximately 27% in 1995, approximately 20% in 1996, and approximately 14.9% in 1997, and following a period of rising unemployment, unemployment in Poland declined to 10.5% at December 31, 1997. In part due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's Investors Service (Baa3) and Standard & Poor's Corporation (BBB-). The Company believes that the growth and stability in the economy have led to recent increases in disposable income levels in Poland, which grew at average annual rates of 9%, 7%, and 10% in 1995, 1996, and 1997, respectively. Furthermore, in certain urban markets where the Company operates its cable networks, including Warsaw, Krakow, Wroclaw and Katowice, disposable income levels are significantly higher and unemployment is significantly lower than the national average. For example, unemployment in Warsaw was approximately 2.8% at December 31, 1997.

THE POLISH MULTI-CHANNEL PAY TELEVISION INDUSTRY

POLISH CABLE MARKET

    Poland is the fifth-largest television market in Europe, with approximately
12.3 million television households (as estimated by the Company at December 31, 1997). Poland is also the largest single-language market in Central Europe. The Company believes that there are several primary factors which are highly favorable for the provision of multi-channel services, and which distinguish the Polish cable market from other cable markets, as outlined below.

    VIEWER DEMAND. Television viewing is a significant leisure activity in Poland, and in 1996 Poland had one of the highest television viewing rates in Europe, with an average of approximately 252 minutes of television viewing per day per adult as compared with averages of approximately 240 minutes, 195 minutes and 215 minutes of television viewing per day per adult for the United States, Germany and the United Kingdom, respectively. The Company believes that several factors contribute to such high television viewing and indicate Polish consumers' willingness to allocate disposable income for multi-channel pay television. These factors include limited entertainment alternatives, strong demand for high-quality programming, a long and generally cold winter season and a low telephone penetration rate of approximately 15 telephones per 100 persons.

    The Company also believes that, as the leading cable operator in Poland, its subscriber penetration rates and relatively low churn rates are further indicators of the potential demand for cable television services by large operators in Poland. There is a relatively low percentage of television homes for which cable service is available in Poland (based on Company estimates only approximately 33% of television households were passed by cable at December 31,
1997), which the Company believes provides a substantial market opportunity for cable operators. Once homes are passed by cable, the Company has generally experienced strong take-up rates, with an average basic penetration rate at May 31, 1998 of approximately 45% for the Company's cable systems as a whole. In certain areas where the Company has operated its networks for an extended period of time, such as portions of Gdansk, the Company's basic penetration rate is 63%.

    In addition, the Company has experienced low churn rates since its inception. The Company's annual churn rates have historically averaged less than 10%, which compare favorably to other markets such as the U.K. where in 1996 churn rates were approximately three times this figure. The Company believes that its churn rates are low because of the Company's customer care program, the high technical quality of its networks and desirable program offerings. In addition, the Company benefits from a shortage of housing in Poland that results in low move-related churn. In 1997, the Company's annual churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects, however, that it may continue to experience increases in its churn rate above historical levels during the implementation of the pricing strategy, which commenced in January 1997 and was designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. See "Business--Cable Operations-- Services and Fees--Pricing Strategy."

    The following table compares a number of cable market characteristics in Poland with certain industrialized countries and certain developing countries in Central Europe. All data in the following table are for 1996 except where indicated.

                                                                        AVERAGE TV
                                                         NUMBER OF        VIEWING
                                                        TELEVISION        MINUTES
                                                        HOUSEHOLDS      PER DAY PER      COLOR TV              VCR
                                                       (IN MILLIONS)       ADULT        PENETRATION      PENETRATION(1)
                                                      ---------------  -------------  ---------------  -------------------
Poland..............................................          12.0             252              88%                53%
United States.......................................          97.0             240              99%                81%
United Kingdom......................................          23.4             215              99%                81%
Germany.............................................          33.7             195              99%                63%
Czech Republic......................................           4.1             197              93%                32%
Hungary.............................................           3.9             N/A              81%                39%

                                                            HOMES
                                                          PASSED BY
                                                        CABLE AS A %
                                                        OF TELEVISION
                                                         HOUSEHOLDS
                                                      -----------------
Poland..............................................             23%
United States.......................................             97%(2)
United Kingdom......................................             35%
Germany.............................................             72%
Czech Republic......................................             56%
Hungary.............................................             44%

------------------------

(1) VCR households as a percentage of television households.

(2) 1995 figure.

Sources: Baskerville Communications Corp., TV International Sourcebook 1997, ZenithMedia, European Market and MediaFact (1998) and ZenithMedia, Americas Market and Mediafact (1997).

    HOUSING DENSITIES. Poland is one of the most densely populated countries in Central Europe. The housing market in Poland's urban areas is characterized by MDUs which are typically owned or controlled by co-op authorities. These co-op authorities often control more than 2,000 apartments each, and in the Company's experience, individual apartments often house multiple generations of families and multiple wage earners. In many of the Company's markets, housing densities exceed 645 homes per kilometer of cable plant, which results in extremely low build costs per subscriber, and significantly exceeds the average in the United States of 48 homes per kilometer of cable plant. Such densities provide significant advantages for cable operators, including extremely low build-out costs per subscriber. From its existing cable network infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average approximately $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) In addition, the number and density of MDUs offer marketing and other cost benefits in terms of targeting, attracting and servicing customers.

    CO-OPERATIVE HOUSING FRANCHISE PROCESS. The franchise process in Poland is unique in that the right to build a cable system is typically secured by reaching an agreement with individual co-op authorities and is not dependent upon issuance of a franchise for a particular region by a governmental authority. Reaching an agreement with the co-op authority provides the cable operator with the right to connect its system to dwellings within the co-op authority's jurisdiction. The Company's agreements with co-op authorities generally have terms ranging from ten to twenty years and have optional renewal periods of five years, though certain of the contracts may be terminated by either party on relatively short notice. Co-ops are legal entities created under Polish law which resemble corporations. Co-ops are run by Management Boards which are appointed, pursuant to their statutes, by either the co-op's Supervisory Board or its General Assembly of Members. There is no requirement that a member of the Management Board be a resident of the co-op. Members of the Management Boards of co-ops are generally university graduates and have some managerial experience.

    Although contracts with co-op authorities usually do not provide exclusivity for the cable operator, the access granted to every dwelling unit does provide significant benefit to the first cable operator reaching an agreement with the co-op authority. The Company owns all of its network plant in the ground and, in almost all cases, in the buildings of the co-op authorities with which it has contracts. Therefore, any potential competitor would be required to build an entire network parallel to the Company's in order to compete with it during or after the term of such contracts. Accordingly, the Company believes that it would be difficult for competitors to successfully overbuild in MDUs with which it has contracts due to the cost of parallel construction, pricing discounts likely to be necessary to attract the Company's subscribers and the low likelihood of achieving significant penetration levels.

    Although the financial costs and subscription rates generally do not favor overbuilding large cable operators, the lack of contractual exclusivity provides an opportunity for well-capitalized operators to overbuild weaker competitors. In situations where a smaller, poor-quality operator has a contract with a co-op authority, the co-op authority will often encourage a large, professional operator such as the Company to overbuild in order to improve the quality of service to its residents. In these circumstances, overbuilding can be a cost-effective means of achieving growth because of the high probability of attracting a significant number of subscribers from the existing operator.

POLISH CABLE MARKET CONSOLIDATION

    The cable industry in Poland has experienced significant consolidation in recent years. The Company believes that this consolidation will continue as small SMATV operators face the burden of compliance with the recently enacted regulations that set minimum technical standards for cable television networks and require payment for programming produced by others. As Poland's economy has grown and become more stable, certain well-capitalized cable television operators have acquired numerous cable television operators in Poland in order to build systems and acquire a critical mass of subscribers. The Company also has actively pursued acquisitions, acquiring approximately 47 cable television operators since 1992. These acquisitions have added approximately 350,000 of the Company's total subscribers.

DEVELOPMENT OF THE POLISH CABLE INDUSTRY

    Prior to 1989, during the Communist political regime, the Polish government controlled and regulated the television industry and all frequency usage. Channel offerings were limited primarily to government broadcast programs. During this period, MDUs were required by law to provide master antenna systems to all of their residents to ensure reception of such government programs. In the early years of the post-Communist era, there was no effective regulatory authority, which the Company believes led to the proliferation of small cable operators that often capitalized on the lack of viewing alternatives and the unregulated market. These operators built low-cost, poorly constructed cable systems in densely populated urban areas of Poland, often by modifying the existing master antenna systems in MDUs to deliver satellite programs. Primarily targeting MDUs in order to secure access to a significant number of potential subscribers with minimal capital commitment, these operators often charged relatively high installation fees which were used to finance the build-out of their systems. Currently, there are over 400 small cable operators in Poland, and they are generally characterized by small subscriber bases, poor quality signals, failure to comply with technical standards, lack of customer service and limited channel capacity and programming offerings that are often obtained from satellites without paying full copyright fees to the program producers.

    As part of the Polish government's efforts to encourage rapid infrastructure and economic development, it has begun to establish a regulatory framework for the cable television industry that is similar, in many respects, to that of the United States and other Western countries, but without any regulation of prices charged to subscribers. In 1993, to improve the quality of the country's cable television systems, Poland began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the Polish government began to monitor compliance with regulations requiring all cable operators to obtain government permits and, more recently, has begun to enforce such regulations. Poland has also ratified the Rome Convention, extending copyright protection to programs of foreign producers. See "Regulation--Poland-- Copyright Protection." The Company believes that the enforcement of technical standards and copyright laws in Poland will require cable television operators to rebuild or upgrade their systems as necessary to comply with technical standards and to pay for programming that is currently being obtained free of charge. The Company believes that this will improve its competitive position by forcing poorly capitalized competitors to either sell their systems to better capitalized operators which have the resources to comply with such standards and laws or to cease operations altogether.

    Since 1990, the Polish cable industry has developed rapidly, due in part to the growth in the economy and to the development of cable industry regulations. This development has included the entry of well-capitalized Western-style cable operators, such as the Company, that have constructed high-quality cable systems with numerous channel offerings. The following chart illustrates the growth of the Polish cable market in terms of homes passed and basic subscribers since 1990.

                          GROWTH IN THE CABLE INDUSTRY
                                 (IN THOUSANDS)

                                    [CHART]

[Chart shows the number of basic subscribers plotted against the number of homes passed demonstrating growth in the Polish cable television industry from 1990 to 1996 from approximately 100,000 basic subscribers and 500,000 homes passed in 1990 to approximately 1,500,000 basic subscribers and 2,700,000 homes passed in 1996.]

Source: Baskerville Communications Corp., TV International Sourcebook 1997.

    Despite the strong recent growth in the cable television industry, the Company estimates only approximately 33% of the television households in Poland were passed by cable at May 31, 1998, which the Company believes provides a substantial market opportunity for cable operators. The Company believes that there are a considerable number of homes remaining in Poland, particularly in urban areas, that would be suitable for the construction of cable television networks and the provision of cable television services.

A-DTH

    The only multi-channel distribution method currently widely available in Poland other than cable television is A-DTH satellite services. The A-DTH market in Poland developed rapidly following the repeal in 1989 of legislation that required residents of Poland to acquire special permits in order to own satellite dishes. Subsequent to this repeal, demand for A-DTH satellite services was driven primarily by the widespread availability of high-quality, unencrypted programming that could be obtained without charge from various European satellites, including the Astra and Eutelsat satellites.

    In the mid 1990s, programmers began encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. These actions had the effects of (i) limiting access to satellite programming to paying subscribers, and (ii) reducing the quality of reception due to the location of the new satellites. In order to receive a similar number of channel offerings and clear reception, Polish consumers had to subscribe to an A-DTH service and purchase more expensive, motorized satellite dishes and related equipment.

    During this same time period, the Polish market also experienced the introduction and growth, predominantly in urban areas, of Western-style cable operators that offered the Polish consumer a high-quality multi-channel pay television alternative to A-DTH at an attractive price. As the cable market has grown, A-DTH has continued to lose market share. The Company believes that this trend will continue particularly in urban markets because of A-DTH's poor signal quality relative to cable television, limited channel offerings, expensive equipment and short life of motorized dishes as well as an increasing reluctance by co-op authorities to permit the use of satellite dishes, particularly the larger 36" diameter dishes used for A-DTH.

    The chart on the following page outlines the relative market shares of A-DTH and cable in Poland as measured by the number of subscribers for the years 1991 through 1997.

                        MARKET SHARE OF CABLE OPERATORS
                        VERSUS A-DTH PROVIDERS IN POLAND

                                    [CHART]

[Chart shows the relative market share of cable operators versus A-DTH providers in Poland from 1991 to 1997 demonstrating that the market share of cable operators against A-DTH providers has grown from a 20/80% ratio in 1991 to a 70/30% ratio in 1997.]

Source: Baskerville Communications Corp., TV International Sourcebook 1997 (includes 1991-1995 data), AGB Polska (includes 1996 and 1997 data).

D-DTH

    The Company believes that a D-DTH service will offer Polish consumers significant advantages over the current A-DTH offerings, due to, among other factors (i) wider range of Polish-language programming available due to the compression ability of digital technology from a single satellite position, (ii) less-expensive, smaller non-motorized dishes, (iii) the improved signal quality of D-DTH, and (iv) the increasing availability of premium services.

    The Company intends to expand its distribution capacity by launching in September 1998 a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming to be provided will be Wizja TV. The Company completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company believes that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with an A-DTH satellite dish. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's 53% VCR penetration rate at an average cost of $225 per VCR, the Company believes that its D-DTH service will serve as an attractive and affordable entertainment alternative. The Company believes that its D-DTH system, when combined with the continued expansion of its cable television and programming businesses, will enhance its position as the leading provider of pay television in Poland. There can be no assurance, however, that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH service, or that it will not face competition from other D-DTH businesses in Poland. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market."

                                    BUSINESS

GENERAL

    The Company is the leading provider of pay television in Poland and is engaged principally in the provision of cable television services and in the development, packaging and delivery of high-quality programming. The Company is the largest cable television operator in Poland, with approximately 865,000 total subscribers, which the Company estimates is more than two and a half times as many subscribers as the next largest cable television operator. Over the past three years, the Company has experienced rapid growth in revenues and subscribers, both through acquisitions and through the build-out of its own cable networks, resulting in an average increase in revenues and total cable subscribers of 66% and 56% per annum, respectively. The Company also has increased its average revenue per subscriber by 12% per annum during this same period. The Company generated operating income of $3.5 million in 1995, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively. On June 5, 1998, the Company launched the Programming Platform branded Wizja TV, consisting of 11 channels of primarily Polish language programming, over its cable networks. The Company believes that Wizja TV will provide it with a significant competitive advantage for driving subscriber growth and increasing revenue per subscriber. Wizja TV will also be sold on a wholesale basis to other cable operators in Poland.

    In order to reach television households in Poland which it does not expect to cover with its cable networks, the Company intends to launch in September 1998 a complementary D-DTH service allowing subscribers to receive Wizja TV via a satellite dish. The Company has completed the testing of its production and transmission facility and completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service will be the first D-DTH service available in Poland. In connection with the launch of the Company's D-DTH service, through May 31, 1998 the Company had received approximately 25,000 preliminary indications of demand from potential subscribers relating to its D-DTH service and had received more than 350,000 telephone calls relating to the Wizja TV product. Upon the full launch of the Company's D-DTH system in September 1998, an expanded version of Wizja TV will be transmitted on both the Company's D-DTH system and cable networks. The Company has also entered into an agreement with Philips to supply the satellite dish, digital set top box and related hardware and to distribute the Company's D-DTH service through more than 1,000 Philips authorized retailers located throughout Poland.

POTENTIAL MARKET OPPORTUNITY

    With approximately 39 million people and 12.3 million television households (as estimated by the Company at December 31, 1997), the Company believes that Poland represents a highly attractive and dynamic market for the provision of pay television. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the 1996 U.S. and U.K. average television viewing rates of approximately 240 minutes and 215 minutes per day per adult, respectively. In addition, as there are only approximately 12 free-to-air television channels generally available in Poland that contain primarily Polish-language programming, the Company believes that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.

        CABLE TELEVISION MARKET. The Company believes the market for cable television in Poland is attractive with growth opportunities coming both from homes passed by cable that are not cable subscribers and homes currently not passed by cable. Of the approximately 4.0 million homes in Poland currently passed by cable, the Company estimates that approximately
    1.0 million households do not subscribe to cable. In addition, approximately
    8.3 million homes are currently not passed by cable.

        D-DTH MARKET. The Company believes that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with an A-DTH satellite dish. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's 53% VCR penetration rate at an average cost of $225 per VCR, the Company believes that its D-DTH service will represent an attractive and affordable entertainment alternative.

COMPANY OPERATIONS

    CABLE TELEVISION. The Company operates the largest cable television system in Poland with approximately 1,530,000 homes passed and approximately 865,000 total subscribers. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company believes additional subscriber growth can be achieved through a combination of increased penetration, new network build-out and acquisitions. In addition, the Company believes that its offering of Wizja TV on its cable networks, which began June 5, 1998, will increase its number of subscribers and increase revenue per subscriber. At March 31, 1998, the Company had invested more than $121 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade as rapidly as possible substandard networks that it has acquired.

    DIGITAL SATELLITE DIRECT-TO-HOME BROADCASTING. The Company intends to expand its distribution capacity by launching in September 1998 a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming to be provided will be Wizja TV. The Company completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom.

    Philips, a leading electronics manufacturer and, through its Polish affiliates, the largest electronics retailer in Poland, has agreed to supply the Company with D-DTH Reception Systems, for up to 500,000 initial subscribers to the Company's D-DTH service. Philips has also agreed to distribute, install and service the Company's D-DTH Reception Systems through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition, Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark- technology similar to that to be used in the Company's D-DTH service.

    Because the Company's D-DTH service will, it believes, be the first D-DTH service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to certain aspects of the Company's D-DTH business and related programming arrangements, and there can be no assurance that these issues will be decided favorably for the Company. In addition, the Polish and European and Union broadcasting regulations are part of a developing regulatory framework that may change adversely to the Company as the Polish D-DTH market develops. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market," "--Polish Regulation of the D-DTH Market", "--European Union Regulation of D-DTH Business," and "--Dependence on Philips as Principal Supplier."

    PROGRAMMING. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998, and it plans to transmit Wizja TV on its D-DTH system on a full-scale basis starting in September 1998. To promote the launch of Wizja TV, the Company has commenced a $20 million nationwide marketing campaign which the Company believes will be the largest single-year product launch expenditure to date in Poland. Wizja TV's current channel line-up includes three channels, Atomic TV, Wizja 1, and Wizja Pogoda, that are owned and operated by the Company, and 11 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subscribers, and the Company believes that based on distribution it is the leading music television channel in the Polish market. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, and Wizja Pogoda, a weather channel, were launched on July 1, 1998 and July 21, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. Wizja Sport, a sports channel, is expected to be launched during the fourth quarter of 1998.

    Wizja TV includes certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.


    The Company has signed license agreements for the exclusive distribution on its D-DTH system, and amended its existing agreement for non-exclusive distribution across its cable networks, of the HBO Poland service, a Polish-language version of HBO's premium movie channel.


    The Company has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from the Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating, games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will initially be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    In addition, the Company has signed license agreements for exclusive pay television distribution to Poland of the following channels: BET on Jazz, The Cartoon Network, Turner Classic Movies, Fox Kids Poland, The Hallmark Entertainment Channel, the National Geographic Channel, QuesTV, Romantica and Travel. The Company has also signed a license agreement for distribution in Poland of CNNI, and has entered into a binding heads of agreement for the exclusive distribution on its D-DTH system of MTV and the non-exclusive distribution across its cable networks of VH-1. The Company expects to launch MTV and VH-1 in the third quarter of 1998. The Company is also in the process of negotiating license agreements for exclusive pay television distribution to Poland of additional channels.

    The Company is also negotiating with Telewizja Polska S.A. ("TVP"), the Polish state-owned broadcaster, to retransmit TVP's popular channels on Wizja TV and to establish a joint venture which will develop thematic channels based on original programming and programming licensed from TVP's extensive archives. Any agreement with TVP would be subject to Polish regulatory and other approvals, and there can be no assurance that the Company will be able to enter into an agreement with TVP on satisfactory terms.

COMPANY STRENGTHS

    The Company has certain strengths that it believes position it to compete successfully in the Polish pay television market and to take advantage of the significant viewer demand for multi-channel high-quality Polish-language programming. These strengths include the following:

        LEADING MARKET POSITION. The Company is currently the largest cable television operator in Poland and estimates that it has more than two and a half times as many subscribers as the next largest operator in Poland. Its cable television networks serve approximately 865,000 total subscribers, representing approximately 29% of all cable subscribers in Poland and approximately 52% of all cable subscribers in Poland to systems offering approximately 20 or more channels. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings but at low rates and with relatively high penetration. The Company believes that there are opportunities to acquire, at attractive prices, or displace these smaller cable operators. In addition, frequent lack of exclusivity of cable operators' agreements with co-op authorities facilitates overbuilding of these smaller cable operators.

        Once the Company launches its D-DTH service, its strategy is to achieve rapid penetration of the Polish market by distributing D-DTH Reception Systems to 500,000 targeted initial subscribers at a price significantly decreased by promotional incentives. The Company believes that its service will be the first Polish-language D-DTH service available in Poland which, when combined with the continued expansion of its cable television and programming businesses, will enhance the Company's position as the leading provider of pay television in Poland.

        COMPELLING PROGRAMMING. The Company has secured for Wizja TV certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music. The Company currently provides Wizja TV to its cable subscribers and intends to offer Wizja TV on its D-DTH system. The Company believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base and establishing its D-DTH subscriber base.

        ADVANCED TECHNOLOGY. The Company's own cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz and, in most cases, have the capacity to be cost-effectively reconfigured to provide incremental channel capacity as well as additional services such as voice and data transmission. The Company believes that its multi-channel Polish-language D-DTH service will be among the first digital television platforms launched in Europe. The Company also believes that in the future it will be able to provide its D-DTH customers with additional value-added services, including interactive television, pay per view, near-video-on-demand, data transfer, and services related to electronic banking, should the Company decide to pursue such ancillary sources of revenue.

        STRONG D-DTH DISTRIBUTION NETWORK. Philips has agreed to distribute, install and service D-DTH Reception Systems to up to 500,000 initial subscribers through more than 1,000 Philips authorized retailers located throughout Poland. The Company believes this widespread distribution network through Poland's largest electronics retailer provides the Company with a competitive advantage for distributing its D-DTH service into the Polish market.

        HIGH CABLE PENETRATION AND LOW CHURN. The Company's cable systems are currently achieving premise penetration of approximately 57% of homes passed. In certain areas where the Company has operated its networks for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 62%. The Company believes that its offering of Wizja TV across its cable networks, which began June 5, 1998, will improve its penetration by expanding its program offering from 10 primarily Polish-language channels not available on terrestrial frequencies to 18 channels. In addition, the Company has historically experienced annual churn rates of less than 10%, which compare favorably to other markets such as the United Kingdom, where in 1996 churn rates were approximately three times this figure. In 1997, the Company's churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms.

        SUBSTANTIAL INFRASTRUCTURE INVESTMENT. The Company has developed an advanced production facility in Maidstone, United Kingdom for the production and transmission of Wizja TV. In addition, the Company has created the Call Center to handle sales and service for both its cable and D-DTH customers. The Company believes that the Call Center is among the most sophisticated in Poland. The Company believes that its facilities provide it with a competitive advantage in terms of subscriber management services and cost efficiency.

        EXPERIENCED MANAGEMENT. The Company has established a strong management team, with extensive experience in the television industry. In addition, the Company has executed consulting agreements with Samuel Chisholm and David Chance, who were formerly Chief Executive Officer and Deputy Managing Director, respectively, of BSkyB, which is the leading pay television broadcasting service in the United Kingdom and Ireland. In addition to providing consulting services, Messrs. Chisholm and Chance serve on @Entertainment's Board of Directors.

RECENT DEVELOPMENTS

    On April 17, 1998, the Company signed a letter of intent with TKP, a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by Polcom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent. Therefore, the Company terminated the letter of intent on June 1, 1998. The Company has informed TKP and its shareholders that the Company remains willing to discuss other joint marketing arrangements which may include some form of joint venture, investment, or cooperation in the future. A portion of the net proceeds of the Offering may be used for such purpose. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent, and have initiated arbitration proceedings against the Company. The Company has submitted its answer and counterclaims. See "--Legal Proceedings."

CABLE OPERATIONS

    The Company operates the largest cable television system in Poland with approximately 1,530,000 homes passed and approximately 865,000 total subscribers. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the

Company believes provide the most favorable demographics for cable television in the country. The Company believes that additional subscriber growth can be achieved through a combination of increased penetration, new network build-out and acquisitions. In addition, the Company believes that its offering of Wizja TV on its cable networks, which began June 5, 1998, will increase its number of subscribers and increase revenue per subscriber. At March 31, 1998, the Company had invested more than $121 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade as rapidly as possible substandard networks that it has acquired.

    CABLE OPERATING STRATEGY

    With the fall of Communist rule in 1989, the Company believed that significant market advantages could be gained by becoming one of the first cable operators to establish a high-quality cable television system in Poland. The Company believes that it has achieved its initial goals of rapidly increasing its coverage areas, establishing its business reputation, and providing a high-quality signal, wide channel offerings and quality of service comparable to that provided by world-class cable operators.

    Having established itself as the leading cable television service provider in Poland, the Company's current strategic objective is to increase cash flow and enhance the value of its cable networks. To accomplish this objective, the Company's business and operating strategy in the cable television business is to
(i) provide compelling programming, (ii) increase pricing and maximize revenue per cable subscriber, (iii) expand its regional clusters, (iv) increase subscriber penetration, and (v) realize additional operating efficiencies.

    PROVIDE COMPELLING PROGRAMMING. The Company currently provides the Wizja TV programming platform, with its current 14 channel primarily Polish-language programming, to its cable subscribers. The Company believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base.

    INCREASE PRICING AND MAXIMIZE REVENUE PER CABLE SUBSCRIBER. The Company has implemented a pricing strategy designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. In connection with this pricing strategy, the Company intends to continue to introduce new program offerings and to improve its services. As a result, the Company has experienced and may continue to experience increases in churn rate above historical levels resulting from the implementation of its pricing strategy. The Company generally receives a premium for its cable television services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual cable television churn rates. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its cable television networks. See "Risk Factors--Regulation of the Polish Cable Television Industry."

    EXPAND REGIONAL CLUSTERS. The Company's strategy is to continue to expand the coverage areas of its regional clusters, both through selected build-out and acquisitions. The Company intends to expand primarily in areas where it can fill-in existing regional clusters and into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively overbuild certain weaker competitors in an effort to consolidate the market. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build-out costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has a management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

    INCREASE SUBSCRIBER PENETRATION. The Company believes the most profitable means of expanding its cable television business is to leverage its investment in its cable networks by increasing subscriber penetration in its regional clusters. Once an MDU building is passed by the Company's networks, the Company can add subscribers who generate average annual subscription fees of approximately $65 in return for an average capital investment of approximately $20 per MDU subscriber. The Company plans to increase subscriber penetration by
(i) executing an aggressive sales, marketing and promotional strategy using the Company's highly trained and commissioned Polish sales force, with particular emphasis on Company-wide quarterly remarketing campaigns, (ii) continuing to enhance the Company's program offerings, particularly through expanding Wizja TV's channel line-up, and (iii) applying prompt, courteous and professional customer service standards.

    REALIZE ADDITIONAL OPERATING EFFICIENCIES. The Company aggressively seeks to realize operating efficiencies in both its acquired as well as its existing cable networks by, among other things, rationalizing headends, combining customer service offices and reducing administrative personnel. The Company generally has been able to eliminate personnel in its acquired cable television systems by managing the systems with experienced personnel from one of its existing regional clusters. The Company can also generally reduce the technical personnel necessary to operate acquired systems after connecting them to the Company's existing headends or, if required, rebuilding them to the Company's standards. The Company also intends to reduce headcount through consolidation of its existing clusters of regional operations from eight to four, and through the centralization of subscriber management and customer support services in the Call Center. The Call Center is operational for cable customers in the Katowice regional cluster and for D-DTH customers and is expected to be operational for all cable customers by the end of 1998. The Call Center is located in Katowice, a low cost area of Poland, and will consolidate the functions of the Company's existing regional customer service centers. Moreover, the Company believes the centralization of service functions will improve the general level of customer service available to subscribers. The Company is also in the process of installing an integrated management information system for both its billing and accounting systems, which is designed to further improve employee productivity and customer service for both its cable and D-DTH businesses. The Company believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. The Company's size also provides it with the operating leverage to spread certain expenses (such as promotional materials, advertisements, local programming and sales materials) over its large number of subscribers, which economies of scale should continue to improve as its subscriber base increases.

    REGIONAL CLUSTERS

    The Company has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The table on the following page illustrates certain operating data of each of the Company's existing regional clusters.

              OVERVIEW OF THE COMPANY'S EXISTING CABLE SYSTEMS(1)

                                                                                                           AVERAGE
                                                                                                           MONTHLY
                                                                                                         SUBSCRIPTION
                                                                                                         REVENUE PER
                                   TOTAL         HOMES         TOTAL         BASIC          BASIC           BASIC
REGION                             HOMES         PASSED     SUBSCRIBERS  SUBSCRIBERS(2) PENETRATION(2) SUBSCRIBER(2)(3)
------------------------------  ------------  ------------  -----------  -------------  -------------  ----------------
Gdansk........................       280,000       233,361     148,118        119,943        51.40%          $5.87
Szczecin......................       160,000        65,032      56,741         42,082        64.71%           4.86
Katowice......................     1,200,000       467,601     210,634        182,963        39.13%           5.68
Krakow........................       400,000       147,889      78,467         67,287        45.50%           5.30
Warsaw........................       800,000       228,780     113,738         95,019        41.53%           5.82
Lublin........................       120,000        79,228      69,750         35,017        44.20%           4.64
Wroclaw.......................       624,000       222,250     136,715        112,237        50.50%           4.06
Bydgoszcz.....................       134,000        86,121      50,751         47,359        54.99%           4.47
                                ------------  ------------  -----------  -------------  -------------       ------
    Total.....................     3,718,000     1,530,262     864,914        701,907        45.87%          $5.26
                                ------------  ------------  -----------  -------------  -------------       ------
                                ------------  ------------  -----------  -------------  -------------       ------

------------------------

(1) All subscriber data at May 31, 1998.

(2) Includes Basic and Intermediate Tiers. See "--Services and Fees."

(3) Represents a weighted average for the Company based on the total number of basic subscribers for the four months ended April 30, 1998.

    OVERVIEW

    The Company has organized its eight regional clusters into four geographic operating divisions--the Northern, Southern, Central, and National Divisions. The Northern Division encompasses the Gdansk and Szczecin regional clusters, the Southern Division encompasses the Katowice and Krakow regional clusters, and the Central Division encompasses the Warsaw and Lublin regional clusters. The National Division is comprised of certain of the Company's smaller cable systems, which are generally under technological development or are not affiliated with a specific regional cluster. The National Division also contains the Company's cable operations in which the Company has minority shareholders. Each operating division has its own management team which is responsible for the profitability of its respective division. This management structure is designed to create a goal-oriented culture and to increase efficiency and productivity in the Company's cable business at the divisional level. The Northern, Southern, and Central Divisions are managed from the Gdansk, Katowice, and Warsaw regional clusters, respectively, where there are the largest concentrations of the Company's cable subscribers.

    The following provides certain information regarding the regional clusters in which the Company's cable television business operates. Population figures presented herein are for the primary counties in each of the Company's eight regional clusters. The Company's regional clusters may extend into more than one county or may not cover all of the population in the primary county. Population figures are provided for illustrative purposes only and may not be representative of the actual population the Company intends to service with its cable networks.

    NORTHERN DIVISION

    GDANSK. The Gdansk regional cluster is located primarily in the county of Gdansk on the north coast of Poland. The population of the county of Gdansk is approximately 1.5 million. The Gdansk regional cluster accounted for approximately 34% and 23% of the Company's revenue in 1996 and 1997, respectively. The Gdansk regional cluster is generally characterized by small, highly fragmented SMATV systems, many of which the Company expects to either acquire or overbuild in time. The Company believes that the Gdansk system, which was first constructed in 1990 and is the oldest and most mature of the Company's systems, illustrates the significant operating margins available in clustered operating systems in Poland.

    The Company is expanding in the Gdansk regional cluster primarily through the continued build-out of MDUs and single family households, and into contiguous areas. The Company is focusing its marketing efforts in the Gdansk regional cluster on increasing penetration through remarketing campaigns. The Gdansk system possesses a number of exclusive agreements with co-op authorities, and the Company expects to expand the number of such agreements through the development of its package with the smallest number of non-premium channels ("Broadcast Tier"), which the Company often offers on favorable terms in exchange for an exclusive agreement with co-op authorities to provide cable services to their residents.

    SZCZECIN. The Szczecin regional cluster is primarily located in the county of Szczecin in the northwest corner of Poland. The population of the county of Szczecin is approximately 1.0 million. There is currently no significant competition in the Szczecin market other than several co-op authority owned systems. The Company commenced operations in the Szczecin regional cluster in 1995 with the acquisition of a cable system with approximately 4,500 subscribers and the exclusive right to build-out approximately 55,000 apartments in MDUs owned by the Szczecin municipal authorities.

    SOUTHERN DIVISION

    KATOWICE. The Katowice regional cluster is located primarily in the county of Katowice in the south of Poland. The population of the county of Katowice is approximately 3.9 million. The Katowice regional cluster accounted for approximately 35% and 30% of the Company's revenue in 1996 and 1997, respectively. The Katowice regional cluster is characterized by numerous cities and towns with significant populations and high density housing. There are many small and medium size operators throughout the region, creating an opportunity to expand by acquisition. The Company began operations in Katowice in 1991, and in January 1995 tripled its number of basic subscribers in the region by merging its operations with those of a competitor, PPHEI-Ryntronik.

    The Katowice regional cluster, with a housing density of over 500 homes per kilometer of cable plant in some areas, is the most densely populated region of Poland. The Company believes that, as one of the largest potential multi-channel pay television markets in Poland, the Katowice regional cluster offers the Company significant growth prospects.

    KRAKOW. The Krakow regional cluster is located primarily in the county of Krakow in the south of Poland. The population of the county of Krakow is approximately 1.2 million. The Company commenced operations in Krakow in late 1993. The Krakow market currently contains only one significant competitor which the Company believes has technical deficiencies and is experiencing problems in its relationships with co-op authorities. The Krakow regional cluster accounted for approximately 11% and 12% of the Company's revenue in 1996 and 1997, respectively.

    The Company believes that the majority of the MDUs in the city of Krakow have been built-out by the Company and other cable system operators. Accordingly, the Company believes that future expansion in the Krakow regional cluster will consist of build-out of (i) newly constructed, single family homes,
(ii) historical preservation areas (which are subject to a more extensive permit process), (iii) towns surrounding the city of Krakow, and (iv) over-building the systems of competitors.

    CENTRAL DIVISION

    WARSAW. The Warsaw regional cluster is located primarily in the county of Warsaw in the center of Poland. The population of the county of Warsaw is approximately 2.4 million. The Warsaw regional cluster accounted for approximately 14% and 15% of the Company's revenue in 1996 and 1997, respectively. The Company began operations in the Warsaw regional cluster in 1991.

    Warsaw is the most competitive operating environment in Poland because of its size and population density. The Warsaw market is characterized by several large cable television operators and several small operators. The Company, which currently is one of the two largest cable television operators in Warsaw based on number of subscribers, has operating clusters in Warsaw that are located in what the Company believes are the most demographically desirable parts of the city (the southeast and the northwest sectors). The Company intends to grow its Warsaw network by building-out single family housing areas in Warsaw, extending its network into the suburbs and surrounding towns and by continuing to overbuild a competitor's system in several MDU areas that are adjacent to the Company's operating areas.

    LUBLIN. The Lublin regional cluster is primarily located in the county of Lublin in the east of Poland. The population of the county of Lublin is approximately 1.0 million. The Lublin regional cluster is characterized by a few small, cooperative-owned SMATV systems. The Company commenced operations in the Lublin regional cluster in mid-1995 with the acquisition of several agreements with co-op authorities related to approximately 50,000 homes passed. In the Lublin regional cluster, the Company has constructed a cable network that has a bandwidth of 1GHz.

    In its agreements with co-op authorities in the Lublin regional cluster the Company is obligated to provide its Broadcast Tier service to every home in an MDU in exchange for the MDU paying a fixed monthly fee of approximately $.40 to the Company for each apartment. The customer relationships created by nearly all homes in the market receiving Broadcast Tier service from the Company provide a marketing opportunity to encourage customers to upgrade their service. In addition, although the agreements with co-op authorities in Lublin generally do not provide for exclusivity, the Company believes that the customer relationships created by its Broadcast Tier arrangements will discourage competitors from entering the Lublin regional cluster.

    NATIONAL DIVISION

    WROCLAW. The Wroclaw regional cluster is located primarily in and around the county of Wroclaw in the south-west of Poland. The population of the county of Wroclaw is approximately 1.1 million. The Company commenced operations in the Wroclaw regional cluster in May 1997 with an acquisition of a small local operator, followed in June 1997 with the acquisition of a 51% interest in a cable system with approximately 98,000 total subscribers in approximately twenty locations throughout the region.

    The Company believes that Wroclaw offers considerable build-out opportunities, as it has remained largely undeveloped in terms of professional cable television service, with competition limited to smaller local operators. In addition to gaining access to the city of Wroclaw, the acquisitions provided the Company with a number of other locations in southwest and central Poland, with combined potential of approximately 624,000 television homes.

    BYDGOSZCZ. The Bydgoszcz regional cluster is located primarily in the county of Bydgoszcz, northwest of the center of Poland. The population of the county of Bydgoszcz is approximately 1.1 million. The Company commenced operations in the Bydgoszcz regional cluster in December 1996 with the acquisition of a 51% interest in a cable system with approximately 37,000 subscribers. There are currently only a few competitors in the Bydgoszcz market, including several co-op authority owned systems and a local operator.

    By acquiring a controlling interest in the market's largest cable operator, the Company has gained access to an additional market which has a number of build-out and acquisition opportunities.

    ACQUISITIONS

    The Company regularly evaluates potential acquisitions of cable networks. The Company currently has no definitive agreement with respect to any material acquisition, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. The Company may be required to apply for the approval of the Anti-Monopoly Office with respect to any acquisitions it wishes to consummate. There can be no assurance as to whether or on what terms definitive agreements with respect to any material acquisition can be reached or necessary Anti-Monopoly Office approvals can be obtained.

    SERVICES AND FEES

    The Company charges cable television subscribers an initial installation fee and fixed monthly fees for their choice of service tiers and for other services such as premium channels and rental of remote control devices. The Company currently offers three tiers of cable television service: a Basic Tier throughout the Company's cable television systems, and Broadcast and Intermediary Tiers in selected areas of Poland. At May 31, 1998, approximately 77% of the Company's subscribers received the Basic Tier, approximately 4% received the Intermediate Tier and approximately 19% received the Broadcast Tier of service.

    BASIC TIER. The Company currently delivers approximately thirty to sixty-two channels to its cable television subscribers on its Basic Tier, which generally include all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its cable networks, and Wizja TV, including its proprietary Polish-language channel, Atomic TV. The Basic Tier costs approximately $4.03 to $6.08 per month (excluding charges for premium channels) depending on location. The channels currently offered or proposed to be offered by the Company to its Basic Tier subscribers vary by location and in most of the Company's major markets include twenty-one primarily Polish-language channels (including most channels on Wizja TV), thirteen English-language channels (including certain channels on Wizja TV), twelve German-language channels, five French-language channels, one Spanish-language channel, one Italian-language channel, one Russian-language channel, and one Swedish-language channel (though the Company intends to close some of these channels subsequent to the launch of Wizja TV across its cable networks) as follows:

CHANNEL                      DESCRIPTION                                             LANGUAGE
---------------------------  ------------------------------------------------------  ---------------------------
Wizja TV(1)(2)               Programming platform                                    Primarily Polish

TVP1                         State-owned terrestrial general entertainment           Polish

TVP2                         State-owned terrestrial general entertainment           Polish

Formula 11                   Regional state-owned terrestrial general entertainment  Polish

Polsat                       Terrestrial and satellite general entertainment         Polish

TVN                          Terrestrial and satellite general entertainment         Polish

NASZA TV                     Terrestrial general entertainment                       Polish

TV Niepokalanow and Other    Terrestrial religious and/or general entertainment      Polish
  Local Stations(3)

TV Polonia                   State-owned satellite general entertainment             Polish

Polsat 2                     Satellite general entertainment                         Polish

Polonia 1                    Satellite general entertainment                         Polish

CHANNEL                      DESCRIPTION                                             LANGUAGE
---------------------------  ------------------------------------------------------  ---------------------------
RTL7                         Satellite general entertainment                         Polish

PTK 1(4)                     Cable information                                       Polish

PTK 2(4)                     Cable general entertainment                             Polish

Eurosport                    Satellite sports                                        English/Polish(6)

Discovery                    Satellite documentaries                                 English/Polish(5)

Planete                      Satellite documentaries                                 French/Polish(6)

NBC                          Satellite general entertainment                         English

CNBC                         Satellite general entertainment                         English

ONYX                         Satellite music                                         German

TNT                          Satellite general entertainment                         English

MTV                          Satellite music                                         English

Euronews                     Satellite news                                          English

BBC World                    Satellite news and information                          English

BBC Prime                    Satellite general entertainment                         English

ARD 1                        Satellite general entertainment                         German

SAT 1                        Satellite general entertainment                         German

RTL                          Satellite general entertainment                         German

RTL 2                        Satellite general entertainment                         German

3 SAT                        Satellite general entertainment                         German

PRO 7                        Satellite general entertainment                         German

NTV                          Satellite news and information                          German

Deutsche Welle               Satellite news and information                          German

DSF                          Satellite sports                                        German

VIVA 2                       Satellite music                                         German

VIVA                         Satellite music                                         German

M6                           Satellite general entertainment                         French

TV 5                         Satellite general entertainment                         French

MCM(5)                       Satellite music                                         French/Polish(6)

MUZZIK                       Satellite music                                         French/Polish(6)

TVE                          Satellite general entertainment                         Spanish

RAI UNO                      Satellite general entertainment                         Italian

Ostankino                    Satellite general entertainment                         Russian

FEM                          Satellite general entertainment                         Swedish

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) The channels offered on Wizja TV became available to the Company's cable subscribers beginning June 5, 1998. As part of the Wizja TV programming platform for cable, VH-1 is expected to become available to the Company's cable subscribers in the third quarter of 1998. See "Programming--The Wizja TV Programming Platform."

(2) Including Atomic TV, which became available as a separate digitally delivered satellite channel during the second quarter of 1997.

(3) Small terrestrial coverage, available in selected cable systems only.

(4) The Company plans to close these channels subsequent to the launch of Wizja TV across its cable networks.

(5) Limited amounts of Polish subtitles.

(6) Limited amount (at least three hours per day) of Polish-language commentary, with audio encryptions.

    With the launch of Wizja TV across the Company's cable networks on June 5, 1998, all of the Wizja TV programming became part of the Basic Tier. See "Programming--The Wizja TV Programming Platform." The Company intends to increase the monthly price for the Basic Tier service twice in the next six months. Each increase will vary from region to region and range from approximately $0.90 to approximately $1.20 per month. The Company intends to close some of the channels that are currently offered by the Company to its Basic Tier subscribers subsequent to the launch of Wizja TV across the Company's cable networks.

    INTERMEDIATE TIER. The Intermediate Tier offers approximately 17 to 24 channels for monthly fees of approximately $1.48 to $3.67. The Intermediate Tier is designed to compete with SMATV operators on a basis of price, using a limited programming offering. The channels currently offered by the Company to its Intermediate Tier subscribers vary by location.

    BROADCAST TIER. The Broadcast Tier offers 6 to 12 broadcast channels with clear reception for monthly fees of up to approximately $0.84. Receiving a high-quality signal over the air can be a problem in Poland and many cable television subscribers would otherwise have to depend on antenna broadcast reception, which tends to have poor signal quality and considerable outages caused by neglect and equipment age. The Broadcast Tier is often used by the Company to establish a relationship with co-op authorities. In some cases, the Company will offer the Broadcast Tier at a nominal monthly charge to all residents within a co-op authority's jurisdiction in return for a long-term exclusive contract to provide cable services. In such cases, the Broadcast Tier is utilized as a marketing vehicle to attract subscribers to the Company's cable systems and subsequently to convert them to higher-tier subscribers. Polish regulations regarding the order in which channels can be added to cable systems mean that most Broadcast Tiers only broadcast public television programs, which are required by Polish law to be the first channels carried on any Polish cable television system.


    PREMIUM AND OTHER SERVICES. For an additional monthly charge, certain of the Company's cable networks currently offer three premium television services--Wizja 1, the HBO Poland service, (a Polish-language version of HBO's premium movie channel) and Canal+ Polska--to customers on a monthly basis. The Company plans to create additional premium channels that will also be offered to cable customers for an additional charge.


    Other optional services include additional outlets and stereo service, which enables a subscriber to receive 12 or more radio channels in stereo. Cable television subscribers who require the use of a tuner to receive certain of the Company's cable services are charged an additional fee of approximately $1.10 per month. Installation fees vary according to the type of connection required by a cable television subscriber. The standard initial installation fee is approximately $23 to $46 in MDUs and approximately $82 to $144 for single family dwellings, but such fees may be subject to reductions as a result of promotional campaigns.

    PRICING STRATEGY. Prior to December 1996, the Company's cable television pricing strategy was designed to keep its profit margin relatively constant in U.S. Dollar terms in more mature systems and to increase rates in more recently acquired or rebuilt systems. The Company has historically experienced annual churn rates of less than 10%, and has been able to pass on the effects of inflation through price increases. In 1997, the churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. The Company intends to increase the monthly price for the Basic Tier service twice in the next six months. Each increase will vary from region to region and range from approximately $0.90 to $1.20 per month.

    The Company generally receives a premium for its cable television services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual cable television churn rates. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its cable television networks. Although poor-quality SMATV operators often offer services at lower prices than the Company, the Company believes that the enforcement of technical standards and of copyright laws in Poland will require such operators to rebuild or upgrade their systems as necessary to comply with technical standards and pay for programming that is currently being obtained free of charge. The Company believes that these trends will improve its competitive position by forcing poorly capitalized competitors to sell their networks to better capitalized competitors such as the Company or cease operations altogether.

    Cable television subscribers are billed monthly in advance and, as is customary in Poland, most of the Company's customers pay their bills through their local post office or bank. The Company has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and ultimately, disconnection for nonpaying customers 60 days after a bill becomes past due. The Company's system architecture in most networks enables it to promptly shut off service to nonpaying customers and is designed to reduce non-authorized use of its cable systems. The Company does not consider bad debt to be material to its operations. The Company's bad debt expense has historically averaged 1.3% of revenue.

    SALES AND MARKETING

    As an early entrant in the post-Communist market in Poland, the Company has had over six years of experience in introducing, developing and refining marketing, sales and customer service practices in the diverse and rapidly developing Polish economy, which it believes is a competitive advantage in attracting and retaining cable subscribers. The Company's sales and marketing process is divided into four segments: operating area development, new market sales, remarketing sales and customer service.

    OPERATING AREA DEVELOPMENT. The operating area development process in Poland is very different from that in Western cable television markets, because a Polish cable operator's geographic build is dependent on reaching agreements with individual co-op authorities rather than upon the issuance of an operating area development permit for a region by the government. The co-op authorities make decisions on behalf of the residents, including decisions as to the carriers of cable television. The Company's operating area development process begins with targeting an MDU, is followed by negotiations with the relevant co-op authority, and ultimately involves reaching an agreement with the co-op authority to allow construction and installation of the cable television network. The Company's strategy is to identify those geographic areas and housing estates with the most favorable demographic characteristics, highest population densities and lowest levels of competition from other cable operators.

    NEW MARKET SALES. After an agreement with a co-op authority has been reached and construction of the cable network infrastructure has been completed, the Company focuses its efforts on direct, door-to-door sales to individual households. While the Company utilizes advertising in a variety of media

(including television, radio, newspapers, magazines, co-op and association publications, billboards, bus shelter posters and taxi placards) to build general awareness and recognition of the advantages of its cable television services, direct sales is the primary focus of the Company's marketing efforts. The distribution of promotional materials (via direct mail, leaflets and door hangers) begins several days in advance of the arrival of the Company's sales force. The materials provide for telephone and mail response, but are designed so that the potential customer expects a direct sales visit. The Company's sales force consists of native Poles who are trained in professional sales skills, personal interaction, product knowledge and appearance. All sales persons are compensated by direct sales commissions and incentive bonuses. Such employees are hired, trained and managed by Company managers whose incentive compensation is tied directly to sales results. New market sales tend to be highly seasonal, with the fourth calendar quarter being the most active sales period.

    REMARKETING SALES. After new areas have been marketed, Company remarketing efforts focus on attracting new subscribers and selling additional products and services, such as premium channels and stereo services, to existing subscribers. Direct door-to-door remarketing sales are enhanced through advertising on the Company's proprietary channels, bill inserts, door hangers, coupons, prizes and contests, as well as advertising in other media accessible to the general public. Company-wide remarketing campaigns are conducted quarterly and seasonal promotions coincide with holidays and cultural events. Sales persons are entitled to additional incentive commissions for remarketing sales.

    CUSTOMER SERVICE. By implementing a Western-style customer care program that includes such features as courteous customer service representatives, prompt responses to service calls and overall reliability, the Company has introduced a quality of service generally not found in Polish consumer markets. The Company generally guarantees service within 24 hours of a subscriber request. The Company is in the process of establishing a customer service facility within the Call Center for both the cable and D-DTH businesses. The Call Center will provide telemarketing and sales and service support and will include a specialized billing software with on-line real time access to customer accounts, designed to provide better access to customer information and improve customer service. The Call Center is operational for cable customers in the Katowice regional cluster and for D-DTH customers and is expected to be operational for all cable customers by the end of 1998.

    The Company believes that its customer care program gives it a distinct competitive advantage over other cable providers in the Polish market, has contributed to the Company's low churn rate and has been a primary motivation for consumers to select the Company as their cable television provider when provided with a choice.

    TECHNOLOGY AND INFRASTRUCTURE

    The Company believes the fiber-optic cable television networks that it has constructed, which serve approximately 60% of its subscribers, are among the most technologically advanced in Poland and are comparable to modern cable television networks in the United States. All of the Company's networks that have been constructed by the Company have bandwidths of at least 550 MHz, with one network as high as 1 GHz. New portions of the networks which are currently being constructed are being designed to have minimum bandwidths of 860 MHz. The Company's goal is to upgrade any portions of its cable television networks that have bandwidths below 550 MHz (generally acquired from other entities) to at least 860 MHz in an effort to reduce the number of headends and parts inventory required in the networks. The Company uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its cable television networks.

    The Company's cable television networks, in most cases, use a hybrid-fiber-coax, 500 home node design. The Company uses a switched-star configuration for its cable television networks by installing a discreet drop cable which runs from a secure lockbox to each home (as opposed to a loop system which feeds multiple homes from a single cable), allowing the Company to more efficiently disconnect non-paying customers, add or remove service options to individual homes and audit its systems to detect theft of signal. Where required, high-quality tuners are used in cable television subscriber homes.

    The Company's cable television networks were constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services, including combined telephone and cable television services and digital data transmission, if the Company decides to pursue such ancillary sources of revenue in the future. The Company's systems provide excess channel capacity and are designed to maximize reliability. Most of the Company's cable networks currently have the ability to carry 40 to 60 television channels. The Company operates its systems at approximately 49% to 69% of channel/bandwidth capacity. Two-way capability can be added to most of the Company's networks at limited cost to provide addressable and interactive services in the future. The cable television networks constructed by the Company meet or exceed the technical standards established by Polish regulatory authorities, and the Company's policy is to upgrade as rapidly as possible substandard cable television networks obtained in acquisitions. The Company is considering teaming arrangements with certain Western telecommunication companies in order to create one or more consortia to bid on regional telephony licenses, utilizing excess capacity from the Company's cable networks.

    The Company has been able to avoid constructing its own underground conduit in certain areas by entering into a series of agreements with regional and local TPSA branches which permit the Company to use TPSA's conduit infrastructure for an indefinite period of time or for periods up to 20 years. The Company also has agreements to undertake joint construction with TPSA and other utilities for new conduits in certain areas. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists and provide for joint construction with TPSA and other utilities of conduit infrastructure where none currently exists. At May 31, 1998, approximately 57% of the Company's cable television plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid Permit from PAR authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable television network serviced by the conduit does not meet the technical specifications required by the Communications Act; (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or (iv) the Company fails to pay the rent required under the conduit agreement. At May 31, 1998, approximately 69,000, or 8%, of the Company's total subscribers were serviced by conduits leased from TPSA for which one or more of these provisions were applicable, so TPSA was legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. See "Risk Factors--Agreements with TPSA" and "Business--Properties."

    The Company estimates that at the end of May 1998 it had over 3,774 kilometers of cable television plant constructed and that the fiber-optic backbone of its networks was substantially complete. The Company expects that its future capital expenditures for the cable business will consist primarily of capital needed for the incremental addition of new MDUs and cable television subscribers to its existing networks for the build-out or rebuilding associated with the acquisition of new cable television systems, and for other capital costs in connection with such acquisitions. From its existing infrastructure base, the Company's incremental build cost to add an adjacent MDU or additional MDU subscribers to existing networks averages approximately $200 per MDU subscriber. (MDU subscribers represent more than 95% of the

Company's total subscribers.) The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets and the Company's conduit agreements substantially reduce its build costs. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.

D-DTH

    The Company intends to expand its distribution capacity by launching in September 1998 a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming to be provided will be Wizja TV. The Company completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom.

    D-DTH ROLL OUT STRATEGY

    The Company's D-DTH roll out strategy is to lease D-DTH Reception Systems to up to 500,000 targeted initial subscribers at a price significantly decreased by promotional incentives. This strategy is designed to achieve high penetration of the Polish market. The launch of the D-DTH service will be supported by the Company's development of Wizja TV, which the Company believes will respond to the strong demand for high-quality Polish-language programming in Poland.

    The Company broadcasts digital programming from its Maidstone transmission facility in the United Kingdom through the Company's uplink facilities to one of three transponders leased by it on the Astra 1F and 1G satellites, which then transmit the signals back to the D-DTH Reception Systems of the Polish subscribers and to the Company's cable networks, and in the future will transmit the signals to the cable headends of other cable operators, if any, having distribution agreements with the Company. The Company completed a limited launch of its D-DTH service, including Wizja TV, to approximately 250 reception systems on July 1, 1998. The Company has also received advance orders from 16,000 potential subscribers to its D-DTH service.

    The Company believes that its multi-channel D-DTH service is among the first digital television platforms launched in Europe and is the first D-DTH service available in Poland. D-DTH systems use medium or high-power satellites to deliver signals to satellite dish antennae at homes, hotels and apartment buildings. In contrast to MMDS signals, which are locally transmitted, a D-DTH satellite footprint can cover large land areas. Among the advantages of a D-DTH system are: (i) it significantly decreases the cost of transmitting a channel, because of its ability to transmit more channels from one transponder, (ii) the additional capacity available from digital compression enables the Company to offer a much wider range of programming, sports and film channels, which the Company believes will lead to increased demand for its services, (iii) digital technology also provides enhanced picture and sound quality and allows interactive features, such as an EPG, which are not available using A-DTH technology, and (iv) it allows the Company to reach homes in the Polish market that are not passed by the Company's cable networks. The disadvantages of D-DTH systems presently include: (i) limited ability to tailor local programming packages to serve different geographic markets in Poland, (ii) line-of-sight restrictions (although less than for MMDS systems), and (iii) intermittent interference from atmospheric conditions and terrestrially generated radio frequency noise.

    DTH SERVICES AND FEES

    With the introduction of its D-DTH service, the Company aims to provide Polish viewers with a wider selection of high-quality Polish-language programming. The Company expects the Company's D-DTH service to provide potential subscribers with an attractive alternative to A-DTH services and cable offerings.

    The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998 and on its D-DTH system on a limited basis on July 1, 1998, and it plans to transmit Wizja TV on its D-DTH system on a full-scale basis in September 1998. Wizja TV's current channel line-up includes three channels, Atomic TV, Wizja 1, and Wizja Pogoda, that are owned and operated by the Company, and 11 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland.

    Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subscribers, and the Company believes that based on distribution it is the leading music television channel in the Polish market. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, and Wizja Pogoda, a weather channel, were launched on July 1, 1998 and July 21, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. Wizja Sport, a sports channel, is expected to be launched during the fourth quarter of 1998.

    This expansion is dependent on a number of factors, some of which are outside the Company's ability to control or predict, including the market acceptance of D-DTH services, the Company's ability to continue to secure rights to high-quality, high-demand programming (either produced by the Company or obtained from third parties), the availability of digital transmission satellite capacity, as well as the introduction of competing service offerings by its present or future competitors. See "Risk Factors-- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market," "--Dependence on Philips as Principal Supplier," "--Dependence Upon Satellites," "--Availability of Programming and Dependence on Third Party Programmers; Program Development Risk," and "Business--Programming."

    The Company expects to be able to offer an event pay per view service to its D-DTH subscribers by early 1999. The Company expects to offer certain recently released feature films and sports and other live events on such a service.

    The Company expects that its D-DTH services will also include an EPG, an interactive service which will allow the Company to communicate with subscribers with respect to movie, sports event and channel promotions and subscriptions. In addition, the EPG will be linked to the Company's subscriber magazine, "Twoja Wizja." See "--Programming--Advertising." The digital nature of the Company's D-DTH signals will also allow the Company to offer stereo audio channels to its subscribers in the future. The Company believes that in the future it will be able to provide its D-DTH customers with additional value-added services, including interactive television, pay per view, near-video-on-demand, data transfer and services related to electronic banking, should the Company decide to pursue such ancillary sources of revenue in the future.

    PRICING STRATEGY. The Company currently charges its D-DTH subscribers an up-front fee of $135 plus applicable taxes, which includes the D-DTH Reception System rental, installation, and a one year's subscription for all channels (other than any premium channels). After the first year of service, subscribers will be required to pay a quarterly fee of approximately $38 in advance for the service plus separate amounts to receive premium channels. The Company will retain ownership of the D-DTH Reception Systems.

    SALES AND MARKETING

    To promote the launch of Wizja TV on its D-DTH system, the Company has commenced a $20 million nationwide marketing campaign, which the Company believes will be the largest single-year product launch expenditure to date in Poland. The marketing campaign will take place primarily on terrestrial television, press, radio and outdoor poster sites. The Company's paid advertising spots will exhibit starting September 1, 1998 and the Company will begin distributing its D-DTH service on a full-scale basis in September 1998, with an aim to establishing a base of approximately 500,000 initial subscribers by December 31, 1999. The Company believes that it will be able to draw upon its extensive internal experience in the Polish cable television business to support the introduction, development and marketing of its D-DTH service.

    Philips, a leading electronics manufacturer and, through its Polish affiliates, the largest electronics retailer in Poland, has agreed to supply the Company with D-DTH Reception Systems for up to 500,000 initial subscribers to the Company's D-DTH service. Philips has also agreed to distribute, install and service the Company's D-DTH Reception Systems through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition, Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark- technology similar to that to be used in the Company's D-DTH service. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market" and "--Dependence on Philips as Principal Supplier."

    The Company has designed a customer service program which is intended to produce a high level of customer satisfaction and to minimize churn rates. As part of this strategy, the Company is in the process of establishing a customer service facility within the Call Center for both its cable and D-DTH businesses. The Call Center will provide telemarketing and sales and service support. The Call Center is currently operational for cable customers in the Katowice regional cluster and for D-DTH customers, and is expected to be operational for all cable customers by the end of 1998. The Company believes this will allow it to offer a high level of customer service at relatively low cost to its new D-DTH subscribers.

    The Company's D-DTH service will target homes that are not subscribers to the Company's cable television service. The Company does not believe that there would be much incentive for the Company's existing cable subscribers to switch from the Company's cable service to Company's D-DTH service, because with their cable service they will be able to enjoy equally good signal quality, access to the same Wizja TV programming, and more total channels than the Company's D-DTH service will offer, at a monthly cost that will, in most cases, be comparable to that of the Company's D-DTH service and without the need for investing any funds for installation of D-DTH Reception Systems. However, the Company will be disadvantaged to the extent that any existing cable subscribers switch to the D-DTH service, to the extent that they are among those subscribers who will receive promotional incentives from the Company to significantly decrease the price of the D-DTH Reception Systems, and to the extent that they do not substantially increase the amount of their monthly fees payable to the Company.

    TECHNOLOGY AND INFRASTRUCTURE

    The Company's D-DTH service, digital video, audio and data are encoded, processed, compressed, encrypted, multiplexed (i.e., combined with other channels), modulated (i.e., applied to the designated carrier frequency for transmission to satellite) and broadcast from its transmission facilities in Maidstone, United Kingdom to geosynchronous satellites which receive, convert and amplify the digital signals and retransmit them to earth in a manner that allows individual subscribers to receive and be billed for the particular program services to which they subscribe.

    TRANSMISSION AND UPLINK FACILITIES. The channels available on the Company's D-DTH service include the Company's own proprietary channels and channels from third parties originating from a number of sources in Poland, the United Kingdom and elsewhere. Most program localization to be undertaken by the Company, which will principally consist of adding voiceovers or dubbing into Polish for the Company's proprietary channels on Wizja TV, will occur in Poland. For most of the channels on Wizja TV, localization, editorial control and program packaging will be the responsibility and at the cost of the channel supplier. The channels provided by third parties will be delivered in tape format, through a landline or will be backhauled (i.e., transmitted via satellite or other medium) to the Company's transmission facility in Maidstone for broadcasting to Poland.

    The Company has a 5 year agreement with British Telecommunications plc ("BT") for the provision and maintenance of uplink equipment at Maidstone. Other than the BT uplink equipment, the Company owns all the required broadcasting equipment at its transmission facility in Maidstone. The Company's programming is currently uplinked to the Company's transponders on Astra satellites 1F and 1G.

    The Company's D-DTH signal is beamed by these satellites back to earth and may be received in Poland by those who have the appropriate dedicated satellite reception equipment and who have been connected by the Company to its D-DTH service as subscribers. The signal is currently received by the Company's own cable headends, and will also be received by the cable headends of other cable operators, if any, having distribution agreements with the Company. Once the D-DTH signal has been received at the headends, the signal is transmitted by cable to those who have been connected by the Company to its cable service as subscribers or connected by such other cable operators, if any, to their own cable systems.

    The Company has concluded an agreement with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH Reception Systems in connection with the launch of the Company's D-DTH service in Poland, and for Philips not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips, and Philips shall license its CryptoWorks-Registered Trademark- technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH Reception Systems, the Company does not have any sources for obtaining conditional access systems compatible with the IRDs other than Philips and future licensees of Philips, and there can be no assurance that the Company will be able to secure such additional suppliers for all or part of its future D-DTH Reception Systems requirements.

    Any new D-DTH broadcaster wishing to commence the operation of an encrypted pay television service within Poland would need to obtain a license from Philips to use CryptoWorks-Registered Trademark- (after the exclusive license of CryptoWorks-Registered Trademark- for Poland granted to the Company ends), or acquire an alternative encryption and conditional access technology and build its own decoder base capable of receiving transmissions encrypted using such technology. If a competitor obtained a license from Philips, it could contract with the Company for access to the installed encryption decoder base utilized by the Company.

    Transmissions using conditional access technology are encrypted prior to being uplinked to satellites. The signal from the satellite is received by a subscriber through an ODU and IRD, and is decrypted via a smartcard inserted into a decoder, which is usually integrated with a receiver into the IRD and connected to a viewer's television set. A smartcard is a plastic card, usually the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay television channels and thereby enable and disable viewing according to whether the subscriber is authorized to receive a particular service. The smartcard receives instructions as to whether to enable, disable, upgrade or downgrade a subscriber's level of service via the datastream sent to the decoder within the broadcast signal. The encryption codes contained in the smartcards can be updated via over-the-air addressing or physically replaced.

    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRD's incorporate Philips' CryptoWorks-Registered Trademark-proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible in the event of a security breach to change the conditional access system either through over-the-air methods by issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, however, the Company will take countermeasures, including over-the-air measures, and if necessary the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will be, or remain, effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected. See "Risk Factors--Risk of Signal Theft."

    Although the Company believes that the Astra satellites, CryptoWorks-Registered Trademark- encryption technology and the IRDs together constitute a reliable, end-to-end cost-effective D-DTH system, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. If another satellite, encryption technology or decoder becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, such a development could adversely impact the Company's ability to attract and retain subscribers. Such a development could force the Company to switch its suppliers, thus causing confusion for existing and potential subscribers, delays in providing subscribers with decoders and significant unexpected costs. See "Risk Factors--Changes in Technology."

    SATELLITES. The Company currently broadcasts and expects to broadcast all of its proprietary programming and that of third party programmers from its transmission facility in the United Kingdom by cable to an earth station transmitting antenna (an "uplink"), which is located at its Maidstone site. The uplink facility transmits the Company's programming signal over an orbiting satellite transponder to cable system headend receiving antennae and also to D-DTH subscribers' reception equipment throughout Poland. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities.

    In March 1997, the Company entered into contracts with Societe Europeenne des Satellites S.A. ("SES"), a Luxembourg company in which the Government of Luxembourg controls a significant interest, for the lease of three transponders on two satellites, Astra 1F and 1G. Although the Company originally leased a transponder on the Astra 1E satellite, SES has exercised its right to provide the Company with a transponder on another Astra satellite provided the replacement transponder has the same polarization, bandwidth and uplink and downlink frequencies. Accordingly, the Company believes the change from the transponder on Astra 1E to Astra 1G will have no material effect on its business. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. All three transponders are currently operational and available to the Company. Aggregate charges for each transponder are capped at $6.75 million per year for each transponder and approximately $182 million for all three transponders for the remaining term of the contract, but either party may terminate any or all of the transponder leases on six months' prior notice if the Company has not Targeted the Polish DTH Market prior to January 1, 1999. "Targeted the Polish DTH Market" means the Company has a license or permit for its D-DTH activity and is actively promoting D-DTH reception by ensuring availability in Poland of IRDs. If all of the leases had been so terminated at December 31, 1997, the aggregate charges under the leases would have approximated $8.7 million. However, the Company expects to satisfy these criteria with the launch of its D-DTH service throughout Poland in September 1998. The Company's transponder leases provide that the Company's rights are subject to termination in the event that SES's franchise is withdrawn by the Luxembourg Government.

    The Company has been designated a "non-pre-emptible customer" under each of its relevant transponder leases. As a result, in the event of satellite or transponder malfunction, the Company's use of its transponders cannot be suspended or terminated by a broadcaster which has pre-emption rights permitting it to gain access to additional transponders in preference to certain other Astra customers. The Company is not, however, a "protected customer" under the relevant transponder leases and, in the event of a failure of one or more of the transponders leased by it, the Company would not be able to pre-empt any other transponder customer. The operation of the Astra satellites is outside the control of the Company, and a disruption of the transmissions could have a material adverse effect on the Company, depending upon its duration.

    While the Company has sufficient channel capacity to initiate its D-DTH service and to add approximately 10 additional channels to its initial Wizja TV channel line-up on the three transponders to which it currently has access, the ability of the Company to add channels to its D-DTH programming platform beyond that point will depend upon its ability to obtain access to additional transponder capacity on the Astra satellites or other favorably positioned satellites or an improvement in the digital compression techniques. See "Risk Factors--Dependence Upon Satellites." Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its Programming Platform. See "Risk Factors-- Limited Insurance Coverage."

PROGRAMMING

    The Company believes that there is significant unsatisfied demand in the Polish market for high-quality Polish-language programming and that the quality and variety of Polish-language programming offered is a critical factor in building and maintaining successful multi-channel pay television systems in Poland. The principal programming objective of the Company is to develop and acquire high-quality Polish-language programming that can be commercially exploited throughout Poland through D-DTH and cable television exhibition and advertising sales. The Company intends to use Wizja TV to increase the penetration rate for its cable television networks and its D-DTH system and to increase per subscriber revenue from its cable systems. The Company also expects to distribute Wizja TV on a wholesale basis to other cable operators in Poland.

    The Polish television industry, like those in many emerging markets, currently relies primarily on programming from foreign sources (translated or dubbed into Polish) and limited local broadcasting alternatives.

    PROGRAMMING STRATEGY

    The Company's programming strategy is focused on the development and acquisition of high-quality Polish-language programming. The Company's programming strategy is based upon four elements.

    ESTABLISH AND EXPAND PROGRAMMING PLATFORM. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998, and it plans to transmit Wizja TV on its D-DTH system on a full-scale basis starting in September 1998. Wizja TV's current channel line-up includes three channels, Atomic TV, Wizja 1, and Wizja Pogoda, that are owned and operated by the Company, and 11 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. See "--The Wizja TV Programming Platform."

    DEVELOP AND EXPAND PROPRIETARY CHANNELS. Wizja TV's current channel line-up includes three channels, Atomic TV, Wizja 1, and Wizja Pogoda, that are owned and operated by the Company. Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, and Wizja

Pogoda, a weather channel, were launched on July 1, 1998 and July 21, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company also intends to add Wizja Sport, a sports channel, during the fourth quarter of 1998. The Company intends to develop and expand its sports programming through Wizja Sport. In addition, to develop additional proprietary programming, the Company has entered into and intends to enter into joint ventures and other similar arrangements with other programming companies.

    CONTROL CONTENT. The Company believes that the programming on Wizja TV will provide it with a significant advantage over competitors, and therefore the Company's strategy is to secure exclusive rights to as much high-quality Polish-language programming as is commercially feasible. The Company has secured certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music. See "--The Wizja TV Programming Platform." The Company intends to continue to use exclusive agreements, where practicable, in expanding the programming available on Wizja TV, which the Company is currently distributing across its cable networks and its D-DTH systems, and which the Company intends to distribute on a wholesale basis to other cable operators in Poland.

    USE PROGRAMMING TO DRIVE DISTRIBUTION. The Company intends to use its programming to increase penetration of its cable distribution business. Wizja TV is intended to be the primary selling point of the Company's D-DTH service. The Company believes that its programming will be a significant factor in increasing the penetration of its cable and D-DTH systems and in increasing per-subscriber revenue from its cable networks.

    THE WIZJA TV PROGRAMMING PLATFORM

    The channels to be offered to the Company's D-DTH and cable subscribers with the September 1998 launch of Wizja TV include the following:*


                                                                                                  TERMS OF
CHANNEL                         DESCRIPTION               LANGUAGE         HOURS PER DAY       DISTRIBUTION**
-------------------------  ----------------------  ----------------------  --------------  ----------------------
Wizja 1***                 General entertainment   Polish(1)                     20        Proprietary channel
                             channel including                               (Sunday to
                             movies, series,                                  Thursday)
                             exclusive sport and                                 24
                             documentaries                                  (Friday and
                                                                              Saturday)
Atomic TV                  Music                   Polish(1)                     24        Proprietary channel
HBO Poland service***      Premium movie channel   Polish(11)                    18        Exclusive D-DTH in
                                                                                             Poland
                                                                                             - 7 year term.
                                                                                             Non-exclusive cable
                                                                                             in Poland
                                                                                             - 7 year term
BET on Jazz                Music                   Polish/English(2)             12        Exclusive in Poland -
                                                                                             5 year term
Cartoon Network            Cartoons and other      Polish/English(3)             18        Exclusive in Poland -
                             programming                                                     5 year term
Turner Classic Movies(4)   Films and other         Polish/English(5)             6         Exclusive in Poland -
                             programming                                                     5 year term
Fox Kids Poland            Children's programming  Polish(6)                     14        Exclusive in Poland -
                                                                                             5 year term
Hallmark Entertainment     Movies and Mini Series  Polish(1)                     24        Exclusive in Poland -
  Channel                                                                                    5 year term
National Geographic        Documentary             Polish/English(7)             12        Exclusive in Poland -
  Channel                    Programming                                                     5 year term
QuesTV                     Documentary             Polish/English(8)             16        Exclusive in Poland -
                             programming with                                                5 year term
                             themes of speed,
                             action, and
                             adventure
Romantica Channel          Latin American          Polish(9)                     12        Exclusive in Poland -
                             romantic series                                                 5 year term
Travel                     Travel related and      Polish/English(10)            12        Exclusive in Poland -
                             vacation programming                                            5 year term
CNN International          International news and  English                       24        Non-exclusive in
                             feature programming                                             Poland - 5 year term
MTV: Music Television      Music and youth-        English                       24        Exclusive D-DTH in
                             oriented                                                        Poland. Non-
                             entertainment                                                   Exclusive cable in
                                                                                             Poland
                                                                                             - 5 years term(12)
Wizja Pogoda               Weather channel         Polish(1)                     8         Proprietary channel


                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) The Company is responsible for localizing programming into Polish.

(2) The Company is responsible for localizing a minimum of 30% of the programming into Polish.

(3) The channel supplier is contractually required to localize a minimum of 14 hours per day of programming.

(4) TNT has been rebranded as Turner Classic Movies.

(5) The channel supplier is contractually required to localize an average of three films per night or two films where the films are longer than two hours and film related programs which must be a minimum of 6 hours of programming content per day.

(6) The channel supplier is contractually required to have the programming content completely localized into Polish beginning on June 6, 1998.

(7) The channnel supplier is contractually required to localize 50% of the programming content into Polish until October 1998, 75% of the program content into Polish beginning in October 1998 and 85% of the program content beginning in January 1999.

(8) The channel supplier is contractually required to have a minimum of 50% of the programming content localized into Polish until July 1998, 75% of the programming content into Polish beginning on July 19, 1998, and a minimum of 95% of the programming content into Polish beginning in January 1999.

(9) The channel supplier is contractually required to localize all programming into Polish.

(10) The channel supplier is contractually required to use its reasonable endeavours to localize a minimum of 50% of the qualifying programming into Polish until October 18, 1998, to localize a minimum of 80% of the qualifying programming into Polish beginning October 18, 1998 and to localize a minimum of 85% of the qualifying programming into Polish beginning January 18, 1999.

(11) The channel supplier is contractually required to localize a substantial amount of the programming into Polish.

(12) The Company expects to launch MTV by the third quarter of 1998.

* The information contained in this chart summarizes only some of the contractual terms and is not a complete description of the agreements with the channel suppliers. The Company is continuing to negotiate license agreements for distribution to Poland of additional channels.

** Exclusive in Poland means exclusive DTH distribution rights and exclusive cable distribution and agency rights in Poland

*** Premium channel

    Wizja TV includes certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.


    The Company has signed license agreements for the exclusive distribution on its D-DTH system, and amended its existing agreement for non-exclusive distribution across its cable networks, of the HBO Poland service, a Polish-language version of HBO's premium movie channel.


    The Company has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from the Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will initially be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    In addition, the Company has signed license agreements for exclusive pay television distribution to Poland of the following channels: BET on Jazz, The Cartoon Network, Turner Classic Movies, Fox Kids Poland, The Hallmark Entertainment Channel, the National Geographic Channel, QuesTV, Romantica and Travel. The Company has also signed a license agreement for distribution in Poland of CNNI, and has entered into a binding heads of agreement for the exclusive distribution on its D-DTH system of MTV and the non-exclusive distribution across its cable networks of VH-1. The Company expects to launch MTV and VH-1 in the third quarter of 1998. The Company is also in the process of negotiating license agreements for exclusive pay television distribution to Poland of additional channels.

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    The Company has purchased exclusive rights from third parties for programming on 9 of the current 14 channels on Wizja TV. In some of the agreements, however, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if the Company does not achieve specified milestones for subscriber numbers by certain specified dates. In addition, most of the agreements impose certain restrictions on the tiering of the particular channel, which will limit the flexibility of the Company in determining program tiering in the future, and also include provisions whereby the Company agrees to indemnify the channel supplier against any claims, including claims made by governmental authorities, resulting from the exclusive nature of the rights granted or from the tiering restrictions. Some of the agreements require payments based on a guaranteed minimum number of subscribers, and some require payments at the time of execution. At July 21, 1998, the Company was committed to pay approximately $156 million in guaranteed minimum payments over the next seven years in respect of broadcasting and programming agreements, of which approximately $39 million was committed through the end of 1999. In addition, the Company is continuing to negotiate additional agreements with channel suppliers and sports rights organizations, which agreements if consummated may require the Company to pay additional guaranteed minimum payments and/or payments at the time of execution. In most of the Company's programming agreements, the channel supplier, at its own expense, must localize its programming into the Polish language prior to the launch of Wizja TV. In most of its programming agreements, the Company is required to make payments to the channel supplier on a monthly basis based on the number of subscribers to whom the programming is made available.

    In some of the agreements, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if the Company does not achieve specified subscriber numbers by certain specified dates. In addition, some of the agreements impose certain limitations, including: (i) the channel must be received by 100% of subscribers to the Company's D-DTH service and by all subscribers in the Basic Tier of the Company's cable system or by most of the Company's cable subscribers; (ii) the channel must be provided, under certain restricted circumstances, on a stand alone basis as well as part of a package of programming in certain situations; (iii) the programming which the Company may purchase for Wizja TV may be restricted; (iv) distribution of other channels as part of the Company's programming package may be limited (Consequently, the consummation of an agreement with one channel supplier has had, and will in the future continue to have, the effect of precluding the Company from entering into agreements with other potential channel suppliers); (v) suppliers of programming to a channel supplier may require the Company, in certain circumstances, to assume the channel supplier's obligations to license the programming on financial terms which are more favorable to the program provider than those under the Company's existing agreement with the channel supplier; (vi) the Company may be required to install encryption decoder-based technology in homes of cable subscribers receiving premium services; and (vii) if the Company undertakes certain investments or enters into certain transactions, certain minimum guarantees payable under the agreement would increase and the Company would lose certain rights.

    As opportunities permit, the Company intends to expand the channel offerings on Wizja TV. One option under consideration by the Company is adding more thematic channels to its programming platform. Such channels may be based on such themes as sports, movies, news, weather, lifestyle, gameshows or childrens' programming. The Company expects that certain of the additional thematic channels will be proprietary. See "--Proprietary Programming."

    The Company is also negotiating with TVP, the Polish state-owned broadcaster, to retransmit TVP's popular channels on Wizja TV and to establish a joint venture which will develop thematic channels based on original programming and programming licensed from TVP's extensive archives. Any agreement with TVP would be subject to Polish regulatory and other approvals, and there can be no assurance that the Company will be able to enter into an agreement with TVP on satisfactory terms. See "Risk Factors-- Availability of Programming and Dependence on Third Party Programmers; Program Development Risk" and "Regulation--United Kingdom--Broadcasting Regulation."

    PROPRIETARY PROGRAMMING

    Wizja TV contains three channels, Atomic TV, Wizja 1 and Wizja Pogoda, that are owned and operated by the Company. The Company intends to create additional proprietary channels, including Wizja Sport, to be added to the Wizja TV line-up. In addition, the Company has established and intends to

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continue to establish entities to engage in the production of programming either to be included on the Company's proprietary channels, or to be licensed to the Company for distribution as part of the Wizja TV line-up.

    The Company has established entities to engage in the development and production outside of Poland of Polish-language thematic television channels. Those entities plan to develop programming designed to drive subscriber growth on the Company's cable television networks and on its D-DTH system and increase revenue per cable subscriber. In December 1996, the Company acquired 45% of Ground Zero Media Sp. z o.o. ("GZM"), a joint venture with Polygram, the recording company, Atomic Entertainment LLC, and Planet 24 Production Limited, an independent production company. In February and March 1998, the Company acquired the remaining 55% interest from the GZM stockholders. GZM's only business is the development and production of Atomic TV, a Polish-language music television channel aimed at the 14-29 year old audience. Atomic TV began to be broadcast via satellite on April 7, 1997 across the cable systems of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subcribers, and the Company believes that based on distribution it is the leading cable television channel in the Polish market.

    In addition, the Company is developing Wizja 1 as the primary channel for entertainment and Wizja Pogoda as the weather channel and intends to develop Wizja Sport as the sports channel for its programming platform. Wizja 1 offers a wide range of Polish-language programming, including full-length feature films, music, lifestyle and childrens' programs, and sports events.

    The Company has also concluded for exhibition on Wizja 1 program license agreements for high-quality programming from leading international film production companies, including Channel 4 International, Minotaur, Capitol, Eaton, Itel, IMP, and BBC Worldwide for exclusive first run pay television rights in Poland to films, mini-series and documentaries. The Company is also acquiring local Polish programming and is in negotiations to purchase rights for other high-quality programming.

    The Company intends to develop its sports programming through Wizja Sport. The Company has entered into long-term exclusive agreements to broadcast to Poland on Wizja TV certain sports events, including live coverage of the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating, games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    Several of the agreements entered into by the Company to secure broadcast rights to sports events give the Company the ability to obtain additional seasons of those sports events, either by way of a right of first refusal or a right of first offer. Most of the sports rights agreements grant the Company exclusive rights to broadcast the sports events live in Poland. The exclusivity in some cases is subject to the ability of the rights owner to grant limited rights to other broadcasters to show the events on a delayed basis. The Company is currently in negotiations with other sports rights holders to purchase the rights to additional local and international sports events.

    In November 1997, the Company purchased 50% of WPTS Sp. z o.o. ("Twoj Styl"), a Polish company producing, among others, the leading Polish lifestyle magazine, for the purpose of producing Polish lifestyle programming. The Company believes that the combination of its television expertise and Twoj Styl's experience will result in the production of high quality lifestyle television programming, targeting primarily female audiences.

    In February 1998, the Company purchased, for approximately $500,000, an option to buy a 50% plus one share interest in "Polonia" Sportowa S.A., a soccer club in Poland. The purchase option will expire in February 1999. If the Company exercises the option, the purchase price will approximate $4.4 million.

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    As opportunities arise in the rapidly developing pay television market in
Poland, the Company intends to consider adding more thematic channels to its Programming Platform. In particular, the Company currently intends to create additional thematic channels, such as sports, movies, news, weather, lifestyle, gameshows and childrens' programming. Thematic channels permit subscribers to choose easily the theme of the programming to be viewed at any particular time. The Company will use Wizja 1 as an anchor channel to introduce entertainment and sports programming to the Polish market. Concepts that are well received may become the basis for new channels. For example, Atomic TV, which debuted on a Company-owned proprietary cable channel in the spring of 1996, had generated substantial cable television viewer and advertising interest, and it began to be offered as a separate channel in April 1997.

    In certain instances, the Company has acquired an equity interest in the programming that is produced by third parties and included on Wizja TV. Such an equity investment allows the Company access to the programming in exchange for the Company sharing the costs incurred in the creation of the Polish-language version of the programming. For example, the Company purchased an equity interest in Fox Kids Poland, a children's entertainment channel aimed at an audience in the 4 to 12 age group. The Company expects to continue this practice, and intends to acquire equity interests in a number of programming providers in order to secure additional proprietary programming.

    PREMIUM TELEVISION CHANNELS. The Company has introduced its own premium channel as well as premium channels supplied by third parties. On July 1, 1998 the Company introduced Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, as a premium channel. The Company has also introduced a Polish-language version of premium movie channels to its cable subscribers for an additional monthly fee. Currently, two movie channels are available in Poland, Canal+ and HBO. Both feature movies and also carry, or will carry, live sports and other entertainment. The Company has distributed Canal+ on a non-exclusive basis on its cable networks since entering into a preliminary distribution agreement with Canal+ in October 1995. The Company currently has approximately 7,800 subscribers to the Canal+ service.


    The Company has signed agreements for the exclusive distribution on its D-DTH system, and non-exclusive distribution across its cable networks, for the HBO Poland service, a Polish-language version of HBO's premium movie channel. HBO currently has exclusive rights in Poland to movies from Warner Bros, Columbia TriStar International Television and Buena Vista International.



    The HBO Poland service was launched on the Company's cable network in September 1996. The HBO Poland service is priced at a promotional rate of $5.00 per month for a period of six months from the inception of the service in a given market. Thereafter, the service is priced at $6.00 per month. To date, the service has generated significant subscriber interest at these price levels. At April 30, 1998, the service had achieved a penetration rate of 6.2% across the Company's cable networks. The Company began distribution of the HBO Poland service in Warsaw in April and in Gdansk and Krakow in May 1997, and had rolled out such service to most of the Company's remaining cable systems by the end of 1997. The HBO Poland service was launched on the Company's D-DTH system in July 1998.


    ADVERTISING. The Company expects to attract significant advertising to its channels as part of the Polish television advertising market, which the Company believes is still relatively underdeveloped, with television advertising expenditures on a per capita basis being lower than in comparable European markets. According to the TV International Sourcebook, the current size of the Polish television advertising market was approximately $795 million in 1995. The Company believes that this market is dominated by TVP and Polsat. The Company expects that its channels will provide advertisers new and better targeted outlets in Polish television. In particular, the Company believes that its channels will be attractive to advertisers because of the relatively affluent demographic profile of the Company's anticipated subscribers, the focus of the Company on large, high economic growth areas, and the opportunity to target viewers of particular thematic channels with advertisements for goods and services. Furthermore, the Company's channels will give advertisers local customer access that cannot easily be replicated through any other advertising media. In the majority of the programming agreements, the Company is entitled to at least a 50% share of the net advertising revenue generated in connection with the particular channel, and the channel supplier is required to contribute to the cost of marketing its channel in Poland. The Company is responsible for selling the advertising for most of the channels. This arrangement will enable the Company

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to market a package of channels to advertisers in the Polish market and offer them a selection of advertising opportunities for different market segments. In most of the agreements with the channel suppliers, the Company has the right to include on that particular channel, for at least one minute per hour, segments promoting the Wizja TV platform and the other Wizja TV channels. This will enable the Company to implement a comprehensive promotional strategy across the Programming Platform reinforcing the Wizja TV brand. In addition, the Company will produce and mail to its subscribers a monthly subscriber magazine, announcing channel line-ups, programming schedules and special events, and providing further opportunities for promoting Wizja TV and for obtaining revenues from commercial advertisers.

COMPETITION

    The multi-channel pay television industry in Poland has been, and is expected to remain, highly competitive. The Company competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to the home. The extent to which the Company's multi-channel pay television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of Polish-language programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the multi-channel pay television industry in Poland. See "The Industry--The Polish Multi-Channel Pay Television Industry" and "Regulation."

    The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service, and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. See "Regulation." Regardless of the enforcement of these laws and regulations, the Company expects that SMATV operators will continue to remain a competitive force in Poland. In addition, certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than the Company. The largest competitors of the Company in Poland include Bresnan Communications, which owns three cable systems aggregating an estimated 329,000 subscribers (including Aster City Cable Sp. z o.o.) and Multimedia Polska S.A., a Polish entity, with an estimated 115,000 subscribers. In addition, the Company understands that a number of cable operators in Poland (led by Bresnan Communications) have formed, or are in the process of forming, a consortium for the joint creation and production of Polish-language programming.

    The Company's cable television business also competes with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and A-DTH television services, and may in the future compete with MMDS systems and D-DTH services (including the Company's D-DTH service).

    The Company's D-DTH business will compete with traditional cable systems, including its own, and terrestrial broadcast and A-DTH services as well as other potential D-DTH and MMDS services. TKP, which is partially owned by Canal+ S.A., currently offers a single channel Polish-language pay television service (including A-DTH) and has announced plans to introduce thematic D-DTH channels in Poland in September 1998. The Company cannot predict whether other European or Polish broadcasters, such as BSkyB, Bertelsmann, Kirch or Polsat, will choose to enter the Polish D-DTH market. Certain of the Company's current and potential competitors, either alone or in joint ventures with other competitors, have either launched or announced plans to launch D-DTH systems for other European countries. Many

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of the Company's current and potential competitors have significantly greater financial, managerial and operational resources and more experience in the DTH business than the Company. If competing D-DTH services are successfully launched in Poland, they could have a material adverse impact on the Company. There can be no assurance that the Polish market for D-DTH services will be sufficiently large to support competing D-DTH businesses.

    Pay television services also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as video cassette recorders. The extent of such competition depends upon, among other things, the price, variety and quality of programming offered by pay television services and the popularity of television itself.

    With respect to its programming business, the Company competes with other television companies, both free-to-air and pay television (including Canal+ and HBO), for the acquisition of sports rights and most other programming, including the rights to feature films and television series and the right to participate in joint ventures with other creators of programming. With respect to the creation of its proprietary programming, the Company competes with other programming creators for the hiring of personnel with creative and production talent. To the extent that the Company is precluded from creating or obtaining programming due to exclusive agreements entered into between programming creators and the Company's competitors, the Company will face difficulty in creating or acquiring sufficient high-quality programming to attract and retain subscribers and commercial advertising customers for its cable and D-DTH services. To the extent that the Company is unable to negotiate exclusive agreements with suppliers of its programming or such agreements become unenforceable, the Company will not be able to preclude its competitors from obtaining access to such programming, which would make the Company's programming line-up less unique and less attractive to subscribers. There can be no assurance that in the future the Company will be able to continue to create or acquire sufficient high-quality programming, either through exclusive or non-exclusive arrangements.

PROPERTIES

    At May 31, 1998, the Company owned equipment used for its cable television business, including 109 headends, and approximately 3,774 kilometers of cable plant. The Company has approximately 187 lease agreements for offices, storage spaces and land adjacent to the buildings. The total area leased amounts to approximately 28,100 square meters (most of which is land adjacent to buildings). The areas leased by the Company range from approximately 10 square meters up to more than 12,500 square meters. The agreements are for specified and unspecified periods of time and those for an unspecified period may be terminated with relatively short notice periods by either party, usually three months.

    The Company has entered into conduit leases with TPSA (and, in certain cases, with other entities). The majority of the TPSA leases require the Company to bear the costs of the maintenance of the cable. The Company may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. Dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. See "Risk Factors--Agreements with TPSA."

    The Company believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of the Company's cable television operations, although additional space and conduits will be needed in the future if the Company consummates further acquisitions of cable television networks.

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    In connection with the establishment of its D-DTH service and the development of its programming business, the Company has leased additional office space and premises providing backhauling, production, post-production and program packaging facilities. This space is in aggregate approximately 6,500 square meters and is located in Maidstone, United Kingdom. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities. The Company believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of the Company's cable television operations, although additional space may be needed in the future for the Company's programming production activities.

TRADEMARKS

    The Company, either itself or through its subsidiaries, has filed or is in the process of filing for registration of its various trademarks. The PTK logo was registered for use in connection with television and programming services in July 1997. Trademark applications are pending in Poland for other variations of PTK trademarks. Also, numerous trademark applications have been filed in Poland for the various Wizja trademarks, including but not limited to Wizja, Wizja TV and Wizja 1 logos. Additional applications for other Wizja trademarks and related trademarks will be filed in Poland in the near future.

    The Company has also filed a U.K. application for Wizja TV logo and intends to file additional applications for the Wizja trademarks and other related trademarks in the United Kingdom and other jurisdictions if applicable. The United Kingdom Trademark Office has raised a preliminary objection to the application for Wizja TV based on a European Community trademark application for a logo mark which incorporates the words "TELEWIZJA WISLA". Applications for similar marks have been filed in Poland by the same entity. The word "Wizja" means "vision" in Polish, while the word "Wisla" refers to the longest river in Poland. The Company believes that it will be able to overcome such objection by the United Kingdom Trademark Office, though there can be no assurance that such will be the case.

EMPLOYEES

    At May 31, 1998, the Company had approximately 1,081 permanent full-time employees and approximately 72 part-time employees. In addition, as of such date the Company employed approximately 53 salesmen who received both commissions and a nominal salary, and from time to time the Company employs additional salesmen on an as needed, commission only basis. In connection with the establishment of its D-DTH business and the development of its programming business, the Company expects to hire a further 259 employees by the end of 1998, the majority of whom will be administrative, post-production and technical personnel located at the Company's facility in the United Kingdom and customer service representatives in the Call Center in Poland. The Company expects that certain functions, such as uplinking and program production, will be performed by employees of third parties pursuant to medium-and long-term service agreements with the Company. None of the Company's employees are unionized. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    The Company is involved in litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's business, financial condition or results of operations.

    Two of the Company's cable television subsidiaries, Telewizja Kablowa Gosat-Service Sp. z o.o. and PTK S.A., and four unrelated Polish cable operators and HBO Polska Sp. z o.o. ("HBO Polska") have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., an indirect partially-owned subsidiary of Canal+ S.A. The lawsuit was filed in the Provincial Court in Warsaw, XX Economic Division (Sad Wojewodzki w Warszawie, Wydzial XX Gospodarczy) (the "Court"). The main defendant in the proceedings is HBO Polska which is accused of broadcasting the HBO television program in Poland without a license from the Council as required by the Television Act and thereby undertaking an activity constituting an act of unfair competition. The plaintiff has asked the Court to order HBO Polska to cease broadcasting of its programming in Poland until it has received a broadcasting license from the

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Council, and that the defendant cable operators be ordered (i) to cease carrying the HBO Polska programming on their cable networks in Poland until HBO Polska has received a broadcasting license from the Council, (ii) not to use their current filters for the purpose of unscrambling the HBO Polska programming, and
(iii) in the future, to use effective endcoding systems and systems of controlled access to the HBO Polska programming. The Company does not believe that the lawsuit will have a material adverse effect on its business operations.

    On April 17, 1998, the Company signed a letter of intent with TKP, a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent.

    Under the terms of the letter of intent, TKP is obligated to pay the Company a $5 million break-up fee within 10 days of the Signature Date if the definitive agreements were not executed by the Signature Date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there was any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

    The Company has demanded monies from TKP as a result of the failure to execute the definitive agreements by the Signature Date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In their claim, TKP and its shareholders have alleged that the Company breached its obligations to negotiate in good faith and to use its best efforts to agree and execute the definitive agreements and claimed the Company is obligated to pay TKP $10 million pursuant to the letter of intent. The Company has submitted its answer and counterclaims against TKP and its shareholders. The Company does not believe that the arbitration proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

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                                   REGULATION

GENERAL

    The operation of cable and D-DTH television systems in Poland is regulated under the Communications Act by the MOC and PAR and under the Television Act by the Council. Cable television operators in Poland are required to obtain Permits from PAR to operate cable television systems and must register certain programming that they transmit over their networks with the Council. Poland is a party to the provisions of the Convention that regulate international transmission and retransmission of television programs. The operation of a D-DTH service in Poland uplinked from facilities in the United Kingdom also will be subject to regulation in the United Kingdom and the EU.

    In contrast to cable television regulatory schemes in the United States and in certain other Western nations, neither the MOC nor PAR currently has the authority to regulate the rates charged by operators for cable television and D-DTH services; however, excessive rates could be challenged by the Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television and D-DTH operators in Poland also are subject to the Copyright Act, which provides intellectual property rights protection to authors and producers of programming. Broadcasters in Poland are regulated by the Council under the Television Act and must obtain a broadcasting license from the Council.

    Because the Company's D-DTH service will, it believes, be the first D-DTH service available in Poland, there are likely to be issues of first impression not addressed under Polish law with respect to certain aspects of the Company's D-DTH business and related programming arrangements. In addition, the Polish D-DTH market is subject to a developing regulatory framework that may change as the market develops. There can be no assurances that regulatory changes will not have a material adverse effect on the Company's business, financial condition and results of operations.

POLAND
  COMMUNICATIONS ACT

    GENERAL. From the fall of the Communist government in 1989 through 1992, the Polish cable television industry was essentially unregulated. Although the Communications Act was enacted in 1990, the MOC and PAR did not begin promulgating and enforcing regulations implementing the Communications Act until 1992. In 1993, to improve the quality of Poland's cable television systems, the MOC and PAR began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the MOC and PAR began to monitor compliance with regulations requiring all cable operators to obtain Permits and, more recently, has begun to enforce such requirements. In 1995, the Communications Act was amended to create restrictions on foreign ownership within the cable television industry.

    PERMITS. The Communications Act and the Permits set forth the terms and conditions for providing cable television services. A Permit authorizes the construction and operation of a cable television network in a specified geographic area. Permits do not give exclusive rights to construct and operate a cable network within an area, and usually do not include build-out milestone requirements.

    To obtain a Permit, an operator must file an application with PAR. A Permit application must be accompanied by evidence demonstrating that the applicant's network will be constructed of components approved by, and meeting the technical specifications set forth by PAR and the MOC, and that co-op authorities or other property owners in the area that the Permit will cover have agreed to allow the applicant access to their property to install the cable network. PAR will refuse to grant a Permit if, among other things, the applicant fails to submit the evidence described above or if the applicant's cable network fails to comply with the technical requirements established by PAR and the MOC including minimum standards for signal quality and radio frequency leakage.

    Permits have an initial term of one year and if renewed are generally renewed for up to five years. Renewal applications must be submitted to PAR at least one month prior to the end of a Permit's term. If a

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renewal decision from PAR is pending at the expiration of a Permit's term, as is usually the case, the term is deemed to be extended until the renewal decision is made. PAR generally renews Permits as a matter of course if the terms and conditions of the Permit and the requirements of the Communications Act, including the technical requirements for cable networks established by PAR and the MOC, have been met by the holder of the Permit. The Communications Act also requires that operators of cable television systems comply with Polish laws, including copyright laws. See "--Copyright Protection."

    If a cable television operator breaches the terms or conditions of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where the breach occurred or the forfeiture of the operator's cable networks. In addition, the Communications Act provides that PAR may not grant a new Permit to, or renew an expiring Permit held by, any applicant that has had, or that is controlled by an entity that has had, a Permit revoked within the previous five years. In many instances, where a violation of the terms or conditions of a Permit or the Communications Act have occurred, PAR is required by law to give the cable television operator an opportunity to rectify the violation.

    NON-TRANSFERABILITY OF PERMITS. A cable television operator who acquires a cable network from another operator must apply for a Permit covering the area in which the acquired network is located, unless the acquiring operator already has a valid Permit covering the area. However, subject to the restrictions on foreign ownership of cable television operators described below, to anti-monopoly restrictions and to any restrictions contained in a specific Permit or related to the foreign ownership of real estate, shares of cable television operators holding Permits are freely transferrable.

    FOREIGN OWNERSHIP RESTRICTIONS. The Communications Act and applicable Polish regulatory restrictions provide that Permits may only be issued to and held by Polish individuals, or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding Permits must be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995.

    Prior to the creation of PAR and the Permit system, the stockholders of PTK S.A. received a license to establish PTK S.A. to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Foreign Commercial Activity Act. At May 31, 1998, approximately 23% of the Company's basic subscribers were covered by Grandfathered Permits that are not subject to foreign ownership restrictions.

    Enforcement of Poland's regulatory restrictions on foreign ownership of cable television operators is the responsibility of PAR. Applications for Permits, and for renewals thereof, require disclosure of the applicant's ownership structure, stockholders and management and supervisory boards. A violation of these regulatory restrictions constitutes a violation of the Communications Act, and can lead to revocation of all Permits held by the entity committing the violation. See "--Permits."

    PTK S.A. will own all cable network assets and operate in the areas covered by Grandfathered Permits. To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company intends to enter into contractual arrangements with PTK Operator, a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish financial institution. See "Corporate Organizational Structure." In the case of existing cable networks not covered by Grandfathered Permits or the acquisition or construction of cable networks not covered by Grandfathered Permits, the Company intends to own, through PTK S.A., all of the cable network assets and intends to lease the assets to PTK Operator, which is expected to operate the networks. In the Company's contemplated leasing arrangements with PTK Operator, it is expected that PTK Operator will hold the Permits to operate the cable networks, receive all of the revenues from subscribers, pay all operating expenses relating to the operation of the networks, and through the lease

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arrangements pay PTK S.A. rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure does not contradict the requirements of Polish law. PAR has granted several permits to the Company and the Company's competitors, based on the lease of assets, for networks using an ownership and operating structure substantially similar to the one described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the ability of the Company's subsidiaries to acquire Permits to operate cable television networks and could result in the denial or loss of Permits applied for or held by certain subsidiaries of the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Limitations on Foreign Ownership of Multi-Channel Pay Television Operators and Broadcasters."

    THE COMPANY'S PERMITS. Subsidiaries of PCI have received approximately 109 Permits from PAR, covering approximately 625,200 of the Company's approximately 701,900 basic subscribers at May 31, 1998, including approximately 16,000 subscribers for whom the Company's Permits are deemed extended under Polish law pending PAR's response to the Company's Permit renewal applications (collectively, "Valid Permits"). However, certain subsidiaries of the Company do not have Valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 76,600 basic subscribers at May 31, 1998 located in areas for which subsidiaries of PCI do not currently have Valid Permits, approximately 76% are located in areas serviced by recently acquired or constructed cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with co-op authorities and the upgrade of the acquired network to meet technical standards where necessary and satisfying foreign ownership limitations), and approximately 24% are located in areas serviced by networks for which subsidiaries of the Company have Permit applications pending. These subsidiaries of the Company have 12 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits for which such subsidiaries have applied.

    There can be no assurance that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company or seizing the Company's cable networks. Furthermore, there can be no assurance that the Company's subsidiaries will be able to receive Permits in the future permitting it to operate any other networks that they may acquire. Any action by PAR to restrict or revoke the Permits of, or to refuse to grant Permits to, such subsidiaries or similar action by PAR would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Regulation of the Polish Cable Television Industry."

TELEVISION ACT

    THE COUNCIL. The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters. Cable television operators generally are not considered broadcasters under the Television Act unless they meet certain criteria specified therein, including but not limited to, making modifications, such as inserting commercials, to programming transmitted over their networks or failing to retransmit programming simultaneously with their receipt thereof.

    REGISTRATION OF PROGRAMMING. Under the Television Act, cable television operators must register each channel and the programming with the Chairman of the Council prior to transmitting it over their cable networks. An exception to this registration requirement exists for programming that is broadcast by public broadcasters and programming that is broadcast by other domestic broadcasters and is generally available over the air for receipt by the public in the area where the network is located.

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    The application to register programming with the Chairman of the Council must include specification of the programming to be transmitted and the broadcaster of the programming, and evidence that the applicant has a Permit covering the cable networks on which the programming will be transmitted. Registration of programming occurs automatically if the Chairman of the Council does not reject an application within two months of its submission.

    In general, the Chairman of the Council will refuse registration of programming if (i) the applicant is not legally entitled to use the cable network over which the programming will be distributed (i.e., does not have a Permit covering the network), (ii) the broadcasting of the programming in Poland would violate Polish law, including provisions of the Television Act governing sponsorship, advertising and minimum Polish and European content requirements for programming broadcast by Polish broadcasters or (iii) the transmission of the programming over the cable network would violate Polish law, including the Television Act.

    Once programming is registered with the Chairman of the Council by a cable television operator, it remains registered with respect to such operator until the term, if any, requested in the application for registration expires or until the Chairman of the Council revokes the registration. Applications to renew the registration of programming are usually filed two months prior to the end of the term of the registration thereof and will usually only be rejected for the reasons described above. The Chairman of the Council is authorized to revoke registration of a program for any of the same reasons for which it is entitled to refuse to register programming, or if the cable television operator violates the "must carry" provisions of the Television Act that require cable operators to transmit programming broadcast by public broadcasters nationwide or regionally.

    The relevant subsidiaries of the PCI have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks (including the programming that the Company intends to transmit on Wizja TV, the initial programming for which an application for registration has been filed) or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against the Company's management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

    BROADCASTING LICENSES. Companies that engage in broadcasting in Poland must receive a broadcasting license from the Chairman of the Council under the Television Act. Broadcasting is defined under the Television Act to include the wireless emission of a program for the purpose of simultaneous and general reception and the introduction of a program or channel into a cable television network. In determining whether to grant a broadcasting license, the Council considers factors including, but not limited to, whether the planned broadcasting activity by the applicant will serve to provide information, facilitate access to culture and art or provide entertainment, and minimum Polish and European content, and whether the applicant will be able to secure the required investments and financing for the planned broadcasting operations. Even if the foregoing criteria were satisfied in a broadcasting license application, there can be no assurance that such a license would be granted. In November 1997 the Council issued a regulation, effective January 1, 1998, requiring the share of European works in the broadcast of Polish broadcasters to be not less than 50% of the yearly broadcast. See "--Requirements Concerning Programs Broadcast From Outside of Poland."

    Broadcasting licenses, unless revoked by the Council, have a term of between three and ten years. The Television Act is silent as to the possibility of license renewal and, to the extent applicable, upon termination of a license, a new application or submission of a tender might be required. The Council may revoke a broadcasting license for, among other things, violations of the Television Act, of the terms the

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broadcasting license or of the restrictions on foreign ownership of broadcasters described below. See "--Restrictions on Foreign Ownership of Broadcasters."

    RESTRICTIONS ON FOREIGN OWNERSHIP OF BROADCASTERS. The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital, ownership interest and voting rights. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any broadcaster company holding a broadcasting license must be comprised of Polish citizens residing in Poland. In December 1997 the Polish government proposed an amendment to the Television Act by which the maximum foreign ownership interest in a Polish broadcasting company would be increased to 49%, but there can be no assurance that the Polish parliament will accept this proposal.

    The Company has established and intends to continue to establish entities to engage in the development and production of Polish-language thematic television programming outside of Poland. The Company plans to distribute Wizja TV via satellite systems from outside of Poland and the Company believes that the ownership structure of such entities is not subject to Poland's regulatory restrictions on foreign ownership. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure, or the ownership or distribution structure to be established for the Company's future subsidiaries or joint entities, violates Polish regulatory restrictions on foreign ownership. If the ownership or distribution structure for such entities or such future entities is found not to be in compliance with Poland's regulatory restrictions on foreign ownership, the Company could be forced to incur significant costs to bring its ownership structure or distribution system into compliance with the regulations; it might also be forced to dispose of its ownership interests in such entities or such future entities. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with such future entities, as well as any other entity that produces, broadcasts and distributes programming in Poland, which would have a material adverse effect on the Company's business, results of operations and financial condition.

    REQUIREMENTS CONCERNING PROGRAMS BROADCAST FROM OUTSIDE OF POLAND. The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program directed to a Polish audience if the uplink for the broadcasting of such program is made by a foreign broadcaster from outside of Poland. The Company believes that the Television Act does not apply to such broadcasting and that such activity is not subject to Polish broadcasting requirements. The Council has not officially adopted an interpretation of this issue and there have been no court rulings on this issue. As different interpretations of the application of the Television Act to broadcasting from outside of Poland have been made, there can be no assurance that the Company's interpretation will not be challenged or that the Company's D-DTH broadcasts from outside of Poland will not be required to comply, and, if so, that it will be able to comply, with requirements of the Television Act, which, among other things, requires a broadcasting license and imposes foreign ownership restrictions. In addition, in certain situations, including, but not limited to, where a program is produced or assembled entirely in Poland and only provided to a third-party for transmission from abroad, there may be a risk of considering the producer of such a program a broadcaster under the Television Act. This would result in the obligation to obtain a license from the Chairman of the Council, which would require meeting certain conditions, including foreign ownership restrictions. While the Company believes that its activities in producing programs in and outside of Poland, transmitting the programs to the Company's transmission facility in the United Kingdom and distributing the programs to Poland via satellite are not subject to regulation in Poland, there can be no assurance that the Council will not seek to require the Company to apply for a license in Poland for its broadcasting business. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its transmission and production facilities in Poland and applying for the Polish broadcasting licenses necessary to engage in such activities. There can be no assurance that such license would be granted if applied for and failure to have any required broadcasting license would have a

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material adverse effect on the Company's business, financial condition and results of operations. See
"-- Limitation on Foreign Ownership of Multi-Channel Pay Television Operations and Broadcasters."

    Currently Poland has not sought to regulate foreign DTH broadcasters who uplink outside of Poland. There can be no assurances, however, that Poland will not seek to regulate the DTH industry by, for example, imposing standards for encryption technology or DTH decoders. If the Company's encryption technology, DTH decoders or other activities did not meet such standards, the Company's business, financial condition and results of operations could be materially adversely affected as the Company seeks to comply with such standards.

    Poland is a party to the 1989 European Convention on Transfrontier Television (the "Convention"), which requires the Polish authorities to guarantee freedom of reception and retransmission on Polish territory of program services which meet the requirements of the Convention. The Company believes that the content of its Programming Platform will comply with the terms of the Convention. "See--European Union--Broadcasting Regulation."

    The Television Act authorizes the Council to adopt regulations specifying requirements for Polish or European content of programs of non-Polish broadcasters to be distributed through cable networks in Poland. The adoption of such regulations could influence the ability of Polish cable television operators to register programs with the Council. Such a registration is required for a lawful distribution of programs on cable networks. The Council has not issued any regulations that would be applicable to Wizja TV programming broadcast from outside of Poland (though it has issued regulations relating to Polish broadcasters), but there can be no assurance that it will not do so in the future or that the Company would be able to comply with any such future regulations. The burden of complying with any such future regulations or any failure to so comply could have a material adverse effect on the Company.

COPYRIGHT PROTECTION

    PROTECTION OF RIGHTS OF POLISH AUTHORS AND PRODUCERS OF
PROGRAMMING. Television operators, including cable and D-DTH operators, in Poland are subject to the provisions of the Copyright Act, which governs, inter alia, enforcement of intellectual property rights. Polish copyright law distinguishes between authors, who are the creators of programming, and producers, who acquire intellectual property rights in programs created by others. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator or the system of a D-DTH operator has a right to receive compensation from such operator or to prevent transmission of the program.

    The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP") (collectively, "Rights Organizations"), and can also be enforced by the holders themselves. In practice, the compensation paid to the holder of a Polish copyright on programming that is transmitted over a cable television system is usually set by contract between a Rights Organization and the individual cable television operator or D-DTH operator. Most of the Company's cable subsidiaries operate under a contract with ZASP and all of them under a contract with ZAIKS. In the event that a cable or D-DTH operator transmits programming in violation of a Polish copyright, the Rights Organization or the copyright holder may sue the operator for an injunction preventing further violations or an accounting for profits or damages, which may include, in certain circumstances, a sum equal to three times the amount of compensation the copyright holder could have obtained if it had entered into a contract with the operator. In addition, a violation of the Copyright Act by a cable television operator also constitutes a violation of the Communications Act and of the operator's Permits. See "--Communications Act."

    PROTECTION OF RIGHTS OF FOREIGN AUTHORS AND PRODUCERS OF
PROGRAMMING. Foreign authors of programming receive protection under the Copyright Act for programing that is either originally published in Poland or is originally published simultaneously in Poland and abroad or originally published in Polish-language form. In addition, foreign authors of programming receive Polish copyright protection under the terms of the Berne Convention of 1886 as amended in Paris in 1971 (the "Berne Convention"), which was

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adopted by Poland in 1994. In addition, foreign programming producers receive
Polish copyright protection under the Rome Convention.

    Under the Berne Convention, authors of programming located in other signatory countries must be extended the same copyright protection over their programming that Polish authors receive under the Copyright Act. Polish cable television operators must thus make copyright payments to foreign authors holding copyrights in programming that is transmitted over the cable networks of such operators. The Berne Convention, however, does not grant any protection to foreign producers of programming.

    Poland has adopted the Rome Convention, which extends copyright protection to programs of foreign producers. Poland became bound by its terms on June 13, 1997. The Company currently makes copyright payments to the foreign programmers requiring such payments, such as CNN, Eurosport and the Cartoon Network.

ANTI-MONOPOLY ACT

    Competition in Poland is governed by the Anti-Monopoly Act which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable, D-DTH and programming industries is not well established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in such industries. As a general rule, the Anti-Monopoly Act prohibits, among other things, monopolistic agreements, abuse of dominant market position, price-fixing arrangements, division of market arrangements, and the creation of market entry barriers. The Anti-Monopoly Act may deem any such agreements null and void. Although the Anti-Monopoly Act does not preclude an enterprise from occupying a dominant market position, any activities by such enterprise face detailed scrutiny by the Anti-Monopoly Office. Market dominance is often defined as a company's ability to act independently of competitors, contractors, and consumers. Companies that obtain control of 40% or more of the relevant market are usually deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. There is no assurance that the exclusivity clauses in the Company's programming agreements will not be scrutinized by the Anti-Monopoly Office. Although such exclusivity clauses are not prohibited under the Anti-Monopoly Act, such agreements may be found unlawful, and therefore unenforceable, if they restrict or hinder competition or otherwise involve the abuse of a dominant position. The Company does not believe such agreements have anti-competitive effect, though there can be no guarantee that the Anti-Monopoly Office would reach the same conclusion.

    The Anti-Monopoly Office recently issued a decision that PCI had achieved a dominant position and abused that dominant position in one of the areas in which it operates by moving certain satellite channels to the hyperband frequency. As a result, a number of subscribers, whose television sets are not equipped to receive the hyperband frequency, received several different channels to replace the channels which had been moved. The Company has appealed both the finding of dominance and the finding that it acted improperly by moving certain channels to the hyperband frequency.

    Several types of concentrations between undertakings, including acquisitions of privately held stock and also stock that is traded on a stock exchange, under circumstances specified in the Anti-Monopoly Act require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction (up to 1% of revenue as defined in the Copyright
Act) on members of their governing bodies. The Company believes that it may be required to obtain the Anti-Monopoly Office's approval for future acquisitions. In addition, the Anti-Monopoly Office can review a company's past and present activities, including its pricing policies, for potential anti-competitive behavior. The Company receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office from time to time. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require notification to the Anti-Monopoly Office. There can be no assurance that the Anti-Monopoly Office will approve the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations.

                                      105
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UNITED KINGDOM

BROADCASTING REGULATION

    Most of the channels to be included as part of the D-DTH services to be launched by the Company are or will be regulated by the ITC as satellite transmission services ("STS"). The ITC is the body responsible for regulation of substantially all commercial television in the United Kingdom. Under the Broadcasting Act, as amended by the Satellite Television Service Regulations, a satellite television broadcaster will be licensed as an STS if certain criteria are satisfied. The principal criteria are that the broadcaster is established in the United Kingdom or, if the broadcaster is not established in the United Kingdom or in any other member state of the EU, it makes use of a frequency or satellite capacity granted by the ITC or its signal is transmitted from the United Kingdom. On July 18, 1997, @EL was granted an STS license for the Company's Atomic TV channel.

    The Company understands that the ITC follows the "establishment" test set out in the recently adopted revision to the Directive (the "New Directive") to determine whether a broadcaster falls within its jurisdiction.

    The New Directive became effective in June 1997. The New Directive provides that each EU broadcaster should be regulated primarily by the authorities in the member state of the EU where it is established, without regard to the country or countries within the EU in which its broadcast signal is received. Currently, the Convention provides that the country in which a broadcaster uplinks its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster, but the Convention is expected to be amended to bring it into conformity with the Directive's establishment test in the fall of 1998. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state.

    The Company has received an STS license from the ITC in the United Kingdom for Atomic TV, Wizja 1, Wizja Sport, and Wizja Pogoda. For most of the other channels on Wizja TV, the relevant channel supplier is under a contractual obligation with the Company to obtain an STS license from the ITC. Under the terms of the Company's Astra transponder agreements, the Company will be prohibited from carrying on Wizja TV programming for which a channel supplier does not have a valid license. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act or amend the codes (such as the code on advertising time limits and EPGs) with which all U.K. licensed broadcasters must comply. There is no assurance that the Company or its channel suppliers will be able to secure the necessary STS licenses it requires, or if obtained, that the Company or its channel suppliers will be able to meet the ongoing requirements of such STS licenses. Failure to obtain in a timely manner and maintain such licenses would have a material adverse effect on the Company's ability to roll out its D-DTH service or to add channels in the future, and as a result, would have a material adverse affect on the Company's business, results of operations and financial condition.

    The STS license permits the operation of an STS service but does not confer on an STS licensee the right to use any specific satellite, transponder or frequency to deliver the service. STS licenses are granted for a period of ten years and are renewable for one or more further 10 year periods. The ITC has the authority to impose fines, shorten the license period or revoke licenses if the licensee fails to remedy a breach of any license condition or fails to comply with any direction which the ITC lawfully gives to the STS licensee. Where the broadcaster has breached the license condition prohibiting the broadcast of programs likely to encourage crime or lead to disorder which the ITC believes justifies revocation of the STS license, the ITC may immediately suspend such license prior to considering any representations from the licensee. The ITC may also revoke a license if any change in the nature or characteristics of the licensee, or any change in the persons having control over or interests in it, is such that, had the change

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occurred before the granting of the license, such change would have induced the
ITC to refrain from granting the license. In addition, the ITC may revoke a license in order to enforce the restrictions contained in the Broadcasting Act on the ownership of STS licenses. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act. License conditions can be varied by the ITC only with the consent of the licensee except where there is a change to the license period, unless such license period is being shortened because the licensee has breached a license condition or failed to comply with a direction of the ITC. In the case of any other license variation, the ITC may amend the license after considering any representations from the licensee.

    In common with all television licenses issued by the ITC, any licenses awarded to the Company would impose on the Company an obligation to comply with the codes and directions issued by the ITC from time to time. These codes include the Program Code (including the guidance notes on pay per view services), the Code of Advertising and Sponsorship, the Code on Sports and Other Listed Events, the ITC Code of Conduct on Electronic Program Guides and the Rules on Advertising Breaks. These codes include, among other things, requirements as to impartiality and accuracy of news programming, requirements as to taste and decency in the portrayal of sex and violence and restrictions on the quantity and content of advertisements. The codes currently apply less rigorous criteria to STS licensees in certain respects, such as permitting more advertising per hour than U.K. commercial terrestrial channels and greater flexibility in respect of sponsorship credits. Penalties for non-compliance with the codes principally include fines of up to the greater of L50,000 (approximately $84,000 based on the approximate exchange rate of L1.00 = $1.68 at March 31, 1998) or 3% of a licensee's annual qualifying revenue (or 5% of annual qualifying revenue for further offences) per violation and, in certain circumstances, revocation of the license.

    The ITC has issued a direction (the "Direction") to all STS licence holders following its investigation into competition issues relating to the practice of channel bundling in the retail pay television market in the United Kingdom. The ITC has concluded that a number of anti-competitive factors exist in the current market which restrict viewer choice. The Direction prohibits STS licensees, in specified circumstances, from maintaining or entering into certain agreements which contain minimum carriage guarantees (whereby the licensee imposes an obligation to carry the channel to a minimum percentage of subscribers) or maintaining certain tiering obligations (such as a licensee requiring a channel to be included in a certain tier, such as the basic tier) or arrangements with similar effects. The ITC has not prohibited per se the buying through to premium channels from basic channels, however, it is requiring licensees to make buy-through to premium channels available from any basic package. The focus of the ITC's investigations was on the effect of these practices in the pay television market in the United Kingdom. The ITC has stated that its interest lies in the choice available to viewers in the United Kingdom and it is not seeking to regulate the terms on which channels are provided to distributors for broadcasting in overseas markets, including Poland, where the range of different services, competitive structure of the market, competitive behavior and practices may be different from those in the United Kingdom pay television market. The Company believes that the Direction will not be applied by the ITC in relation to the channels in the Wizja TV package which are provided under STS licenses. There is no guarantee, however, that the ITC will not change its position and that the impact of the Direction will not have a material adverse impact on the Company's operations. If the Direction is applied by the ITC to the channels distributed by the Company in the future it could affect the Company in the wholesale market (including the sale of Wizja TV to third party cable operators), have an adverse impact on its agreement with certain channel providers and have an adverse impact on its sale of Wizja TV to subscribers.

    The Broadcasting Act classifies some persons as "disqualified persons" who are not permitted to hold STS licenses. Disqualified persons include any bodies whose objects are wholly or mainly of a political or religious nature and advertising agencies. The Broadcasting Act also precludes a person from holding an STS license if it is owned as to more than 5% by a disqualified person or if it is otherwise associated with a disqualified person in any manner specified in the relevant provisions of the Broadcasting Act. There are no foreign ownership restrictions which apply to STS licensees.

    The Broadcasting Act sets forth rules to prevent certain media companies from accumulating interests in persons licensed under the Broadcasting Act and other media companies. Among other things, the ITC has the power to revoke an STS license where the STS licensee (or a connected person) holds or has a 20% interest in the holder of one or more licenses to provide regional or national Channel 3 services, Channel 5 services, licensable program services, another STS license, certain foreign services or digital program services (to provide digital terrestrial television programs in the United Kingdom) where the audience time for those services exceeds 15% of the total audience time for television program services capable of being received in the United Kingdom.

    If any person with an interest in excess of 5% of @Entertainment's issued capital stock is or becomes a disqualified person or is or becomes associated (in any manner specified in the relevant provisions of the Broadcasting Act) with such a person (i.e., a disqualified person), or if @Entertainment or any person with an interest in capital stock of @Entertainment (or any person associated or connected with any of them) does or were to fall within the scope of the restrictions imposed from time to time by the Broadcasting Act in respect of accumulations of interests in license-holders, then that would affect @Entertainment's entitlement to continue to hold STS licenses.

REGULATION OF COMPETITION

    U.K. law controls agreements which affect competition through the Restrictive Trade Practices Act 1976 (the "RTPA"), monopolies and mergers through the Fair Trading Act 1973 ("Fair Trading Act"), and unilateral anti-competitive practices through the Competition Act of 1980 (the "CA"). A broad range of commercial agreements fall within the provisions of the RTPA and are required to be filed with the Office of Fair Trading (the "OFT") for review under the RTPA. If an agreement that requires filing is not filed in a timely fashion, the relevant restrictions which it contains are void and unenforceable and the parties are at risk of claims for damages by affected third parties and of court action aimed at preventing a repetition of the breach. The Company has filed with the OFT certain of its exclusive programming license agreements, and these have been deemed not registrable.

    There are no current proceedings relating to competition law involving the Company before the courts, nor are any investigations which involve the Company underway before any authority exercising powers under the RTPA, CA or Fair Trading Act.

    In August 1997, the Department of Trade and Industry published a consultation document and draft Competition Bill (the "Bill") setting out the Government's proposals for the reform of U.K. competition law. The Bill was introduced into the House of Lords in November 1997 and, if passed, could become law in the fall of 1998. Under the provisions of the Bill as currently drafted, companies would then have a further period of up to 12 months to prepare for the new regime to come into effect. The new regime takes a prohibition approach and is based on Articles 85 (which prohibits agreements which have the effect of preventing, restricting or distorting competition) and 86 (a prohibition dealing with abuse of a dominant market position) of the EC Treaty. The Company believes that the Bill is likely to be passed into law, though there can be no assurance that this will be the case. The Company envisages that this will provide a stronger framework than hitherto for addressing anti-competitive behavior by dominant firms.

EUROPEAN UNION

BROADCASTING REGULATION

    The Directive sets forth basic principles for the regulation of broadcasting activity in the EU. In essence, it provides that each EU broadcasting service should be regulated by the authorities of one member state (the "home member state") and that certain minimum standards should be required by each member state of all broadcasting services which the state's authorities regulate. The United Kingdom, which is regarded as the Company's "home member state" for the purposes of its D-DTH services because

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
the Company's license holding subsidiary, @EL, is established in the United Kingdom, has adopted a variety of statutory and administrative measures based on the Directive to give effect to the requirements of the Directive. The European Commission is responsible for monitoring compliance and can initiate infringement proceedings against member states who fail properly to implement the Directive.

    The Directive requires member states to ensure "where practicable and by appropriate means" that broadcasters reserve "a majority proportion of their transmission time" for European works. In applying this rule, broadcast time covering news, games, advertisements, sports events, teleshopping and teletext services are excluded. The Directive recognizes that member states are to move progressively towards requiring their broadcasters to devote a majority of relevant transmission time to European works, having regard to the broadcaster's informational, educational, cultural and entertainment responsibilities to its viewing public. The term "where practicable and by appropriate means" has not been defined in the Directive and there is uncertainty about its proper application and whether the United Kingdom has properly implemented this provision into U.K. law as it applies to satellite television services. The United Kingdom regulates compliance with the European program content requirements administratively for STS licensees but other U.K. licensed services (e.g., Channel 3 licensees) are required to comply with such quotas by means of a condition set forth in their license.

    The Directive also requires that member states should ensure "where practicable and by appropriate means" that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising, teleshopping and teletext services) or, at the option of the member state, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be recent works (that is, works produced within the five years preceding their transmission). Polish-language programming produced or commissioned by the Company will be counted for the purposes of determining whether any service broadcast by the Company complies with these quotas. European programming consists broadly of programs that (i) originate from an EU member state or a Convention country that is party to the Convention or from another eligible European country, (ii) are written and staffed mainly by European residents and (iii) are produced or co-produced mainly by European producers.

    The Directive also imposes restrictions on advertising including restrictions on the timing and frequency of commercial breaks, restrictions on the content of advertising, limitations or prohibitions on tobacco, non-prescription drug and alcohol advertising and restrictions limiting commercials to a maximum of 20% of transmission time per hour, subject to an overall limit of 15% per day. In addition, the Directive restricts the content of programs to the extent necessary to protect minors and to prevent the incitement of hatred on the grounds of race, sex, religion or nationality.

    Certain amendments have been made to the Directive by the New Directive. In particular, the New Directive establishes a system to require certain sporting events to be made available on free-to-air television. These rules have been largely implemented in the United Kingdom by virtue of the Broadcasting Act 1996. The New Directive also clarifies and liberalizes the rules on home shopping.

    Following the promulgation of the 1992 European Community ("EC") Green Paper on plurality and concentration in the media, the European Commission announced, in its Communication of 1994, that it would proceed to a second phase of consultation and would then decide whether or not to propose EU legislation to govern media concentration and, if so, the nature of any such legislative proposal.

    In late 1996 and early 1997, the European Commission was considering a draft Directive on media concentration which would provide that any organization reaching more than 30% of a country's television or radio audience would be prevented from increasing its audience share. This proposal has met with considerable opposition and the Company believes it is unlikely to be adopted, though there can be no assurance that such will be the outcome.

    Apart from the Directive, the other primary source of European regulation affecting television broadcasting is the Convention. Both the United Kingdom and Poland are members of the Council of Europe which typically regulates through international conventions. In order for the convention to be binding on a particular member state, the national parliament of that country must ratify the convention and a specific quorum (which varies from convention to convention) of other member states' parliaments must also ratify the Convention. The contents of a convention binding in a particular country are dependent upon the ratification and implementation procedures of that country.

    The Convention contains provisions that are substantially similar to the Directive. The Convention is effective in those countries which have ratified it. Both the United Kingdom and Poland have ratified the Convention. The Convention provides that the country in which a broadcaster uplinks its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster. Neither the Directive nor the Convention contains any requirements or restrictions regarding foreign ownership of broadcasters. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state, or to impose restrictions on foreign ownership of broadcasters.

    The Company understands that a change (the "Amendment") has been largely agreed by members of the Convention. The Amendment would, if ratified by the appropriate number of member states, become effective with respect to those member states that ratify it, and would have three significant effects. First, it would bring the Convention into conformity with the Directive's establishment test, providing that a broadcaster should be regulated primarily by the authorities in the Convention country in which the broadcaster is established.

    Second, the Amendment would provide that where a broadcaster's channel is wholly or principally directed at a country, other than that where it is established, for the purpose of evading the laws in the areas covered by the Convention which would have otherwise applied to it in the country of reception, this shall constitute an "abuse of rights." Where such an abuse is alleged, representatives from the country where the broadcaster is established and from the country of reception would meet to attempt to resolve the dispute. If they are unable to do so, a dispute resolution process (which would eventually involve arbitration) could be invoked. The country of reception could not take measures against the broadcaster unless and until the arbitration procedure has been completed in favor of the country of reception. The Company believes that the broadcasting of its channels into Poland from the United Kingdom would not constitute an "abuse of rights" under the Amendment, though there can be no assurance that the relevant authority would so decide. An adverse decision on this issue, if the Amendment is adopted and Poland ratifies it and decides to invoke it against the Company's broadcasts emanating from the United Kingdom, would have a material adverse effect on the Company's ability to broadcast its Programming Platform and its business, financial condition and results of operations.

    Third, the Amendment would allow parties to the Convention to designate that certain important events (e.g., major sporting events) cannot be broadcast exclusively by a single television station so as to deprive a large proportion of the public of that Convention country from seeing the event live or on a deferred coverage basis on free-to-air television, and also to ensure that broadcasters under the jurisdiction of one Convention country cannot purchase exclusive rights to major events specified by another Convention country which would deprive a large proportion of the public in such Convention countries from seeing the specified event on a live or deferred coverage basis on free-to-air television. In this regard, the Amendment would be consistent with changes recently made to the Directive. If the Amendment is ratified and becomes applicable to the Polish pay television rights to certain sporting events purchased on an exclusive basis by the Company, it could eliminate the Company's right to broadcast such events in Poland on an exclusive basis and could have an adverse effect on the ability of the Company to acquire the exclusive Polish pay television rights to such events and to similar events in the future.

    While the Amendment was expected to be adopted during the summer of 1998, the Company understands that two countries have raised objections to the text of the Amendment--one country to the "abuse of rights" amendment and the other country to the legal effect of the "exclusive rights" regime. The Company understands that further revisions to the Convention will be considered by all parties to the Convention in the fall of 1998, and, if agreement is reached on the proposed revisions, the Amendment would be adopted at that time. If adopted, the Company believes that it will be ratified by both Poland and the United Kingdom, though there can be no assurance that such will be the case.

    The Company can give no assurance that regulations will not be imposed in the future which would impose stricter European or independent production quotas on European broadcasters, impose foreign (non-European) ownership restrictions on broadcasters or regulate digital television services in a way which may be detrimental to the Company (such as requiring (i) a common interface for all encryption services used within a particular pay television market, (ii) that all conditional access providers must allow simulcrypt of their programming or
(iii) that third parties must be given access to the Company's subscriber management service, or that any such regulations, if imposed, would not have a materially adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--European Union Regulation of D-DTH Business."

    The Convention currently provides that where a broadcaster under the jurisdiction of one Convention country transmits advertisements which are directed specifically at audiences in another Convention country, such advertisements must comply with the advertising rules of the receiving member state. This rule will require advertisements inserted in the channels distributed by the Company as part of Wizja TV to comply with both Polish advertising rules as well as the rules applicable in the jurisdiction in which the broadcaster is licensed.

    The Directive on the use of standards in transmission of television signals (Directive 95/47/EC) has been implemented into U.K. law by the Advanced Television Services Regulations 1996 and also the Conditional Access Class License ("CAC License") which are enforced by the U.K. Office of Telecommunications ("Oftel"). The CAC License addresses several issues relating to digital television, including pricing of conditional access services and set top box subsidies, how EPGs can be made competively neutral, and potential operation of more than one smartcard by competing broadcasters. Although the Directive and the CAC License do not currently apply to the DTH broadcasting services planned by the Company as they are not to be transmitted to viewers in the EU, Poland would be required to implement the provisions of that Directive if it joined the EU. In addition, as the Company's license-holding company will be subject to the jurisdiction of the ITC and will be established in the United Kingdom, it is possible that, in the future, Oftel may seek to assert jurisdiction over the activities of @EL in these areas including in relation to conditional access services.

    In July 1997, the European Commission issued a draft directive on the Legal Protection of Conditional Access Services which, among other things, aims to protect legitimate pay television services against abusive practice, such as pay television piracy. If adopted, EU member states would be required to prohibit the sale, marketing, or use of devices designed to allow illicit access to such services. If Poland joins the EU, it would also have to implement such protections.

REGULATION OF COMPETITION

    EC competition law governs agreements which prevent, restrict or distort competition and prohibits the abuse of dominant market positions through Articles 85 and 86 of the EC Treaty.

    Article 85(1) renders unlawful agreements and concerted practices which may affect trade between member states and which have as their object or effect the prevention, restriction or distortion of competition within the Common Market (that is, the member states of the European Community/ European Economic Area ("EC/EEA") collectively). Article 85(2) makes offending provisions, if severable from the main agreement, void. Article 85(3) allows for exemption from the provisions of Articles 85(1) and 85(2) for agreements whose beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be eliminated and that no unnecessary restrictions are accepted. The word "agreement" in this context is not confined to legally binding agreements and agreements may be written or oral and can consist in an informal continuing business relationship. In addition, the so-called Europe Agreement between the EU and Poland has a provision broadly compatible with Articles 85 and 86, infringement of which would be considered incompatible with the proper functioning of the Agreement. Practices contrary to this provision are assessed on the basis of the criteria arising from the application of Articles 85 and 86 of the EC Treaty.

    The European Commission is entrusted with the principal enforcement powers relating to Articles 85 and 86, and the exclusive right to grant exemptions under Article 85(3). It has power to impose heavy fines (up to 10% of a group's annual revenue) in respect of breaches of Article 85(1). A prohibited agreement will also be unenforceable before the national courts. In most cases, notification of potentially infringing agreements to the European Commission under Article 85 with a request for an exemption under Article 85(3) protects against the risk of fines from the date of notification.

    Article 86 prohibits undertakings from abuse of a dominant market position in the EC or a substantial part of it, in so far as the abuse may affect trade between member states. A company may be dominant in several member states or part of a single member state. A company enjoys a dominant position whenever it possesses such market strength that it can act to an appreciable extent independently of its competitors and customers. Determining whether an undertaking occupies a dominant position is a complex question of law and economics, but broadly a market share of as little as 40% may confer dominance in a market for a product. However, dominance is not unlawful per se; only the abuse of a dominant position is prohibited by Article 86. An enterprise may abuse a dominant position under Article 86 by, for example, engaging in excessive pricing of its products or services, or by denying other enterprises access to an essential facility or asset which it controls. Any action that is designed to, or could, seriously injure competitors, suppliers, distributors, or consumers is likely to raise issues under Article 86. The European Commission has the same powers to fine in relation to abusive conduct as in relation to breach of Article 85, but there is no procedure for obtaining an exemption.

    It is possible that a third party, which suffers loss as a result of the performance by an entity of an agreement that infringes Article 85(1), could claim damages against such entity to compensate it for its quantifiable loss or could seek an injunction. The position in relation to infringement of Article 86 is similar.

    The Company does not believe that any of its current agreements infringe
Article 85(1) or Article 86 and therefore does not intend to notify them to the European Commission. There can be no assurance that the European Commission would consider that the agreements do not infringe Article 85(1) or Article 86. If the European Commission were to find the agreements infringed Article 85(1) or Article 86, the agreements would be void and unenforceable. The parties could also be fined and liable to damages to third parties.

POLAND'S EU MEMBERSHIP APPLICATION

    In 1994 Poland made an official application for membership of the EU. Negotiations on the terms of Poland's proposed admission to the EU commenced in March 1998. If Poland joins the EU, it would be required to implement and obey all of the laws and regulations emanating from the European Commission, including the Directive and EC competition law in their then current versions. There can be no assurance that the Company would be able to comply with any such laws and regulations. The burden of complying with any such laws and regulations or any failure to so comply could have a material adverse effect on the Company's business, financial condition and results of operations.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of the Company are:

NAME                                              AGE                              POSITION
---------------------------------------------  ---------  -----------------------------------------------------------
David T. Chase(1)............................         69  Chairman of the Board of Directors

Robert E. Fowler, III(1)(2)..................         39  Chief Executive Officer and Director

Arnold L. Chase(1)...........................         46  Director

Samuel Chisholm..............................         58  Director

David Chance.................................         41  Director

Agnieszka Holland............................         49  Director

Scott A. Lanphere(3).........................         32  Director

Jerzy Z. Swirski(3)..........................         41  Director

Donald Miller-Jones..........................         53  Chief Financial Officer, Vice President and Treasurer

Dorothy E. Hansberry.........................         45  Vice President and General Counsel of PCI

David Keefe..................................         49  Chief Executive Officer of PCI

Przemyslaw A. Szmyt..........................         35  Vice President, General Counsel and Secretary

David Warner.................................         51  Chief Operating Officer of @EL

------------------------

(1) Appointed as a director by the Chase Group (as hereinafter defined) under the Stockholders' Agreement (as hereinafter defined) which terminated upon the completion of the Initial Public Equity Offering. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

(2) Appointed as Chief Executive Officer by the Chase Group and accepted as such by the ECO Group (as hereinafter defined) under the Stockholders' Agreement pursuant, which terminated upon the completion of the Initial Public Equity Offering, to which the Chief Executive Officer is also appointed as a director. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

(3) Appointed as a director by the ECO Group under the Stockholders' Agreement, which terminated upon the completion of the Initial Public Equity Offering. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the business experience and affiliations for the past five years of the current directors and executive officers of the Company is set forth below.

    DAVID T. CHASE has served as Chairman of the Board of Directors of @Entertainment since its inception. He has been a director of PCI since its inception in 1990, and was the Chairman of the Board of Directors of PCI from March 1996 until December 1997. Since January 1990, Mr. Chase has been a director and President of D. T. Chase Enterprises, Inc. and David T. Chase Enterprises, Inc., a diversified conglomerate with extensive holdings in real estate and previously in media. He is also a director of ACCEL International Corporation ("ACCEL"), an insurance holding company.

    ROBERT E. FOWLER, III has served as Chief Executive Officer of @Entertainment since its inception, and has served as a director of @Entertainment since its inception and of PCI since March 1996. Mr. Fowler has served as Chairman of the Board of Directors of PCI since December 1997, and he served as its Chief

Executive Officer from December 1996 to December 1997, its Vice President from August 1993 to December 1996 and its Treasurer from April 1991 to December 1996. From December 1993 to February 1997, he served as Vice President of D.T. Chase Enterprises, Inc. From March 1995 to late 1996, Mr. Fowler served as a director of ACCEL. Since April 1, 1998, Mr. Fowler has served on the Supervisory Board of Twoj Styl. During the period of 1994 to 1996, Mr. Fowler devoted approximately 35% of his working time to PCI and approximately 65% of his working time to companies that are affiliated with PCI.

    ARNOLD L. CHASE has served as a director of @Entertainment since its inception and of PCI since December 1996. Mr. Chase has also served as director and Executive Vice President and as Treasurer of D.T. Chase Enterprises, Inc. since December 1990 and October 1992, respectively. Mr. Chase served PCI as Co-Chairman of the Board of Directors from April 1991 to March 1996 and as its President from October 1992 to March 1996. Mr. Chase has been a director of International Bancorp, Inc. (the parent company of First National Bank of New England) since 1985, and has been a director of First National Bank of New England since 1972.

    SAMUEL CHISHOLM has served as a director of @Entertainment since January 1998. From September 1990 to November 1997, Mr. Chisholm served as the Chief Executive and Managing Director of BSkyB. Mr. Chisholm has also been an Executive Director of The News Corporation Limited since December 1993, a director of Star Television since July 1993, a director of BSkyB (U.K.) since 1990, and a director of Sky New Zealand since 1997. Previously, he was chief executive of the Nine Network Australia.

    DAVID CHANCE has served as a director of @Entertainment since January 1998. From January 1994 to December 1997, Mr. Chance served as the Deputy Managing Director of BSkyB. From 1989 to January 1994, he served as Marketing Distribution Manager of BSkyB. From 1987 until 1989, Mr. Chance served as the U.K. Marketing Manager for the Astra System for SES. Mr. Chance has also been a director of BSkyB (U.K.) since February 1995 and Modern Times Group Stockholm since March 1998.

    AGNIESZKA HOLLAND has served as a director of @Entertainment since January 1998. Since October 1995, Ms. Holland has also served as President and as a director of the Lato Productions Company, a company providing writing and directing services for the motion picture and television industry. Prior to October 1995, Ms. Holland worked as an internationally known feature film writer and director.

    SCOTT A. LANPHERE has served as a director of @Entertainment since its inception and of PCI since March 1996. He served as a Managing Director of PCBV from May 1996 to October 1997. Mr. Lanphere has been a Director of Investments for Advent International plc since December 1994, and from May 1991 to December 1994 served as an Investment Manager of Advent International plc.

    JERZY Z. SWIRSKI has served as a director of @Entertainment since its inception and of PCI since October 1996. Mr. Swirski has served as an Investment Director for Advent International plc since July 1995. From January 1995 to July 1995, Mr. Swirski was a consultant to Enterprise Investors, a Polish equity firm. From 1991 to 1994, he was an officer of E. Wedel S.A., a Polish subsidiary of PepsiCo Foods, International ("Wedel"), and General Manager of Frito-Lay, Poland.

    DONALD MILLER-JONES has served as Chief Financial Officer of @Entertainment since June 1998, and as Vice President and Treasurer of @ Entertainment since July 1998. From November 1995 through January 1998 Mr. Miller-Jones served as the Finance Director of United Philips Communications N.V. From January 1988 through October 1995, Mr. Miller-Jones served as the Vice President of Treasury and Investor Relations of PolyGram N.V.

    DOROTHY E. HANSBERRY has served as Vice President and General Counsel of PCI since January 1998. Since May 1996, Ms. Hansberry has served as the President of Hansberry Consultants, Inc. From July 1997 to January 1998, she worked as an attorney at Dewey Ballantine Sp. z o.o., a Warsaw law firm. From May 1996 to July 1997, Ms. Hansberry was an attorney at Beata Gessel and Partners, a Warsaw law firm, and was of-counsel to Bondurant, Mixson & Elmore, an Atlanta, Georgia law firm. From December 1991 to October 1996, she served as legal advisor to Eastern European anti-monopoly offices. From March 1994 to August 1995, Ms. Hansberry acted as resident legal advisor to the Polish Anti-Monopoly Office. From October 1980 to May 1996, she worked as a senior trial attorney in the Antitrust Division of the U.S. Department of Justice.

    DAVID KEEFE has served as Chief Executive Officer and director of PCI since January 1998. From December 1995 to December 1997, Mr. Keefe was Chief Executive Officer of Kabelkom Hungary, a Hungarian cable company. From January 1994 to December 1995, Mr. Keefe served as Cable Operations Director and a member of the Board of Directors of Wharf Cable, a cable company in Hong Kong.

    PRZEMYSLAW A. SZMYT has served as Vice President, General Counsel and Secretary of @Entertainment since its inception, and as Vice President and General Counsel of PCI from February 1997 until December 1997. Mr. Szmyt has served as director of PCI since December 1997 and as a member of the Supervisory Board of Twoj Styl since April 1998. From September 1995 to February 1997, Mr. Szmyt was a director for Poland of MeesPierson EurAmerica, an investment banking firm and affiliate of MeesPierson N.V., a Dutch merchant bank. From early 1992 to August 1995, Mr. Szmyt was a senior associate at Soltysinski, Kawecki & Szlezak, a law firm in Warsaw. From October 1994 to late 1996, Mr. Szmyt served on the Management Board of TKP, a holding company of Canal+ Polska. Mr. Szmyt is also a Board Member of United Way Poland and of Litewska Childrens' Hospital Foundation.

    DAVID WARNER has served as the Chief Operating Officer of @EL since April 1997. He was a Vice President of @Entertainment from its inception until March 1998. From August 1996 to April 1997, Mr. Warner was General Manager for FilmNet Central Europe of the NetHold Group. From October 1995 to August 1996, Mr. Warner served as a television operations consultant to Rapture Channel. From May 1993 to October 1995, Mr. Warner worked as Operations Director of the Family Channel UK of the International Family Entertainment Group. From 1983 to May 1993, Mr. Warner served as the general manager of TVS Main ITV Terrestrial Broadcaster. Mr. Warner is also an advisor to and a board member of the Ravensbourne Communication College.

BOARD OF DIRECTORS

    @Entertainment's Bylaws (the "Bylaws") provide that the Board of Directors shall consist of at least one and no more than nine directors and shall be subject to change pursuant to resolutions duly adopted by a majority of the Board of Directors. The current number of directors is eight. All of the current members of the Board of Directors, except for Messrs. Chisholm and Chance and Ms. Holland, were elected pursuant to the Stockholders' Agreement, which automatically terminated upon the successful completion of the Initial Public Equity Offering. Under the Stockholders' Agreement, the ECO Group (as hereinafter defined) had the right to designate two directors and the Chase Group (as hereinafter defined) had the right to designate the remaining three directors, one of whom was to be selected, if approved by the ECO Group, to serve as the Chief Executive Officer of @Entertainment. Pursuant to the Stockholders' Agreement, the ECO Group consisted of ECO, any limited partner of ECO to whom ECO permissibly transferred shares of stock of @Entertainment and any Affiliate (as hereinafter defined). Pursuant to the Stockholders' Agreement, the Chase Group consisted of PIHLP, Mr. Freedman, the Cheryl Anne Chase Marital Trust ("CACMT") and Steele LLC. Pursuant to a voting agreement dated at June 22, 1997 among the members of the Chase Group (the "Voting Agreement"), all designations to be made by the Chase Group were made by David T. Chase. David T. Chase, Arnold L. Chase and Robert E. Fowler, III were designated as directors by the Chase Group, Mr. Fowler was designated as Chief Executive Officer by the Chase Group and was accepted as such by the ECO Group, and Messrs. Lanphere and Swirski were designated as directors by the ECO Group. See "Certain Relationships and Related Transactions-- Stockholders' Agreement" and "Certain Relationships and Related Transactions--Voting Agreement." Messrs. Chisholm and Chance and Ms. Holland were appointed as directors, pursuant to the Bylaws, by the Board of Directors in connection with the expansion of the Board of Directors from five to eight members.

    @Entertainment's Certificate of Incorporation (the "Certificate") and Bylaws provide that the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The first class of directors consists of two directors (Messrs. Swirski and A. Chase) whose terms shall expire at the annual meeting of stockholders to be held in the first year following the effective date of the Initial Public Equity Offering ("Effective Date"); the second class consists of three directors (Messrs. D. Chase and Lanphere and Ms. Holland) whose terms shall expire at the annual meeting of stockholders to be held in the second year following the Effective Date; and the third class consists of three directors (Messrs. Fowler, Chisholm and Chance), whose terms shall expire at the annual meeting of stockholders to be held in the third year following the Effective Date. Each class of directors will hold office until its respective successors are duly elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their elections. Any decrease in the authorized number of directors shall not be effective until the expiration of the terms of the directors then in office, unless at the time of such decrease there shall be vacancies on the Board of Directors which are being eliminated by such decrease.

    The Certificate and Bylaws provide that any director may resign at any time by giving written notice to the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors. If, at any other time than the annual meeting of the stockholders, any vacancy occurs in @Entertainment's Board of Directors caused by resignation, death, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, may choose a successor, or fill the newly created directorship, and the director so chosen shall hold office until the next election for that class of directors by the stockholders and until his successor shall be duly elected and qualified, unless sooner displaced. The Certificate and Bylaws provide that any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all shares entitled to vote, unless two-thirds of the Continuing Directors (as defined in the Certificate) vote to recommend to the stockholders the removal of a director with or without cause and such recommendation is approved by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

    The Bylaws provide that a majority of the total number of directors then in office constitutes a quorum of the Board of Directors. The Bylaws further provide that the act of a majority of all of the directors present at a meeting for which there is a quorum shall be the act of the Board of Directors, except as otherwise provided by statute or in the Certificate. The Certificate provides that the Board of Directors or stockholders shall have the power to amend the Bylaws by majority vote, except for certain provisions of the Bylaws for which the affirmative vote of two-thirds of the continuing directors or of the holders of at least two-thirds of the voting power of all shares entitled to vote is required.

    The Bylaws provide that regular meetings of the Board of Directors may be held without notice immediately following the annual meeting of the stockholders of @Entertainment. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or any two directors.

    The Board of Directors of @Entertainment elected Messrs. Chisholm and Chance (the "Business Independent Directors") and Ms. Holland (the "Artistic Independent Director") to serve as three directors who are not affiliated with or employed by the Company and who, in the opinion of the Board of Directors, do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

    The Board of Directors of @Entertainment currently maintains an Audit Committee and a Compensation Committee.

    The Audit Committee is comprised of Messrs. Chisholm and Chance. The Audit Committee's function is to recommend to the Board of Directors the independent public accountants to be employed by @Entertainment, to confer with the independent public accountants concerning the scope of their audit, to review the accountants' findings and recommendations and to review the adequacy of @Entertainment's internal accounting controls. KPMG Polska Sp. z o.o. presently serves as the independent public accountants of @Entertainment. The Audit Committee meets as necessary, but at least once a year. The Audit Committee was formed in January 1998 and therefore did not meet in 1997.

    The Compensation Committee is comprised of Messrs. Fowler, D. Chase, Lanphere, Chisholm and Chance. The Compensation Committee's function is to approve, and in some instances to recommend to the Board of Directors of @Entertainment, compensation arrangements involving the executive officers and certain other employees of the Company. The Compensation Committee meets as necessary. The composition of the Compensation Committee was not finalized until December 31, 1997, so it did not meet in 1997.

REMUNERATION OF DIRECTORS

    Each non-employee director may receive such fees and other compensation, along with reimbursement of expenses incurred on behalf of the Company or in connection with attendance at meetings, as the Board of Directors may from time to time determine. Each Business Independent Director receives $5,000 for attendance at each of the five regular meetings of the Board of Directors, and an additional $5,000 for attendance at any special meetings of the Board of Directors. Each Artistic Independent Director receives $5,000 for attendance at each of the five regular meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding all compensation awarded to, earned by or paid to the Company's Chief Executive Officer, each of the other four most highly compensated executive officers of the Company and a former executive officer who would have been one of the four most highly compensated executive officers at the end of the fiscal year 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for the last three fiscal years, to the extent that those officers were in the employ of the Company. Columns relating to long-term compensation have been omitted from the table as the Company did not have capital stock-related award plans and there has been no compensation arising from long-term incentive plans during the years reflected in the table.

                                                                                          SECURITIES     ALL OTHER
                                               SALARY        BONUS       OTHER ANNUAL     UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR         ($)           ($)      COMPENSATION($)   OPTIONS/SAR        ($)
-------------------------------  ---------  ------------  -----------  ----------------  ------------  -------------
Robert E. Fowler, III .........       1997    337,500       381,250         25,872(1)     1,268,000         --
  Chief Executive Officer and         1996     66,000(2)     66,000(2)        --              --            --
  Director                            1995     66,000(2)     66,000(2)        --              --            --
Richard B. Steele(3)...........       1997    207,595         --              --              --          156,000(4)
                                      1996    356,000(2)    250,000(2)        --              --            5,000(5)
                                      1995    356,000(2)      --              --              --            7,500(5)
John S. Frelas(10)                    1997    155,746       350,000(6)      39,000(7)         --            --
                                      1996     46,153(8)      --             6,000(7)       241,000         --
                                      1995       --           --              --              --            --
George Z. Makowski(11)                1997    156,000       175,000(6)      68,400(9)       385,000         --
                                      1996       --           --              --              --            --
                                      1995       --           --              --              --            --
David Warner ..................       1997    120,708       248,500(6)        --            131,000         --
  Chief Operating Officer of          1996       --           --              --              --            --
  @EL                                 1995       --           --              --              --            --
Przemyslaw Szmyt ..............       1997    146,667        70,000(6)        --            131,000         --
  Vice President, General             1996       --           --              --              --            --
  Counsel, Secretary                  1995       --           --              --              --            --

------------------------

(1) Represents amounts paid or reimbursed by the Company for personal travel related expenses.

(2) Represents only that portion of annual compensation attributable to services performed on behalf of the Company. Additional compensation may have been provided by companies that are affiliated with @Entertainment and beneficially owned by the Chase Family for services rendered to those companies.

(3) Mr. Steele was the President of PCI. He resigned on June 23, 1997.

(4) Represents amounts earned as deferred compensation.

(5) Represents portion of 401(k) plan paid pursuant to matching contribution.

(6) Represents one-time bonus paid upon completion of @Entertainment's Initial Public Equity Offering.

(7) Represents amounts paid pursuant to housing allowance.

(8) Represents compensation for partial year of service beginning in September 1996.

(9) Represents amounts paid pursuant to housing and tuition allowances.

(10) Mr. Frelas was the Chief Financial Officer, Vice President and Treasurer of @Entertainment and Chief Financial Officer and Treasurer of PCI. Mr. Frelas resigned effective as of June 8, 1998.

(11) Mr. Makowski was the Chief Operating Officer of PCI. Mr. Makowski's employment with PCI has been terminated, effective as of May 1998.

                               COMPENSATION PLANS

EMPLOYMENT AGREEMENTS

    @Entertainment has employment agreements with each of Messrs. Fowler, Szmyt, Warner and Miller-Jones. PCI has employment agreements with each of Mr. Keefe and Ms. Hansberry. @Entertainment has entered into consultancy arrangements with Messrs. Chisholm and Chance and Ms. Holland.

    Mr. Fowler entered into a three-year employment agreement with PCI effective at January 1, 1997. The employment agreement was assigned to @Entertainment in June 1997 in connection with the Reorganization, as defined herein. Pursuant to such agreement, Mr. Fowler serves as the Chief Executive Officer of @Entertainment. Mr. Fowler receives a base annual salary of $325,000, plus a travel allowance of approximately $30,000 per annum and an unspecified annual incentive bonus. Pursuant to Mr. Fowler's employment contract, and in part to induce Mr. Fowler to move closer to the Company's operations in Europe, @Entertainment purchased Mr. Fowler's house in Connecticut for approximately $354,000 in June 1997 (including payments of $295,000 to extinguish the mortgages relating to the house), and sold the house shortly thereafter to a third party for approximately $267,000. @Entertainment is obligated to pay Mr. Fowler the difference between the mortgage amounts of $295,000 and the purchase price of $354,000. Mr. Fowler may terminate the employment agreement at any time upon three months' written notice, and @Entertainment may terminate the agreement at any time upon one month's written notice (with an obligation to pay Mr. Fowler an additional two months' base salary). In addition, @Entertainment may terminate the agreement immediately without further obligation to Mr. Fowler for cause (as defined in the employment agreement).

    Mr. Szmyt entered into a three-year agreement with PCI effective at February 7, 1997, which was assigned to @Entertainment in June 1997 in connection with the Reorganization and was amended effective January 1, 1998. Pursuant to such agreement, Mr. Szmyt serves as Vice President, General Counsel and Secretary of @Entertainment. Pursuant to an employment agreement with Wizja TV Sp. z o.o. and a services agreement with PCI, Mr. Szmyt receives annual remuneration totaling $180,000. He is eligible to receive an annual performance-based bonus of $40,000 per year. Mr. Szmyt may terminate his contract with @Entertainment at any time upon two months' written notice and @Entertainment may terminate the contract at any time upon four months' written notice. In addition, @Entertainment may terminate the contract without further obligation for cause (as defined in the agreement). Mr. Szmyt's employment agreement with Wizja TV Sp. z o.o. may be terminated by either party upon one month's written notice.

    Mr. Warner entered into a five-year employment agreement with PCI effective at April 7, 1997, which was assigned to @Entertainment in June 1997 in connection with the Reorganization and was amended effective January 1, 1998. Pursuant to such agreement, Mr. Warner serves as Chief Operating Officer of @EL. Mr. Warner receives an annual salary of L115,000 (approximately $193,200, based on the exchange rate of L1.00 =$1.68 at March 31, 1998), and receives an annual performance-based bonus of up to L45,000 (approximately $75,600 based on the exchange rate of L1.00 = $1.68 at March 31, 1998). Mr. Warner and @Entertainment may terminate the contract at any time with six months' written notice. In addition, @Entertainment may terminate the contract without further obligation for cause (as defined in the agreement).

    Mr. Miller-Jones entered into a three-year employment agreement with @Entertainment effective at June 8, 1998. Pursuant to such agreement, Mr. Miller-Jones serves as the Chief Financial Officer of @Entertainment and receives a base annual remuneration of L122,700 (approximately $200,000 based on the exchange rate of L1.00=$1.63 at June 8, 1998), and an allowance of L30,000 (approximately $48,900 based on the exchange rate of L1.00=$1.63 of June 8, 1998) for the purchase of an automobile. Mr. Miller-Jones is also eligible to receive an annual performance based bonus during his first year of up to L30,500 (approximately $50,000, based on the exchange rate of L1.00=$1.63 at June 8, 1998). Of such amount, Mr. Miller-Jones is guaranteed to receive at least L18,300 (approximately $30,000, based on the exchange rate of L1.00=$1.63 at June 8, 1998). In subsequent years, Mr. Miller-Jones will be eligible to receive a discretionary performance bonus, the amount of which shall be determined by the Board of Directors of the Company.

    Mr. Keefe entered into a two-year employment agreement with PCI effective at January 1, 1998. Pursuant to such agreement, Mr. Keefe serves as the Chief Executive Officer of PCI. Mr. Keefe receives a base annual salary of approximately $220,000, a monthly allowance for additional housing and cost of living expenses of $5,000, an allowance for relocation expenses of up to $20,000, and reimbursement of educational and tax planning expenses of up to an aggregate amount of $23,000 per year. Mr. Keefe also receives a guaranteed bonus of $100,000 in the first year of his employment and unspecified incentive bonuses thereafter. He received an additional bonus of $200,000 upon the signing of the employment agreement. Mr. Keefe may terminate the employment agreement at any time upon three months' written notice, and PCI may terminate the agreement at any time upon one month's written notice (with an obligation to pay Mr. Keefe an additional five months' salary). In addition, PCI may terminate the agreement immediately without further obligation to Mr. Keefe for cause (as defined in the employment agreement). Mr. Keefe has been granted options to purchase up to 250,000 shares of Common Stock at a price of $12 per share, subject to the terms and conditions of a stock option agreement with @Entertainment. Options to purchase 31,250 shares of Common Stock shall vest at the end of each fiscal quarter on March 31, June 30, September 30 and December 31 of 1998 and 1999, provided that the options shall vest in full on the date of a change in control (as defined in the employment agreement) in @Entertainment or PCI.

    Ms. Hansberry entered into a two-year employment agreement with PCI effective at January 1, 1998. Pursuant to such agreement, Ms. Hansberry serves as Vice President and General Counsel of PCI and receives an annual remuneration totaling $150,000. She is eligible to receive annual performance-based bonuses of up to $40,000 per year. Ms. Hansberry's initial year bonus of $40,000 is guaranteed. Ms. Hansberry or PCI may terminate the agreement at any time upon six months' written notice. In addition, PCI may terminate the agreement without further obligation to Ms. Hansberry for cause (as defined in the agreement).

    The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, which shall be a single day of at least seven hours during which a Consultant provides consulting services to the Company ("Consultancy Day"), based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

    The Company has entered into a two-year consultancy arrangement with Agnieszka Holland, pursuant to which the Company will pay to Ms. Holland a fee of $25,000 per year, in 12 equal prorated amounts, for artistic consultancy services.

1997 STOCK OPTION PLAN

    @Entertainment's 1997 Stock Option Plan, as amended (the "1997 Plan") was adopted on May 22, 1997 and approved by a majority of the stockholders. The 1997 Plan provides for the grant to employees of the Company (including officers, employee directors, and non-employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of qualified stock options to employees and consultants of the Company (collectively, the "Options"). The 1997 Plan is currently administered by the Board of Directors which selects the optionees (from among those eligible), determines the number or shares to be subject to each Option and determines the exercise price of each Option. The Board of Directors may also appoint a Stock

Option Committee to perform such functions in the future. Currently, approximately 11 individuals (including Messrs. Fowler, Frelas and Makowski, whose option agreements with PCI became subject to the 1997 Plan pursuant to Assignment and Assumption Agreements with @Entertainment, Messrs. Szmyt and Warner, whose option agreements became subject to the 1997 Plan pursuant to a resolution of the Board of Directors of @Entertainment, and Messrs. Chisholm, Chance, Keefe and Miller-Jones) participate in the 1997 Plan.

    In addition, the Board of Directors has the authority to interpret the 1997 Plan and to prescribe, amend and rescind rules and regulations relating to the 1997 Plan. The Board of Directors' interpretation of the 1997 Plan and determinations pursuant to the 1997 Plan are final and binding on all parties claiming an interest under the 1997 Plan. The maximum number of shares of Common Stock that may be subject to Options under the 1997 Plan is 4,436,000 shares, subject to adjustment in accordance with the terms of the 1997 Plan. At June 8, 1998 options for 3,924,000 shares had been granted and 512,000 shares remained available for future grants (subject to stockholder approval). The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of @Entertainment, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years.

    The term of all options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Board of Directors and as set forth in the individual stock option agreements. Payment of the purchase price of each Option will be payable in full in cash upon the exercise of the Option. In the discretion of the Board of Directors, payment may also be made by surrendering shares owned by the optionee which have a fair market value on the date of exercise equal to the purchase price, by delivery of a full recourse promissory note meeting certain requirements or in some combination of the above payment methods.

    In the event of a merger of @Entertainment with or into another corporation, as a result of which @Entertainment is not the surviving corporation, the 1997 Plan requires that outstanding Options be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not assume or substitute for the Options, the optionee will have the right to exercise the Option as to those shares which are vested for a period beginning not less than fifteen days prior to the proposed consummation of such transaction and ending immediately prior to the consummation of such transaction, at which time the Options will terminate.

    The number of shares covered by the 1997 Plan and the number of shares for which each Option is exercisable shall be proportionately adjusted for any change in the number of issued shares resulting from any reorganization of @Entertainment. In the event of dissolution or liquidation of @Entertainment, each Option shall terminate immediately prior to the consummation of such action.

    No Options may be granted under the 1997 Plan after ten years from its effective date. The Board of Directors has authority to amend or terminate the 1997 Plan subject to certain limitations set forth in the 1997 Plan.

    The following table lists all grants of Options under the 1997 Plan to the Named Executive Officers during 1997 and contains certain information about potential value of these Options based upon certain assumptions as to the appreciation of the Common Stock over the life of the Options.

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                                              PERCENT OF
                                               NUMBER OF         TOTAL
                                              SECURITIES     OPTIONS/SARS     EXERCISE
                                              UNDERLYING      GRANTED TO         OR                    GRANT DATE
                                             OPTIONS/SARS    EMPLOYEES IN    BASE PRICE  EXPIRATION   PRESENT VALUE
NAME                                          GRANTED(#)    FISCAL YEAR (%)     ($)         DATE         ($)(1)
-------------------------------------------  -------------  ---------------  ----------  -----------  -------------

Robert E. Fowler, III......................     1,286,000          55.12%       3.707      1/1/07       16,576,540

Richard B. Steele..........................       --              --             --          --            --

John S. Frelas.............................       --              --             --          --            --

George Z. Makowski.........................       385,000          16.50%       3.70808    1/1/07        2,964,500

David Warner...............................       131,000           5.62%      15.24       6/23/07         652,380

Przemyslaw Szmyt...........................       131,000           5.62%      15.24       6/23/07         652,380

------------------------

(1) Calculated based upon a variation of the Black-Scholes option pricing model in which the following assumptions were used: the expected volatility of the Common Stock was 39.0%; the risk-free rate of return was 6.25%, 6.25%, 6.31%, and 6.31% for Messrs. Fowler, Makowski, Warner and Szmyt, respectively; the dividend yield was 0.0%; and the expected time of exercise was four (4) years from the month of the grant.

    The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding Options held by the Named Executive Officers at December 31, 1997. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing stock options and the price of the Common Stock at December 31, 1997.

                         FISCAL YEAR END OPTION VALUES

                                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                                OPTIONS/SARS             OPTIONS/SARS
                                              SHARES                              AT FISCAL                AT FISCAL
                                            ACQUIRED ON         VALUE           YEAR-END (#)             YEAR-END ($)
NAME                                       EXERCISE (#)       REALIZED     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------  -----------------  -------------  -----------------------  -----------------------

Robert E. Fowler, III..................         --               --              1,286,000/0             9,539,548/--

Richard B. Steele......................         --               --                  --                       --

John S. Frelas.........................         --               --            48,000/193,000          430,398/1,762,727

George Z. Makowski.....................         --               --              385,000/--              2,855,514/--

David Warner...........................         --               --              --/131,000                   --

Przemyslaw Szmyt.......................         --               --              --/131,000                   --

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of @Entertainment's capital stock at August 10, 1998 and by (i) each person known by @Entertainment to own beneficially 5% or more of any class of @Entertainment's voting stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act.



    At August 10, 1998, the Principal Stockholders beneficially owned in the aggregate approximately 47% of the outstanding Common Stock. See "Risk Factors--Control by Existing Stockholders."



                                                                                                    PERCENTAGE OF
                                                                                     SHARES OF      COMMON STOCK
NAME OF BENEFICIAL OWNER                                                            COMMON STOCK   OUTSTANDING(1)
---------------------------------------------------------------------------------  --------------  ---------------

FIVE PERCENT STOCKHOLDERS:
Arnold L. Chase(2)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     10,303,000           29.2%
Chase Polish Enterprises, Inc(2)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     10,303,000           29.2%
Cheryl A. Chase(2)(3)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     11,036,000           31.3%
Polish Investments Holding L.P.(2)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     10,303,000           29.2%
Advent International Group(4)
  101 Federal Street
  Boston, MA 02110...............................................................      5,216,431           14.8%
Goldman, Sachs & Co.(16)
  85 Broad Street
  New York, NY 10004.............................................................      2,630,706            7.5%
The Goldman Sachs Group, L.P.(16)
  85 Broad Street
  New York, NY 10004.............................................................      2,630,706            7.5%

DIRECTORS AND EXECUTIVE OFFICERS:
David T. Chase...................................................................        --              --
Robert E. Fowler, III(5)(6)......................................................      1,286,000            3.6%
Arnold L. Chase(7)...............................................................     10,303,000           29.2%
Scott A. Lanphere(8).............................................................        --              --
Jerzy Z. Swirski(9)..............................................................        --              --
Samuel Chisholm(10)..............................................................        --              --
David Chance(11).................................................................        --              --
Agnieszka Holland................................................................        --              --
Przemyslaw Szmyt(6)(13)..........................................................         26,200          *
David Warner(6)(14)..............................................................         26,200          *
Donald Miller-Jones(12)..........................................................        --              --

ALL DIRECTORS AND OFFICERS AS A GROUP (14 PERSONS(15)):..........................     13,251,000           37.6%


------------------------
*   less than 1%.


(1) Based on a total number of outstanding shares of 35,246,400, which includes 33,310,000 shares outstanding at June 8, 1998 and 1,936,400 shares subject to options which were exercisable within sixty days of the date hereof.


(2) Pursuant to Schedules 13G filed on February 13, 1998 by PIHLP, Chase Polish Enterprises, Inc. ("CPEI"), Arnold L. Chase and Cheryl A. Chase. This amount includes 10,303,000 shares of Common

    Stock owned directly by PIHLP. As a result of their control over the management of PIHLP, Arnold L. Chase, CPEI and Cheryl A. Chase may be deemed to beneficially own the 10,303,000 shares of Common Stock owned by PIHLP. CPEI is the sole general partner of PIHLP. As general partner, CPEI manages PIHLP, which includes directing the voting and disposition of shares of Common Stock owned by PIHLP. Arnold L. Chase and Cheryl A. Chase each own 50% of the outstanding capital stock of CPEI and are its sole directors and executive officers.

(3) Pursuant to the Schedule 13G filed on February 13, 1998 by Cheryl A. Chase. This amount includes 733,000 shares of Common Stock owned by the Cheryl Anne Chase Marital Trust, a trust of which Cheryl A. Chase is a trustee. Cheryl
    A. Chase may be deemed to be a beneficial owner, as defined by Rule 13d-3(a) under the Exchange Act, of the shares of Common Stock owned by the Cheryl Anne Chase Marital Trust.


(4) Includes the ownership by the following venture capital funds managed by Advent International Corporation; 206,019 shares owned by Advent Euro-Italian Direct Investment Program Limited Partnership, 838,856 shares owned by Advent Private Equity Fund-Central Europe Limited Partnership, 1,447,024 shares owned by Advent Global GECC Limited Partnership, 2,110,420 shares owned by Global Private Equity II Limited Partnership, 239,522 shares owned by Global Private Equity II-Europe Limited Partnership, 324,308 shares owned by Global Private Equity II-PGGM Limited Partnership, and 50,282 shares owned by Advent Partners Limited Partnership. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all shares held by these funds.


(5) Mr. Fowler has been granted options to purchase 1,286,000 shares of Common Stock at a price of $3.707 per share, subject to the terms and conditions of a stock option agreement. All of Mr. Fowler's options are exercisable.

(6) Messrs. Fowler, Frelas, Makowski, Szmyt and Warner, in connection with the Initial Public Equity Offering, entered into an agreement with Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated that during the two year period beginning July 30, 1997, such individuals will not offer, sell, contract to sell or otherwise dispose of any securities of @ Entertainment which are substantially similar to shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to shares of Common Stock without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(7) Includes 10,303,000 shares of Common Stock owned by PIHLP which may be deemed to be beneficially owned by Arnold Chase.


(8) Mr. Lanphere disclaims beneficial ownership of the shares held by Advent.



(9) Mr. Swirski disclaims beneficial ownership of the shares held by Advent.



(10) Mr. Chisholm has been granted options to purchase 500,000 shares of Common Stock, vesting ratably over a two year period, at an exercise price of $12.00 per share. None of Mr. Chisholm's options are exercisable within 60 days of the date hereof.



(11) Mr. Chance has been granted options to purchase 500,000 shares of Common Stock, vesting ratably over a two year period, at an exercise price of $12.00 per share. None of Mr. Chance's options are exercisable within 60 days of the date hereof.



(12) Mr. Miller-Jones has been granted options to purchase 200,000 shares of Common Stock at a price of $14.30 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a three year period. None of Mr. Miller-Jones' options are exercisable within 60 days of the date hereof.



(13) Mr. Szmyt has been granted options to purchase 131,000 shares of Common Stock at a price of $15.24 per share, subject to the terms and conditions of a stock option agreement dated June 1997, which options vest ratably over a three year period. Additionally, on January 26, 1998, Mr. Szmyt was granted options to purchase 75,000 shares of Common Stock at a price of $12.2375 per share, which options vest ratably over a three year period. Mr. Szmyt's options with respect to 26,200 shares have vested and are immediately exercisable as of the date hereof.

(14) Mr. Warner has been granted options to purchase 131,000 shares of Common Stock at a price of $15.24 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a five year period. Additionally, on January 26, 1998, Mr. Warner was granted options to purchase 75,000 shares of Common Stock at a price of $12.2375 per share, which options vest ratably over a three year period. Mr. Warner's options with respect to 26,200 shares have vested and are immediately exercisable as of the date hereof.


(15) Includes 1,129,000 shares held by Steele LLC and beneficially owned by Richard B. Steele, who resigned as President of PCI on June 23, 1997. Also includes 96,000 Shares beneficially owned by John S. Frelas. Mr. Frelas resigned as Chief Financial Officer, Vice President and Treasurer of @Entertainment effective as of June 8, 1998. Also includes 385,000 shares beneficially owned by George Z. Makowski. Mr. Makowski was the Chief Operating Officer of PCI. Mr. Makowski's employment has been terminated, effective as of May 1998.

(16) Pursuant to a Schedule 13G jointly filed on February 13, 1998 by Goldman Sachs & Co. and The Goldman Sachs Group, L.P., Goldman Sachs & Co. and The Goldman Sachs Group, L.P. may be deemed to share the power to direct the vote and disposition of 2,630,706 shares of Common Stock, beneficially owned by Goldman Sachs & Co. and The Goldman Sachs Group, L.P.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS

    David T. Chase, the Chairman of the Board of Directors of @Entertainment, is the father of Arnold L. Chase, a director of @Entertainment. No other family relationship exists between any of the directors and executive officers of @Entertainment.

THE REORGANIZATION


    In June 1997, the Company effected a reorganization (the "Reorganization") to facilitate the development of its D-DTH business and the expansion of its cable television and programming businesses. All the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement dated at June 22, 1997 (the "Contribution Agreement"). Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO Holdings III Limited Partnership ("ECO") transferred all of the outstanding shares of PCI's voting Series B Preferred Stock (the "PCI Series B Preferred Stock") to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Code. Each holder of PCI's common stock received 1,000 shares of Common Stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's Series B Preferred Stock in exchange for its shares of PCI Series B Preferred Stock. The 2,500 outstanding shares of Series B Preferred Stock automatically converted into 4,862,000 shares of Common Stock of @Entertainment upon the closing of the Initial Public Equity Offering (the "Automatic Conversion").


    On June 20, 1997, PIHLP transferred all the outstanding shares of PCI's Series C Preferred Stock to the Chase Entity, an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment entered into the Purchase Agreement. Pursuant to the Purchase Agreement, @Entertainment purchased all of the outstanding shares of PCI's Series A Preferred Stock and Series C Preferred Stock for cash from ECO and the Chase Entity, respectively, at the closing of the Initial Public Equity Offering (the "Cash Purchases"). The aggregate purchase price of $60.0 million ($40.0 million to ECO and $20.0 million to the Chase Entity) for PCI's Series A Preferred Stock and Series C Preferred Stock equaled the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The Cash Purchases were funded with a portion of the net proceeds of the Initial Public Equity Offering.

    In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreement were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the agreements were amended to provide that each option for a share of PCI's common stock was exchanged for an option for 1,000 shares of Common Stock with a proportionate reduction in the exercise price. See "Compensation Plans-- Employment Agreements."

    In June 1997, @Entertainment subscribed for all of the outstanding stock of @EL, a corporation organized under the laws of England and Wales (the "@EL Incorporation"). @EL is responsible for the Company's D-DTH business.


    The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization." As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of voting stock of PCI and @EL. After giving effect to the Reorganization and after completion of the Initial Public Equity Offering, the Chase Family and ECO beneficially owned approximately 31.3% and 27.0%, respectively, of the outstanding shares of Common Stock of @Entertainment. ECO is an affiliate of Advent, and in August 1998 it transferred to Advent certain shares of Common Stock of @Entertainment. At August 10, 1998 PIHLP, CAL Trust and Advent owned in the aggregate approximately 48.8% of the outstanding common stock of @Entertainment. See "Risk Factors--Control by Existing Stockholders" and "Principal Stockholders."


STOCKHOLDERS' AGREEMENT

    In connection with the Reorganization, at June 22, 1997, a stockholders' agreement (the "Stockholders' Agreement") was entered into by and among ECO, PIHLP, Roger Freedman, Steele LLC, The AESOP Fund L.P. ("AESOP"), Cheryl Anne Chase Marital Trust ("CACMT") and @Entertainment in order to govern the conduct of the business of @Entertainment and relations among its stockholders. ECO, PIHLP, Mr. Freedman, Steele LLC, AESOP and CACMT were the holders of all of the outstanding shares of capital stock of @Entertainment prior to the Initial Public Equity Offering. Parties to the Stockholders' Agreement, other than @Entertainment, are hereinafter referred to as the "Stockholders."

    @Entertainment currently has an eight-member Board of Directors. Pursuant to the Stockholders' Agreement, the ECO Group had the right to designate two directors, and the Chase Group had the right to designate two directors in addition to a Chief Executive Officer acceptable to the ECO Group, who was also a member of the Board of Directors. The ECO Group consisted of ECO. The Chase Group consisted of PIHLP, Mr. Freedman, the Cheryl Anne Chase Marital Trust and Steele LLC. The ECO Group chose Scott Lanphere and Jerzy Swirski as its designated directors of @Entertainment. Pursuant to the Stockholders' Agreement and a voting agreement, the Chase Group chose David T. Chase, @Entertainment's Chairman, as the Chase Group Representative, and thereafter chose David Chase and Arnold Chase as its designated directors of @Entertainment, and selected Robert Fowler as Chief Executive Officer and director of @Entertainment, which selection was accepted by the ECO Group. Both the Stockholders' Agreement and the voting agreement terminated at the successful completion of the Initial Public Equity Offering.

@ENTERTAINMENT REGISTRATION RIGHTS AGREEMENT


    Also in connection with the Reorganization, @Entertainment entered into a registration rights agreement (the "Stockholder Registration Rights Agreement") with PIHLP, ECO, Mr. Freedman, Steele LLC, AESOP and CACMT (collectively, the "Rightsholders") on June 22, 1997. ECO, PIHLP, Mr. Freedman, Steele LLC, AESOP and CACMT are the holders of all of the outstanding shares of capital stock of @Entertainment prior to the Initial Public Equity Offering. Pursuant to the Stockholder Registration Rights Agreement, PIHLP and Advent (as a permitted assignee of ECO) will after March 29, 1999, have the right under certain circumstances to demand that @Entertainment register their shares of Common Stock under the Securities Act of 1933. After March 29, 2001, PIHLP and Advent will have the right to demand that @Entertainment register their shares of Common Stock in a shelf registration under Rule 415 of the Securities Act. In addition, if @Entertainment proposes to register any of its securities under the Securities Act (other than registrations in connection with employee stock ownership plans, offerings of debt securities and certain shelf registrations), all of the Rightsholders will have the right to have their shares of Common Stock be included in such registration. The registration rights described above expire on March 29, 2004, and are subject to certain limitations, including limitations on the number of shares of Common Stock to be included by the Rightsholders in particular registrations and on the number of registrations that can be demanded by PIHLP and Advent.


PCBV STOCKHOLDERS' AGREEMENT

    PCI, a wholly owned subsidiary of @Entertainment, holds 92.3% of the issued and outstanding capital stock of PCBV which owns 100% of the issued and outstanding capital stock of each of PTK-Krakow, PTK-Warsaw, and 46.8% of the issued and outstanding capital stock of PTK Operator, as well as approximately 98% of the issued and outstanding capital stock of PTK S.A.

    The following is a summary of the stockholders' agreement (the "PCBV Stockholders' Agreement") entered into by and among Frank N. Cooper, Reece Communications, Inc., Rutter-Dunn Communications, Inc., and Poland Cablevision U.S.A., Inc. (collectively, the "Minority Stockholders"), PCI, and PCBV on March 8, 1990, as amended. The Minority Stockholders own the 7.7% of outstanding PCBV capital stock that is not owned by PCI. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the PCBV Stockholders' Agreement. The parties to the PCBV Stockholders' Agreement other than PCBV are hereinafter referred to as the "PCBV Stockholders." Shares of the capital stock of PCBV are hereinafter referred to as "PCBV shares."

    The PCBV Stockholders' Agreement protects shareholdings of each Minority Stockholder from dilution, by requiring that the PCBV shares of each Minority Stockholder must continue to represent a constant percentage of the total equity in PCBV and of the total votes to be cast by the PCBV Stockholders on any subject, regardless of changes to the capital structure of PCBV and regardless of any additional equity funds that may be contributed to PCBV by PCI.

    The PCBV Stockholders' Agreement contains restrictions on the PCBV Stockholders' ability to sell, pledge, hypothecate or otherwise transfer or encumber their PCBV shares. In addition, PCBV Stockholders have the right of first refusal to purchase PCBV shares upon the death of an individual PCBV Stockholder, and upon the liquidation, dissolution or other termination of a corporate PCBV Stockholder. Furthermore, PCI has the right of first refusal to purchase PCBV shares from Minority Stockholders, and the Minority Stockholders have the right of first refusal to purchase PCBV shares from PCI, before such shares can be sold to a third party.

    The PCBV Stockholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Stockholders. If the managing board of PCBV solicits and receives loans from any of the PCBV Stockholders, the loans cannot bear interest at a rate exceeding 10% per annum.

    Under the PCBV Stockholders' Agreement, PCI has the option to purchase the PCBV shares owned by the Minority Stockholders upon the satisfaction of certain conditions. These conditions involve the number of subscribers obtained by PTK, S.A. in nine specified cities in Poland. On each occasion when the subscriber count in one of these specified cities reaches the number prescribed in the PCBV Stockholders' Agreement, one-ninth of the Minority Stockholders' PCBV shares become available for purchase by PCI for a period of approximately 60 to 90 days. The option periods have expired with respect to a number of the specified cities.

    The PCBV Stockholders' Agreement also includes covenants against competition that limit the ability of each PCBV Stockholder to engage directly or indirectly in any aspect of the cable television business in Poland for a period ending ten years after such PCBV Stockholder ceases to be a PCBV Stockholder. PCI has direct or indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland. Under the PCBV Stockholders' Agreement, the Minority Stockholders have a claim against 7.7% of the profits and equity of such entities and, under a supplemental agreement, PCI has agreed to share the profits of these entities with the Minority Stockholders on a pro rata basis. In addition, PCI is negotiating to buy, and has made an offer to buy, the outstanding PCBV shares held by the Minority Stockholders, though there can be no assurance that an agreement can be reached with any of the Minority Stockholders on satisfactory terms.

SERVICE AGREEMENTS

    PCI, a wholly owned subsidiary of @Entertainment, has entered into service agreements with PCBV and other of its direct and indirect subsidiaries (the "Service Agreements"), including Poltelkab Sp. z o.o. ("Poltelkab"), Telkat Sp. z o.o. ("Telkat"), PTK-Szczecin Sp. z o.o. ("PTK-Szczecin"), PTK-Lublin S.A. ("PTK-Lublin"), ETV Sp. z o.o. ("ETV"), PTK S.A., PTK-Operator, PTK-Warsaw, and PTK-Krakow, pursuant to which PCI provides various services, including administrative, technical, managerial, financial, operational and marketing services to each of the subsidiaries and PCBV serves as PCI's agent. PCI also entered into a service agreement, dated August 31, 1995, with PCBV and ETV, whereby PCBV is the principal service provider and PCI acts as agent to PCBV (the "ETV Service Agreement"). The services provided under these agreements are intended to enable the subsidiaries to construct, develop, operate and manage cable television systems throughout Poland. Except for the ETV Service Agreement, which requires ETV to pay $18,740 per calendar quarter to PCBV, the Service Agreements provide that the subsidiaries will each pay to PCI or PCBV, as the case may be, a fee of $10,000 per calendar quarter for performing general administrative services, and a commercially reasonable rate for legal, financial and other specific professional services. With the exception of the ETV Service Agreement, if a subsidiary is obligated to pay fees to PCI pursuant to a management agreement (described below), any fee payable under the Service Agreements is waived. The Service Agreements also typically require the subsidiaries to reimburse PCBV for any reasonable out-of-pocket expenses incurred by PCBV or PCI, acting as agent for PCBV, including salaries and benefits, housing allowances, travel expenses, and equipment supply or other goods costs. The agreements expire on December 31, 1998, but will automatically be extended for successive one-year periods unless a party gives notice on or before January 31, in which case the agreement will terminate at the end of the calendar year during which such notice was provided.

MANAGEMENT AGREEMENTS

    PCI, a wholly owned subsidiary of @Entertainment, entered into management agreements with certain of its direct or indirect subsidiaries, namely Poltelkab, Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK S.A., PTK-Operator, PTK-Warsaw, and PTK-Krakow. The agreements typically provide that the subsidiary will pay to PCI an annual consulting fee of $320,000 when and to the extent that the subsidiary's net income exceeds zero and in exchange for organizational and consulting services rendered by PCI. Telkat pays to PCI an annual consulting fee of $160,000. The management agreements also provide for an initial term ending as of the end of the calendar year during which they became effective, and provide for successive renewals for one-year periods unless the agreement is terminated in writing with at least thirty days notice by either party.

CORPORATE OVERHEAD ALLOCATION AGREEMENT

    PCI, a wholly owned subsidiary of @Entertainment, entered into a Corporate Overhead Allocation Agreement, dated January 1, 1996 (the "Allocation Agreement"), with certain of its direct or indirect subsidiaries, namely PTK S.A., PTK-Warsaw, PTK-Operator, PTK-Krakow, PTK-Szczecin, PTK-Lublin, ETV, Telkat and Poltelkab (collectively the "PTK Companies"), and PCBV. The Allocation Agreement provides that costs incurred by PCI or PCBV, acting as PCI's agent, with regard to the Service Agreements and as otherwise requested by the PTK Companies shall be allocated and charged to particular PTK Companies in the event they are directly attributable to such subsidiaries, and shall otherwise be allocated equally among each of the PTK Companies. With regard to services rendered and costs incurred by subsidiaries for the benefit of some or all of the PTK Companies, which include costs associated with maintaining a central office in Warsaw, legal expenses, expenses relating to governmental relationships and approvals, programming services, accounting, management information systems services, and salaries associated with personnel whose duties clearly benefit other PTK Companies, the Allocation Agreement provides that such expenses shall be allocated between the PTK Companies. The Allocation Agreement terminates on December 31, 1998, but is automatically renewed for successive one-year periods unless at least thirty days written notice of termination is provided by PCI or PCBV or any subsidiary, with respect to itself.

PURCHASE OF HOUSE

    Pursuant to Mr. Fowler's employment contract, and in part to induce Mr. Fowler, the Chief Executive Officer and a director of @Entertainment, to move closer to the Company's operations in Europe, @Entertainment purchased Mr. Fowler's house in Connecticut for approximately $354,000 in June 1997

(including payments of $295,000 to extinguish the mortgages relating to the house), and sold the house shortly thereafter to a third party for approximately $267,000. @Entertainment is obligated to pay Mr. Fowler the difference between the mortgage amounts of $295,000 and the purchase price of $354,000.

CONSULTING ARRANGEMENTS

    The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

                          DESCRIPTION OF INDEBTEDNESS

PCI NOTES OFFERING

    On October 31, 1996, $130 million aggregate principal amount of PCI Notes were sold by PCI to an initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. In June 1997 substantially all of the outstanding PCI Notes were exchanged for an equal aggregate principal amount of publicly-registered PCI Notes. The PCI Notes were issued pursuant to the PCI Indenture.

    The PCI Notes have an interest rate of 9 7/8% and have a maturity date at November 1, 2003. Interest is paid on the PCI Notes on May 1 and November 1 of each year. Prior to November 1, 1999, PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the PCI Notes with some or all of the net proceeds of one or more public equity offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any to the date of redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the PCI Notes remains outstanding. Upon the occurrence of a change in control (as defined in the PCI Indenture), each holder of the PCI Notes shall have the right to require that PCI purchase such holder's PCI Notes, in whole or in part, at a purchase price in cash in an amount equal to 101% of the principal amount of such PCI Notes, plus accrued and unpaid interest, if any, to the date of purchase. PCI may be required to use the net cash proceeds of certain asset sales to make an offer to purchase all or a portion of the outstanding PCI Notes at a price of 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to date of redemption. PCI has pledged to State Street Bank, the trustee for the PCI Notes, for the benefit of the holders of the PCI Notes intercompany notes issued by PCBV, of a minimum aggregate principal amount together with cash and cash equivalents of PCI, equal to at least 110% of the outstanding principal amount of the PCI Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the PCI Notes.

    Pursuant to the PCI Indenture, PCI is subject to certain covenants, including, without limitation, covenants with respect to the following matters:
(i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of PCI Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sale of assets.

CREDIT AGREEMENTS WITH THE AMERBANK IN POLAND, S.A.

    PTK-Warsaw has entered into two agreements with the AmerBank which established a zloty-denominated revolving loan facility of up to $897,000 (the "1995 Facility"), and a U.S. Dollar denominated $1.5 million loan (the "1995 Loan"). The principal outstanding on the 1995 Facility and 1995 Loan was repaid during 1996. In addition, in August 1996, PCI entered into a credit agreement establishing a revolving loan facility (the "1996 Facility") which allowed PCI to borrow up to a maximum principal amount of $6.5 million in multiple disbursements on or before December 31, 1998. PCI repaid the balance of 1996 Facility with a portion of the proceeds of the offering of the PCI Notes. All amounts under the 1996 Facility were fully drawn in June 1998.

    Amounts outstanding under the 1995 Facility bear interest at the Warsaw Interbank Offering Rate plus 3.5%. The 1995 Loan bears interest at the three-month London Interbank Offering Rate ("LIBOR") plus 3.0%. There is a 1% prepayment penalty on amounts outstanding under the 1995 Loan.

    In addition to an arrangement fee of approximately $50,000 and an annual charge of 0.25% of the undrawn funds, @Entertainment is required to pay interest on any outstanding principal amount under the 1996 Facility at a rate equal to the three-month LIBOR on the date of disbursement plus 3%. The

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
outstanding principal amount under the 1996 Facility and accrued interest thereon amount is due in full on August 20, 1999. Acceleration of repayment of amounts outstanding under the 1996 Facility may be triggered by certain conditions of default, which include customary terms associated with revolving loan facilities. In the event of a default, @Entertainment shall pay an additional penalty of 15% per annum on the outstanding principal amount under the 1996 Facility.

    Amounts outstanding under the 1996 Facility are secured by promissory notes en blanc from PTK-Warsaw, PTK-Krakow, PTK-Lublin, and pledges of up to all of the shares of PTK-Warsaw and PTK-Krakow owned by PCBV and all of the shares of PTK-Lublin owned by Poltelkab.

CREDIT AGREEMENT WITH POLSKI BANK ROZWOJU

    One of the Company's subsidiaries, Szczecinska Telewizja Kablowa Sp. z o.o. ("SzTK"), has entered into two agreements with Polski Bank Rozwoju S.A. (the "Bank") which established a zloty-denominated loan facility in the amount of PLN 500,000 (approximately $145,000 based on an exchange rate of PLN 1.00 = $.29, at May 31, 1998) (the "Polish Zloty Facility") and a Deutsche-Mark denominated facility in the amount of DM 3,948,615 (approximately $2,132,252 based on an exchange rate of DM 1.00 = $.56 at May 31, 1998) (the "Foreign Currency Facility", and together with the Polish Zloty Facility, the "Loan Facilities"). The Loan Facilities are to be used for the development of two cable television networks operated by SzTK. The Loan Facilities are secured by a mortgage on real estate owned by two housing cooperatives, their bank accounts and insurance policies. The cooperatives' mortgage is secured by a pledge of SzTK shares owned by PTK-Szczecin Sp. z o.o. The Loan Facilities must be repaid by December 27, 2002.

    The Polish Zloty Facility bears interest at the Warsaw Interbank Offering Rate for 3 months deposits plus 3%. The Foreign Currency Facility currently bears interest at the London Interbank Rate for 1 month deposits plus 2.5%. The total amount payable with respect to the Polish Zloty Facility at May 31, 1998 was PLN 261,000 (approximately $74,568 based on an exchange rate of PLN 1.00 = $.29 at May 31, 1998). The total amount payable with respect to the Foreign Currency Facility at May 31, 1998 was DM 3,554,000 (approximately $1,993,439 based on an exchange rate of DM 1.00 = $.56 at May 31, 1998).

INTER-COMPANY INDEBTEDNESS

    @Entertainment has entered into a loan agreement pursuant to which at March 31, 1998, it had loaned approximately $8.3 million to @EL. The loan agreement between @Entertainment and @EL, a credit facility which calls for the borrower to pay 10% interest, payable quarterly, contains standard events of default for related-party indebtedness.

    PCI has entered into a series of grid notes pursuant to which, at March 31, 1998 it had loaned approximately $137.5 million to PCBV, $7.9 million to PTK-Szczecin and $12.1 million to Poltelkab (the "Grid Notes"). The Grid Notes between PCI and PCBV are revolving credit facilities which call for the borrower to pay 10% interest, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. All of the Grid Notes between PCI and PCBV mature before December 31, 1999. The Grid Notes between PCI and PTK-Szczecin, the Grid Note between PCI and Poltelkab are revolving credit facilities on which 10% interest compounds monthly and which mature on June 30, 1999. The Grid Notes between PCI and PCBV have been pledged for the benefit of holders of the PCI Notes.

    PCBV, in turn, entered into a series of 10% grid notes pursuant to which, at March 31, 1998, PCBV had loaned approximately $108.3 million to PTK S.A., PTK-Warsaw, PTK-Operator and PTK-Krakow (the "PCBV Grid Notes"). The PCBV Grid Notes are revolving credit facilities which call for the borrower to pay interest of 10% per annum, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. One of these PCBV Grid Notes will become due on June 10, 1999, the other is due on demand on June 30, 1999. The PCBV Grid Notes between PCBV and PTK-Operator, PTK-Warsaw and PTK-Krakow all become due on June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Set forth below is certain information concerning @Entertainment's capital stock and a brief summary of the material provisions of @Entertainment's capital stock, Certificate and Bylaws. This description does not purport to be complete and is qualified in its entirety by reference to @Entertainment's Certificate and Bylaws.

    @Entertainment is authorized to issue 90,002,500 shares of capital stock, of which 70,000,000 shares are Common Stock, and 20,002,500 shares are preferred stock of which 2,500 shares have been designated Series B Preferred Stock, par value of $0.01 per share. The 2,500 shares of Series B Preferred Stock were converted into 4,862,000 shares of Common Stock at the completion of the Initial Public Equity Offering.

    At March 31, 1998, there were 33,310,000 shares of Common Stock outstanding and fully paid and no Shares of preferred stock outstanding.

COMMON STOCK

    DIVIDENDS. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors.

    VOTING RIGHTS. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders of the Company.

    Under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock are required to approve, among other things, a change in the designations, preferences or limitations of the shares of Common Stock.

    LIQUIDATION RIGHTS. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably all assets available for distribution after payment in full of creditors and distributions to preferred stockholders.

PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to designate and issue Blank Check Preferred Stock, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Blank Check Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Blank Check Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of @Entertainment without further action by the stockholders. @Entertainment has no present plans to issue any shares of preferred stock in addition to the series described below. See "Risk Factors--Control by Existing Stockholders" and "Risk Factors--Antitakeover Provisions; Possible Future Issuances of Preferred Stock."

CERTAIN VOTING PROVISIONS

    Stockholders' rights and related matters are governed by the DGCL, the Certificate and the Bylaws. Certain provisions of the Certificate and the Bylaws which are summarized below may affect potential changes in control of @Entertainment, may make it more difficult to acquire and exercise control of @Entertainment and may make changes in management more difficult to accomplish. See "Risk Factors-- Control by Existing Stockholders."

    Article VIII of the Certificate contains provisions (the "Fair Price Provisions") which require the approval (an "Unaffiliated 66 2/3% Vote") of the holders of 66 2/3% of those shares that are not beneficially owned or controlled by a stockholder who owns directly or indirectly 10% or more of the outstanding voting shares of @Entertainment (a "Related Person") as a condition to specified business combinations

(the "Business Combinations") with or proposed by any Related Person, except where the transaction (i) has been approved by two-thirds of the directors who are not affiliated with the Related Person (the "Continuing Directors") or (ii) meets certain minimum price criteria and procedural conditions. The term Related Person is defined to exclude (i) @Entertainment or any subsidiary or any other ownership interest which is directly or indirectly owned by @Entertainment; (ii) any person whose acquisition of stock was approved by not less than a two-thirds vote of the Continuing Directors; or (iii) any pension, profit-sharing, employee stock ownership or other employee benefit plan of @Entertainment or any subsidiary. If the Business Combination satisfies any of these three criteria, the usual requirements of applicable law, regulations and other provisions of the Certificate would apply.

    A Business Combination includes the following: (i) merger or consolidation of @Entertainment or a subsidiary with or into a Related Person or any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of a Related Person; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any affiliate or associate of any Related Person, of all or any substantial amount of the assets of @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries, other than in the ordinary course of business; (iii) adoption of any plan or proposal for the liquidation or dissolution of @Entertainment proposed by or on behalf of a Related Person or any affiliate or associate of any Related Person; (iv) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries (in one transaction or a series of transactions) of all or any substantial amount of the assets of a Related Person or any affiliate or associate of any Related Person, other than in the ordinary course of business;
(v) issuance, pledge or transfer of securities of @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries (in one transaction or a series of transactions) to or with a Related Person or any affiliate or associate of any Related Person in exchange for a substantial amount of cash, securities or other property (or a combination thereof), except any issuance, pledge or transfer of such securities to any such person if such person is acting as an underwriter with respect to such securities; (vi) reclassification of securities (including any reverse stock split) or recapitalization of @Entertainment, any merger or consolidation of @Entertainment with or into one or more subsidiaries, or any other transaction that would have the effect, either directly or indirectly, of increasing the voting power or the proportionate share of any class of equity or convertible securities of @Entertainment or any subsidiary which is directly or indirectly beneficially owned by any Related Person or any affiliate or associate of any Related Person;
(vii) agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; and (viii) any series of transactions that not less than two-thirds (2/3) of the Continuing Directors determine are related and, if taken together, would constitute a Business Combination.

    The Fair Price Provisions require the consideration to be paid to @Entertainment's stockholders in a Business Combination not approved by either two-thirds of the Continuing Directors or an Unaffiliated 66 2/3% Vote to be either cash or the same type of consideration paid by the Related Person in acquiring @Entertainment's voting stock that it previously acquired. The fair market value of any consideration other than cash or publicly traded securities would be determined by a majority of the Continuing Directors. The Fair Price Provisions require the Related Person to meet the minimum price criteria with respect to each class or series of Common Stock or preferred stock, whether or not the Related Person owned shares of that class or series prior to proposing the Business Combination.

    The Bylaws provide that candidates for directors shall be nominated only by the Board of Directors, by a proxy committee appointed by the Board of Directors or by a stockholder who gives written notice to @Entertainment at least 120 days prior to the anniversary date of @Entertainment's notice of annual meeting provided with respect to the previous year's annual meeting. The Bylaws further provide that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing unless approved by a vote of two-thirds of the Continuing Directors. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or any two directors. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item and notice to @Entertainment not less than 120 days prior to the anniversary date of @Entertainment's notice of annual meeting provided with respect to the previous year's annual meeting. Stockholders will in most cases need to present their proposals or director nominations in advance of the time they receive notice of the meeting since the Bylaws provide that notice of a stockholders' meeting must be given not less than ten or more than 60 days prior to the meeting date.

    The Certificate in most cases provides that the foregoing provisions of the Certificate and Bylaws may be amended or repealed by the stockholders only with the affirmative vote of at least 66 2/3% of the shares entitled to vote generally in the election of directors voting together as a single class. These provisions exceed the usual majority vote requirement of the DGCL and are intended to prevent the holders of less than 66 2/3% of the voting power from circumventing the foregoing terms by amending the Certificate or Bylaws. These provisions, however, enable the holders of more than 33 1/3% of the voting power to prevent amendments to the Certificate or Bylaws even if they are approved by the holders of a majority of the voting power.

    The effect of such provisions of @Entertainment's Certificate and Bylaws may be to delay or make more difficult the accomplishment of a merger or other takeover or change in control of @Entertainment. To the extent that these provisions have this effect, removal of @Entertainment's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of Common Stock. @Entertainment is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock. See "Risk Factors-- Control by Existing Stockholders."

CERTAIN CHANGE OF CONTROL PROVISIONS

    In addition to the above provisions, as a Delaware corporation the Company is subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

    The Company's Certificate provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as a classified board of directors generally increases the difficulty of replacing a majority of the directors. The Certificate and Bylaws do not provide for cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of @Entertainment's outstanding shares unless such removal is approved by two-thirds of the Continuing Directors, in which case directors can be removed with or without cause by vote of the majority of outstanding shares. In addition, the Certificate and Bylaws eliminate the right of stockholders to act by written consent without a meeting (unless approved by two-thirds of the Continuing Directors) and require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting. Furthermore, the authorization of undesignated Blank

Check Preferred Stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of @Entertainment. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of @Entertainment and could limit the price that certain investors might be willing to pay in the future for shares of @Entertainment's Common Stock. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding shares of @Entertainment's Common Stock (unless approved by two-thirds of the Continuing Directors). See "Risk Factors--Control by Existing Stockholders."

                            DESCRIPTION OF THE NOTES

    The Notes offered hereby will be issued under an indenture to be dated as of July 14, 1998 (the "Indenture") between the Issuer, as issuer, and Bankers Trust Company, as trustee (the "Trustee"). Upon the issuance of the Exchange Notes, if any, or the effectiveness of the Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Notes and the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture through the incorporation by reference of the TIA. Copies of the Indenture are available upon request from the Issuer or the Trustee. For definitions of certain capitalized terms used in this summary, see "-- Certain Definitions" below.

GENERAL

    The Notes will mature on July 15, 2008, will be limited to $252 million aggregate principal amount at maturity and will be general unsecured obligations of the Issuer. The Notes will be issued at a discount to their aggregate principal amount at maturity and will generate gross proceeds of approximately $120 million. Based on the issue price thereof, the yield of the Notes is 14 1/2% (computed on a semiannual bond equivalent basis) calculated from July 14, 1998. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the Issue Date, no interest will be payable on the Notes prior to January 15, 2004. Each Note will bear interest at the rate set forth on the cover page hereof from July 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on January 15, 2004 and semiannually thereafter on each Interest Payment Date and until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 1 or July 1 next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The circumstances under which the Issuer may be required to pay additional interest in cash on the Notes are described below under "--Exchange Offer; Registration Rights."

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee located at Four Albany Street, New York, New York 10006); PROVIDED, HOWEVER, that, at the option of the Issuer, interest on the Notes may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 principal amount at maturity and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Issuer may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

RANKING

    The Notes will be senior unsecured obligations of the Issuer ranking PARI PASSU in right of payment with all other existing and future unsubordinated obligations of the Issuer and senior in right of payment to any existing and future obligations of the Issuer expressly subordinated in right of payment to the Notes. As of March 31, 1998, the Issuer had no subordinated indebtedness outstanding. The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The Notes will be effectively subordinated to all indebtedness for money borrowed by and trade payables of the subsidiaries of the Issuer. At March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom and the drawdown of the AmerBank facility, the Issuer and its subsidiaries, on a consolidated basis, would have had $256 million of outstanding indebtedness, approximately $139 million of which would have been obligations of subsidiaries of the Issuer (including approximately $130 million of PCI Notes). For a discussion of certain adverse consequences of the Issuer being a holding company and of the terms of certain existing and potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors--Holding Company Structure and Restrictions on Payment of Dividends." Subject to certain limitations, the Issuer and its subsidiaries may incur additional indebtedness in the future. See "--Certain Covenants."

SINKING FUND

    The Notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

    The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after July 15, 2003 on not less than 30 or more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on July 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on a relevant interest payment date):

                                                                                       REDEMPTION
YEAR                                                                                      PRICE
-------------------------------------------------------------------------------------  -----------
2003.................................................................................     107.250%
2004.................................................................................     104.833
2005.................................................................................     102.417
2006 and thereafter..................................................................     100.000

    At any time or from time to time prior to July 15, 2001 the Issuer may redeem up to a maximum of 25% of the initially outstanding aggregate principal amount at maturity of the Notes with some or all of the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 114.5% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); PROVIDED that immediately after giving effect to such redemption, at least 75% of the originally issued aggregate principal amount at maturity of the Notes remains outstanding. Any such redemption shall be effected upon not less than 30 nor more than 60 days' notice given within 30 days after the consummation of a Public Equity Offering.

    In addition, (a) upon the occurrence of a Change of Control, each holder of Notes shall have the right to require that the Issuer purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price of 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase of the Notes (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates), and (b) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a purchase price of 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates). See "--Certain Covenants--Purchase of Notes upon a Change of Control" and "--Limitation on Sale of Assets," respectively.

    If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the applicable Trustee by such method as such Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no such partial redemption will reduce the principal amount at maturity of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

CERTAIN COVENANTS

    The Indentures will contain, among others, the following covenants:

    LIMITATION ON ADDITIONAL INDEBTEDNESS. (a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to incur, contingently or otherwise, any Indebtedness, except for Permitted Indebtedness; PROVIDED that the Issuer will be permitted to incur Indebtedness if after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness outstanding as of the date of such incurrence to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be greater than zero and less than or equal to 6 to 1.

    (b) The Issuer will not incur any Subordinated Indebtedness unless such Indebtedness by its terms expressly prohibits the payment by the Issuer of any assets or securities (including Common Stock) to the holders of such Subordinated Indebtedness prior to the payment in full of the Notes in the event of a bankruptcy or reorganization.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Issuer will not take, and will not permit any Restricted Subsidiary to, directly or indirectly, take any the following actions:

        (i) declare or pay any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Redeemable Capital Stock) of the Issuer);

        (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Restricted Subsidiary) or any Affiliate of the Issuer (other than any Restricted Subsidiary);

       (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer (other than any Subordinated Indebtedness held by a Restricted Subsidiary);

        (iv) make any Investment (other than a Permitted Investment) in any Person (other than an Investment by the Issuer or a Restricted Subsidiary in either (1) a Restricted Subsidiary or (2) a Person that becomes a Restricted Subsidiary as a result of such Investment);

        (v) create or assume any guarantee of Indebtedness of any Affiliate of the Issuer (other than (1) guarantees of any Indebtedness of any Restricted Subsidiary by the Issuer or (2) guarantees of the Notes by any Restricted Subsidiary); or

        (vi) declare or pay any dividend or any other distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (1) dividends or distributions paid to the Issuer or a Restricted Subsidiary or
    (2) PRO RATA dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends or distributions do not in the aggregate exceed the minority stockholders' PRO RATA share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Issue Date);

(such payments or other actions described in (but not excluded from) clauses (i) through (vi) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (1) no Default or Event of Default shall have occurred and be continuing, (2) the Issuer would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso to the covenant "LIMITATION ON ADDITIONAL INDEBTEDNESS"; and (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date would not exceed an amount equal to the sum of:

        (A) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) the product of (I)
    1.5 and (II) the cumulative Consolidated Interest Expense of the Issuer determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Issuer are available preceding the date of such Restricted Payment (or if such difference shall be a negative number, minus 100% of such number), PLUS (B) the aggregate Net Cash Proceeds received by the Issuer from the issue or sale (other than to a Restricted Subsidiary) of Capital Stock of the Issuer (other than Redeemable Capital Stock) on or after the Issue Date, excluding any Net Cash Proceeds that are, promptly following receipt, invested in accordance with clause (ii), (iii) or (v) of clause (b) hereof and except to the extent such Net Cash Proceeds are used to incur Indebtedness pursuant to clause (m) of the definition of Permitted Indebtedness, PLUS (C) the aggregate Net Cash Proceeds received by the Issuer on or after the Issue Date from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or Redeemable Capital Stock of the Issuer that have been converted into or exchanged for Capital Stock (other than Redeemable Capital Stock) of the Issuer to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Issuer (other than from a Restricted Subsidiary) at the time of such conversion or exchange, plus (D) in the case of the disposition or repayment of any Investment (other than through share leasing arrangements) constituting a Restricted Payment made after the Issue Date (other than in the case contemplated by clause (E) hereof) an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, plus (E) in the case of Investments (other than through share leasing arrangements) made in any Person other than a Restricted Subsidiary, the total amount of such Investments constituting Restricted Payments if and when such Person becomes a Restricted Subsidiary less any amounts previously credited pursuant to clause (D).

    For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

    (b) The provisions of this covenant shall not prohibit, so long as, with respect to clauses (ii) through (ix) below, no Default or Event of Default shall have occurred and be continuing (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment complied with the provisions of the Indenture;
(ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, shares of Capital Stock of the Issuer (other than Redeemable Capital Stock); (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue or sale (other than to a Restricted Subsidiary) of (1) Capital Stock (other than Redeemable Capital Stock) of the Issuer or (2) other Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, PLUS the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Issuer as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Issuer incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the Stated Maturity of principal of the Notes;
(iv) the extension by the Issuer and the Restricted Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business; (v) Investments (other than through share leasing arrangements) in any Person promptly made with the proceeds of a substantially concurrent issue or sale of Capital Stock (other than Redeemable Capital Stock) of the Issuer; (vi) payments made pursuant to the Shareholder Registration Rights Agreement; (vii) the payment of reasonable and customary regular compensation and fees to directors of the Issuer or any Restricted Subsidiary who are not employees of the Issuer or any Restricted Subsidiary; (viii) any "Restricted Payment" as defined in and permitted by the PCI Indenture made by PCI or any Subsidiary thereof in accordance with the terms of the PCI Indenture and (ix) any other Restricted Payments in an aggregate amount not to exceed $1.0 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding.

    In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (vi), (vii), (viii) and (ix) above shall be included as Restricted Payments.

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. (a) The Issuer will not and will not permit any Restricted Subsidiary to issue or sell any shares of Capital Stock of a Restricted Subsidiary (other than to the Issuer or a Restricted Subsidiary); PROVIDED, HOWEVER, that this covenant shall not prohibit (i) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary in compliance with the other provisions of the Indenture,
(ii) issuances or sales of Common Stock of a Restricted Subsidiary if (x) the proceeds of such issuance or sale are applied in accordance with the "LIMITATION ON SALE OF ASSETS" covenant and (y) immediately after giving effect thereto, the Issuer and its other Restricted Subsidiaries own no less than 51% of the outstanding Voting Stock of such Restricted Subsidiary, (iii) issuances or sales of Capital Stock of Restricted Subsidiaries that are subsidiaries of PCI that are permitted by the terms of the PCI Indenture or (iv) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

    (b) The Issuer will not permit the direct or indirect ownership of the Issuer or any Restricted Subsidiary in the Capital Stock of any Management Company to fall below the lesser of (i) the maximum ownership percentage permitted by applicable law and (ii) 51% of the outstanding Capital Stock of such Management Company, PROVIDED that any increase in such ownership of the Capital Stock of any Management Company required by any change in applicable law shall not be required to be completed prior to 365 days from the effective date of such change in applicable law, PROVIDED FURTHER that the Issuer and the Restricted Subsidiaries may sell all, but not less than all, of their Capital Stock of any Management Company in accordance with the provisions of the "LIMITATION ON SALE OF ASSETS" covenant.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Issuer (other than the Issuer or a Majority Owned Restricted Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no

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less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10 million, the Issuer shall have delivered an officers' certificate to the Trustees certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Directors of the Board of Directors of the Issuer, or the Issuer has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view and
(iii) with respect to any transaction or series of related transactions including aggregate consideration in excess of $20 million, the Issuer shall have delivered an officers' certificate to the Trustees certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors, or in the event no members of the Board of Directors of the Issuer are Disinterested Directors with respect to any transaction or series of transactions included in this clause (iii), the Issuer shall obtain an opinion from a nationally recognized investment banking firm as described above; PROVIDED, HOWEVER, that this provision will not restrict (1) any transaction by the Issuer or any Restricted Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business, including, without limitation, transactions related to the purchase, sale or distribution of programming, subscriber management services, transmission services and services related to the publication of programming guides, (2) the Issuer from paying reasonable and customary regular compensation and fees to directors of the Issuer or any Restricted Subsidiary who are not employees of the Issuer or any Restricted Subsidiary, including, without limitation, any such fees which the Issuer has agreed to pay to any director pursuant to an agreement in effect on the Issue Date and listed on a schedule to the Indenture, (3) the payment of compensation (including stock options and other incentive compensation) to officers and other employees the terms of which are approved by the Board of Directors, (4) any transactions pursuant to a Management Agreement, (5) the Issuer or any Restricted Subsidiary from making any Restricted Payment in compliance with the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (6) (x) transactions pursuant to any Management Contract, Overhead Agreement or Service Agreement that is entered into prior to the Issue Date and is listed in an exhibit to the Indenture; or (y) transactions pursuant to any Organizational Contract, Overhead Agreement or Service Agreement that is entered into after the Issue Date and has substantially identical terms as, and is no less favorable to the Issuer or any Restricted Subsidiary than, the Organizational Contracts, Overhead Agreements or Service Agreements, as the case may be, listed in the exhibit to the Indenture, or (7) amendments, modifications or alterations of Management Agreements, Organizational Contracts, Overhead Agreements and Service Agreements under (b) below.

    (b) The Issuer will not, and will not permit any Restricted Subsidiary to, amend, modify, or in any way alter the terms of any Management Agreement, Organizational Contract, Overhead Agreement or Service Agreement in a manner materially adverse to the Issuer other than (i) by adding new Restricted Subsidiaries to a Management Agreement, (ii) substituting one Restricted Subsidiary in place of another Restricted Subsidiary under a Organizational Contract, (iii) amendments, modifications or alterations required by applicable law, (iv) amendments, modifications or alterations made to increase the Issuer's control over, or interest in, any Management Company or (v) amendments, modifications or alterations that are approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer as not materially adverse to the Issuer.

    LIMITATION ON LIENS. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Indentures or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are

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secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured.

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on a basis senior to any guarantee of Subordinated Indebtedness or at least PARI PASSU with any guarantee of Pari Passu Indebtedness; PROVIDED that this paragraph (a) shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary or (ii) any guarantee of any Restricted Subsidiary of Senior Bank Indebtedness.

    (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of the Issuer, of all of the Issuer's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of the Issuer described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of the Issuer has been guaranteed by such Restricted Subsidiary or
(B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

    PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Issuer purchase such holder's Notes, in whole or in part in integral multiples of $1,000 principal amount at maturity, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the Accreted Value of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 30 days following any Change of Control, the Issuer shall notify the Trustees thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (a) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;
(b) that any Note not tendered will continue to accrue interest or accrete original issue discount, as applicable; (c) that, unless the Issuer defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest or accrete original issue discount, as applicable, after the Change of Control Purchase Date; and
(d) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Issuer to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustees and the holders of the Notes the rights described under "Events of Default."

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
    One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Issuer's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Issuer to purchase the Notes and the Issuer elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

    The existence of a holder's right to require the Issuer to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Issuer in a transaction which constitutes a Change of Control.

    The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Issuer to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Issuer's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Issuer (including, in certain circumstances, an acquisition of the Issuer by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving the Issuer's management or its affiliates, or a transaction involving a recapitalization of the Issuer, would result in a Change of Control if it is the type of transaction specified by such definition.

    The Issuer will comply with the applicable tender offer rules including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

    The Issuer will not enter into any agreement that would prohibit the Issuer from making a Change of Control Offer to purchase the Notes or if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

    LIMITATION ON SALE OF ASSETS. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by the Issuer or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of the Issuer, whose determination shall be conclusive and evidenced by a Board Resolution) and
(ii) the consideration received by the Issuer or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents. Notwithstanding the preceding sentence, the Issuer and its Restricted Subsidiaries may consummate an Asset Sale without complying with clause (ii) of the immediately preceding sentence if at least 75% of the consideration for such Asset Sale consists of any combination of cash, Cash Equivalents and those items described in clause (b)(ii) or (b)(iii) below.

    (b) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer may use the Net Cash Proceeds thereof, within 12 months after the later of such Asset Sale or the receipt of such Net Cash Proceeds, (i) to permanently repay or prepay any then outstanding Senior Bank Indebtedness of the Issuer or a Restricted Subsidiary, any then outstanding Indebtedness of a Restricted Subsidiary or any other then outstanding unsubordinated Indebtedness of the Issuer, (ii) to invest in any one or more businesses (including, without limitation, in the Capital Stock of any Person that becomes a Restricted Subsidiary as a result of such investment or that is received in connection with a Permitted Investment made under clause (g), (h) or (i) of the definition thereof), make capital expenditures (including lease payments for one or more capital assets) or invest in other tangible assets of the Issuer or any Restricted Subsidiary, in each case, engaged, used or useful in the Cable/Telecommunications Business, the DTH Business or the Entertainment/Programming Business of the Issuer and its Restricted Subsidiaries (or enter into a legally binding agreement to do so within six months of the date on which such agreement is executed) or (iii) to invest in properties or assets that replace the properties and assets that are the subject to such Asset Sale (or enter into a legally binding agreement to do so within six months of the date on which such agreement

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is executed). If any such legally binding agreement to invest such Net Cash
Proceeds is terminated, then the Issuer may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (ii) or (iii) (without regard to the parenthetical contained in clauses (ii) or (iii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds exceeds $15 million the Issuer shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a PRO RATA basis, in accordance with the procedures set forth below, the maximum Accreted Value of Notes that may be purchased with the Excess Proceeds less the amount of Excess Proceeds, if any, required to be applied under the PCI Indenture for the repurchase of PCI Notes. The offer price shall be payable in cash in an amount equal to 100% of the Accreted Value of the Notes, plus accrued and unpaid interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated (the "Offer Date"). To the extent that the aggregate Accreted Value of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, the Issuer may use such additional Excess Proceeds for general corporate purposes. If the Accreted Value of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

    (d) If the Issuer becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by the Issuer, at the option of the holder thereof, in whole or in part in integral multiples of $1,000 on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Issuer to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes tendered.

    (e) The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Excess Proceeds Offer.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions to the Issuer or any Restricted Subsidiary on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, (c) make Investments in the Issuer or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary or (e) guarantee any Indebtedness of the Issuer or any other Restricted Subsidiary, except in all such cases for such encumbrances or restrictions existing under or by reason of (i) any agreement or instrument in effect on the Issue Date and listed on Schedule A attached to the Indenture, (ii) applicable law or regulation (including corporate governance provisions required by applicable law and regulations of the National Bank of Poland), (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any mortgage or other Lien on real property acquired or improved by the Issuer or any Restricted Subsidiary after the Issue Date that prohibits transfers of the type described in (d) above with respect to such real property, (vi) with respect to a Restricted Subsidiary, an agreement that has been entered into for the sale or disposition of all or substantially all of the Issuer's Capital Stock in, or substantially all the assets of, such Restricted Subsidiary, (vii) the refinancing of Indebtedness incurred under the agreements listed on Schedule A attached to the Indenture or described in clause (v) above, so long as such encumbrances or restrictions are no less favorable in any material respect to the Issuer or any Restricted Subsidiary than

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those contained in the respective agreement as in effect on the date of the
Indenture, (viii) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent relating to the property or asset subject to such Lien, (ix) any agreement or instrument governing or relating to Senior Bank Indebtedness (an "Indebtedness Instrument") if such encumbrance or restriction applies only (x) to amounts which at any point in time (other than during such periods as are described in the following clause (y)) (1) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal (after giving effect to any realization by the Issuer under any applicable Currency Agreement), or (2) if paid, would result in an event described in the following clause (y) of this sentence, or
(y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Senior Bank Indebtedness governed by the Indebtedness Instrument to declare any such Indebtedness to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided, or (z) arising or agreed to in the ordinary course of business, not relating to any Indebtedness and that do not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary and (d) with respect to clause (d) above, any license agreement entered in the ordinary course of business whereby the Issuer or any other Restricted Subsidiary grants a license of programming or other intellectual property to any other Person and such license agreement prohibits or encumbers the transfer of the licensed property.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES. The Issuer will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries (other than Permitted Investments) if, at the time thereof, the amount of such Investment would exceed the amount of Restricted Payments then permitted to be made pursuant to the "LIMITATION ON RESTRICTED PAYMENTS" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (a) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Issuer or a Restricted Subsidiary (without duplication under the provisions of clause (a) of paragraph (iv) of the "LIMITATION ON RESTRICTED PAYMENTS" covenant) and (b) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of the Issuer (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause
(a)).

    LIMITATION ON LINES OF BUSINESS. The Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, engage in any business other than the Cable/Telecommunications Business, the Entertainment/Programming Business or the DTH Business or any business or activity reasonably related thereto, including the operation of a subscriber management or service business.

    PROVISION OF FINANCIAL STATEMENTS AND REPORTS. Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuer shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuer were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuer would have been required so to file such documents if the Issuer were so required. The Issuer shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the Commission (i) transmit (or cause to be transmitted) by mail to all holders of Notes, as their names and addresses appear in the applicable Note register, without cost to such holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Issuer is required to file with the Commission pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and

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(b) if, notwithstanding the preceding sentence, filing such documents by the
Issuer with the Commission is not permitted by Commission practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder of Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Issuer will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or Persons, and the Issuer will not permit any Restricted Subsidiary to enter into any such transaction, or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis to any Person or Persons, unless: (a) either (i) the Issuer shall be the surviving corporation or (ii) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer or the Issuer and its Restricted Subsidiaries is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of the Issuer or the Issuer and its Restricted Subsidiaries, as the case may be, (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) shall expressly assume, by an indenture supplemental to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the Issuer's obligations for the due and punctual payment of the principal of (or premium, if any, on) and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Issuer to be performed or observed; (b) immediately before and after giving effect to such transaction or series of transactions on a PRO FORMA basis (and treating any obligation of the Issuer or any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of the Issuer are available prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such PRO FORMA calculation), the ratio of Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) would be less than or equal to such ratio of the Issuer immediately before such transaction; (d) if any of the property or assets of the Issuer or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "LIMITATION ON LIENS" covenant are complied with; and (e) the Issuer or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture comply with the terms of the Indenture.

    Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer in accordance with the immediately preceding paragraph in which the Issuer is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, with the same effect as if such successor had been named as the Issuer therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations; PROVIDED that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indenture:

        (a) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

        (b) default in the payment of the principal of or premium, if any, on any Note at its Maturity;

        (c) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control offer in accordance with the provisions of the "PURCHASE OF NOTES UPON A CHANGE OF CONTROL" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "LIMITATION ON SALE OF ASSETS" covenant;

        (d) default in the performance, or breach, of any covenant or agreement of the Issuer contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in the Indenture) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the Notes, as the case may be, then outstanding;

        (e) (i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Issuer or any Significant Subsidiary aggregating $15 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of the Issuer or any Significant Subsidiary aggregating $15 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

        (f) any holder or holders (or any Person acting on any such holder's behalf) of any Indebtedness in excess of $15 million in the aggregate of the Issuer or any Significant Subsidiary shall, subsequent to the occurrence of a default with respect to such Indebtedness, notify the Trustee of the intended sale or disposition of any assets of the Issuer or any Restricted Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such assets of the Issuer or any Restricted Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Issuer or any Restricted Subsidiary or in accordance with applicable law;

        (g) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against the Issuer or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $15 million and either
    (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

        (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any Significant Subsidiary.

    If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to the Issuer or any Significant Subsidiary) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to the

Issuer or any Significant Subsidiary occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of either Trustee or any holder of Notes.

    At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by such Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and
(b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

    The holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may, on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any such Note, or in respect of a covenant or provision which under the Indenture can not be modified or amended without the consent of the holder of each Note outstanding.

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of Notes, notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of such Notes.

    The Issuer is required to furnish to the Trustee annual and quarterly statements as to the performance by the Issuer of its obligations under the Indenture and as to any default in such performance. The Issuer is also required to notify the Trustee within five business days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

    The Issuer may, at its option and at any time, elect to have the obligations of the Issuer upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned, except for (a) the rights of holders of outstanding Senior Notes or Senior Discount Notes, as the case may be, to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the Issuer's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee and (d) the defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the related Notes ("Covenant Defeasance").

    In order to exercise either defeasance or covenant defeasance, (a) the Issuer must irrevocably deposit or cause to be deposited with the applicable Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the relevant outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (b) no Default or Event of Default with respect to the relevant Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer is a party or by which it is bound; (d) in the case of defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or since the effective date of the Registration Statement, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (f) in the case of defeasance or covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (g) the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the applicable Notes over the other creditors of the Issuer with the intent of hindering, delaying or defrauding creditors of the Issuer; and (h) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture and the rights, powers, trusts, duties and immunities of the Trustee) and the Trustee, at the request and expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (b) the Issuer has paid or caused to be paid all sums payable under the Indenture by the Issuer; and (c) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

    With certain exceptions, modifications and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount at maturity of the Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the Accreted Value thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (b) reduce the percentage in principal amount at maturity of outstanding Notes, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; (c) modify any provisions described under "--Amendments and Waivers" or "--Events of Default," except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note; or (d) amend, change or modify the redemption provisions of the Indenture or the Notes or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or an Excess Proceeds Offer in connection with any Asset Sale or modify any of the provisions or definitions with respect thereto.

    The holders of a majority in aggregate principal amount at maturity of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

    The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

    "Accreted Value" as of any date (the "Specified Date") means, with respect to each $1,000 principal amount at maturity of the Notes:

    (i) if the Specified Date is one of the following dates (each a "Semi-Accrual Date"), the amount set forth opposite such date below:

SEMI-ANNUAL               ACCRETED
ACCRUAL DATE                VALUE
----------------------  -------------
Issue Date............  $      496.43
January 15, 1999......         532.63
July 15, 1999.........         571.24
January 15, 2000......         612.66
July 15, 2000.........         657.08
January 15, 2001......         704.72
July 15, 2001.........         755.81
January 15, 2002......         810.60
July 15, 2002.........         869.37
January 15, 2003......         932.40
July 15, 2003.........  $    1,000.00

    (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (y) a fraction, the numerator of which is the number of days actually elasped from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is 180: and

    (iii) if the Specified Date is after July 15, 2003, $1,000.

    "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; PROVIDED THAT, for purposes of the "LIMITATION ON ADDITIONAL INDEBTEDNESS", covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (a) all Restricted Subsidiaries of the Issuer on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the

"Transaction Date") shall be deemed to have been Restricted Subsidiaries at all times during such fiscal quarter and (b) any Unrestricted Subsidiary of the Issuer on the Transaction Date shall be deemed to have been an Unrestricted Subsidiary at all times during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a PRO FORMA basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

    "Asset Acquisition" means (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Issuer or any Restricted Subsidiary or (b) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than the Issuer or a Restricted Subsidiary in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary, (b) any material governmental license or other governmental authorization of the Issuer or any Restricted Subsidiary pertaining to a Cable/ Telecommunications Business, a DTH Business or an Entertainment/Programming Business, (c) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and its Restricted Subsidiaries or (d) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (a) any disposition of properties and assets of the Issuer that is governed under "Consolidation, Merger and Sale of Assets", (b) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or the Restricted Subsidiary, as the case may be, (c) for purposes of the covenant "LIMITATION ON SALE OF ASSETS," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (i) involving assets with a Fair Market Value not in excess of $500,000 (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) or (ii) as part of a Capitalized Lease Obligation, and (d) any transfer by the Issuer or a Restricted Subsidiary of property or equipment to a Person who is not an Affiliate of the Issuer in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; PROVIDED THAT, in the event of a transfer described in this clause (d), the Issuer shall deliver to the Trustee an Officer's Certificate certifying that such exchange complies with this clause (d).

    "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

    "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state law, or any similar law of any other jurisdiction, relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "Cable Television Newco" means any Person (i) of whom the Issuer or a Restricted Subsidiary owns the greater of 49% of the outstanding Capital Stock or the maximum amount of the outstanding Capital Stock the Issuer of such Restricted Subsidiary may own under applicable law and (ii) that holds Capital Stock in a Management Company.

    "Cable/Telecommunications Business" means any business operating a cable or telephone or telecommunications or broadcasting system (other than an Entertainment/Programming Business or a DTH Business), including, without limitation, any business (other than an Entertainment/ Programming Business or a DTH Business) conducted by the Issuer or any Restricted Subsidiary on the Issue Date and any programming guide or telephone directory business.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

    "Capitalized Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Issuer and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and (d) any Capital Stock of any mutual funds at least 95% of the assets of which are invested in the foregoing.

    "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Issuer; (b) the Issuer consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Issuer) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Issuer as a Restricted Payment as described under the "LIMITATION ON RESTRICTED PAYMENTS" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), other than Permitted Holders, is the

"beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Issuer, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or
(d) the Issuer is liquidated or dissolved or a special resolution is passed by the shareholders of the Issuer approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sales of Assets."

    "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares, whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

    "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Issuer and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by the Issuer and the Restricted Subsidiaries, PROVIDED that such amount will be limited for purposes of this definition to the amount that would have been obtained if such interest had been capitalized at the interest rate for the Notes and (vi) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, PLUS (b) the interest component of Capitalized Lease Obligations of the Issuer and its Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Issuer and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,
(a) any net after-tax extraordinary gains or losses (in each case less all fees and expenses relating thereto), (b) any net after-tax gains or losses (in each case less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Issuer or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash dividends or distributions during such period, (d) net income (or loss) of any Person combined with the Issuer or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) except with respect to any encumbrance or restriction described in clause (ii) of the "Limitation on Dividend and Other Payment Restrictions" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (f) any non-cash items of the Issuer and any Restricted Subsidiary (including monetary corrections)

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increasing or decreasing Consolidated Net Income for such period (other than items that will result in the receipt or payment of cash).

    "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period increased by (in each case to the extent included in computing Consolidated Net Income) the sum of (a) the Consolidated Income Tax Expense of the Issuer and its Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (b) Consolidated Interest Expense for such period; (c) depreciation of the Issuer and its Restricted Subsidiaries for such period and
(d) amortization of the Issuer and its Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Operating Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (ii) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Issuer is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by a Person that is designed to protect such Person against fluctuations in currency values.

    "Default" means any event that after notice or passage of time or both would be an Event of Default.

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "DTH Business" means the business of (i) developing, managing, operating or providing services relating to direct to home satellite systems for the distribution of subscription programming services directly to homes and cable systems in areas covered by the "footprint" of the satellites utilized by the Issuer and its Restricted Subsidiaries, and activities to accomplish the foregoing (other than the Cable/ Telecommunications Business or the Entertainment/Programming Business) or (ii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified above.

    "Entertainment/Programming Business" means a business engaged primarily in the management, ownership, operation, acquisition, development, production, distribution or syndication of general entertainment, sports, movies, children's or other programming or publishing.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, as determined by the Board of Directors of the Issuer and evidenced by a resolution therof.

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    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date.

    "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (h) any liability of such Person under or in respect of Interest Rate Agreements or Currency Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of the covenants "LIMITATION ON ADDITIONAL INDEBTEDNESS" and "LIMITATION ON RESTRICTED PAYMENTS" and the definition of "EVENTS OF DEFAULT," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accredited value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness.

    "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors,

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collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to such Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock (including ownership of Capital Stock through share leasing arrangements), bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Issuer in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Issue Date" means the date of original issuance of the Notes.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Majority Owned Restricted Subsidiary" means a Restricted Subsidiary (a) at least 66.66% of the outstanding Capital Stock of which is beneficially owned directly or indirectly by the Issuer or PCBV and one or more Wholly Owned Restricted Subsidiaries and (b) no outstanding Capital Stock of which is owned, directly or indirectly (except through the Issuer), by any shareholder or Affiliate of a shareholder of the Issuer.

    "Management Agreement" means (a) any agreement between the Issuer or a Restricted Subsidiary and a Management Company pursuant to which the Management Company shall lease or otherwise employ assets of the Issuer or a Restricted Subsidiary to operate a Cable/Telecommunications Business, a DTH Business or an Entertainment/Programming Business and (b) any agreement or instrument (i) governing Indebtedness of a Management Company to the Issuer or a Restricted Subsidiary or (ii) governing corporate procedures or control of a Management Company.

    "Management Company" means any Person, a portion of whose Capital Stock is held by the Issuer or a Restricted Subsidiary, that (i) holds or has applied for a license or permit to operate a Cable/ Telecommunications Business, a DTH Business or an Entertainment/Programming Business in the Republic of Poland or elsewhere in Continental Europe and (ii) manages the operations of a Restricted Subsidiary pursuant to a Management Agreement.

    "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations or escrowed funds, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale,

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(ii) provisions for all taxes payable as a result of such Asset Sale, (iii)
payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any capital contribution or issuance or sale of Capital Stock as referred to under the "LIMITATION ON RESTRICTED PAYMENTS" covenant and the definition of Permitted Indebtedness, the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary of the Issuer), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such capital contribution, issuance or sale and net of taxes paid or payable as a result thereof.

    "Organizational Contract" means any agreement to which the Issuer or any Restricted Subsidiary is a party pursuant to which, among other things, fees are paid to the Issuer or a Restricted Subsidiary in exchange for organizational, consulting or similar services, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Organizational Contracts."

    "Overhead Agreement" means any agreement to which the Issuer or any Restricted Subsidiary is a party pursuant to which, among other things, costs are allocated among the parties thereto, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Overhead Agreements."

    "Pari Passu Indebtedness" means Indebtedness of the Issuer that is PARI PASSU in right of payment to the Notes.

    "PCI" means Poland Communications, Inc., a New York corporation and a Wholly Owned Subsidiary of the Issuer.

    "PCI Indenture" means the Indenture dated as of October 31, 1996 between PCI and State Street Bank and Trust Company, as trustee, as in effect on the Issue Date.

    "Permitted Holders" means, as of the date of determination, (a) David T. Chase, Arnold L. Chase and Cheryl A. Chase (b) the family members, estates and heirs of David T. Chase Arnold L. Chase and Cheryl A. Chase and any trust, partnership, corporation, limited liability company or other investment vehicle principally for the benefit of any such persons or their respective family members or heirs (including, without limitation, Polish Investments Holding LP for so long as beneficial ownership thereof is held by Persons meeting the requirements of clause (a) and (b) of this definition), (c) ECO Holdings III Limited Partnership ("ECO II") and any successor thereto that is owned by the Persons who beneficially own, directly and indirectly, Eco II on the Issuance Date; (d) Advent International Corp. and (e) any Person that is controlled by the Persons, individually or as a group, described in clauses (a) through (d) above.

    "Permitted Indebtedness" means any of the following:

        (a) Indebtedness under the Notes (or any guarantee thereof) and the Indenture;

        (b) Indebtedness of the Issuer or any Restricted Subsidiary outstanding on the Issue Date and listed on a schedule to the Indenture;

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        (c) Indebtedness of PCI and any subsidiary of PCI that is a Restricted
    Subsidiary to the extent such Indebtedness constitutes "Permitted Indebtedness" as defined in the PCI Indenture;

        (d) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary that is Subordinated Indebtedness; PROVIDED that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or Restricted Subsidiary referred to in this clause (e) to a Person (other than the Issuer or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

        (e) Obligations under any Interest Rate Agreement of the Issuer or any Restricted Subsidiary to the extent relating to (i) Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be (which Indebtedness
    (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant), or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Issuer or a Restricted Subsidiary in the following 12 months after such Interest Rate Agreement has been entered into, but only to the extent that the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness (or Indebtedness subject to commitments) to which such Interest Rate Agreement relates;

        (f) Indebtedness of the Issuer or any Restricted Subsidiary under Currency Agreements to the extent relating to (i) Indebtedness of the Issuer or a Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant) or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (g) Indebtedness of the Issuer or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Cable/ Telecommunications Business, a DTH Business or an Entertainment/Programming Business;

        (h) Indebtedness of the Issuer or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of the Issuer or of any Restricted Subsidiary incurred or outstanding pursuant to clause (b) of this definition or the proviso of the covenant "LIMITATION ON ADDITIONAL INDEBTEDNESS"; PROVIDED that (i) Indebtedness of the Issuer may not be replaced, renewed, refinanced or extended to such extent under this clause (i) with Indebtedness of any Restricted Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced or extended, (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (z) in the case of any replacement, renewal, refinancing or extension by the Issuer of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made PARI PASSU

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    with or subordinate to the Notes, at least to the same extent as the
    Indebtedness being replaced, renewed, refinanced or extended;

        (i) Indebtedness of the Issuer having an aggregate principal amount not to exceed, at any one time outstanding, two times (i) the Net Cash Proceeds received by the Issuer after the Issue Date from the issuance and sale of its Capital Stock (other than Redeemable Capital Stock) to a Person that is not a Subsidiary, to the extent such Net Cash Proceeds have not been used pursuant to clause (a)(3)(B), (b)(ii), (b)(iii) or (b)(v) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment and (ii) 80% of the Fair Market Value of property (other than cash or Cash Equivalents) received by the Issuer after the Issue Date from a sale of its Capital Stock (other than Redeemable Capital Stock) to a Person that is not a Subsidiary, the extent such sale of Capital Stock has not been used pursuant to clause
    (b)(ii), (b)(iii) or (b)(v) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; PROVIDED, HOWEVER, that in determining the Fair Market Value of property, if the estimated Fair Market Value of such property exceeds $10.0 million, the Company will deliver to the Trustee a written appraisal as to the fair market value of such property prepared by an internationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by an internationally recognized appraisal firm) and; PROVIDED FURTHER that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

        (j) Subordinated Indebtedness of the Issuer not to exceed $150 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; and

        (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Issuer having an aggregate principal amount not to exceed $125 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding less the aggregate principal amount of any outstanding Indebtedness incurred after the Issue Date under clause (c) of this definition of Permitted Indebtedness.

    "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to directors or employees made in the ordinary course of business; (d) Interest Rate Agreements and Currency Agreements; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "LIMITATION ON SALE OF ASSETS," PROVIDED that the Issuer or the Restricted Subsidiaries, as the case may be, have received at least 75% of the aggregate consideration therefrom in cash or Cash Equivalents; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/Telecommunications Business or for supplying equipment used or useful in the Cable/Telecommunications Business or the DTH Business; (g) Investments (other than through share leasing arrangements) in any Person engaged in any business in which the Issuer or any Restricted Subsidiary is engaged on the Issue Date not to exceed $90 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time; PROVIDED that immediately after giving effect to any Investment made under this clause (g), the Issuer and its Restricted Subsidiaries shall own at least 25% of the outstanding Capital Stock of the Person in which the Investment was made; (h) Investments (other than through share leasing arrangements) in any Person engaged in any business in which the Issuer or any Restricted Subsidiary is engaged on the Issue Date not to exceed $10 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time; (i) Investments (other than through share leasing programs) in the Capital Stock of any Person to the extent the consideration therefor paid by the Issuer or any Restricted Subsidiary consists of a lease or other right to use the capacity of a cable television network of the Issuer or such Restricted Subsidiary and so long as the capacity leased or used is used by such Person solely to provide telephony or Internet access services; provided that the Board of Directors of the Issuer shall have determined (as evidenced by a Board Resolution) that any such capacity is in excess of the cable television network capacity required to operate the Cable/Telecommunications Business of the Issuer or

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such Restricted Subsidiary in the area in which such cable television network is located; and (j) to the extent not covered in clauses (a) through (i) above, any "Permitted Investment" as defined in the PCI Indenture made by PCI or any subsidiary thereof in accordance with the terms of the PCI Indenture.

    "Permitted Liens" means the following types of Liens:

        (a) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Issuer or any Restricted Subsidiary;

        (b) Liens securing the Notes;

        (c) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Issuer or any Restricted Subsidiary; PROVIDED that such Lien does not extend to any property or assets of the Issuer or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (d) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Issuer or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding;

        (e) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

        (f) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business;

        (g) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (i) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (i); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

        (j) any interest or title of a lessor under any Capitalized Lease Obligation or seller under any Purchase Money Obligation;

        (k) Liens securing up to $45.0 million of Indebtedness of PCI incurred after the Issue Date under clause (c) of the definition of Permitted Indebtedness at any one time outstanding;

        (l) Liens securing Indebtedness of the Issuer incurred pursuant to clause (i) of the definition of Permitted Indebtedness in an amount having an aggregate principal amount not to exceed, at any one time outstanding, 100% of the Net Cash Proceeds received by the Issuer after the Issue Date from the issuance and sale of its Capital Stock;

        (m) Liens in favor of Polish governmental fiscal authorities created without the knowledge of and without fault on the part of the Issuer;

        (n) Liens existing on the Issue Date and listed on a schedule to the Indenture;

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        (o) Liens in favor of the Screen Actors Guild, the Writers Guild of
    America, the Directors Guild of America or any other unions, guilds or collective bargaining units under collective bargaining agreements, which Liens are incurred in the ordinary course of business solely to secure the payment of residuals and other collective bargaining obligations required to be paid by the Issuer or any of its Restricted Subsidiaries under any such collective bargaining agreement;

        (p) Liens arising in connection with completion guarantees entered into in the ordinary course of business and consistent with then current industry practices, securing obligations (other than Indebtedness for borrowed money) of the Issuer or any of its Restricted Subsidiaries not yet due and payable;

        (q) Liens in favor of suppliers and/or producers of any programming that are incurred in the ordinary course of business solely to secure the purchase or license price of such programming and such directly related rights or the rendering of services necessary for the production of such programming; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property or assets other than the programming or license and the rights directly related thereto being so acquired or produced; and PROVIDED FURTHER that any payment obligations secured by such Liens shall by their terms be payable solely from the revenues that are derived directly from the exhibition, syndication, exploitation, distribution or disposition of such item of programming and/or such directly related rights;

        (r) Liens on assets of PCI or any subsidiary of PCI securing the PCI Notes; and

        (s) Liens on assets or Capital Stock of a Special Purpose Vehicle.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, S.A., Sp. z o.o., trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Public Equity Offering" means an issuance, offer and sale of Common Stock (which is Qualified Capital Stock) of the Issuer for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer).

    "Purchase Money Obligation" means Indebtedness of the Issuer or any Restricted Subsidiary (a) issued to finance or refinance the purchase or construction of any assets of the Issuer or any Restricted Subsidiary or (b) secured by a Lien on any assets of the Issuer or any Restricted Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plan or equipment" in accordance with GAAP.

    "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

    "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final

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Stated Maturity; PROVIDED, HOWEVER, that Redeemable Capital Stock shall not include any Common Stock the holder of which has a right to put to the Issuer upon certain terminations of employment.

    "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

    "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

    "Senior Bank Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary under one or more term loans or revolving credit or similar facilities (which may include any guarantee, bonding or letter of credit facility) with a bank or other financial institution which is not subordinated to any other Indebtedness of the Issuer or any Restricted Subsidiary.

    "Service Agreement" means any agreement to which the Issuer or any Restricted Subsidiary is a party pursuant to which, among other things, the Issuer or a Restricted Subsidiary provides various services, which may include administrative, technical, managerial, financial, operational and marketing services, to the other party or parties thereto, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Service Agreements."

    "Shareholder Registration Rights Agreement" means the Registration Rights Agreement dated as of June 27, 1997 among PIHLP, ECO, Mr. Freedman, Steele LLC, AESOP and CACMT (as such terms are defined herein) in the form existing on the Issue Date.

    "Significant Subsidiary" means, at any particular time, any Subsidiary that, together with the subsidiaries of such Subsidiary, (a) accounted for more than 5% of the consolidated revenues of the Issuer and its Subsidiaries for their most recently completed fiscal year or (b) is or are the owner(s) of more than 5% of the consolidated assets of the Issuer and its Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the consolidated financial statements of the Issuer and its Subsidiaries for such fiscal year.

    "Special Purpose Vehicle" means a Person which is, or was, established: (i) with separate legal identity and limited liability; and (ii) for the sole purpose of a single transaction, or series of related transactions, and which has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

    "Subordinated Indebtedness" means Indebtedness of the Issuer that is expressly subordinated in right of payment to the Notes.

    "Subsidiary" means (a) any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries or by the Issuer and one or more other Subsidiaries and (b) Poltelkab, PTK Operator Sp. z o.o., Cable Television Newco and any other Management Company.

    "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries outstanding as of the date of determination.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

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
(b) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer, subject to the foregoing, may designate any newly acquired or newly formed Subsidiary (other than a Management Company) to be an Unrestricted Subsidiary so long as (i) neither the Issuer nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES" covenant, (iv) neither the Issuer nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Issuer and (v) neither the Issuer nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indentures and the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant.

    "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by the National Bank of Poland at approximately noon (New York City time) on the date two business days prior to such determination.

    "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "Wholly Owned" means, with respect to any Restricted Subsidiary, such Restricted Subsidiary if all the outstanding Capital Stock of such Restricted Subsidiary (other than any directors' qualifying shares) is owned directly by the Issuer or PCBV and one or more Wholly Owned Restricted Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS

    The Issuer has entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Issuer agreed, for the benefit of the holders of the Old Notes, at the Issuer's cost,
(a) to use its best efforts to file the Exchange Offer Registration Statement of which this Prospectus is a part within 60 days after the Issue Date with the Commission with respect to the Exchange Offer for the Exchange Notes, which will have terms identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described below) and (b) to use its best efforts to cause this Registration Statement to be declared effective under the Securities Act within 90 days after the Issue Date. As soon as practicable, but in no event more than one week, after this Registration Statement is declared effective, the Issuer will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for the Exchange Notes. The Issuer will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. For each Old Note surrendered to the Issuer pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Old Note.

    Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (a) it is not an affiliate of the Issuer, (b) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (c) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") who acquired the Old Notes for its own account as a result of market-making or other trading activities, it will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuer is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

    In the event that (a) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuer to effect the Exchange Offer; (b) if for any reason the Exchange Offer is not consummated by November 11, 1998; (c) any holder of Notes notifies the Issuer within a specified time period that (i) due to a change in law or Commission policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or Commission policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in this Registration Statement is not appropriate or available for such resales by such holder or

(iii) it is a broker-dealer and owns Notes acquired directly from the Issuer or an affiliate of the Issuer; or (d) the holders of a majority of the Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Issuer will, at its cost, as promptly as practicable, file the Shelf Registration Statement covering resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (a) such Old Note has been exchanged for a freely transferable Exchange Note upon consummation of the Exchange Offer, (b) such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (c) such Note is sold to the public pursuant to Rule 144(k) (or any similar provision, but not Rule 144A) under the Securities Act. The Issuer will use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by November 11, 1998 and use its best efforts to keep effective (except in certain limited periods) the Shelf Registration Statement until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of an Initial Purchaser pursuant to clause (c)(iii) above). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to generally permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    In the event that (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to September 12, 1998, (b) the Exchange Offer Registration Statement is not declared effective on or prior to October 12, 1998, (c) the Exchange Offer is not consummated on or prior to November 11, 1998, or, as the case may be, a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to the November 11, 1998 or (d) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable (except in certain limited periods) (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the Issuer will be required to pay additional interest in cash on each Interest Payment Date in an amount equal to one-half of one percent (0.5%) per annum of the applicable Accreted Value with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per annum. Upon the cure of all applicable Registration Defaults, such additional interest will cease to accrue.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Issuer.

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
                         BOOK ENTRY; DELIVERY AND FORM

    The certificates representing the Notes were issued in fully registered form without interest coupons. Except as described in the next paragraph, the Notes which were offered and sold to "qualified institutional buyers" ("QIBs") in reliance on Rule 144A under the Securities Act are represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Global Note") which was registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. Exchange Notes which will be issued in exchange for the Old Notes represented by the Global Note will be issued in the form of one Global Note (the "Global Exchange Note") and deposited with a custodian for DTC for credit to the respective accounts of the purchasers (or such other accounts as they may direct) at DTC.

    Old Notes held by QIBs which elect to take physical delivery of their certificates instead of holding their interest through a Global Note (and which are thus ineligible to trade through DTC) (referred to herein as the "Non-Global Purchasers"), will be issued in registered form without interest coupons ("Certificated Notes"). Upon transfer of such Certificated Notes to another QIB, such Certificated Notes will, unless the Global Notes have previously been exchanged in whole for certificated Notes or unless the transferee, if a QIB, requests otherwise, be exchanged for an interest in a Global Note upon delivery of the appropriate certifications to the Trustee.

    THE GLOBAL EXCHANGE NOTE. The Issuer expects that pursuant to procedures established by DTC (a) upon deposit of the Global Exchange Note, DTC or its custodian will credit on its internal system portions of the Global Exchange Note which shall be comprised of the corresponding respective principal amount of the Global Exchange Note to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than Participants (as defined below)). Such accounts initially will be designated by or on behalf of the Exchange Agent and ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the Global Exchange Note directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

    So long as DTC or its nominee is the registered owner or holder of any Old Notes or Exchange Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note or the Global Exchange Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Note or the Global Exchange Note will be able to transfer such interest except in accordance with the applicable procedures of DTC, Euroclear and Cedel, in addition to those provided for under the Indenture.

    Payments of the principal of (or premium, if any, on) and interest on the Global Note or the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any Paying Agent under the Indenture has any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuer expects that DTC or its nominee, upon receipt of any payment of the principal of (or premium, if any, on) and interest on the Global Exchange Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in the Global Exchange Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

    Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Exchange Note in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

    DTC has advised the Issuer that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Exchange Note are credited and only in respect of the aggregate principal amount of Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Notes, which it will distribute to its Participants.

    DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among Participants of DTC, Euroclear and Cedel, they are under no obligation to follow such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee or any paying agent has any responsibility for the performance by DTC Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED NOTES. Subject to certain conditions, any person having a beneficial interest in the Global Exchange Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or any nominee thereof). In addition, interests in the Global Exchange Notes will be exchangeable or transferable, as the case may be, for Certificated Notes, if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Exchange Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 days or (ii) an Event of Default has occurred and is continuing with respect to such Global Exchange Notes. Upon the occurrence of any of the events described in the preceding sentence, the Issuer will cause the appropriate Certificated Notes to be delivered. Certificated Notes may only be transferred on the books and records of the transfer agent.

                    UNITED STATES INCOME TAX CONSIDERATIONS

    It is the opinion of Baker & McKenzie, counsel to the Issuer, that the material United States federal income tax consequences to holders of the exchange of Old Notes for Exchange Notes in the Exchange Offer are as described herein, subject to the limitations and qualifications set forth below. Because the Exchange Notes will not be considered to differ materially either in kind or in extent from the Old Notes, the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable "exchange" for federal income tax purposes pursuant to Section 1001 of the United States Internal Revenue Code of 1986, as amended (the "Code"). As a result, no material United States federal income tax consequences will result to holders exchanging Old Notes for Exchange Notes, and the holders' respective tax bases in and holding periods for the Old Notes will continue to be their tax bases in and holding periods for the Exchange Notes.

    The foregoing opinion is based upon the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice. Subsequent legislative, judicial or administrative changes or interpretations could alter or modify the statements or conclusions set forth herein, possibly with retroactive effect. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed herein. AS A RESULT, EACH HOLDER OF OLD NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING HIS OR HER OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale.

    The Issuer will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by brokers-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuer has agreed to pay all expenses incident to the Issuer's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Exchange Notes will be passed upon for the Issuer by Baker & McKenzie, Washington, District of Columbia and New York, New York with respect to matters of United States law. Certain matters of Polish law will be passed upon for the Issuer by Baker & McKenzie, Warsaw, Poland.

                                    EXPERTS

    The consolidated financial statement of @Entertainment, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG Polska Sp. z o.o., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Unaudited Interim Consolidated Financial Statements
  Consolidated Balance Sheet..............................................................................  F-2
  Consolidated Statements of Operations...................................................................  F-4
  Consolidated Statements of Cash Flows...................................................................  F-5
  Notes to Consolidated Financial Statements..............................................................  F-6

Audited Consolidated Financial Statements
  Independent Auditors' Report............................................................................  F-11
  Consolidated Balance Sheets.............................................................................  F-12
  Consolidated Statements of Operations...................................................................  F-14
  Consolidated Statements of Changes in Stockholders' Equity..............................................  F-15
  Consolidated Statements of Cash Flows...................................................................  F-16
  Notes to Consolidated Financial Statements..............................................................  F-17

                             @ ENTERTAINMENT, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                                       MARCH 31,
                                                                                                         1998
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS)
                                              ASSETS

Current Assets:
  Cash and cash equivalents........................................................................   $    58,589
  Accounts receivable, net of allowance for doubtful accounts of $732,000..........................         4,152
  Other current assets.............................................................................        10,084
                                                                                                     -------------
    Total current assets...........................................................................        72,825
                                                                                                     -------------
Property, plant and equipment:
  Cable television system assets...................................................................       147,893
  Construction in progress.........................................................................        19,956
  Vehicles.........................................................................................         2,103
  Other............................................................................................         7,107
                                                                                                     -------------
                                                                                                          177,059
  Less accumulated depreciation....................................................................       (37,828)
                                                                                                     -------------
    Net property, plant and equipment..............................................................       139,231
Inventories for construction.......................................................................        10,471
Intangibles, net (note 6)..........................................................................        44,593
Investments in affiliated companies................................................................        21,976
Other assets (note 7)..............................................................................        14,698
                                                                                                     -------------
    Total assets...................................................................................   $   303,794
                                                                                                     -------------
                                                                                                     -------------

     See accompanying notes to unaudited consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                                  (UNAUDITED)

                                                                                                       MARCH 31,
                                                                                                         1998
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS)
                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses............................................................   $    20,626
  Accrued interest.................................................................................         5,492
  Deferred revenue.................................................................................         1,189
  Income taxes payable.............................................................................         1,388
  Other current liabilities........................................................................           114
                                                                                                     -------------
    Total current liabilities......................................................................        28,809
                                                                                                     -------------
Notes payable......................................................................................       132,297
                                                                                                     -------------
    Total liabilities..............................................................................       161,106
                                                                                                     -------------
Minority interest..................................................................................         4,862

Commitments and contingencies (note 8)

Stockholders' equity:
  Preferred stock, $.01 par value; 20,002,500 shares authorized; no shares issued and
    outstanding....................................................................................       --
  Common stock, $.01 par value; 70,000,000 shares authorized, 33,310,000 shares issued and
    outstanding....................................................................................           333
  Paid-in capital..................................................................................       230,339
  Cumulative translation adjustment................................................................         2,549
  Accumulated deficit..............................................................................       (95,395)
                                                                                                     -------------
    Total stockholders' equity.....................................................................       137,826
                                                                                                     -------------
    Total liabilities and stockholders' equity.....................................................   $   303,794
                                                                                                     -------------
                                                                                                     -------------

     See accompanying notes to unaudited consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                              ---------------------
                                                                                                1997        1998
                                                                                              ---------  ----------

                                                                                              (IN THOUSANDS, EXCEPT
                                                                                                 PER SHARE DATA)
Cable television revenue....................................................................  $   7,508  $   12,686
Operating expenses:
  Direct operating expenses.................................................................      2,100       8,648
  Selling, general and administrative expenses..............................................      2,974      13,447
  Depreciation and amortization.............................................................      3,450       4,949
                                                                                              ---------  ----------
Total operating expenses....................................................................      8,524      27,044
                                                                                              ---------  ----------
  Operating loss............................................................................     (1,016)    (14,358)
Interest and investment income..............................................................        750         850
Interest expense............................................................................     (3,205)     (3,649)
Equity in losses of affiliated companies....................................................     --             270
Foreign exchange (loss) gain................................................................       (305)         73
                                                                                              ---------  ----------
  Loss before income taxes and minority interest............................................     (3,776)    (16,814)
Income tax expense..........................................................................       (271)       (333)
Minority interest...........................................................................        476        (149)
                                                                                              ---------  ----------
Net loss....................................................................................     (3,571)    (17,296)
Accretion of redeemable preferred stock.....................................................       (980)     --
                                                                                              ---------  ----------
Net loss applicable to holders of common stock..............................................  $  (4,551) $  (17,296)
                                                                                              ---------  ----------
                                                                                              ---------  ----------
Basic and diluted loss per common share.....................................................  $   (0.24) $    (0.52)
                                                                                              ---------  ----------
                                                                                              ---------  ----------

     See accompanying notes to unaudited consolidated financial statements.

                             @ ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net loss................................................................................  $   (3,571) $  (17,296)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Minority interest.....................................................................        (476)        149
    Depreciation and amortization.........................................................       3,450       4,949
    Other.................................................................................         204       1,338
    Changes in operating assets and liabilities:
      Accounts receivable.................................................................         (15)       (911)
      Other current assets................................................................        (696)     (5,006)
      Other assets........................................................................      --          (2,937)
      Accounts payable....................................................................      (2,498)      5,856
      Income taxes payable................................................................        (749)       (377)
      Accrued interest....................................................................       3,209       3,317
      Deferred revenue....................................................................          35         (88)
      Other current liabilities...........................................................        (549)       (826)
                                                                                            ----------  ----------
        Net cash used in operating activities.............................................      (1,656)    (11,832)
                                                                                            ----------  ----------
Cash flows from investing activities:
      Construction and purchase of property, plant and equipment..........................      (4,867)    (23,085)
      (Issuance)/repayment of notes receivable from affiliates............................      (2,412)        779
      Investment in affiliated companies..................................................      --            (176)
      Other investments...................................................................        (383)     (2,072)
      Purchase of intangibles.............................................................      --            (230)
      Purchase of subsidiaries, net of cash received......................................      --         (10,523)
                                                                                            ----------  ----------
        Net cash used in investing activities.............................................      (7,662)    (35,307)
                                                                                            ----------  ----------
Cash flows from financing activities:
      Costs to obtain loans...............................................................        (107)     --
      Repayment of notes payable..........................................................        (550)         37
                                                                                            ----------  ----------
        Net cash (used in)/provided by financing activities...............................        (657)         37
                                                                                            ----------  ----------
        Net decrease in cash and cash equivalents.........................................      (9,975)    (47,102)
Cash and cash equivalents at beginning of period..........................................      68,483     105,691
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $   58,508  $   58,589
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Supplemental cash flow information:
  Cash paid for interest..................................................................  $        3  $       25
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Cash paid for income taxes..............................................................  $    1,005  $      176
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     See accompanying notes to unaudited consolidated financial statements.

                             @ ENTERTAINMENT, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The information furnished by @ Entertainment, Inc. and subsidiaries ("@ Entertainment" or the "Company") has been prepared in accordance with United States generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The accompanying consolidated balance sheets, statements of operations and statements of cash flows are unaudited but in the opinion of management reflect all adjustments (consisting only of items of a normal recurring nature) which are necessary for a fair statement of the Company's consolidated results of operations and cash flows for the interim periods and the Company's financial position as of March 31, 1998. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's 1997 Annual Report on Form 10-K filed with the SEC (the "1997 Annual Report"). The interim financial results are not necessarily indicative of the results of the full year.

2. RECLASSIFICATIONS

    Certain amounts have been reclassified in the prior period unaudited consolidated financial statements to conform to the 1998 unaudited consolidated financial statement presentation.

3. ADOPTION OF NEW ACCOUNTING STANDARD

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income/(loss) generally encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income/(loss), net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. The Company's comprehensive loss differs from net loss applicable to common stockholders only by the amount of the foreign currency translation adjustment charged to stockholders' equity for the period. Comprehensive loss for the three-month periods ended March 31, 1997 and 1998 was approximately $4,769,000 and $14,747,000, respectively.

4. FOREIGN CURRENCY TRANSLATION

    Effective January 1, 1998, Poland was no longer deemed to be a highly inflationary economy. In accordance with this change, the Company established a new functional currency basis for its Polish subsidiaries for non-monetary items in accordance with guidelines established within EITF Issue 92-4, "Accounting for a Change in Functional Currency When an Economy Ceases to Be Considered Highly Inflationary." That basis is computed by translating the historical reporting currency amounts of nonmonetary items into the local currency at current exchange rates.

5. LOSS PER SHARE

    As noted in the 1997 Annual Report, the Company adopted the provision of SFAS No. 128, "Earnings Per Share". The statement required that all prior period earnings per share calculations including interim financial statements be restated to conform with the provisions of this statement. The previously reported 1997 loss per ordinary share has been restated to comply with the provisions of this new standard. Basic

                             @ ENTERTAINMENT, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

5. LOSS PER SHARE (CONTINUED)
and diluted loss per ordinary share is based on the weighted average number of ordinary shares outstanding of 18,948,000 and 33,310,000 for the three-month periods ended March 31, 1997 and 1998, respectively.

6. ACQUISITIONS

    During February 1998, Poland Communications, Inc. ("PCI"), the Company's subsidiary, acquired approximately 95% of Szczecinska Telewizja Kablowa Sp. z o.o.'s ("SzTK") cable television system assets and subscriber lists for an aggregate consideration of approximately $1,574,000. The acquisition was accounted for using the purchase method with the purchase price allocated among the assets and liabilities acquired based upon their fair values at the date of acquisition and any excess to goodwill. The purchase price exceeded the fair value of the net liabilities acquired by approximately $2,041,000. In association with this acquisition, the Company assumed a $2,150,000 loan from Polski Bank Rozwoju S.A. Interest is based on LIBOR for monthly DM deposits plus 2.5% and is due monthly. The loan is secured by a mortgage on real estate owned by two housing cooperatives, their bank accounts and insurance policies. The cooperatives' mortgage is secured by a pledge of SzTK shares owned by PTK Szczecin Sp. z o.o. All advances under the loan must be repaid by December 27, 2002.

    In February and March 1998, the Company acquired the remaining interest in Ground Zero Media Sp. z o.o. from the other remaining stockholders for approximately $9,389,000. The acquisition was accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based upon their proportionate share of fair values at the date of acquisition and any excess to goodwill. The purchase price exceeded the fair value of the net liabilities acquired by approximately $9,945,000.

7. WORLD SHOPPING NETWORK INVESTMENT

    Included in other non-current assets at December 31, 1997 was a prepayment of approximately $1,200,000 toward the formation of a programming-related joint venture with World Shopping Network Plc. Subsequent to December 31, 1997, the Company decided not to complete the investment in the joint venture with World Shopping Network. As a result, the prepayment was expensed in the first quarter of 1998.

8. COMMITMENTS AND CONTINGENCIES

BROADCAST/EXHIBITION RIGHT COMMITMENTS

    The Company has entered into long-term contracts for the purchase of certain exhibition or broadcast rights for its digital direct-to-home ("D-DTH") and cable systems. The contracts have terms which range from one to five years and require that the license fees be paid based upon a fixed amount. At March 31, 1998, the Company has an aggregate minimum commitment of approximately $25,177,000 over the next 5 years, approximating $10,148,000 for the remainder of 1998, $4,864,000 in 1999, $5,133,000 in 2000, $2,531,000 in 2001 and
$2,501,000 in 2002. For the periods ended March 31, 1998 and 1997 the Company did not incur any amortization expense relating to these broadcast/exhibition rights pursuant to these agreements as such rights were not available for broadcast.

                             @ ENTERTAINMENT, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
PROGRAMMING COMMITMENTS

    The Company has entered into long-term programming agreements with a number of third party content providers for its D-DTH and cable systems. The programming agreements have terms which range from one to five years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At March 31, 1998, the Company has an aggregate minimum commitment of approximately $56,282,000 over the next 5 years, approximating $7,552,000 for the remainder of 1998, $10,514,000 in 1999, $11,867,000 in 2000,
$12,855,000 in 2001 and $13,494,000 in 2002 and thereafter. For the period ended March 31, 1998, the Company incurred programming fees of approximately $18,000. The Company incurred no programming fees pursuant to these agreements for the period ended March 31, 1997.

    Subsequent to March 31, 1998, the Company entered into additional long term programming agreements with third party content providers for its D-DTH and cable systems which require that license fees be paid based upon a guaranteed minimum number of subscribers connected to the system each month. The Company has aggregate minimum commitments related to these additional agreements of approximately $71,724,000 over the next seven years, approximating $1,651,000 for the remainder of 1998, $4,919,000 in 1999, $7,956,000 in 2000, $10,855,000
in 2001, and $46,344,000 in 2002 and thereafter.

CAPITAL COMMITMENTS

    As of March 31, 1998, the Company had entered into agreements to purchase capital assets including certain technical equipment associated with establishing its D-DTH facilities, for approximately $2,281,000.

LITIGATION AND CLAIMS

    From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

9. STOCK OPTIONS

    On January 26, 1998, certain employees were granted options to purchase 150,000 shares of common stock (subject to stockholder approval) at a price of $12.2375 per share, vesting ratably over a three-year period. The exercise price of such options exceeded the quoted market price for the Company's shares on the date of grant.

10. SUBSEQUENT EVENTS

LETTER OF INTENT WITH TKP (CANAL+)

    On April 17, 1998, the Company signed a binding letter of intent with Telewizyna Korporacja Partycypacyjna ("TKP"), the parent company of Canal+ Polska, to form a joint venture for the purpose of bringing together @ Entertainment's Wizja TV programming service and the Canal+ Polska premium pay-television channel and providing for the joint development and operation of a digital direct-to-home television service in Poland.

                             @ ENTERTAINMENT, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

10. SUBSEQUENT EVENTS (CONTINUED)
    The letter of intent called for the Company to invest approximately $112 million in cash and shareholder loans in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A, 10% by Agora S.A. and 10% by PolCom Invest S.A.

    The letter of intent also contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, @ Entertainment postponed its planned launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent.

    Under the terms of the letter of intent, TKP is obligated to pay the Company a $5 million break-up fee within 10 days of the Signature Date if the definitive agreements were not executed by the Signature Date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there were any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

    The Company has demanded monies from TKP as a result of the failure to execute the definitive agreements by the Signature Date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva Switzerland. In their claim, TKP and its shareholders have alleged that the Company breached its obligations to negotiate in good faith and to use its best efforts to agree and execute the definitive agreements and claimed the Company is obligated to pay TKP $10 million pursuant to the letter of intent. The Company has submitted its answer and counterclaims against TKP and its shareholders. The Company does not believe that the arbitration proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting the Wizja TV programming platform, which currently consists of 14 channels of primarily Polish-language programming, across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998, and it plans to transmit Wizja TV on its D-DTH system on a full-scale basis starting in September 1998. The Company estimates that the delay of its planned April 1998 Wizja TV launch resulted in approximately $7.2 million of additional out-of-pocket expenditures as of July 8, 1998, including a $5 million payment to Philips to compensate it for costs it incurred as a result of the suspension of the production process for the D-DTH Reception Systems.

                             @ ENTERTAINMENT, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

10. SUBSEQUENT EVENTS (CONTINUED)
    @ Entertainment has entered into an agreement with East Services S.A. ("East Services") under which @ Entertainment paid $1,000,000 for investment banking services and will further be obligated to pay to East Services, contingent upon the consummation of an acquisition, merger or combination between @ Entertainment and Canal+ S.A. or one of its affiliates, $9,998,000 in exchange for a claim held by an East Services affiliate against subsidiaries of TKP (which claim is itself contingent upon such subsidiaries satisfying certain operational performance criteria), and an additional amount equaling 2.5 percent of the aggregate amount of the transactions or investments involved in such acquisition, merger or combination. As the letter of intent with TKP was terminated on June 1, 1998, the Company believes it has no current obligation to East Services under the aforementioned agreement.

ACQUISITION


    Subsequent to March 31, 1998, the Company purchased the remaining minority interest in a subsidiary of the Company which was held by unaffiliated third parties as well as certain cable television system assets for an aggregate purchase price of approximately $11,572,000. The acquisitions were accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based upon their estimated fair values and any excess to goodwill. The acquisitions are not expected to have a material effect on the Company's results of operations in 1998.


CREDIT FACILITY

    Subsequent to March 31, 1998, the Company drew down on its AmerBank Facility in the full amount of $6.5 million. The Facility is secured by a pledge of the shares of certain subsidiaries of the Company.

UNITS OFFERING

    On July 14, 1998, the Company sold 252,000 units (collectively, the "Units") to initial purchasers purusant to a purchase agreement, each Unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes (the "Notes") due 2008 and four warrants (each a "Warrant"), each Warrant initially entitling the holder thereof to purchase 1.81 shares of common stock, par value $0.01 per share at an exercise price of $13.20 per share.

    The Notes were issued at a discount to their aggregate principal amount at maturity and, together with the Warrants generated gross proceeds to the Company of approximately $125,100,000 of which $117,500,000 has been allocated to the initial accreted value of the Notes and approximately $7.6 million has been allocated to the Warrants.

    The initial purchasers subsequently completed a private placement of the Units, and the Company is currently in the process of performing an exchange offer of the Notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
@Entertainment, Inc.:

    We have audited the accompanying consolidated balance sheets of @Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of @Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles in the United States of America.

                                  KPMG Polska Sp. z o.o.

Warsaw, Poland


August 10, 1998

                              @ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Current assets:
  Cash and cash equivalents...............................................................  $   68,483  $  105,691
  Investment securities (note 4)..........................................................      25,115          --
  Accounts receivable, net of allowances for doubtful accounts of $545,000 in 1996 and
    $766,000 in 1997 (note 5).............................................................       1,215       4,544
  Other current assets (note 8)...........................................................       2,247       4,998
                                                                                            ----------  ----------
    Total current assets..................................................................      97,060     115,233
                                                                                            ----------  ----------

Property, plant and equipment:
  Cable television system assets..........................................................      99,700     134,469
  Construction in progress................................................................         410       6,276
  Vehicles................................................................................       1,199       2,047
  Other...................................................................................       2,667       7,940
                                                                                            ----------  ----------
                                                                                               103,976     150,732
    Less accumulated depreciation.........................................................     (19,143)    (33,153)
                                                                                            ----------  ----------
    Net property, plant and equipment.....................................................      84,833     117,579

Inventories for construction..............................................................       7,913       8,153
Intangibles, net (note 7).................................................................      18,492      33,440
Notes receivable from affiliates (note 14)................................................       2,491         691
Investments in affiliated companies (note 9)..............................................         748      21,800
Other assets (note 8).....................................................................       6,000      10,200
                                                                                            ----------  ----------
    Total assets..........................................................................  $  217,537  $  307,096
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Current liabilities:
  Accounts payable and accrued expenses...................................................  $    6,281  $   13,781
  Accrued interest (note 12)..............................................................       2,175       2,175
  Deferred revenue........................................................................       1,102       1,257
  Income taxes payable....................................................................       4,472       1,765
  Other current liabilities (note 11).....................................................       2,175         940
                                                                                            ----------  ----------
    Total current liabilities.............................................................      16,205      19,918
                                                                                            ----------  ----------
Notes payable (note 12)...................................................................     130,074     130,110
                                                                                            ----------  ----------
    Total liabilities.....................................................................     146,279     150,028
                                                                                            ----------  ----------

Minority interest.........................................................................       5,255       4,713

Redeemable preferred stock (liquidation value $85,000,000. Authorized 8,500 shares; 8,500
  issued and outstanding in 1996, none issued and outstanding in 1997) (note 1)...........      34,955          --

Commitments and contingencies (notes 17 and 18)

Stockholders' equity (note 1):
  Preferred stock, $.01 par value. Authorized 20,002,500 shares; none issued and
    outstanding...........................................................................          --          --
  Common stock, $.01 par value. Authorized 50,000,000 shares in 1996 and 70,000,000 shares in 1997; issued and outstanding 18,948,000 shares in 1996 and 33,310,000 shares in
    1997..................................................................................         189         333
  Paid-in capital.........................................................................      54,134     230,339
  Cumulative translation adjustment.......................................................          --        (218)
  Accumulated deficit.....................................................................     (23,275)    (78,099)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      31,048     152,355
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  217,537  $  307,096
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------

                                                                                          (IN THOUSANDS)
Cable television revenue......................................................  $   18,557  $   24,923  $   38,138
Operating expenses:
  Direct operating expenses...................................................       5,129       7,193      14,621
  Selling, general and administrative expenses (notes 9 and 16)...............       4,684       9,289      49,893
  Depreciation and amortization...............................................       5,199       9,788      16,294
                                                                                ----------  ----------  ----------
      Total operating expenses................................................      15,012      26,270      80,808
                                                                                ----------  ----------  ----------
      Operating income/(loss).................................................       3,545      (1,347)    (42,670)
Interest and investment income................................................         174       1,274       5,754
Interest expense (note 12)....................................................      (4,373)     (4,687)    (13,902)
Equity in losses of affiliated companies......................................          --          --        (368)
Foreign currency loss.........................................................         (17)       (761)     (1,027)
                                                                                ----------  ----------  ----------
    Loss before income taxes, minority interest and extraordinary item........        (671)     (5,521)    (52,213)
Income tax (expense)/benefit (note 10)........................................        (600)     (1,273)        975
Minority interest.............................................................         (18)      1,890      (3,586)
                                                                                ----------  ----------  ----------
Loss before extraordinary item................................................      (1,289)     (4,904)    (54,824)
Extraordinary item--loss on early extinguishment of debt (note 12)............          --      (1,713)         --
                                                                                ----------  ----------  ----------
    Net loss..................................................................      (1,289)     (6,617)    (54,824)
Accretion of redeemable preferred stock (note 1)..............................          --      (2,870)     (2,436)
Preferred stock dividends (note 1)............................................          --      (1,738)         --
Deficit/(excess) of consideration paid for preferred stock under/(over)
  carrying amount (note 1)....................................................          --       3,549     (33,806)
                                                                                ----------  ----------  ----------
    Net loss applicable to holders of common stock                              $   (1,289) $   (7,676) $  (91,066)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Basic and diluted loss per common share:
  Loss before extraordinary item..............................................  $    (0.10) $    (0.34) $    (3.68)
  Extraordinary item..........................................................          --       (0.10)         --
                                                                                ----------  ----------  ----------
  Net loss (note 15)..........................................................  $    (0.10) $    (0.44) $    (3.68)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                      PREFERRED STOCK           COMMON STOCK                   CUMULATIVE
                                   ----------------------  -----------------------   PAID-IN   TRANSLATION  ACCUMULATED
                                     SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL   ADJUSTMENT     DEFICIT
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
                                                                      (IN THOUSANDS)
Balance January 1, 1995..........         985   $  10,311      11,037   $   4,993   $   1,544   $      --    $  (15,369)
    Net loss.....................          --          --          --          --          --          --        (1,289)
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
Balance December 31, 1995........         985      10,311      11,037       4,993       1,544          --       (16,658)
    Net loss.....................          --          --          --          --          --          --        (6,617)
    Stock dividend...............         166       1,738          --          --      (1,738)         --            --
    Proceeds from issuance of
      common and preferred stock
      (note 1)...................          --          --       7,911      (4,992)     87,021          --            --
    Cost of issuance (note 1)....          --          --          --          --      (1,028)         --            --
    Allocation of proceeds to
      preferred (note 1).........          --          --          --          --     (32,156)         --            --
    Preferred stock redemption
      (note 1)...................      (1,151)    (12,049)         --          --       3,549          --            --
    Accretion of redeemable
      preferred stock (note 1)...          --          --          --          --      (2,870)         --            --
    Reorganization (note 1)......          --          --  18,929,052         188        (188)         --            --
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
Balance December 31, 1996........          --          --  18,948,000         189      54,134          --       (23,275)
    Translation adjustment.......          --          --          --          --          --        (218)           --
    Net loss.....................          --          --          --          --          --          --       (54,824)
    Net proceeds from initial
      public offering (note 1)...          --          --   9,500,000          95     183,197          --            --
    Purchase of PCI series A and
      C redeemable preferred
      stock (note 1).............          --          --          --          --     (33,806)         --            --
    Accretion of redeemable
      preferred stock (note 1)...          --          --          --          --      (2,436)         --            --
    Conversion of series B
      redeemable preferred stock
      (note 1)...................          --          --   4,862,000          49      11,148          --            --
    Stock option compensation
      expense (note 16)..........          --          --          --          --      18,102          --            --
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
Balance December 31, 1997........          --   $      --  33,310,000   $     333   $ 230,339   $    (218)   $  (78,099)
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------


                                      TOTAL
                                   -----------

Balance January 1, 1995..........  $     1,479
    Net loss.....................       (1,289)
                                   -----------
Balance December 31, 1995........          190
    Net loss.....................       (6,617)
    Stock dividend...............           --
    Proceeds from issuance of
      common and preferred stock
      (note 1)...................       82,029
    Cost of issuance (note 1)....       (1,028)
    Allocation of proceeds to
      preferred (note 1).........      (32,156)
    Preferred stock redemption
      (note 1)...................       (8,500)
    Accretion of redeemable
      preferred stock (note 1)...       (2,870)
    Reorganization (note 1)......           --
                                   -----------
Balance December 31, 1996........       31,048
    Translation adjustment.......         (218)
    Net loss.....................      (54,824)
    Net proceeds from initial
      public offering (note 1)...      183,292
    Purchase of PCI series A and
      C redeemable preferred
      stock (note 1).............      (33,806)
    Accretion of redeemable
      preferred stock (note 1)...       (2,436)
    Conversion of series B
      redeemable preferred stock
      (note 1)...................       11,197
    Stock option compensation
      expense (note 16)..........       18,102
                                   -----------
Balance December 31, 1997........  $   152,355
                                   -----------
                                   -----------

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
Cash flows from operating activities:
  Net loss........................................................................  $  (1,289) $  (6,617) $ (54,824)
  Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
    Minority interest.............................................................         18     (1,890)     3,586
    Depreciation and amortization.................................................      5,199      9,788     16,294
    Amortization of notes payable discount and issue costs........................         --        166      1,040
    Non-cash portion of extraordinary item........................................         --      1,566         --
    Gain on sale of investment securities.........................................         --         --       (358)
    Non-cash stock option compensation expense....................................         --         --     18,102
    Interest expense added to notes payable to affiliates.........................      2,379         --         --
    Equity in losses of affiliated companies......................................         --         --        368
    Changes in operating assets and liabilities:
      Accounts receivable.........................................................       (785)      (796)    (3,191)
      Other current assets........................................................          6     (1,862)    (2,995)
      Accounts payable and accrued expenses.......................................      1,003      3,186      7,846
      Income taxes payable........................................................        600        334     (2,707)
      Accrued interest............................................................         --      2,175         --
      Deferred revenue............................................................        152       (131)       155
      Other current liabilities...................................................     (3,444)       193     (2,089)
                                                                                    ---------  ---------  ---------
        Net cash provided by/(used in) operating activities.......................      3,839      6,112    (18,773)
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Purchases and construction of property, plant and equipment.....................    (16,715)   (26,581)   (42,454)
  Repayment of notes receivable from affiliates...................................         --         --      2,521
  Issuance of notes receivable from affiliates....................................         --     (2,491)      (721)
  Purchase of investment securities...............................................     (1,207)   (25,940)        --
  Proceeds from maturity of investment securities.................................         --         --     25,473
  Purchase of other assets........................................................         --     (6,000)   (10,200)
  Investments in affiliated companies.............................................         --       (580)   (21,420)
  Purchase of subsidiaries, net of cash received..................................     (4,063)   (13,269)   (18,041)
                                                                                    ---------  ---------  ---------
        Net cash used in investing activities.....................................    (21,985)   (74,861)   (64,842)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Net proceeds from issuance of stock.............................................         --     81,001    183,292
  Redemption of preferred stock...................................................         --     (8,500)   (60,000)
  Costs to obtain loans...........................................................     (1,036)    (6,513)    (1,749)
  Proceeds from notes payable.....................................................     14,533    136,074         --
  Repayment of notes payable......................................................         --    (27,893)      (720)
  Borrowings from/(Repayments to) affiliates......................................      4,499    (39,280)        --
                                                                                    ---------  ---------  ---------
        Net cash provided by financing activities.................................     17,996    134,889    120,823
                                                                                    ---------  ---------  ---------
        Net (decrease)/increase in cash and cash equivalents......................       (150)    66,140     37,208
Cash and cash equivalents at beginning of year....................................      2,493      2,343     68,483
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $   2,343  $  68,483  $ 105,691
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental cash flow information:
  Cash paid for interest..........................................................  $   1,992  $   2,338  $  12,873
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Cash paid for income taxes......................................................  $      --  $   1,184  $   1,732
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY

    @Entertainment, Inc. ("@Entertainment") was established as a Delaware corporation in May 1997. @Entertainment succeeded Poland Communications, Inc. ("PCI") as the group holding company to facilitate an initial public offering of stock in the United States and internationally (the "IPO"). PCI was founded in 1990 by David T. Chase, a Polish-born investor.

    @Entertainment, Inc. and its subsidiaries (the "Company") offers pay television services to business and residential customers in Poland. Its revenues are derived primarily from installation fees and monthly basic and premium service fees for cable television services provided primarily to residential, rather than business, customers. The Company intends to launch a digital satellite direct-to-home ("D-DTH") broadcasting service throughout Poland during the first half of 1998. In addition to developing and acquiring programming for distribution on its cable television networks, the Company intends to expand its programming by launching, simultaneously with its D-DTH launch, a branded digital encrypted platform of Polish-language programming under the brand name Wizja TV.

    At December 31, 1997, @Entertainment wholly owns PCI, At Entertainment Limited ("@EL") and Sereke Holding B.V. ("Sereke") which are United States, United Kingdom and Netherlands corporations, respectively. PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. @Entertainment, PCI and PCBV are holding companies that directly or indirectly hold controlling interests in a number of Polish cable television companies, collectively referred to as the "PTK Companies". @EL and Sereke were established during 1997 to develop and operate, in association with other subsidiaries, a D-DTH broadcasting service and Polish-language programming under the brand name Wizja TV. As of December 31, 1997, substantially all of the assets and operating activities of the Company were located in Poland and the United Kingdom.

    The following is a description of the events leading up to the formation of @Entertainment.

    PCI had outstanding at December 31, 1995, 985 shares of preferred stock, which was convertible into 812 shares of Class A common stock. PCI had the option of redeeming the preferred stock in whole or in part from January 1, 1996 through December 31, 2002. However, as discussed below, the preferred stock was exchanged for new series D preferred stock during March 1996.

    During February 1996, PCI issued to certain stockholders an additional 2,437 shares of Class A common stock in accordance with the provisions of the Shareholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, PCI issued a stock dividend of 166 shares of series A preferred stock to the preferred stock stockholder.

    During March 1996, PCI completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt. The restated certificate of incorporation of PCI authorized a new class of $.01 par common stock, $1 par series A preferred stock, $.01 par series B preferred stock, $.01 par series C preferred stock, and $.01 par series D preferred stock. All shares of Class A and Class B common stock previously issued and outstanding were exchanged for new common stock. All issued and outstanding shares of preferred stock were exchanged for new series D preferred stock, which was subsequently redeemed for $8,500,000. Only common stock and series B preferred stock retained voting rights and only holders of common stock were entitled to receive dividends. Each series of preferred stock has redemption provisions; the series B preferred stock was also convertible into common stock.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY (CONTINUED)
    During March 1996, PCI issued 4,662 shares of common stock, 4,000 shares of series A preferred stock, and 2,500 shares of series B preferred stock to ECO Holdings III Limited Partnership ("ECO") in exchange for $65,000,000; and 2,000 shares of series C preferred stock and 812 shares of common stock were issued to Polish Investments Holding Limited Partnership ("PIHLP") in exchange for $17,029,000.

    The PCI series A, series B and series C preferred stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the PCI series A, series B and series C preferred stock may be redeemed at any time in whole or in part at a redemption price per share of $10,000. Prior to the mandatory redemption of the PCI series B preferred stock, the holders of any shares of PCI series B preferred stock had the option to convert their shares to 4,862 shares of PCI common stock. The preferred stock was recorded at its mandatory redemption value on October 31, 2004, discounted at 12%, of $32,156,000.

    On June 22, 1997, all the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement. Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO transferred all of the outstanding shares of PCI's series B preferred stock to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended. Each holder of PCI's common stock received 1,000 shares of common stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's series B preferred stock in exchange for its shares of PCI's series B preferred stock. @Entertainment's series B preferred stock has identical rights and preferences to those of PCI's series B preferred stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment's series B preferred stock automatically converted into 4,862,000 shares of common stock of @Entertainment upon the closing of the IPO. The formation of @Entertainment has been accounted for at historical cost in a manner similar to pooling of interest accounting.

    On June 20, 1997, PIHLP transferred all of the outstanding shares of PCI's series C preferred stock to an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment entered into a Purchase Agreement dated June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligated @Entertainment to purchase all of the outstanding shares of PCI's series A preferred stock and series C preferred stock for cash from ECO and the Chase Entity, respectively, at the closing of the IPO. The aggregate purchase price of $60,000,000 for PCI's series A preferred stock and series C preferred stock equaled the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The purchase resulted in a loss applicable to common stockholders of $33,806,000 representing the excess of the consideration paid for the preferred stock over the carrying amount of those shares as of the date of the Reorganization (as defined hereinafter). The aforementioned purchase was funded with a portion of the net proceeds of the IPO.

    The Company periodically accreted, until the date of the purchases described above, from paid-in capital an amount that would provide for the redemption value of the PCI series A, B and C preferred shares at October 31, 2004. The total amounts recorded for accretion for the years ended December 31, 1996 and 1997 were $2,870,000 and $2,436,000, respectively.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

1. ORGANIZATION AND FORMATION OF HOLDING COMPANY (CONTINUED)
    In June 1997, @Entertainment acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation").

    In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreements were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged for an option to purchase 1,000 shares of @Entertainment's common stock with a proportionate reduction in the per share exercise price.

    The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of common stock and preferred stock of PCI and 100% of @EL.

    On August 5, 1997, the Company consummated an initial public offering of 9,500,000 shares of common stock at a price of $21 per share. Net proceeds to the Company were approximately $183,292,000 after deduction of the underwriting discount and other expenses of the offering.

2. FINANCIAL POSITION AND BASIS OF ACCOUNTING

    These consolidated financial statements have been prepared on a going concern basis which contemplates the continuation and expansion of trading activities as well as the realization of assets and liquidation of liabilities in the ordinary course of business. Cable television operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investment required for the construction or acquisition of their cable networks and the administrative costs associated with commencing operations. Consistent with this pattern, the Company has incurred substantial operating losses since inception. The Company expects to experience substantial operating losses and negative cash flows for at least the next two years in association with the expansion of the D-DTH and programming businesses. Additionally, the Company is currently and is expected to continue to be highly leveraged. The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company as well as its ability to obtain additional financing to support the planned expansion.

    Management of the Company believes that significant opportunities exist for pay television providers capable of delivering high quality, Polish-language programming on a multi-channel basis. As such, the Company has focused its financial and business efforts toward its position in the cable, D-DTH and programming markets. The Company's business strategy is designed to increase its market share and subscriber base and to maximize revenue per subscriber. To accomplish its objectives and to capitalize on its competitive advantages, the Company intends to (i) control content on its cable and D-DTH systems; (ii) grow its distribution capabilities; (iii) control its own subscriber management with advanced integrated management information systems; and (iv) establish Wizja TV as the leading brand name in the Polish pay television industry. The Company is dependent on obtaining new financing to achieve this business strategy and is currently exploring methods of raising additional capital. If not successful, the Company will be required to reduce the scope of its presently anticipated expansion of operations, reduce capital and operating expenditures, including invoking cancellation rights under certain agreements, and as a result the business, results of operations and prospects of the Company could be adversely affected. Management

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

2. FINANCIAL POSITION AND BASIS OF ACCOUNTING (CONTINUED) believes that cash on hand and cash from operations will be sufficient to fund its reduced plan for the next twelve months assuming the Company is not successful in raising additional capital and, accordingly, consider it appropriate to prepare the consolidated financial statements on a going concern basis.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

    The consolidated financial statements include the financial statements of @Entertainment, Inc. and its wholly owned and majority owned subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has the ability to influence the appointment of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and other short-term investments with original maturities of less than three months.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue from subscription fees is recognized on a monthly basis as the service is provided. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized to income over the estimated average period that new subscribers are expected to remain connected to the systems.

    In association with the launch of the Company's D-DTH broadcasting service and branded digital encrypted platform of Polish-language programming under the brand name Wizja TV during the first half of 1998, the Company intends to begin distributing its own programming on both its D-DTH and cable television networks. Such distribution of programming will provide two sources of revenue for the Company: subscriber-based programming fees and advertising revenue. As of December 31, 1997, no programming or advertising revenue related to the D-DTH/Wizja TV launch has been earned or recognized.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TAXATION

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        U.S. TAXATION:

        The Company and PCI are subject to U.S. federal income taxation on its worldwide income. The PTK Companies and PCBV are foreign corporations, which are not engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

        FOREIGN TAXATION:

        The PTK Companies are subject to corporate income taxes, value added tax
    (VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import duties on certain in-kind capital contributions.

        The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

    INVESTMENT SECURITIES

    Investment securities outstanding at December 31, 1996, consist of short-term investments with original maturities ranging from four to six months. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES", the Company has classified all securities as held to maturity. Securities held to maturity are limited to securities for which the Company has the positive intent and the ability to hold to maturity. Held to maturity securities are carried at amortized cost on the consolidated balance sheet.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment includes assets used in the development of the D-DTH system. As of December 31, 1997, all of the Company's investment in D-DTH television systems was recorded as construction in progress. Accordingly, such investment will commence depreciation upon the expected substantial completion of such systems during the first half of 1998.

    Property, plant and equipment also includes assets used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) cable television systems. When material, the Company capitalizes interest costs incurred during the period of construction in accordance with SFAS No. 34, "CAPITALIZATION OF INTEREST COST". Interest is not capitalized for short-term construction projects. During 1995, 1996 and 1997, no interest costs were capitalized.

    Cable subscriber related costs and the Company's general and administrative expenses are charged to operations when incurred.

    Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

Cable television system assets.................................     10 years
Vehicles.......................................................      5 years
Other property, plant and equipment............................  5--10 years

    INVENTORIES FOR CONSTRUCTION

    Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.

    GOODWILL

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally ten years.

    INTANGIBLES

    During 1997, the Company entered into contracts for the purchase of certain exhibition or broadcast rights. Broadcast or exhibition rights consist principally of rights to broadcast syndicated programs, sports and feature films and are accounted for as a purchase of rights by the licensee. The asset and liability for the rights acquired and obligations incurred under a license agreement are reported by the Company, at the gross amount of the liability, when the license period begins and certain specified conditions have been met, in accordance with the guidelines established within SFAS No. 63, "FINANCIAL REPORTING BY BROADCASTERS".

    Broadcast rights that have limited showings will be generally amortized using an accelerated method as programs are aired based on the estimated number of showings. Capitalized costs relating to broadcast rights with unlimited showings will be amortized on a straight-line basis over the contract period.

    As the broadcast rights were purchased to correspond with the Company's launch of its D-DTH and Wizja TV programming platform during the first half of 1998, all of the costs incurred as of year end, approximately $894,000, were recorded as a prepayment within other current assets at December 31, 1997 and such rights will become available for broadcast during 1998.

    Through its subsidiaries, the Company has entered into lease agreements with the Polish national telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

    Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the effective interest method.

    INVESTMENTS IN AFFILIATED COMPANIES AND JOINT VENTURES RELATING TO THIRD
     PARTY PROGRAMMING

    In some instances, the Company purchases an equity interest in the programming it distributes, typically by investing in the entity which produces that particular programming for distribution in Poland, and by sharing the costs and expenses incurred in the creation of the Polish-language version of that particular programming. In these cases, the investment is accounted for under the equity method in accordance with guidance established within Accounting Principles Board ("APB") Opinion No. 18.

    MINORITY INTEREST

    Recognition of the minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the equity of those consolidated subsidiaries.

    STOCK-BASED COMPENSATION

    The Company has adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", which gives companies the option to adopt the fair value based method for expense recognition of employee stock options and other stock-based awards or to account for such items using the intrinsic value method as outlined under APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", with pro forma disclosure of net loss and loss per share as if the fair value method had been applied. The Company has elected to apply APB Opinion No. 25 and related interpretations for stock options and other stock-based awards.

    FOREIGN CURRENCIES

    Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at rates of exchange at consolidated balance sheet date. Gains and losses on foreign currency transactions are included in the consolidated statement of operations.

    Translation of the financial statements of the Polish subsidiaries into U.S. dollars has been performed in accordance with SFAS No. 52, "FOREIGN CURRENCY TRANSLATION". This standard requires that entities operating in countries with economies deemed to be highly inflationary translate all monetary assets and liabilities into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period. For 1994, 1995 and 1996 inflation was 33.3%, 26.8% and 19.9%, respectively, yielding a three-year cumulative inflation rate of 102.7%.

    Effective January 1, 1998, Poland is no longer deemed to be a highly inflationary economy. In accordance with this change, the Company will establish a new functional currency basis for non-monetary items in accordance with guidelines established within EITP Issue 92-4, "ACCOUNTING FOR A CHANGE IN

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FUNCTIONAL CURRENCY WHEN AN ECONOMY CEASES TO BE CONSIDERED HIGHLY INFLATIONARY." That basis is computed by translating the historical reporting currency amounts of non-monetary items into the local currency at current exchange rates.

    BASIC AND DILUTED NET LOSS PER SHARE

    The Company, effective for the year ended December 31, 1997, adopted SFAS No. 128 "EARNINGS PER SHARE". Accordingly, 1995 and 1996 per share calculations have been restated to conform with this statement. Pursuant to the provisions of the statement, basic loss per share has been computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The effect of potential common shares is antidilutive, accordingly, dilutive loss per share is the same as basic loss per share.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS" requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets, for which it is practicable to estimate fair value.

    The Company's financial instruments include cash and cash equivalents, accounts receivable, notes receivable from affiliates, accounts payable and accrued expenses, other current liabilities, and notes payable.

    At December 31, 1997, the carrying value of cash and cash equivalents, investment securities, accounts receivable, accounts payable and accrued expenses, and other current liabilities on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

    At December 31, 1997, the fair value of the Company's notes payable balance approximates $128,420,000, based on the last trading price of the notes payable in 1997. It was not practicable to estimate the fair value of notes receivable from affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses the recoverability of long-lived assets (mainly property, plant and equipment, intangibles and certain other assets) by determining whether the carrying value of the assets can be recovered over the remaining lives through projected undiscounted future operating cash flows, expected to be generated by such assets. If an impairment in value is estimated to have occurred, the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

    COMMITMENTS AND CONTINGENCIES

    Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING COSTS

    All advertising costs of the Company are expensed as incurred.

    RECLASSIFICATIONS

    Certain amounts have been reclassified in the prior year consolidated financial statements to conform to the 1997 consolidated financial statement presentation.

    IMPACT OF NEW ACCOUNTING STANDARDS NOT YET ADOPTED

    SFAS No. 130, "REPORTING COMPREHENSIVE INCOME", was issued in June 1997 and establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. As this new standard only requires additional information in financial statements, it will not affect the Company's financial position or results of operations. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company is currently evaluating the presentation alternatives permitted by the statement.

    SFAS No. 131, "DISCLOSURES ABOUT A SEGMENT OF AN ENTERPRISE AND RELATED INFORMATION", was issued in June 1997 and establishes standards for the reporting of information relating to operating segments in annual financial statements, as well as disclosure of selected information in interim financial reports. This statement supersedes SFAS No. 14, "FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE," which requires reporting segment information by industry and geographic area (industry approach). Under SFAS No. 131, operating segments are defined as components of a company for which separate financial information is available and used by management to allocate resources and assess performance (management approach). This statement is effective for year end 1998 financial statements. Interim financial information will be required beginning in 1999 (with comparative 1998 information). The Company does not anticipate that this standard will significantly impact the composition of its current operating segments, which are consistent with the management approach.

4. INVESTMENT SECURITIES

    At December 31, 1996, investment securities consisted of short-term corporate bonds with original maturities ranging from four to six months. As of December 31, 1996, the aggregate securities balance consisted of securities with an amortized cost of $25,115,000, unrealized holding gains of $227,000, and a fair value of $25,342,000. All such investment securities matured during 1997, and as of December 31, 1997, certain amounts previously invested in investment securities are invested in cash and cash equivalents.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

5. VALUATION AND QUALIFYING ACCOUNTS

                                                                                   ADDITIONS      AMOUNTS
                                                                   BALANCE AT     CHARGED TO      WRITTEN      BALANCE AT
                                                                    JANUARY 1       EXPENSE         OFF        DECEMBER 31
                                                                  -------------  -------------  -----------  ---------------
                                                                                       (IN THOUSANDS)
1995
  Allowance for Doubtful Accounts...............................    $     132      $     385     $       7      $     510
1996
  Allowance for Doubtful Accounts...............................    $     510      $     358     $     323      $     545
1997
  Allowance for Doubtful Accounts...............................    $     545      $     494     $     273      $     766

6. ACQUISITIONS

    Effective January 1, 1997, the Company acquired the remaining 51% of a subsidiary company for aggregate consideration of approximately $9,927,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess to goodwill. The purchase price exceeded the fair value of the net assets acquired by approximately $5,556,000.

    In May 1997, the Company acquired a 54.75% ownership interest in a cable television company for aggregate consideration of approximately $10,925,000. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess as goodwill. The results of the acquired company have been included with the Company's results since the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $9,910,000. Included in minority interest at December 31, 1997 is approximately $450,000 relating to the acquisition of this subsidiary.

    Had these acquisitions occurred on January 1, 1996, the Company's pro-forma consolidated results for the years ended December 31, 1996 and 1997, would have been as follows:

                                                                           1996        1997
                                                                         ---------  ----------
                                                                              (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
Revenue................................................................  $  29,750  $   40,550
Net loss...............................................................     (7,614)    (54,914)
Net loss applicable to common stockholders.............................     (8,673)    (91,156)
Net loss per share.....................................................  $   (0.49) $    (3.68)

    Additionally, during 1997 the Company acquired certain cable television system assets for aggregate consideration of approximately $3,200,000. The acquisitions have been accounted for as fixed asset purchases with the purchase price allocated among the fixed assets acquired based upon their fair values at the dates of acquisition and any excess to goodwill. The purchase prices exceeded the fair value of the assets acquired by approximately $548,000.

    During 1996, the Company acquired substantially all of the cable television system assets of twenty-six cable television companies for aggregate consideration of approximately $15,600,000. The acquisitions

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

6. ACQUISITIONS (CONTINUED)
have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since their dates of acquisition. The purchase prices exceeded the fair value of the net assets acquired by approximately $5,800,000.

    During December 1996, the Company entered into a purchase agreement for a cable television system operating in the Opole area for approximately $1,400,000, which is included in property, plant and equipment in the accompanying consolidated balance sheet at December 31, 1996.

    During 1995, the Company acquired four cable television companies for aggregate consideration of approximately $4,075,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since January 1, 1995. The purchase prices approximated the fair value of the net assets acquired.

7. INTANGIBLES

    Intangible assets are carried at cost and consist of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Conduit and franchise agreements........................................  $   5,391  $   5,391
Goodwill................................................................      6,730     22,744
Deferred financing costs................................................      6,463      8,212
Other...................................................................      1,262      1,543
                                                                          ---------  ---------
                                                                             19,846     37,890
Less accumulated amortization...........................................     (1,354)    (4,450)
                                                                          ---------  ---------
Net intangible assets...................................................  $  18,492  $  33,440
                                                                          ---------  ---------
                                                                          ---------  ---------

8. OTHER CURRENT AND NON-CURRENT ASSETS

    Included in other current assets are $1,203,000 and $1,322,000 of VAT receivables as of December 31, 1996 and 1997, respectively.

    As described in Note 3, also included in other current assets is approximately $894,000 related to certain broadcast rights purchased as of December 31, 1997 but not yet available for exhibition.

    Included in other non-current assets at December 31, 1997 is a prepayment of $9,000,000 to Philips Business Electronics B.V. ("Philips") toward the supply of certain critical components and services used in the Company's D-DTH satellite transmission system ("Reception Systems"). See Note 18 for further details.

    Also included in other non-current assets at December 31, 1997 is a prepayment of approximately $1,200,000 toward the formation of a programming-related joint venture with World Shopping Network

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

8. OTHER CURRENT AND NON-CURRENT ASSETS (CONTINUED)
Plc. Although the agreement has not yet been finalized, the Company's intent is to invest in a new joint venture created to produce shopping television network programming for distribution in Poland, and share the costs and expenses incurred in the creation of the Polish-language version of that particular programming. There can be no assurance that the agreement with World Shopping Network will be finalized, in which case the $1,200,000 payment will be expensed.

    Included in other non-current assets at December 31, 1996 is a prepayment of approximately $6,000,000 to the 51% shareholder of one of the PTK Companies pursuant to an agreement for the purchase of his interest in the PTK Company. This prepayment was subsequently offset against the purchase price upon the transfer of all of his 51% interest in the PTK Company to the Company effective January 1, 1997.

9. INVESTMENTS IN AFFILIATED COMPANIES

    Investments in affiliated companies consist of 20% of the common stock of Fox Kids Poland Ltd, 50% of the common stock of Twoj Styl Sp. z o.o. ("Twoj Styl"), 33% of the common stock of ProCable Sp. z o.o. and 45% of the common stock of Ground Zero Media Sp. z o.o. ("GZM"), all of which are accounted for using the equity method.

    On September 25, 1997, the Company signed a share purchase agreement for a 50% interest in Twoj Styl. Twoj Styl publishes a Polish-language lifestyle magazine. In addition, the Company agreed to provide additional future financing to Twoj Styl, either debt or equity, of up to $7,700,000 to develop Polish-language programming and ancillary services.

    In December 1997, the Company entered into a joint venture with Saban International N.V. ("SINV") for a 20% equity interest in Fox Kids Poland Ltd. for the purpose of producing "Fox Kids" programming for distribution in Poland. Under the terms of the agreement, the joint venture partners will share the costs and expenses incurred in the creation of the Polish language version of the programming.

    The aggregate consideration paid for investments in affiliated companies during 1997 was $21,420,000.

    In April 1997, PCI reached an agreement in principle with GZM whereby PCI assumed responsibility for selling all advertising to be aired on Atomic TV for a period of one year commencing April 1997. Atomic TV is a Polish-language music television channel owned by GZM, which began to be broadcast via satellite to Poland on April 7, 1997. Under the terms of the agreement, PCI has the right to receive all of the funds generated from advertising sales, and in exchange, PCI pays GZM $4,950,000. During 1997, $3,700,000 was charged to selling, general and administrative expenses with respect to this contract of which $450,000 is accrued at December 31, 1997. The fees charged to the Company for these rights are set at the level of fees that GZM would charge to unrelated parties. Subsequent to year end, the Company acquired the remaining shares of GZM.

    It was not practicable to estimate the market value of the investments in affiliate companies due to the nature of these investments, the relatively short existence of the investee companies, and the absence of quoted market prices for the investee companies.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

10. INCOME TAXES

    Income tax benefit/(expense) consists of:

                                                                                     CURRENT    DEFERRED      TOTAL
                                                                                    ---------  -----------  ---------
                                                                                             (IN THOUSANDS)
Year ended December 31, 1995:
  U.S. Federal....................................................................  $    (587)  $      --   $    (587)
  State and local.................................................................        (13)         --         (13)
  Foreign.........................................................................         --          --          --
                                                                                    ---------         ---   ---------
                                                                                    $    (600)  $      --   $    (600)
                                                                                    ---------         ---   ---------
                                                                                    ---------         ---   ---------
Year ended December 31, 1996:
  U.S. Federal....................................................................  $    (714)  $      --   $    (714)
  State and local.................................................................       (531)         --        (531)
  Foreign.........................................................................        (28)         --         (28)
                                                                                    ---------         ---   ---------
                                                                                    $  (1,273)  $      --   $  (1,273)
                                                                                    ---------         ---   ---------
                                                                                    ---------         ---   ---------
Year ended December 31, 1997:
  U.S. Federal....................................................................  $   1,438   $      --   $   1,438
  State and local.................................................................         --          --          --
  Foreign.........................................................................       (463)         --        (463)
                                                                                    ---------         ---   ---------
                                                                                    $     975   $      --   $     975
                                                                                    ---------         ---   ---------
                                                                                    ---------         ---   ---------

    Sources of (loss)/income before income taxes and minority interest are presented as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1995       1996        1997
                                                               ---------  ---------  ----------

                                                                        (IN THOUSANDS)
Domestic loss................................................  $  (1,115) $  (2,602) $  (20,628)
Foreign income/(loss)........................................        444     (4,632)    (31,585)
                                                               ---------  ---------  ----------
                                                               $    (671) $  (7,234) $  (52,213)
                                                               ---------  ---------  ----------
                                                               ---------  ---------  ----------

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

10. INCOME TAXES (CONTINUED)
    Income tax (expense)/benefit was $(600,000), $(1,273,000), and $975,000 for the years ended December 31, 1995, 1996, and 1997, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss as a result of the following:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
                                                                                              (IN THOUSANDS)
Computed "expected" tax benefit.....................................................  $     228  $   2,460  $  17,752
Non-deductible expenses.............................................................        (69)       (17)      (101)
Change in valuation allowance.......................................................       (667)    (3,504)   (15,424)
Adjustment to deferred tax asset for enacted changes in tax rates...................     --         --           (789)
Foreign tax rate differences........................................................        (65)      (184)      (463)
Other...............................................................................        (27)       (28)    --
                                                                                      ---------  ---------  ---------
                                                                                      $    (600) $  (1,273) $     975
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                                                    DECEMBER 31,
                                                                                                --------------------
                                                                                                  1996       1997
                                                                                                ---------  ---------
                                                                                                   (IN THOUSANDS)
Deferred tax assets:
  Deferred compensation.......................................................................  $     377  $      --
  Foreign net operating loss carryforward.....................................................      2,015      6,471
  Interest income.............................................................................      1,867      1,946
  Service revenue.............................................................................      2,368      1,948
  Accrued liabilities.........................................................................      1,935      2,964
  Deferred costs..............................................................................     --          2,001
  Stock options...............................................................................     --          2,950
  Unrealized foreign exchange losses..........................................................     --          5,614
  Other.......................................................................................        104        139
                                                                                                ---------  ---------
Total gross deferred tax assets...............................................................      8,666     24,033
Less valuation allowance......................................................................     (8,609)   (24,033)
                                                                                                ---------  ---------
Net deferred tax assets.......................................................................  $      57  $  --
                                                                                                ---------  ---------
                                                                                                ---------  ---------
Deferred tax liabilities:
  Prepaid expenses............................................................................  $     (57) $  --
                                                                                                ---------  ---------
  Total gross deferred liabilities............................................................  $     (57) $  --
                                                                                                ---------  ---------
  Net deferred tax liability..................................................................  $  --      $  --
                                                                                                ---------  ---------
                                                                                                ---------  ---------

    The net increase in the valuation allowance for the years ended December 31, 1995, 1996 and 1997 was $667,000, $3,504,000, and $15,424,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

10. INCOME TAXES (CONTINUED)
future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1997.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1997 will be reported in the consolidated statement of operations.

    Foreign loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. For losses incurred in U.S. taxable years prior to 1998, loss carryforwards can be applied against taxable income three years retroactively and fifteen years into the future.

    At December 31, 1997, the Company has foreign net operating loss carryforwards of approximately $19,019,000 which will expire as follows:

                                                                                      (IN
YEAR ENDING DECEMBER 31,                                                          THOUSANDS)
-------------------------------------------------------------------------------  -------------
1998...........................................................................    $   4,677
1999...........................................................................        4,030
2000 and thereafter............................................................       10,312
                                                                                 -------------
                                                                                   $  19,019
                                                                                 -------------
                                                                                 -------------

11. OTHER CURRENT LIABILITIES

    Included in other current liabilities at December 31, 1996 and 1997 is approximately $726,000 and $577,000, respectively, related to accrued programming fees.

    During 1996, the Company had compensation agreements with certain employees to defer a portion of their annual bonus and salary. The deferred compensation liability associated with these agreements was approximately $922,000 as of December 31, 1996, and the deferred compensation expense associated with these agreements was $357,000 for the year ended December 31, 1996. The Company had no such agreements in 1997.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

12. NOTES PAYABLE

    Notes payable consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
PCI Notes, net of discount............................................  $  129,524  $  129,578
American Bank in Poland S.A. ("AmerBank") revolving credit loan.......         550      --
$1,200,000 note payable to Polski Bank Rozwoju S.A. ("PBR")...........      --              32
$500,000 note payable to PBR..........................................      --             500
                                                                        ----------  ----------
Total notes payable...................................................  $  130,074  $  130,110
                                                                        ----------  ----------
                                                                        ----------  ----------

    PCI NOTES

    On October 31, 1996, PCI sold $130,000,000 aggregate principal amount of Senior Notes ("PCI Notes") to an initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. In June, 1997 substantially all of the outstanding PCI Notes were exchanged for an equal aggregate principal amount of publicly-registered PCI Notes.

    The PCI Notes have an interest rate of 9 7/8% and a maturity date of November 1, 2003. Interest is paid on the PCI Notes on May 1 and November 1 of each year. As of December 31, 1996 and 1997 the Company accrued interest expense of $2,175,000 and $2,175,000, respectively. Prior to November 1, 1999, PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the PCI Notes with some or all of the net proceeds of one or more public equity offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to such redemption, at least $87,000,000 aggregate principal amount of the PCI Notes remains outstanding.

    The PCI Notes are net of unamortized discount of $476,000 and $422,000 at December 31, 1996 and 1997, respectively. At December 31, 1997, the effective interest rate was 11.44%.

    PCI has pledged to State Street Bank and Trust Company, the trustee for the PCI Notes (for the benefit of the holders of the PCI Notes) intercompany notes issued by PCBV, of a minimum aggregate principal amount (together with cash and cash equivalents of PCI), equal to at least 110% of the outstanding principal amount of the PCI Notes, and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the PCI Notes. Notes payable from PCBV to PCI were $107,891,000 and $134,509,000 at December 31, 1996 and 1997,
respectively.

    Pursuant to the PCI Indenture, PCI is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of PCI Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; (x) limitation

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

12. NOTES PAYABLE (CONTINUED)
on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports. As of December 31, 1997, the Company was in compliance with such covenants.

    Condensed parent only financial statements of @Entertainment, Inc. are provided in Note 13 in compliance with the requirements of Rules 5-04 and 12-04 of the Securities and Exchange Commission's Regulation S-X.

    PBR

    A subsidiary of the Company which was acquired during 1997 entered into two agreements with PBR for notes of approximately $500,000 and $1,200,000. Interest is based on LIBOR plus 2.5% (8.31% in aggregate at December 31, 1997) and LIBOR plus 4% (9.81% in aggregate at December 31, 1997), respectively, and is due monthly. The loans are secured by the subsidiary's cable television networks up to a value of approximately PLN 3.5 million (approximately $995,000 at December 31, 1997). All advances under the $500,000 loan must be repaid by December 10, 2000, and all advances under the $1,200,000 loan must be repaid by January 10, 1998. Subsequent to year end, the remaining balance of the $1,200,000 loan was repaid.

    AMERBANK

    In October 1995, the Company entered into an agreement with AmerBank for a Polish currency denominated revolving credit loan and a U.S. dollar denominated promissory note, of which approximately $2,482,000 was outstanding at December 31, 1995. These loans were repaid in full during 1996.

    In August 1996, the Company entered into a $6,500,000 revolving credit loan agreement with AmerBank of which $550,000 was outstanding at December 31, 1996. This balance was repaid during 1997. Funds are available under the credit agreement through December 31, 1998 and interest is based on LIBOR plus 3% (8.60% in aggregate at December 31, 1996) and is due quarterly. All advances under the loan must be repaid by August 20, 1999.

    OVERSEAS PRIVATE INVESTMENT CORPORATION

    In January 1994, the Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") of which $8,600,000 was outstanding at December 31, 1995. The loan was repaid in full during 1996. Accordingly, the Company recorded an extraordinary loss of $1,713,000 related to the early retirement of such debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and $1,566,000 relating to the write-off of deferred financing costs. There was no tax effect of this transaction due to foreign jurisdiction net operating loss carryforwards.

    BANK OF BOSTON CONNECTICUT

    During August 1995, the Company entered into a $10,000,000 loan agreement with the Bank of Boston Connecticut, which was subsequently repaid in February 1996.

    Interest expense relating to the aforementioned notes payable was approximately $4,373,000, $4,687,000 and $13,902,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

13. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT

    The following parent only condensed financial statements were prepared in accordance with generally accepted accounting principles in the United States of America in a manner consistent with the consolidated financial statements except that all subsidiaries have been accounted for under the equity method. The parent only condensed financial statements as of and for periods prior to the Reorganization represent those of PCI.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                         YEAR ENDED DECEMBER
                                                                                                 31,
                                                                                        ----------------------
                                                                                           1996        1997
                                                                                        ----------  ----------
                                                                                            (IN THOUSANDS)
Operating costs and expenses:
  Selling, general and administrative expenses........................................  $    1,061  $   14,662
                                                                                        ----------  ----------
  Operating loss......................................................................      (1,061)    (14,662)
Interest and investment income........................................................       1,076       2,489
Interest expense......................................................................      (2,612)         --
Equity in losses of affiliated companies..............................................      (2,775)    (42,651)
                                                                                        ----------  ----------
  Loss before income taxes............................................................      (5,372)    (54,824)
Income tax expense....................................................................      (1,245)         --
                                                                                        ----------  ----------
  Net loss............................................................................      (6,617)    (54,824)
Accretion of redeemable preferred stock...............................................      (2,870)     (2,436)
Preferred stock dividends.............................................................      (1,738)         --
Deficit/(excess) of consideration paid for preferred stock under/(over) carrying
  amount..............................................................................       3,549     (33,806)
                                                                                        ----------  ----------
Net loss applicable to holders of common stock........................................  $   (7,676) $  (91,066)
                                                                                        ----------  ----------
                                                                                        ----------  ----------

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

13. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT (CONTINUED)

                            CONDENSED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
ASSETS
Cash and cash equivalents.................................................................  $   55,044  $   71,565
Investment securities.....................................................................      25,115          --
Accounts receivable, net..................................................................         148         290
Other current assets......................................................................         188          74
                                                                                            ----------  ----------
Total current assets......................................................................      80,495      71,929

Intangible assets, net....................................................................       6,361          --
Other assets..............................................................................       6,000      11,252
Net investment in restricted net assets of wholly-owned subsidiaries......................      89,821     121,977
Net investment in unrestricted net assets of wholly-owned subsidiaries....................      22,486     (51,822)
                                                                                            ----------  ----------
Total assets..............................................................................  $  205,163  $  153,336
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.....................................................  $    2,989  $      981
Accrued interest..........................................................................       2,175          --
Income taxes payable......................................................................       4,472          --
Notes payable.............................................................................     129,524          --
                                                                                            ----------  ----------
Total liabilities.........................................................................     139,160         981
Redeemable preferred stock (liquidation value $85,000,000; Authorized 8,500 shares. 8,500
  issued and outstanding in 1996; none issued and outstanding in 1997)....................      34,955          --
Stockholders' equity:
  Common stock, $.01 par value. Authorized 50,000,000 shares in 1996 and 70,000,000 shares in 1997; issued and outstanding 18,948,000 shares in 1996 and 33,310,000 shares in
    1997..................................................................................         189         333
  Paid-in capital.........................................................................      54,134     230,339
  Cumulative translation adjustment.......................................................          --        (218)
  Accumulated deficit.....................................................................     (23,275)    (78,099)
                                                                                            ----------  ----------
Total stockholders' equity................................................................      31,048     152,355
                                                                                            ----------  ----------
Total liabilities and stockholders' equity................................................  $  205,163  $  153,336
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

13. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT (CONTINUED)

                  CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       PRFERRED STOCK           COMMON STOCK                   CUMULATIVE
                                   ----------------------  -----------------------   PAID-IN   TRANSLATION  ACCUMULATED
                                     SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL   ADJUSTMENT     DEFICIT
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
                                                                      (IN THOUSANDS)
Balance December 31, 1995........         985   $  10,311      11,037   $   4,993   $   1,544   $      --    $  (16,658)
    Net loss.....................          --          --          --          --          --          --        (6,617)
    Stock dividend...............         166       1,738          --          --      (1,738)         --            --

    Proceeds from issuance of
      common and preferred
      stock......................          --          --       7,911      (4,992)     87,021          --            --
    Cost of issuance.............          --          --          --          --      (1,028)         --            --
    Allocation of proceeds to
      preferred..................          --          --          --          --     (32,156)         --            --
    Preferred stock redemption...      (1,151)    (12,049)         --          --       3,549          --            --
    Accretion of redeemable
      preferred stock............          --          --          --          --      (2,870)         --            --
    Reorganization (note 1)......          --          --  18,929,052         188        (188)         --            --
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
Balance December 31, 1996........          --          --  18,948,000         189      54,134          --       (23,275)
    Translation adjustment.......          --          --          --          --          --        (218)           --
    Net loss.....................          --          --          --          --          --          --       (54,824)
    Net proceeds from public
      offering (note 1)..........          --          --   9,500,000          95     183,197          --            --
    Purchase of PCI series A and
      C redeemable preferred
      stock (note 1).............          --          --          --          --     (33,806)         --            --
    Accretion of redeemble
      preferred stock (note 1)...          --          --          --          --      (2,436)         --            --
    Conversion of series B
      redeemable preferred stock
      (note 1)...................          --          --   4,862,000          49      11,148          --            --
    Stock option compensation
      expense....................          --          --          --          --      18,102          --            --
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
    Balance December 31, 1997....          --   $      --  33,310,000   $     333   $ 230,339   $    (218)   $  (78,099)
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------
                                   -----------  ---------  ----------  -----------  ---------  -----------  ------------


                                      TOTAL
                                   -----------

Balance December 31, 1995........  $       190
    Net loss.....................       (6,617)
    Stock dividend...............           --
    Proceeds from issuance of
      common and preferred
      stock......................       82,029
    Cost of issuance.............       (1,028)
    Allocation of proceeds to
      preferred..................      (32,156)
    Preferred stock redemption...       (8,500)
    Accretion of redeemable
      preferred stock............       (2,870)
    Reorganization (note 1)......           --
                                   -----------
Balance December 31, 1996........       31,048
    Translation adjustment.......         (218)
    Net loss.....................      (54,824)
    Net proceeds from public
      offering (note 1)..........      183,292
    Purchase of PCI series A and
      C redeemable preferred
      stock (note 1).............      (33,806)
    Accretion of redeemble
      preferred stock (note 1)...       (2,436)
    Conversion of series B
      redeemable preferred stock
      (note 1)...................       11,197
    Stock option compensation
      expense....................       18,102
                                   -----------
    Balance December 31, 1997....  $   152,355
                                   -----------
                                   -----------

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

13. CONDENSED PARENT ONLY FINANCIAL INFORMATION OF @ENTERTAINMENT (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                         ----------------------
                                                                            1996        1997
                                                                         ----------  ----------
                                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.............................................................  $   (6,617) $  (54,824)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
      Amortization of notes payable discount and issue costs...........         164       1,040
      Equity in losses of affiliated companies.........................      12,862      42,651
      Gain on sale of investment securities............................          --        (358)
      Non-cash stock option compensation expense.......................          --       8,677
  Changes in operating assets and liabilities:
      Accounts receivable..............................................         (35)       (142)
      Other current assets.............................................      (1,300)        114
      Accounts payable and accrued expenses............................       3,900      (2,008)
      Income taxes payable.............................................       4,472      (4,472)
      Other current liabilities........................................      (1,045)         --
                                                                         ----------  ----------
          Net cash provided by (used in) operating activities..........      12,401      (9,322)
                                                                         ----------  ----------
Cash flows from investing acitivities:
  Proceeds from maturity of investment securities......................     (25,115)     25,473
  Investment in, and loans and advances to affiliated companies........    (122,337)   (111,670)
  Purchase of other assets.............................................      (8,200)    (11,252)
                                                                         ----------  ----------
          Net cash used in investing activities........................    (155,652)    (97,449)
                                                                         ----------  ----------
Cash flows from financing activities:
      Net proceeds from issuance of stock..............................      81,001     183,292
      Redemption of preferred stock....................................      (8,500)    (60,000)
      Costs to obtain loans............................................      (6,513)         --
      Proceeds from notes payable......................................     136,074          --
      Repayment of notes payable.......................................     (10,000)         --
                                                                         ----------  ----------
          Net cash provided by financing activities....................     192,062     123,292
                                                                         ----------  ----------
          Net increase in cash and cash equivalents....................      48,811      16,521
Cash and cash equivalents at beginning of year.........................       6,233      55,044
                                                                         ----------  ----------
Cash and cash equivalents at end of year...............................  $   55,044  $   71,565
                                                                         ----------  ----------
                                                                         ----------  ----------
Supplemental cash flow information:....................................
      Cash paid for interest...........................................  $    2,338  $       --
                                                                         ----------  ----------
                                                                         ----------  ----------
      Cash paid for income taxes.......................................  $    1,184  $       --
                                                                         ----------  ----------
                                                                         ----------  ----------

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

14. RELATED PARTY TRANSACTIONS

    During the ordinary course of business, the Company enters into transactions with affiliated parties. The principal related party transactions are described below.

    NOTES RECEIVABLE FROM AFFILIATES

    The Company loaned $2,491,000 to Pro Cable Sp. z o.o., which is 33% owned by PCI, in December 1996. Under terms of the demand note, interest accrued at 10% per annum beginning January 1, 1997. The loan was repaid during 1997.

    The Company signed an agreement to loan up to $750,000 to GZM to cover certain operating and capital expenses. Under the terms of the loan, interest is accrued at 10% per annum. The loan was due June 30, 1997, but under the terms of the agreement, the Company has agreed not to seek current repayment of the balance until GZM generates sufficient cash flow or liquidity to support such repayment.

    The Company incurred advertising costs associated with a separate agreement with GZM. Refer to note 9 for further detail.

    PROGRAMMING

    An affiliate of the Company provides programming to PCI and its subsidiaries. The Company incurred programming fees from this affiliate of $186,000, $412,000 and $559,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

15. PER SHARE INFORMATION

    The Company has presented historical loss per common share information assuming the common stock exchange of 1 to 1,000 shares outlined in Note 1 occurred on January 1, 1995.

    The following table provides a reconciliation of the numerator and denominator in the loss per share calculation:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                     1995       1996        1997
                                                                                   ---------  ---------  ----------
Net loss attributable to common stockholders (in thousands)......................  $  (1,289) $  (7,676) $  (91,066)
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------
Weighted average number of common shares outstanding (in thousands)..............     11,037     17,271      24,771
Nominal issuance (in thousands)..................................................      2,437        346      --
                                                                                   ---------  ---------  ----------
Basic weighted average number of common shares outstanding (in thousands)........     13,474     17,617      24,771
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------
Loss per share--basic and diluted................................................  $   (0.10) $   (0.44) $    (3.68)
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------

16. STOCK OPTION PLAN

    On June 22, 1997, the Company adopted a stock option plan (the "1997 Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, key employees and consultants of the Company. The 1997 Plan authorizes grants of options to purchase up to 4,436,000 shares (of which

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

16. STOCK OPTION PLAN (CONTINUED)
2,000,000 remain subject to stockholders approval), subject to adjustment in accordance with the 1997 Plan. At December 31, 1997, options for 2,574,000 shares had been granted (of which 138,000 remain subject to stockholders approval) and 1,862,000 shares remained available for future grants (subject to stockholders approval). Of this amount, 1,671,000 options became exercisable upon the IPO but cannot be sold for a period of two years from July 30, 1997.

    Subsequent to December 31, 1997, options for a further 1,150,000 shares had been granted which are all also subject to stockholder approval.

    The Company granted 1,671,000 stock options in January 1997 at a price substantially below the IPO price of $21.00 per share. Such options vested in full upon the completion of the IPO. In accordance with generally accepted accounting principles, the Company recognized approximately $18,102,000 of compensation expense included in selling, general, and administrative expenses for these options in 1997 representing the difference between the exercise price of the options and their fair market value of the shares on the date of grant. All other stock options were granted with exercise prices at or below the fair market value of the shares on the date of grant.

    Future stock options are granted with an exercise price that must be at least equal to the stock's fair market value at the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Board of Directors and as set forth in the individual stock option agreements. Generally, all stock options vest ratably over 2 to 5 years commencing one year after the date of grant.

    Stock option activity during the periods indicated is as follows:

                                                                                                         WEIGHTED-
                                                                                              NUMBER      AVERAGE
                                                                                                OF       EXERCISE
                                                                                              SHARES       PRICE
                                                                                            ----------  -----------
Balance at December 31, 1995..............................................................      --          --
Granted...................................................................................     241,000   $    1.99
                                                                                            ----------
Balance at December 31, 1996 (none exercisable)...........................................     241,000   $    1.99
Granted (138,000 subject to stockholders approval)........................................   2,333,000   $    6.63
                                                                                            ----------
Balance at December 31, 1997 (1,719,000 exercisable)......................................   2,574,000   $    6.19
                                                                                            ----------
                                                                                            ----------

    No options were exercised or forfeited during 1996 or 1997. The exercise prices range from $1.99 to $15.24 per share and the weighted average remaining contractual life is 9.2 years.

    The per share weighted-average fair value of stock options granted during 1997 was $9.65 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected volatility 39.0%, expected dividend yield 0.0%, risk-free interest rate of 6.0%, and an expected life of 4 years.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

16. STOCK OPTION PLAN (CONTINUED)
    Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                                                             1996        1997
                                                                                           ---------  ----------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                              PER SHARE DATA)
Net loss--as reported....................................................................  $  (6,617) $  (54,824)
Net loss--pro forma......................................................................  $  (6,617) $  (56,607)
Basic and diluted net loss per share--as reported........................................  $   (0.44) $    (3.68)
Basic and diluted net loss per share--pro forma..........................................  $   (0.44) $    (3.75)

17. LEASES

    BUILDING LEASES

    The Company leases several offices and warehouses within Poland under cancelable operating leases. The Company has a noncancelable operating lease for a building in Great Britain which houses the majority of its technical equipment relating to the D-DTH network. The noncancelable lease expires in 2002, and contains a renewal option for an additional five years. Future minimum lease payments as of December 31, 1997 are $1,649,000 in 1998, $1,649,000 in 1999,
$1,649,000 in 2000, $1,649,000 in 2001 and $1,649,000 in 2002.

    D-DTH TECHNICAL EQUIPMENT LEASE

    The Company has an eight year agreement with British Telecommunications plc ("BT") for the lease and maintenance of certain satellite uplink equipment. The agreement requires the payment of equal monthly installments of $50,000 approximating future minimum commitments of $600,000 in 1998, $600,000 in 1999, $600,000 in 2000, $600,000 in 2001, $600,000 in 2002 and $1,800,000 in 2003 and
thereafter. Other than the BT uplink equipment, the Company owns all of the required broadcasting equipment at its transmission facility in the United Kingdom.

    CONDUIT LEASES

    The Company also leases space within various telephone duct systems from TPSA under cancelable operating leases. The TPSA leases expire at various times, and a substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Refer to Note 19 for further detail. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year and then remains fixed through the tenth year of the lease.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

17. LEASES (CONTINUED)
    Minimum future lease commitments for the aforementioned conduit leases relate to 1998 only, as all leases are cancelable in accordance with the aforementioned terms. The future minimum lease commitments related to these conduit leases approximates $466,000 for the year ending December 31, 1998.

    TRANSPONDER LEASES

    During 1997, the Company entered into certain operating leases pursuant to which the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6,750,000 per year for each transponder and up to $200 million for all three transponders for the term of their leases. The future minimum lease payments applicable to the transponders approximate $$6,791,000 in 1998, $7,940,000 in 1999, $7,940,000 in 2000, $7,940,000 in 2001, $7,940,000 in 2002 and $33,745,000
in 2003 and thereafter. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. Either party to the transactions may terminate any or all of the transponder leases with 6 months notice if the Company has not targeted the Polish D-DTH market prior to January 1, 1999. If all of the leases had been terminated at December 31, 1997, the maximum aggregate charges under the leases would have approximated $8,700,000. The Company's transponder leases provide that the Company's rights are subject to termination in the event that the lessor's franchise is withdrawn by the Luxembourg Government.

    Total rental expense associated with the aforementioned operating leases for the years ended December 31, 1995, 1996 and 1997 was $711,000, $892,000 and
$3,696,000, respectively.

18. COMMITMENTS AND CONTINGENCIES

    PURCHASE COMMITMENTS

    The Company has concluded an agreement with Philips, whereby Philips would supply Reception Systems, as well as retail, installation and support services in connection with the launch of the Company's D-DTH business in Poland. Philips will be the exclusive supplier to the Company of the first 500,000 D-DTH Reception Systems and will not distribute any other digital integrated receiver decoders under the Philips trademark in Poland until September 1, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. Philips has granted the Company an exclusive license of its CryptoWorks-Registered Trademark- technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH Reception Systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. The aggregate cost of the agreement with Philips is estimated to approximate $200,000,000 or up to $400 per Reception System for the first 500,000 subscribers. As of December 31, 1997, the Company had paid $9,000,000 to Philips as a prepayment toward the purchase of the Reception Systems which has been included in other assets. The Reception Systems will be capitalized and included as part of property, plant and equipment and leased to subscribers under operating lease arrangements.

    BROADCAST/EXHIBITION RIGHT COMMITMENTS

    The Company has entered into long-term contracts for the purchase of certain exhibition or broadcast rights for its D-DTH and cable systems. The contracts have terms which range from one to five years and require that the license fees be paid based upon a fixed amount. The Company has an aggregate minimum

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

18. COMMITMENTS AND CONTINGENCIES (CONTINUED) commitment of approximately $17,437,000 over the next 5 years, approximating $6,590,000 in 1998, $2,580,000 in 1999, $4,185,000 in 2000, $2,488,000 in 2001
and $1,594,000 in 2002. For the year ended December 31, 1997, the Company incurred no amortization expense relating to these broadcast/exhibition rights pursuant to these agreements since all balances were recorded as other current assets as of December 31, 1997. The Company did not incur any amortization expense relating to broadcast/exhibition rights during 1995 or 1996.

    Subsequent to December 31, 1997, the Company entered into additional exhibition or broadcast rights under which the Company has a minimum commitment of approximately $2,846,000 in 1998, $2,226,000 in 1999, $949,000 in 2000, and
$43,000 in 2001.

    PROGRAMMING COMMITMENTS

    The Company has entered into long-term programming agreements with a number of third party content providers for its D-DTH and cable systems. The programming agreements have terms which range from one to five years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. The Company has an aggregate minimum commitment of approximately $74,327,000 over the next 5 years, approximating $9,303,000 in 1998, $11,591,000 in 1999, $15,349,000 in 2000, $17,910,000 in 2001 and
$20,174,000 in 2002. The Company is in the process of negotiating additional long-term programming agreements with other third party content providers. For the years ended December 31, 1995, 1996 and 1997, the Company incurred programming fees of approximately $1,318,000, $1,758,000 and $1,895,000, respectively, pursuant to these agreements.

    Subsequent to December 31, 1997, the Company entered into additional long-term programming agreements under which the Company has a minimum commitment of approximately $792,000 in 1998, $1,659,000 in 1999, $2,171,000 in
2000, $2,409,000 in 2001 and $1,446,000 in 2002. The Company is in the process of negotiating additional long-term programming agreements with other third party content providers, which agreements if consummated, may require the Company to pay additional guaranteed minimum payments and/or payments at the time of execution. Management estimated any additional commitments resulting from these negotiations will be approximately $1,609,000 in 1998, $3,112,000 in 1999, $3,816,000 in 2000, $2,300,000 in 2001, $1,116,000 in 2002, and $565,000
in 2003 and thereafter.

    CUSTOMER SERVICE CENTER COMMITMENT

    The Company intends to establish a centralized customer service center. The call center function of the customer service center will be operational for D-DTH customers in April 1998 and for the majority of cable customers by the end of 1998. The billing center function of the Customer Service center will be operational for D-DTH customers in May 1998 and for the majority of cable customers by the end of 1998. Management estimates capital expenditures associated with the establishment of the center will approximate $7,880,000. The center will be located in a low-cost area of Poland and will consolidate the functions of the Company's existing regional customer service centers, and the Company believes the centralization of service functions in one location will improve the general level of customer service available to subscribers.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CAPITAL COMMITMENTS

    As of December 31, 1997, the Company entered into commitments to purchase capital assets of approximately $6,179,000 for 1998.

    CONSULTING AGREEMENTS

    Subsequent to December 31, 1997, the Company has entered into consulting agreements with two of its directors pursuant to which the Company is committed to pay a minimum of $960,000 in each of 1998 and 1999. During 1997, the Company incurred no expenses relating to these agreements.

    REGULATORY APPROVALS

    The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

    One of the PTK Companies was not able to register several capital increases that were filed in 1995, for an aggregate amount of PLN 2,000,000 (approximately $569,000 at the December 31, 1997 conversion rate). The capital increases were rejected by the relevant Registration Court, and the court's decision was upheld on appeal. Since the PTK Company received an in-kind contribution of equipment in respect of the proposed capital increases, the non-recognition of the capital increases by the Polish courts means that the contribution could be treated as income in the hands of the PTK Company. As a result, part or all of the contribution could be subject to corporate income tax of 40%. The PTK Company had enough tax net operating loss in 1995 to offset any additional taxable income resulting from an unfavorable treatment. The Company has not recorded any amounts related to this in the accompanying consolidated financial statements due to the tax net operating loss and uncertainties involved.

    LITIGATION AND CLAIMS

    Two of the Company's cable television subsidiaries and four other unrelated Polish cable operators and HBO Polska Sp. z o.o., have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., a subsidiary of Canal+. The primary defendant in the proceedings is HBO Polska Sp. z o.o. which is accused of broadcasting the HBO television program in Poland without a license from the Council as required by the Radio and Television Act of 1992, as amended, and thereby undertaking an activity constituting an act of unfair competition. The Company does not believe that the final disposition of the lawsuit will have a material adverse effect on its consolidated financial position or results of operations.

    Several of the minority stockholders of PCBV have claimed that the behavior of PCBV and its majority stockholder, PCI, have prejudiced them, and that PCI has (through its direct and indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland) violated certain covenants against competition in the PCBV Stockholders' agreement, and that under the circumstances, they can no longer be expected to remain shareholders of PCBV. The PCBV Stockholders' Agreement includes certain covenants against competition that limit the ability of each

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

18. COMMITMENTS AND CONTINGENCIES (CONTINUED) shareholder to engage directly or indirectly in any aspect of the cable television business in Poland for a period ending ten years after such stockholder ceases to be a stockholder. PCI has direct or indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland. Under the Stockholders' Agreement, the minority stockholders of PCBV have a claim against 7.7% of the profits and equity of such entities. Under a supplemental agreement, PCI has agreed to share the future profits of the competing cable companies on a pro rata basis. As at December 31, 1997, no amounts have been incurred.

    From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

    D-DTH BUSINESS

    The Company expects that its D-DTH business will incur substantial operating losses for at least two years of operation while it is developed and expanded. The magnitude and duration of the losses to be incurred on its D-DTH business will depend on, among other factors, the ability of the Company's D-DTH service to attract and retain subscribers, the total cost of providing affordable reception equipment to subscribers, the Company's ability to develop and maintain a successful programming platform for the Polish market and its ability to control other costs which do not vary with the number of subscribers. The Company may require additional external funding for its business development plans if it continues to provide promotional incentives to subscribers with respect to the cost of the D-DTH Reception Systems to subscribers other than the 500,000 initial subscribers. There can be no assurance that the roll-out of the D-DTH business will proceed as planned, or that if achieved, the increase in the number of subscribers will result in profitability or positive cash flow for the Company in future years.

    SUPPLIER AGREEMENT

    Although the agreement with Philips to supply the Company's satellite transmission system provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH Reception Systems, the Company does not have any sources for obtaining conditional access systems compatible with the integrated receiver decoders other than Philips and future licensees of Philips. The failure of Philips to deliver D-DTH Reception Systems on schedule, or at all, would delay or interrupt the commencement of the Company's D-DTH business and thereby could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED)
    ASTRA SATELLITES

    The Company's D-DTH business will depend on its ability to broadcast using certain transponders. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage. The Company has been designated a "non-pre-emptible customer" under each of its relevant transponder leases. As a result, in the event of satellite or transponder malfunction, the Company's use of its transponders cannot be suspended or terminated by a broadcaster which has pre-emption rights permitting it to gain access to additional transponders in preference to certain other Astra customers. The Company, however, is not a "protected customer" under its satellite transponder leases and, in the event of a failure of one or more of its transponders, would not be able to pre-empt any other transponder customer. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to its transponders. The operation of the Astra satellites is outside the control of the Company and a disruption of transmissions on those satellites could have a material adverse effect on the Company, depending upon the duration of the disruption. The ability of the Company to transmit its programming following termination of the Company's leases of the transponders (and following the expiration of the expected useful lives of the Astra satellites in approximately 2015) will depend upon the ability of the Company to extend its existing leases and/or to obtain rights to utilize additional transponders on future Astra or other satellites.

    USE OF TPSA CONDUITS

    The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks depends on, among other things, the Company's continued ability to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at December 31, 1997, approximately 60% of the Company's cable plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause.

    LIMITED INSURANCE COVERAGE

    While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable televisions networks. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks could result in substantial uninsured losses and could have a material adverse effect on the Company.

    YEAR 2000

    In January 1997, the Company developed a plan to deal with the Year 2000 problem to make its computer systems Year 2000 compliant. The plan provides for the Year 2000 related efforts to be completed by the end of 1998. Largely as a result of its high rate of growth over the past few years, the Company has entered into an agreement to purchase a new system to replace its current accounting computer system and an agreement to purchase specialized billing software for the Company's new customer service and billing center. The Company has no other significant computer systems. The total

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

19. CONCENTRATIONS OF BUSINESS AND CREDIT RISK (CONTINUED) cost of the purchases is estimated to be approximately $2,400,000. The Company has obtained confirmations from the vendors of the systems indicating that such systems are Year 2000 compliant.

    CREDIT WORTHINESS

    All of the Company's customers are located in Poland. As is typical in this industry, no single customer accounted for more than five percent of the Company's sales in 1996 or 1997. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

20. FOURTH QUARTER RESULTS

    During the fourth quarter of 1997 circumstances came to the attention of management which led to the determination that certain receivable balances from minority interests were not recoverable. The Company has recorded an adjustment to minority interest of approximately $5,800,000 relating to this write-off, of which approximately $3,300,000 related to prior years.

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The previously reported 1997 third quarter results failed to include the adjustment recorded to stockholders' equity for the purchase of the PCI series A and C redeemable preferred stock as an increase

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED) to the net loss applicable to common stockholders. The quarterly data set forth below presents the 1997 third quarter results as previously reported and as adjusted to correct for this omission.

                                                                              1996 PERIOD ENDING
                                                          -----------------------------------------------------------
                                                                        FOURTH       THIRD       SECOND       FIRST
                                                             TOTAL      QUARTER     QUARTER      QUARTER     QUARTER
                                                          -----------  ---------  -----------  -----------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cable television revenue................................   $  24,923   $   6,608   $   6,090    $   6,604   $   5,621
Operating (loss) income.................................      (1,347)     (2,454)     (1,459)       1,821         745
Minority interest.......................................       1,890         754       1,116           69         (49)
Income tax benefit/(expense)............................      (1,273)        178           2         (948)       (505)
Net loss................................................      (6,617)     (4,909)     (1,119)         875      (1,464)
Accretion of redeemable preferred stock.................      (2,870)       (957)       (956)        (957)     --
Preferred stock dividends...............................      (1,738)     (1,738)     --           --          --
Deficit of consideration paid for preferred stock under
  carrying value........................................       3,549       3,549      --           --          --
Net loss applicable to common stockholders..............   $  (7,676)  $  (4,055)  $  (2,075)   $     (82)  $  (1,464)
                                                          -----------  ---------  -----------  -----------  ---------
                                                          -----------  ---------  -----------  -----------  ---------
Basic and diluted loss per common share.................   $   (0.44)  $   (0.21)  $   (0.11)      --       $   (0.12)
                                                          -----------  ---------  -----------  -----------  ---------
                                                          -----------  ---------  -----------  -----------  ---------

                                                                                    1997 PERIOD ENDING
                                                          ----------------------------------------------------------------------
                                                                                                  THIRD
                                                                                     THIRD     QUARTER AS
                                                             TOTAL      FOURTH    QUARTER AS   PREVIOUSLY    SECOND      FIRST
                                                          AS ADJUSTED   QUARTER    ADJUSTED     REPORTED     QUARTER    QUARTER
                                                          -----------  ---------  -----------  -----------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cable television revenue................................   $  38,138   $  11,337   $  10,390    $  10,390   $   8,903  $   7,508
Operating loss..........................................     (42,670)    (14,044)    (15,293)     (15,293)    (12,317)    (1,016)
Minority interest.......................................      (3,586)     (5,842)       (343)        (343)      2,123        476
Income tax benefit/(expense)............................         975       1,233        (246)        (246)        259       (271)
Net loss................................................     (54,824)    (21,244)    (16,844)     (16,844)    (13,165)    (3,571)
Accretion of redeemable preferred stock.................      (2,436)     (2,436)      2,028        2,028      (1,048)      (980)
Excess of consideration paid for preferred stock over
  carrying value........................................     (33,806)     --         (33,806)      --          --         --
Net loss applicable to common stockholders..............   $ (91,066)  $ (23,680)  $ (48,622)   $ (14,816)  $ (14,213) $  (4,551)
                                                          -----------  ---------  -----------  -----------  ---------  ---------
                                                          -----------  ---------  -----------  -----------  ---------  ---------
Basic and diluted loss per common share.................   $   (3.68)  $   (0.71)  $   (1.75)   $   (0.53)  $   (0.75) $   (0.24)
                                                          -----------  ---------  -----------  -----------  ---------  ---------
                                                          -----------  ---------  -----------  -----------  ---------  ---------

22. SUBSEQUENT EVENTS (UNAUDITED)

    GROUND ZERO MEDIA SP. Z O.O. PURCHASE

    In February and March 1998, the Company acquired the remaining interest in GZM from the remaining stockholders for approximately $9,100,000. The acquisition will be accounted for under the purchase method, whereby the purchase price will be allocated to the underlying assets and liabilities based upon their estimated fair values. The acquisition is not expected to have a material effect on the Company's results of operations in 1998.

                              @ENTERTAINMENT, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

22. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    CABLE TELEVISION ACQUISITIONS

    The Company entered into agreements subsequent to December 31, 1997 to purchase during 1998 certain cable television system assets for approximately $783,000, and 94.74% of a cable television company for approximately $770,000. The acquisition of the fixed assets will be accounted for as fixed asset purchases with the purchase price allocated among the fixed assets acquired based upon their fair values at the dates of acquisition and any excess to goodwill. The acquisition of the Company will be accounted for under the purchase method, whereby the purchase price will be allocated to the underlying assets and liabilities based upon their estimated fair values and any excess to goodwill. The acquisitions are not expected to have a material effect on the Company's results of operations in 1998.

    "POLONIA" SOCCER CLUB PURCHASE

    In February 1998, the Company purchased, for approximately $500,000 the option to buy a 50% plus one share interest in "Polonia", a soccer club in Poland. The purchase option will expire in February 1999. If the Company exercises the option, the purchase price will approximate $4,400,000, and the transaction will be accounted for as a purchase, with the purchase price allocated among the assets acquired and liabilities assumed based upon the fair values at the date of acquisition and any excess to goodwill.

                                    ANNEX A

GLOSSARY

    BASIC PENETRATION RATE: The measurement of the take-up of cable services. The penetration rate as of a given date is calculated by dividing the number of the Company's basic and intermediate subscribers connected to a system on such date by the total number of homes passed in such system.

    BASIC SUBSCRIBERS: Subscribers receiving the Company's basic and intermediate tier of cable television services.

    BASIC TIER:  Package with the largest number of non-premium channels.

    BUILD-OUT: The process of digging, filling and covering underground trenches in the streets which pass by the homes in a service area, constructing wiring conduits within the trenches, laying cable in the conduits and installing and connecting the necessary electronic equipment.

    BROADCAST TIER: Company's package with the smallest number of non-premium channels.

    CABLE TELEVISION: A cable television network employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual subscribers' television sets. Networks may allow one-way transmission (from a headend to a residence and/or business) or two-way transmission (from a headend to a residence and/or business with a data return path to the headend).

    CENTRAL EUROPE: As used in this Offering Memorandum, Central Europe refers to the region comprised by Poland, the Czech Republic, the Slovak Republic, Austria and Hungary.

    CHURN RATE: The discontinuance of cable television service to a basic subscriber, either voluntarily or involuntarily, commonly measured as a rate from period to period. The Company calculates its churn rate by dividing the number of disconnected basic cable television subscribers during a period by the number of basic subscribers (including basic subscribers in networks acquired by the Company) at the end of that period.

    COAXIAL CABLE: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less channel capacity than is allowed by fiber-optic cable.

    DISH: An antenna shaped like a dish used to receive line-of-sight terrestrial signals or television signals from a satellite.

    DTH (DIRECT-TO-HOME): A satellite multi-channel pay television service to single dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

    FIBER-TO-THE-FEEDER: Cable TV system design that incorporates fiber-optic cable transmission of cable TV signals to a fiber-optic receiver which then converts the fiber-optic signal to an analog signal carried over coaxial cable to the subscriber's home.

    FIBER-OPTIC CABLE: Cable made of glass fibers through which signals are transmitted as pulses of light. Fiber-optic cable has the capacity to carry large amounts of data and a large number of channels.

    FOOTPRINT: The area on the earth's surface where the signals from a specific satellite can be received.

    HEADEND: The originating point of a signal in cable television systems comprised of a collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines. Signals, when processed, are then combined for distribution within the cable network.

    HOMES: The Company's estimate of the number of homes within its service areas.

    HOMES PASSED: Homes which have active signals, are covered by contracts with a co-op authority and can be connected to a cable distribution system without further extension of the distribution network.

    INTERACTIVE SERVICES: Cable-based services which both send signals to the subscribers and utilize or require responses or other signals from the subscriber. Typical interactive services include telephony, pay-on-demand, shop-at-home, video games and ATM services. Interactive services can be more easily provided with high-capacity hybrid fiber-optic/coaxial distribution networks.

    INTERMEDIATE TIER: A package, with limited programming offerings when compared to a basic tier package of 17 to 24 channels.

    MMDS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SYSTEM): A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

    MULTIPLE DWELLING UNIT (MDU): A housing estate, cooperative apartment building or other residence consisting of multiple apartment units.

    OVER-BUILD: The construction and operation of cable systems in the same geographic location or area by more than one cable operator which compete for the same subscribers.

    PREMIUM SERVICE: Cable programming service available only for additional subscription fees over and above fees for the basic service.

    REVENUE PER SUBSCRIBER: Total revenue derived from a cable television system during a given period divided by the system's average number of subscribers for that period.

    SMATV (SATELLITE MASTER ANTENNA TELEVISION): A television delivery system to multiple dwelling units that utilizes one or more satellite dishes and a distribution network linking MDUs.

    SMARTCARD: A plastic card, the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay TV channels.

    TELEPHONY:  The provision of telephone service.

    TOTAL SUBSCRIBERS: The total number of households which receive the Company's cable television services.

    TUNERS: Electronic devices that connect to a subscriber's television set to allow the set to receive channels in frequencies provided by cable television.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.
                              -------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Available Information..........................
Prospectus Summary.............................          1
Summary Consolidated Financial Data............         13
Summary Operating Data.........................         14
Risk Factors...................................         15
The Exchange Offer.............................         38
Use of Proceeds................................         46
Exchange Rate Data.............................         46
Capitalization.................................         47
Selected Consolidated Financial Data...........         48
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         50
The Industry...................................         61
Business.......................................         67
Regulation.....................................         99
Management.....................................        113
Executive Compensation.........................        118
Compensation Plans.............................        119
Principal Stockholders.........................        123
Certain Relationships and Related
  Transactions.................................        126
Description of Indebtedness....................        131
Description of the Notes.......................        137
Book Entry; Delivery and Form..................        168
United States Income Tax
  Considerations...............................        170
Plan of Distribution...........................        170
Legal Matters..................................        171
Experts........................................        171
Index to Consolidated Financial
  Statements...................................        F-1
Glossary.......................................        A-1


                                  $252,000,000

                              @ENTERTAINMENT, INC.

                     14 1/2% SERIES B SENIOR DISCOUNT NOTES
                                    DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                      , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("GCL") permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.

    The Registrant's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the GCL and authorize the indemnification by the Registrant of other officers, employees and other agents as set forth in the GCL. The Registrant has entered into, or will enter into, indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws.

    The Purchase Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Initial Purchasers of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933 or otherwise.

    Officers and directors of the Registrant will be covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement or misleading statement, or wrongful act or omission or neglect or breach of duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------

     1.1     Purchase Agreement dated as at July 8, 1998 between and among @Entertainment and Merrill, Lynch,
             Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

     2.1     Contribution Agreement among Polish Investment Holdings, LP ("PIHLP"), ECO Holdings Limited
             Partnership ("ECO"), Roger M. Freedman, Steele LLC, the AESOP Fund LP, the Cheryl Anne Chase Marital
             Trust (the "CACMT") and @Entertainment, dated as at June 22, 1997. (Incorporated by reference to
             Exhibit 2.1 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     2.2     Purchase Agreement among ECO, @Entertainment, and L. Ciesla International, Inc., dated as at June 22,
             1997. (Incorporated by reference to Exhibit 2.2 of @Entertainment's Registration Statement on Form
             S-1, Registration No. 333-29869)

     3.1     Amended and Restated Certificate of Incorporation of @Entertainment dated as at June 22, 1997.
             (Incorporated by reference to Exhibit 3.1 of @Entertainment's Registration Statement on Form S-1,
             Registration No. 333-29869)

     3.2     Bylaws of @Entertainment. (Incorporated by reference to Exhibit 3.2 of @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     3.3     Shareholders Agreement among ECO, PIHLP, Roger M. Freedman, Steele, LLC, the CACMT, the AESOP Fund,
             LP, and the CACMT, dated as at June 22, 1997. (Incorporated by reference to Exhibit 3.3 of
             @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     3.4     Termination Agreement among PCI, PIHLP, ECO, Roger M. Freedman, Steele LLC, the AESOP Fund, LP, and
             the CACMT, dated as at June 22, 1997. (Incorporated by reference to Exhibit 3.4 of @Entertainment's
             Registration Statement on Form S-1, Registration No. 333-29869)

     3.5     Registration Rights Agreement among @Entertainment, PIHLP, ECO, Roger Freedman, Steele LLC, the AESOP
             Fund, LP, and the CACMT, dated as at June 22, 1997. (Incorporated by reference to Exhibit 3.5 of
             @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

     4.1     Form of Note. (Contained in Indenture filed as Exhibit 4.11)

     4.2     Form of Exchange Note. (Contained in Indenture filed as Exhibit 4.11)

     4.11    Indenture dated as at July 14, 1998 between the Issuer and Bankers Trust Company relating to the
             Company's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior Discount Notes due
             2008.

     5       Opinion of Baker & McKenzie with respect to the legality of the securities being registered.

     8       Opinion of Baker & McKenzie with respect to certain tax matters.

     9.1     Voting Agreement by and among PIHLP, Roger M. Freedman, Steele LLC, and the CACMT and David Chase,
             dated as at June 22, 1997. (Incorporated by reference to Exhibit 9.1 of @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     9.2     Side Letter, dated as at June 22, 1997, regarding the Voting Agreement. (Incorporated by reference to
             Exhibit 9.2 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

    10.1     Registration Rights Agreement, dated as at July 14, 1998 among @Entertainment and Merrill, Lynch,
             Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

    10.2     Indenture dated as at October 31, 1996 between PCI and State Street Bank and Trust Company relating to PCI's 9 7/8% Senior Notes due 2003 and its 9 7/8% Series B Senior Notes due 2003. (Incorporated by
             reference to Exhibit 4.11 of PCI's Registration Statement on Form S-4, Registration No. 333-20307).

    10.3     Form of Management Agreement among PCI and subsidiaries.

    10.4     Form of Service Agreement among PCI and subsidiaries.

    10.5     Corporate Overhead Allocation Agreement among PCI and subsidiaries. (Incorporated by reference to
             Exhibit 10.4 of PCI's Registration Statement on Form S-4, Registration No.333-20307).

    10.6     Amendment to Service Agreement. (Incorporated by reference to Exhibit 10.5 of PCI's Registration
             Statement on Form S-4, Registration No. 333-20307).

    10.7     Side Letter regarding Service Agreement. (Incorporated by reference to Exhibit 10.6 of PCI's
             Registration Statement on Form S-4, Registration No. 333-20307).

    10.8     Employment Agreement, dated as at January 1, 1997, between PCI and Robert E. Fowler, III, including
             Stock Option Agreement. Assigned to @Entertainment (See Exhibits 10.32 and 10.33). (Incorporated by
             reference to Exhibit 10.7 of PCI's Registration Statement on Form S-4, Registration No. 333-20307).

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.9     Deferred Compensation Agreement, dated as at January 1, 1991, between Chase International Corporation
             (merged into World Cable Communications, Inc. ("WCCI"), now PCI) and Arnold L. Chase. Assigned to
             @Entertainment (See Exhibits 10.32 and 10.33). (Incorporated by reference to Exhibit 10.8 of PCI's
             Registration Statement on Form S-4, Registration No. 333-20307)

    10.10    Employment Agreement, dated as at February 7, 1997, between PCI and Przemyslaw A. Szmyt, as amended.
             Assigned to @Entertainment (See Exhibits 10.32 and 10.33). (Incorporated by reference to Exhibit
             10.11 to @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

    10.11    Form of Stock Option Agreement dated as at June 23, 1997 between @Entertainment and Przemyslaw A.
             Szmyt, as amended March 31, 1998.

    10.12    Form of Addendum to Employment Agreement between @Entertainment and Przemyslaw A. Szmyt, dated as at
             January 1, 1998.

    10.13    Form of Stock Option Agreement dated as at January 26, 1998 between @Entertainment and Przemyslaw A.
             Szmyt.

    10.14    Employment Agreement, dated April 7, 1997, between PCI and David Warner. Assigned to @Entertainment
             (See Exhibit 10.32). (Incorporated by reference to Exhibit 10.14 of @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

    10.15    Form of Stock Option Agreement, dated as at June 23, 1997, between @Entertainment and David Warner, as amended March 31, 1998.

    10.16    Form of Stock Option Agreement dated as at January 26, 1998 between @Entertainment and David Warner.

    10.17    Employment Agreement, dated January 1, 1998, between PCI and David Keefe.

    10.18    Stock Option Agreement dated as at January 1, 1998 between @Entertainment and David Keefe.

    10.19    Employment Agreement dated as at January 1, 1998, between PCI and Dorothy Hansberry.

    10.20    Form of Employment Agreement, dated as at June 8, 1998, between @Entertainment and Donald
             Miller-Jones.

    10.21    Form of Stock Option Agreement dated as at June 8, 1998 between @Entertainment and Donald
             Miller-Jones.

    10.22    Consultancy Agreement dated November 17, 1997, between @Entertainment and Samuel Chisholm and David
             Chance.

    10.23    Form of Stock Option Agreement dated as at January 1, 1998, between @Entertainment and Samuel
             Chisholm.

    10.24    Form of Stock Option Agreement dated as at January 1, 1998, between @Entertainment and David Chance.

    10.25    Form of Consultancy Agreement dated as at January 23, 1998 between @Entertainment and Agnieszka
             Holland.

    10.26    Stock Option Plan of @Entertainment, as amended.

    10.27    Form of Agreement for Lease of Cable Conduits with Telekomunikacja Polska S.A.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    10.28+   Agreement for Digital Transmission on the Astra System between Societe Europeene des Satellites S.A.
             ("SES") and PCI Programming, Inc. (Mozaic Entertainment, Inc. (formerly, PCI Programming, Inc.,
             "Mozaic") (ASTRA 1F Satellite) dated as at March 26,1997. (Incorporated by reference to Exhibit 10.19 to @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)

    10.29+   Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA1F Satellite)
             dated as at March 26, 1997. (Incorporated by reference to Exhibit 10.20 to @Entertainment's
             Registration Statement on Form S-1, Registration No. 333-29869)

    10.30+   Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA 1E Satellite)
             dated as at March 27, 1997. (Incorporated by reference to Exhibit 10.21 to @Entertainment's
             Registration Statement on Form S-1, Registration No. 333-29869)

    10.31+   Commercial Cooperation Agreement between At Entertainment Limited and Philips Business Electronics
             B.V. (Incorporated by reference to Exhibit 10.1 to @Entertainment's Annual Report on Form 10-K for
             the year ended December 31, 1997).

    10.32    Form of Assignment and Assumption Agreement related to employment contracts with certain of the executive officers of @Entertainment.

    10.33    Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @Entertainment.

    10.34    Advisory Services Agreement between @Entertainment and Handlowy Investments S.ar.l. dated as at July
             29, 1997. (Incorporated by reference to Exhibit 10.25 to @Entertainment's Registration Statement on
             Form S-1, Registration No. 333-29869)

    11.1     Statement Regarding Calculation of Per Share Earnings.

    21       List of subsidiaries of @Entertainment.

    23.1     Consent of KPMG Polska Sp. z o.o. with respect to @Entertainment.

    23.2     Consent of Baker & McKenzie with respect to the legality of the securities being registered
             (contained in Exhibit 5).

    23.3     Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit 8).

    24       Power of Attorney (included on the signature page in Part II of this Registration Statement).

    25       Statement of Eligibility of Bankers Trust Company; Form T-1.

    27       Financial Data Schedule.

    99.1     Letter of Transmittal relating to the Exchange Offer.

    99.2     Letter To Brokers, Dealers, Commerial Banks, Trust Companies and Other Nominees relating to the
             Exchange Offer.

    99.3     Letter to Clients relating to the Exchange Offer.

    99.4     Notice of Guaranteed Delivery relating to the Exchange Offer.


------------------------


+ Confidential treatment requested and granted. Confidential portions of Exhibits 10.28, 10.29, 10.30 and 10.31 (noted by "*") have been omitted pursuant to request for confidential treatment and filed separately with the Commission.

    (b) Financial Statement Schedules.

    The following is included in Note 5 to Notes to Consolidated Financial Statements (December 31, 1995, 1996 and 1997) contained in this Registration
Statement:

    Schedule II-- Valuation and Qualifying Accounts

                 - @Entertainment, Inc.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Issuer hereby undertakes:

        (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Issuer hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned Issuer hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned Issuer hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference
in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned Issuer hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Kentucky on the 8th day of August, 1998.


                                @ENTERTAINMENT, INC.

                                BY:          /S/ ROBERT E. FOWLER, III
                                     -----------------------------------------
                                               Robert E. Fowler, III
                                              CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
  /s/ ROBERT E. FOWLER, III     Chief Executive Officer
------------------------------    and Director (Principal     August 8, 1998
    Robert E. Fowler, III         Executive Officer)

                                Chief Financial Officer
              *                   (Principal Financial and
------------------------------    Principal Accounting        August 8, 1998
     Donald Miller-Jones          Officer)

              *
------------------------------  Director                      August 8, 1998
        David T. Chase

              *
------------------------------  Director                      August 8, 1998
       Arnold L. Chase

              *
------------------------------  Director                      August 8, 1998
         David Chance

              *
------------------------------  Director                      August 8, 1998
       Samuel Chisholm

              *
------------------------------  Director                      August 8, 1998
      Agnieszka Holland

              *
------------------------------  Director                      August 8, 1998
      Scott A. Lanphere

------------------------------  Director                      August 8, 1998
       Jerzy Z. Swirski



*   By power of attorney



   /s/ ROBERT E. FOWLER,III
------------------------------
    Robert E. Fowler, III
       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                NUMBERED
 NUMBER                                      DESCRIPTION OF EXHIBIT                                       PAGE
---------  ------------------------------------------------------------------------------------------  -----------

   1.1     Purchase Agreement dated as at July 8, 1998 between and among @Entertainment and Merrill,
           Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.................

   2.1     Contribution Agreement among Polish Investment Holdings, LP ("PIHLP"), ECO Holdings
           Limited Partnership ("ECO"), Roger M. Freedman, Steele LLC, the AESOP Fund LP, the Cheryl
           Anne Chase Marital Trust (the "CACMT") and @Entertainment, dated as at June 22, 1997.
           (Incorporated by reference to Exhibit 2.1 of @Entertainment's Registration Statement on
           Form S-1, Registration No. 333-29869).....................................................

   2.2     Purchase Agreement among ECO, @Entertainment, and L. Ciesla International, Inc., dated as at June 22, 1997. (Incorporated by reference to Exhibit 2.2 of @Entertainment's
           Registration Statement on Form S-1, Registration No. 333-29869)...........................

   3.1     Amended and Restated Certificate of Incorporation of @Entertainment dated as at June 22,
           1997. (Incorporated by reference to Exhibit 3.1 of @Entertainment's Registration Statement
           on Form S-1, Registration No. 333-29869)..................................................

   3.2     Bylaws of @Entertainment. (Incorporated by reference to Exhibit 3.2 of @Entertainment's
           Registration Statement on Form S-1, Registration No. 333-29869)...........................

   3.3     Shareholders Agreement among ECO, PIHLP, Roger M. Freedman, Steele, LLC, the CACMT, the
           AESOP Fund, LP, and the CACMT, dated as at June 22, 1997. (Incorporated by reference to
           Exhibit 3.3 of @Entertainment's Registration Statement on Form S-1, Registration No.
           333-29869)................................................................................

   3.4     Termination Agreement among PCI, PIHLP, ECO, Roger M. Freedman, Steele LLC, the AESOP
           Fund, LP, and the CACMT, dated as at June 22, 1997. (Incorporated by reference to Exhibit
           3.4 of @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)...

   3.5     Registration Rights Agreement among @Entertainment, PIHLP, ECO, Roger Freedman, Steele
           LLC, the AESOP Fund, LP, and the CACMT, dated as at June 22, 1997. (Incorporated by reference to Exhibit 3.5 of @Entertainment's Registration Statement on Form S-1,
           Registration No. 333-29869)...............................................................

   4.1     Form of Note. (Contained in Indenture filed as Exhibit 4.11)..............................

   4.2     Form of Exchange Note. (Contained in Indenture filed as Exhibit 4.11).....................

   4.11    Indenture dated as at July 14, 1998 between the Issuer and Bankers Trust Company relating to the Company's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior
           Discount Notes due 2008...................................................................

   5       Opinion of Baker & McKenzie with respect to the legality of the securities being registered................................................................................

   8       Opinion of Baker & McKenzie with respect to certain tax matters...........................

   9.1     Voting Agreement by and among PIHLP, Roger M. Freedman, Steele LLC, and the CACMT and
           David Chase, dated as at June 22, 1997. (Incorporated by reference to Exhibit 9.1 of
           @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)..........
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   9.2     Side Letter, dated as at June 22, 1997, regarding the Voting Agreement. (Incorporated by reference to Exhibit 9.2 of @Entertainment's Registration Statement on Form S-1,
           Registration No. 333-29869)...............................................................

  10.1     Registration Rights Agreement, dated as at July 14, 1998 among @Entertainment and Merrill,
           Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.................

  10.2     Indenture dated as at October 31, 1996 between PCI and State Street Bank and Trust Company relating to PCI's 9 7/8% Senior Notes due 2003 and its 9 7/8% Series B Senior Notes due
           2003. (Incorporated by reference to Exhibit 4.11 of PCI's Registration Statement on Form
           S-4, Registration No. 333-20307)..........................................................

  10.3     Form of Management Agreement among PCI and subsidiaries...................................

  10.4     Form of Service Agreement among PCI and subsidiaries......................................

  10.5     Corporate Overhead Allocation Agreement among PCI and subsidiaries. (Incorporated by reference to Exhibit 10.4 of PCI's Registration Statement on Form S-4, Registration
           No.333-20307).............................................................................

  10.6     Amendment to Service Agreement. (Incorporated by reference to Exhibit 10.5 of PCI's
           Registration Statement on Form S-4, Registration No. 333-20307)...........................

  10.7     Side Letter regarding Service Agreement. (Incorporated by reference to Exhibit 10.6 of
           PCI's Registration Statement on Form S-4, Registration No. 333-20307).....................

  10.8     Employment Agreement, dated as at January 1, 1997, between PCI and Robert E. Fowler, III, including Stock Option Agreement. Assigned to @Entertainment (See Exhibits 10.32 and
           10.33). (Incorporated by reference to Exhibit 10.7 of PCI's Registration Statement on Form
           S-4, Registration No. 333-20307)..........................................................

  10.9     Deferred Compensation Agreement, dated as at January 1, 1991, between Chase International
           Corporation (merged into World Cable Communications, Inc. ("WCCI"), now PCI) and Arnold L.
           Chase. Assigned to @Entertainment (See Exhibits 10.32 and 10.33). (Incorporated by
           reference to Exhibit 10.8 of PCI's Registration Statement on Form S-4, Registration No.
           333-20307)................................................................................

  10.10    Employment Agreement, dated as at February 7, 1997, between PCI and Przemyslaw A. Szmyt, as amended. Assigned to @Entertainment (See Exhibits 10.32 and 10.33). (Incorporated by
           reference to Exhibit 10.11 to @Entertainment's Registration Statement on Form S-1,
           Registration No. 333-29869)...............................................................

  10.11    Form of Stock Option Agreement dated as at June 23, 1997 between @Entertainment and
           Przemyslaw A. Szmyt, as amended March 31, 1998............................................

  10.12    Form of Addendum to Employment Agreement between @Entertainment and Przemyslaw A. Szmyt, dated as at January 1, 1998...............................................................

  10.13    Form of Stock Option Agreement dated as at January 26, 1998 between @Entertainment and
           Przemyslaw A. Szmyt.......................................................................

  10.14    Employment Agreement, dated April 7, 1997, between PCI and David Warner. Assigned to
           @Entertainment (See Exhibit 10.32). (Incorporated by reference to Exhibit 10.14 of
           @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)..........

  10.15    Form of Stock Option Agreement, dated as at June 23, 1997, between @Entertainment and
           David Warner, as amended March 31, 1998...................................................
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  10.16    Form of Stock Option Agreement dated as at January 26, 1998 between @Entertainment and
           David Warner..............................................................................

  10.17    Employment Agreement, dated January 1, 1998, between PCI and David Keefe..................

  10.18    Stock Option Agreement dated as at January 1, 1998 between @Entertainment and David
           Keefe.....................................................................................

  10.19    Employment Agreement dated as at January 1, 1998, between PCI and Dorothy Hansberry.......

  10.20    Form of Employment Agreement, dated as at June 8, 1998, between @Entertainment and Donald
           Miller-Jones..............................................................................

  10.21    Form of Stock Option Agreement dated as at June 8, 1998 between @Entertainment and Donald
           Miller-Jones..............................................................................

  10.22    Consultancy Agreement dated November 17, 1997, between @Entertainment and Samuel Chisholm and David Chance..........................................................................

  10.23    Form of Stock Option Agreement dated as at January 1, 1998, between @Entertainment and
           Samuel Chisholm...........................................................................

  10.24    Form of Stock Option Agreement dated as at January 1, 1998, between @Entertainment and
           David Chance..............................................................................

  10.25    Form of Consultancy Agreement dated as at January 23, 1998 between @Entertainment and
           Agnieszka Holland.........................................................................

  10.26    Stock Option Plan of @Entertainment, as amended...........................................

  10.27    Form of Agreement for Lease of Cable Conduits with Telekomunikacja Polska S.A.............

  10.28+   Agreement for Digital Transmission on the Astra System between Societe Europeene des
           Satellites S.A. ("SES") and PCI Programming, Inc. (Mozaic Entertainment, Inc. (formerly,
           PCI Programming, Inc., "Mozaic") (ASTRA 1F Satellite) dated as at March 26,1997.
           (Incorporated by reference to Exhibit 10.19 to @Entertainment's Registration Statement on
           Form S-1, Registration No. 333-29869).....................................................

  10.29+   Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA1F
           Satellite) dated as at March 26, 1997.(Incorporated by reference to Exhibit 10.20 to
           @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)..........

  10.30+   Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA 1E
           Satellite) dated as at March 27, 1997. (Incorporated by reference to Exhibit 10.21 to
           @Entertainment's Registration Statement on Form S-1, Registration No. 333-29869)..........

  10.31+   Commercial Cooperation Agreement between At Entertainment Limited and Philips Business
           Electronics B.V. (Incorporated by reference Exhibit 10.1 to @Entertainment's Annual Report on Form 10-K for the year ended December 31, 1997)........................................

  10.32    Form of Assignment and Assumption Agreement related to employment contracts with certain of the executive officers of @Entertainment...............................................

  10.33    Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @Entertainment...............................................
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  10.34    Advisory Services Agreement between @Entertainment and Handlowy Investments S.ar.l. dated as at July 29, 1997. (Incorporated by reference to Exhibit 10.25 to @Entertainment's
           Registration Statement on Form S-1, Registration No. 333-29869)...........................

  11.1     Statement Regarding Calculation of Per Share Earnings.....................................

  21       List of subsidiaries of @Entertainment....................................................

  23.1     Consent of KPMG Polska Sp. z o.o. with respect to @Entertainment..........................

  23.2     Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).......................................................

  23.3     Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit
           8)........................................................................................

  24       Power of Attorney (included on the signature page in Part II of this Registration
           Statement)................................................................................

  25       Statement of Eligibility of Bankers Trust Company; Form T-1...............................

  27       Financial Data Schedule...................................................................

  99.1     Letter of Transmittal relating to the Exchange Offer......................................

  99.2     Letter To Brokers, Dealers, Commerial Banks, Trust Companies and Other Nominees relating to the Exchange Offer.....................................................................

  99.3     Letter to Clients relating to the Exchange Offer..........................................

  99.4     Notice of Guaranteed Delivery relating to the Exchange Offer..............................

------------------------


+ Confidential treatment requested and granted. Confidential portions of Exhibits 10.28, 10.29, 10.30 and 10.31 (noted by "*") have been omitted pursuant to request for confidential treatment and filed separately with the Commission.

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